                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant      [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section 240.14a-12

                        IL FORNAIO (AMERICA) CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

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       2)     Aggregate number of securities to which transaction applies:

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                                       1.

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

       4)     Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

       5)     Total fee paid:

              ------------------------------------------------------------------

[X]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

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       2)     Form, Schedule or Registration Statement No.:

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       3)     Filing Party:

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       4)     Date Filed:

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                                       2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      LOGO

                        IL FORNAIO (AMERICA) CORPORATION

                         770 TAMALPAIS DRIVE, SUITE 400
                         CORTE MADERA, CALIFORNIA 94925


                                                                   June 18, 2001


Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of Il Fornaio (America) Corporation ("Il Fornaio") to be held on July 16, 2001, at 9:00 a.m. local time at Il Fornaio's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.



     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, between Il Fornaio and Manhattan Acquisition Corp. ("Newco"), referred to as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco, a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS"), will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that (1) approximately 480,000 shares of Il Fornaio common stock held by certain Il Fornaio directors and executive officers, as well as one other stockholder, will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (2) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (3) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law. Immediately prior to the completion of the merger, each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value (the difference between $12.00 and the applicable exercise price, multiplied by the number of shares subject to the option) of approximately $2.9 million held by certain Il Fornaio directors, executive officers and other employees are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. These directors, executive officers, employees and other stockholders who are continuing, through conversion, exchange or otherwise, their equity interests in Il Fornaio as the surviving corporation are referred to as the continuing stockholders.


     Following completion of the merger, Il Fornaio will continue its operations as a privately held company. Stockholders of Il Fornaio, other than the continuing stockholders, will no longer have an equity interest in Il Fornaio and will not participate in any potential future earnings and growth of Il Fornaio. BRS, the continuing stockholders and BancBoston Capital, Inc., which has committed to provide financing for the transaction subject to certain conditions, are expected to own approximately 62%, 28% and 10%, respectively, of Il Fornaio's post-merger common stock and approximately 64%, 27% and 9%, respectively, of Il Fornaio's post-merger preferred stock, on a fully diluted basis (including options, warrants and shares expected to be issued as employee incentives). In addition, it is expected that most of the members of Il Fornaio management will continue as management of Il Fornaio after the merger.

     The board of directors of Il Fornaio formed a special committee, composed of independent directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, in order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement with Newco.

     The board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement. The special committee and, based upon the determination and recommendation of the special committee, the board of directors believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. Therefore, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. In reaching their decisions, the board of directors and the special committee considered, among other things, the written opinion of Evercore Partners, the special committee's financial advisor, that, based upon and subject to the considerations and limitations set forth in the opinion, as of May 1, 2001, the $12.00 per share cash consideration to be received by Il Fornaio stockholders in the proposed merger was fair, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. The opinion is attached to the proxy statement as Appendix B. Certain continuing stockholders and one former officer, who as of May 18, 2001, the record date, held approximately 18% of the outstanding shares of Il Fornaio common stock, have agreed to vote in favor of the merger agreement and the merger.

     The enclosed proxy statement provides information about Il Fornaio, BRS, Newco, the merger agreement, the proposed merger and the special meeting. In addition, you may obtain additional information about Il Fornaio from documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices. IN PARTICULAR, BEFORE VOTING AT THE SPECIAL MEETING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "SPECIAL FACTORS" OF THE PROXY STATEMENT.

     Completion of the merger is subject to a number of conditions, including obtaining the necessary financing and other required consents and approvals. Therefore, even if the Il Fornaio stockholders approve and adopt the merger agreement and the merger, there can be no assurance that the merger will be completed.

     YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE MERGER AGREEMENT AND THE MERGER ARE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF BOTH (1) THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF IL FORNAIO COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL AND (2) THE HOLDERS OF A MAJORITY OF THE VOTES CAST, WHETHER IN PERSON OR BY PROXY, ON THE PROPOSAL, EXCLUDING VOTES ATTRIBUTABLE TO SHARES OF IL FORNAIO COMMON STOCK OWNED OR CONTROLLED BY CONTINUING STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD. IF YOU COMPLETE, SIGN AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF APPROVAL

AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. IF YOU FAIL TO RETURN YOUR PROXY CARD OR FAIL TO VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER FOR PURPOSES OF THE FIRST VOTE REFERRED TO ABOVE, BUT YOUR FAILURE TO VOTE WILL NOT BE COUNTED AS A VOTE CAST FOR PURPOSES OF THE SECOND VOTE. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

                                          Sincerely,

                                          /s/ Michael J. Hislop

                                          Michael J. Hislop
                                          President and Chief Executive Officer

Corte Madera, California

June 18, 2001



     This proxy statement is dated June 18, 2001 and is first being mailed to stockholders of Il Fornaio on or about June 19, 2001.

                                      LOGO
                        IL FORNAIO (AMERICA) CORPORATION
                         770 TAMALPAIS DRIVE, SUITE 400
                         CORTE MADERA, CALIFORNIA 94925
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 16, 2001

                            ------------------------


     Notice is hereby given that a special meeting of stockholders of Il Fornaio (America) Corporation, a Delaware corporation ("Il Fornaio"), will be held on July 16, 2001 at 9:00 a.m. local time at Il Fornaio's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, for the following purposes:



     - To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, between Il Fornaio (America) Corporation and Manhattan Acquisition Corp. ("Newco"), referred to as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco, a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P., will be merged with and into Il Fornaio, and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that (a) approximately 480,000 shares of Il Fornaio common stock held by certain Il Fornaio directors and executive officers, as well as one other stockholder, will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (b) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (c) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law. Each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by certain directors, executive officers and other employees will be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.


     - To consider and vote upon such other matters as may properly come before the meeting, including the approval of any adjournment of the meeting.

     Only holders of record of Il Fornaio common stock at the close of business on May 18, 2001, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

     The board of directors, acting on the unanimous recommendation of a special committee of independent directors, has unanimously approved the terms of the merger agreement and the proposed merger. THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE

SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Stockholders of Il Fornaio who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

     YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE MERGER AGREEMENT AND THE MERGER ARE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF BOTH (1) THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF IL FORNAIO COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL AND (2) THE HOLDERS OF A MAJORITY OF THE VOTES CAST, WHETHER IN PERSON OR BY PROXY, ON THE PROPOSAL, EXCLUDING VOTES ATTRIBUTABLE TO SHARES OF IL FORNAIO COMMON STOCK OWNED OR CONTROLLED BY CONTINUING STOCKHOLDERS. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

     The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Paul J. Kelley

                                          Paul J. Kelley
                                          Secretary

Corte Madera, California

June 18, 2001

                               TABLE OF CONTENTS



                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     3
SUMMARY.....................................................     7
  The Participants..........................................     7
  The Merger................................................     8
  Recommendation of the Board of Directors; Fairness of the
     Merger.................................................     9
  Opinion of Financial Advisor..............................     9
  Interests of Il Fornaio Directors and Officers in the
     Merger.................................................     9
  Merger Financing..........................................     9
  The Special Meeting.......................................    10
  Appraisal Rights..........................................    10
  The Merger Agreement......................................    10
  Conditions to Completing the Merger.......................    11
  Limitation on Considering Other Acquisition Proposals.....    12
  Termination...............................................    12
  Termination Fee and Expense Reimbursement.................    13
  Effects of the Merger.....................................    13
  Federal Regulatory Matters................................    14
  Material U.S. Federal Income Tax Consequences.............    14
  Accounting Treatment of the Merger........................    14
  Litigation Challenging the Merger.........................    14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    16
IL FORNAIO SELECTED HISTORICAL FINANCIAL DATA...............    17
MARKETS AND MARKET PRICE....................................    19
THE SPECIAL MEETING.........................................    20
  General...................................................    20
  Record Date and Voting Information........................    20
  Proxies; Revocation.......................................    21
  Expenses of Proxy Solicitation............................    21
  Adjournments..............................................    22
THE PARTICIPANTS............................................    23
  Il Fornaio (America) Corporation..........................    23
  Bruckmann, Rosser, Sherrill & Co. II, L.P.................    23
  Manhattan Acquisition Corp. ..............................    23
  Bruckmann, Rosser, Sherrill & Co., L.L.C., BRSE,
     L.L.C. ................................................    24
  Continuing Stockholders...................................    24
SPECIAL FACTORS.............................................    26
  Background of the Merger..................................    26
  Recommendation of the Board of Directors; Fairness of the
     Merger.................................................    44
  Forward-Looking Information...............................    51
  Opinion of Financial Advisor to the Special Committee.....    59
  Purpose and Structure of the Merger.......................    66
  Effects of the Merger.....................................    67
  Risks That the Merger Will Not Be Completed...............    69
  Interests of Il Fornaio Directors and Officers in the
     Merger.................................................    70
  Merger Financing..........................................    76
  Estimated Fees and Expenses of the Merger.................    79
  Accounting Treatment of the Merger........................    79
  Federal Regulatory Matters................................    79
  Material U.S. Federal Income Tax Consequences.............    80

                                                              PAGE
                                                              ----
  Litigation Challenging the Merger.........................    81
  Appraisal Rights..........................................    82
THE MERGER AGREEMENT........................................    86
  The Merger................................................    86
  Effective Time of the Merger..............................    86
  Certificate of Incorporation, Bylaws and Directors and
     Officers of Il Fornaio as the Surviving Corporation....    86
  Conversion of Common Stock................................    86
  Payment for Shares........................................    87
  Transfer of Shares........................................    87
  Treatment of Options......................................    87
  Representations and Warranties............................    88
  Conduct of Business Pending the Merger....................    89
  Obtaining Financing.......................................    90
  Limitation on Considering Other Acquisition Proposals.....    90
  Indemnification and Insurance.............................    92
  Conditions to Completing the Merger.......................    92
  Termination...............................................    94
  Termination Fee and Expense Reimbursement.................    95
COMMON STOCK PURCHASE INFORMATION...........................    97
  Purchases by Il Fornaio...................................    97
  Purchases by Continuing Directors and Officers of Il
     Fornaio................................................    97
  Recent Transactions.......................................    97
  Purchases by BRS & Co., BRSE LLC, BRS and their Respective
     Members and Newco and its Directors and Executive
     Officers...............................................    97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    98
INDEPENDENT AUDITORS........................................   100
FUTURE STOCKHOLDER PROPOSALS................................   100
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................   100


-------------------------


Appendix A   Agreement and Plan of Merger between Il Fornaio (America)
             Corporation and Manhattan Acquisition Corp., dated as of
             November 15, 2000, as amended as of January 9, 2001, as
             further amended as of May 1, 2001, as further amended as of
             June 13, 2001.
Appendix B   Fairness Opinion of Evercore Partners, dated May 1, 2001.
Appendix C   Section 262 of the Delaware General Corporation Law.
Appendix D   Information relating to the Directors and Executive Officers of I1 Fornaio (America) Corporation.
Appendix E   Information relating to Bruckmann, Rosser, Sherrill & Co.
             II, L.P., Bruckmann, Rosser, Sherrill & Co., L.L.C., BRSE,
             L.C.C. and their Respective Principals, and the Directors
             and Executive Officers of Manhattan Acquisition Corp.
Appendix F   Annual Report on Form 10-K/A for the year ended December 31,
             2000.
Appendix G   Quarterly Report on Form 10-Q for the three months ended
             April 1, 2001.


Il Fornaio(R) and the Il Fornaio logo are registered marks of Il Fornaio (America) Corporation.

                               SUMMARY TERM SHEET


     This Summary Term Sheet highlights selected information contained in the proxy statement and may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices. In the proxy statement, the terms Il Fornaio and the Company refer to Il Fornaio (America) Corporation.



     - Stockholder vote -- You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, referred to, unless the context indicates otherwise, as the merger agreement, and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged into Il Fornaio, with Il Fornaio as the surviving corporation. Approval and adoption of the merger agreement and the merger require the affirmative vote of both (1) the holders of a majority of the outstanding shares of Il Fornaio common stock and (2) the holders of a majority of the votes cast on the merger proposal at the stockholders' meeting, excluding any votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders. See "The Special Meeting" beginning on page 20.



     - Payment -- In the merger, each share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except for approximately 480,000 shares held by continuing stockholders that will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation. Each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value (the difference between $12.00 and the applicable exercise price, multiplied by the number of shares subject to the option) of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. Unless you are a continuing stockholder, you will not own any shares of Il Fornaio common stock or any other interest in Il Fornaio after completion of the merger. See "The Merger Agreement" beginning on page 86.


     - Special committee -- The special committee is the committee of the Il Fornaio board of directors formed to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement and the proposed merger with Newco. The special committee consists solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally. The members of the special committee are George B. James and Lawrence F. Levy.


     - Newco -- Newco is Manhattan Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of BRS. See "The Participants" beginning on page 23.



     - BRS -- Bruckmann, Rosser, Sherrill & Co. II, L.P., referred to as BRS, is a Delaware limited partnership principally engaged in the business of investing in companies. Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and the manager of BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS. See "The Participants" beginning on page 23.


     - Continuing Stockholders -- Michael J. Hislop and Laurence B. Mindel, each a director and executive officer of Il Fornaio, three other members of the Il Fornaio board of directors and the Italian creator of the Il Fornaio brand have each agreed, and two other members of Il Fornaio management and 16 other employees of Il Fornaio are expected to agree, to retain or convert shares of Il Fornaio common stock, cancel options to purchase shares of Il Fornaio common stock and/or pay cash to acquire approximately 28% of the common stock and approximately 27% of the preferred stock of Il Fornaio as the surviving corporation, which percentages are calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives. These directors and executive officers are referred to as the continuing directors and officers; these other employees and stockholders are referred to as the continuing employees and stockholders; and all of these persons are collectively referred to as the continuing stockholders. The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. In addition, it is expected that most of the members of Il Fornaio management will continue as management of Il Fornaio as the surviving corporation. The opportunity to retain an equity interest in Il Fornaio and to continue as management of Il Fornaio following completion of the merger provide the continuing stockholders with interests in connection with the merger that are different from, or in addition to, your interests as an Il Fornaio stockholder. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger" beginning on page 70.



     - Fairness of the merger -- The special committee and, based upon the determination of the special committee, the board of directors of Il Fornaio, have each unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The continuing directors and officers, BRS, BRS & Co., BRSE LLC and Newco also believe that the terms of the merger agreement and the proposed merger are fair to Il Fornaio stockholders other than the continuing stockholders. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 44.



     - Tax consequences -- Generally, the merger will be taxable for U.S. federal income tax purposes for Il Fornaio stockholders other than the continuing stockholders. Unless you are a continuing stockholder, you will recognize taxable gain or loss in the amount of the difference between $12.00 and your adjusted tax basis for each share of Il Fornaio common stock that you own. See "Special Factors -- Material U.S. Federal Income Tax Consequences" beginning on page 80.



     - Conditions -- The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of Il Fornaio common stock and by the holders of a majority of the votes cast on the merger proposal, excluding votes attributable to shares of Il Fornaio common stock owned or controlled by the continuing stockholders, as well as other conditions, including obtaining the necessary financing to complete the merger and obtaining required consents and approvals. See "The Merger Agreement -- Conditions to Completing the Merger" beginning on page 92.



     - After the merger -- Upon completion of the merger, BRS, the continuing stockholders and BancBoston Capital, Inc., referred to as BancBoston, which has committed to provide financing for the transaction subject to certain conditions, are expected to own approximately 62%, 28% and 10% of Il Fornaio's post-merger common stock and approximately 64%, 27% and 9% of Il Fornaio's post-merger preferred stock, on a fully diluted basis. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger" beginning on page 70.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHAT AM I BEING ASKED TO VOTE UPON? (see page 20)


A: You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation. Newco is a newly formed Delaware corporation that is wholly owned by BRS, a Delaware limited partnership. If the merger agreement and the merger are approved and adopted and the merger is completed, Il Fornaio will no longer be a publicly held corporation and, unless you are a continuing stockholder, you will no longer own Il Fornaio common stock.


Q: WHAT WILL I RECEIVE IN THE MERGER? (see page 86)


A: Upon completion of the merger, each issued and outstanding share of Il
   Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that (1) approximately 480,000 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation; (2) treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and (3) shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law. Each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for equity interests in the surviving corporation.


Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER
   AGREEMENT AND THE MERGER? (see page 44)


A: The special committee of the board of directors, consisting solely of directors who are not officers or employees of Il Fornaio and who have no interest in the proposed merger different from Il Fornaio stockholders generally, and, based on the determination of the special committee, the board of directors of Il Fornaio have each unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The board of directors, based on the unanimous recommendation of the special committee, unanimously recommends that you vote for the approval and adoption of the merger agreement and the merger.


Q: WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND
   THE BOARD OF DIRECTORS? (see pages 67 and 70)


A: It is expected that most of the members of our current management will continue as management of Il Fornaio as the surviving corporation. Like all other Il Fornaio stockholders, members of management and the board of directors will be entitled to receive $12.00 per share in cash for each of their shares of Il Fornaio common stock, other than the shares that the continuing stockholders will continue as equity interests in Il Fornaio as the surviving corporation. With respect to options, like all other Il Fornaio employees, the continuing directors and officers will receive an amount equal to the difference, if any, between $12.00 per share and the per share exercise price for their outstanding options, other than the options that will be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation. Upon completion of the merger, the continuing directors and officers are expected to own approximately 24% of Il Fornaio's common stock and approximately 23% of Il Fornaio's preferred stock, on a fully diluted basis.


Q. IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS? (see page 92)


A: Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining all financing necessary to complete the transactions contemplated by the merger agreement and obtaining the two requisite stockholder votes and other necessary consents and approvals. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the merger agreement and the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.


Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME? (see page 80)


A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $12.00 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of common stock as a capital asset. Continuing stockholders should generally not recognize gain or loss, for U.S. federal income tax purposes, on their retention of equity interests in the merger.

   TAX MATTERS ARE VERY COMPLEX AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?


A: The special meeting of Il Fornaio stockholders will be held at 9:00 a.m.
   local time on Monday, July 16, 2001, at Il Fornaio's executive offices, located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.


Q: WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of Il Fornaio common stock at the close of business on May 18, 2001, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
   MERGER?

A: The approval and adoption of the merger agreement and the merger require two votes: (1) the affirmative vote of the holders of at least a majority of the outstanding shares of Il Fornaio common stock and (2) the affirmative vote of the holders of at least a majority of the votes cast, whether in person or by proxy, on the merger proposal at the stockholders' meeting, excluding votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders. Some of the continuing stockholders and one former officer, who, as of the record date, held approximately 18% of the outstanding shares of Il Fornaio common stock, have entered into a voting agreement with Newco under which they have agreed to vote their shares for the approval and adoption of the merger agreement and the merger.

Q: WHAT DO I NEED TO DO NOW?

A: You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Il Fornaio stockholders.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against the merger agreement and the merger for purposes of the first vote referred to above, but your failure to vote will not be counted as a vote cast for purposes of the second vote.

Q: MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting of Il Fornaio stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of Il Fornaio common stock for a cash payment of $12.00 per share, without interest.


Q: WHAT RIGHTS DO I HAVE TO SEEK AN APPRAISAL OF MY SHARES? (see page 82)



A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 82 through 85 and in Appendix C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Il Fornaio common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $12.00 per share to be paid in the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

        Il Fornaio (America) Corporation
        Attn: Paul J. Kelley
        770 Tamalpais Drive, Suite 400
        Corte Madera, California 94925
        Telephone: (415) 945-0500

                  OR

        D.F. King & Co., Inc.
        77 Water Street, 20th Floor
        New York, New York 10005

        Telephone: (800) 669-5550

                                    SUMMARY


     This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document and the documents that are referenced. In particular, you should read the documents that are part of the proxy statement, including the merger agreement that is included in the proxy statement as Appendix A. In addition, important information about Il Fornaio is provided in the Annual Report on Form 10-K/A for the year ended December 31, 2000, included as Appendix F to the proxy statement, and the Quarterly Report on Form 10-Q for the three months ended April 1, 2001, included as Appendix G to the proxy statement. Page references are included in parentheses at various points in this summary to direct you to a more detailed description in the proxy statement of the topics presented.


THE PARTICIPANTS (see page 23)


Il Fornaio (America) Corporation

     Il Fornaio (America) Corporation, referred to as Il Fornaio or the Company, owns and operates 25 full-service Italian restaurants serving creatively prepared, premium-quality Italian cuisine based on authentic regional recipes, as well as four wholesale bakeries. The Company's restaurants offer an extensive menu, featuring house-made and imported pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. A number of Il Fornaio restaurants house a retail market offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. Il Fornaio was incorporated in California in June 1980 and was reincorporated in Delaware in September 1997. Information about the directors and executive officers of Il Fornaio is set forth in Appendix D to this proxy statement.

Bruckmann, Rosser, Sherrill & Co. II, L.P.

     Bruckmann, Rosser, Sherrill & Co. II, L.P., referred to as BRS, is a Delaware limited partnership principally engaged in the business of investing in companies. The principals of BRS have completed a number of transactions in the restaurant and food service industries. BRS was formed in Delaware in April 1999. Information about the general partners of BRS is set forth in Appendix E to this proxy statement.

Manhattan Acquisition Corp.

     Manhattan Acquisition Corp., referred to as Newco, is a Delaware corporation that is wholly owned by BRS. Newco was formed by BRS solely for purposes of completing the merger and has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Newco was incorporated in Delaware in November 2000. Information about the directors and executive officers of Newco is set forth in Appendix E to this proxy statement.

Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C.

     Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and a management company based in New York that focuses on investing the committed capital of BRS in growth companies. BRS & Co. is the manager of BRS pursuant to a Management Agreement, dated as of May 21, 1999, between BRS & Co. and BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS. All information contained in this proxy statement regarding BRS, BRS & Co., BRSE LLC and Newco have been provided by BRS. Information about the members of BRS & Co. and BRSE LLC is set forth in Appendix E to this proxy statement.

The Continuing Stockholders (see page 24)



     Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, and one other stockholder have each agreed, and Michael J. Beatrice and Paul J. Kelley, each an executive officer of Il Fornaio, as well as 16 other employees are expected to agree, to retain an equity interest in Il Fornaio as the surviving corporation. These executive officers and directors are referred to as the continuing directors and officers; these other employees and stockholders are referred to as the continuing employees and stockholders; and all of these persons are collectively referred to as the continuing stockholders. The continuing stockholders are expected to hold in the aggregate approximately 28% of the common stock and approximately 27% of the preferred stock of Il Fornaio as the surviving corporation, which percentages are calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives (referred to elsewhere in this proxy statement as a fully diluted basis). The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. The continuing stockholders may have interests that are different from, or in addition to, your interests as an Il Fornaio stockholder generally. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger." Information about the continuing directors and officers is set forth in Appendix D to this proxy statement.



THE MERGER (see page 86)


     Under the merger agreement, Newco will merge with and into Il Fornaio, and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that:

     - approximately 480,000 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment; and

     - shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.


     Immediately prior to the completion of the merger, each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The parties anticipate that, if all conditions to the merger have been satisfied or waived, the certificate of merger will be filed and the merger will be completed promptly after the special meeting of Il Fornaio stockholders. Upon completion of the merger, Il Fornaio will be the surviving corporation and will become a majority-owned subsidiary of BRS.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER (see page 44)


     The special committee, composed solely of directors who are not officers or employees of Il Fornaio and who have no interest in the proposed merger different from Il Fornaio stockholders generally, and, based on the determination of the special committee, the board of directors believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The board of directors, based upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.


OPINION OF FINANCIAL ADVISOR (see page 59)


     In deciding to approve the terms of the merger agreement and the merger, one of the factors that the board of directors and the special committee considered was the opinion of the special committee's financial advisor, Evercore Partners, that, based upon and subject to the considerations and limitations set forth in the opinion, as of May 1, 2001, the consideration to be received by Il Fornaio's stockholders in the proposed merger was fair, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. The complete Evercore opinion, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Appendix B to this proxy statement. YOU ARE URGED TO READ THE ENTIRE OPINION LETTER CAREFULLY.


INTERESTS OF IL FORNAIO DIRECTORS AND OFFICERS IN THE MERGER (see page 70)


     When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that a number of Il Fornaio directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

     - the continuing stockholders will retain equity interests in Il Fornaio as the surviving corporation;

     - all options for shares of Il Fornaio common stock held by the Company's directors and officers, along with options held by other Il Fornaio employees, will become fully vested immediately prior to the effective time of the merger;

     - it is expected that certain members of Il Fornaio management will continue as management of Il Fornaio as the surviving corporation; and

     - the merger agreement provides that indemnification and insurance arrangements will be maintained for Il Fornaio directors and officers.


MERGER FINANCING (see page 76)


     Il Fornaio and BRS estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $77.7 million. BRS expects this amount to be funded through new credit facilities with a syndicate of banks, private offerings of debt securities and equity financing. Equity financing is expected to be provided by the continuing stockholders, BancBoston and BRS. In addition, approximately $5.2 million of existing cash balances, as well as additional borrowings under the senior secured credit facility, will be used to pay fees and expenses necessary to complete the merger and related transactions. BRS has received commitments, subject to various conditions, from financial institutions and some of their affiliates in an aggregate amount sufficient, taking into account the amounts to be contributed as equity financing, to fund these requirements. Receipt of third-party financing is a condition to completion of the merger. Following completion of the merger, BRS and Il Fornaio expect to repay the third-party financing through cash flow generated from operations in the ordinary course of business and/or through refinancing.

THE SPECIAL MEETING (see page 20)



     TIME, DATE AND PLACE. A special meeting of the stockholders of Il Fornaio will be held on Monday, July 16, 2001, at Il Fornaio's executive offices, located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925 at 9:00 a.m. local time, to consider and vote upon the proposal to approve and adopt the merger agreement and the merger.


     RECORD DATE AND VOTING INFORMATION. You are entitled to vote at the special meeting if you owned shares of Il Fornaio common stock at the close of business on May 18, 2001, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Il Fornaio common stock you owned at the close of business on the record date. On the record date, there were 5,837,885 shares of Il Fornaio common stock entitled to be voted at the special meeting.


     REQUIRED VOTE. The approval and adoption of the merger agreement and the merger requires the affirmative vote of both (1) the holders of a majority of the shares of Il Fornaio common stock outstanding at the close of business on the record date and (2) the holders of a majority of the votes cast, whether in person or by proxy, on the merger proposal at the stockholders' meeting, excluding votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders. Abstentions and broker non-votes are not included as votes cast on the proposal.


     VOTING AGREEMENTS BY THE CONTINUING STOCKHOLDERS. Certain continuing stockholders and one former officer, who, as of the record date, held approximately 18% of the outstanding shares of Il Fornaio common stock shares have agreed to vote in favor of the merger agreement and the merger.


APPRAISAL RIGHTS (see page 82)



     Il Fornaio is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights as described on pages 82 through 85 and in Appendix C, you will receive a cash payment for the "fair value" of your shares of Il Fornaio common stock, as determined by the Delaware Court of Chancery, instead of the $12.00 cash payment to be received by the Il Fornaio stockholders in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, less than or equal to the $12.00 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:


     - you must not vote for approval and adoption of the merger agreement and the merger; and

     - you must make written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and the merger.


     Merely voting against the merger agreement and the merger will not preserve your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 82 THROUGH 85 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.



THE MERGER AGREEMENT (see page 86)



     The merger agreement, including the conditions to the closing of the merger, is described on pages 86 through 96 and is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement as it is the legal document that governs the merger.

CONDITIONS TO COMPLETING THE MERGER (see page 92)


     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Il Fornaio and Newco to complete the merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to, the following:

     - Il Fornaio stockholders must have approved the merger agreement by the two requisite votes;

     - there must be no law, order or injunction that prohibits consummation of the merger; and

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, must have expired or terminated, which condition has been satisfied.

     CONDITIONS TO THE OBLIGATION OF NEWCO. The obligation of Newco to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Il Fornaio's representations and warranties in the merger agreement must have been true and correct generally as of the date of the original merger agreement, as to selected representations and warranties, as of the date of the merger agreement, as further amended on May 1, 2001, and, as to selected representations and warranties, as of the date of the merger agreement, as further amended as of June 13, 2001, must be true and correct generally as of the closing date, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Il Fornaio;


     - Il Fornaio must have complied in all material respects with its agreements and obligations in the merger agreement;

     - there must not have occurred any business interruption, damage, destruction or other event that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - there must be no action, proceeding or investigation pending or threatened that relates to the merger to which a governmental entity is a party or that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - Il Fornaio must have obtained any necessary or required consents and approvals from governmental entities or other third parties;

     - Newco must have received the proceeds of the financing contemplated in the current financing commitments or financing on terms no less favorable to Newco than the terms in the current financing commitments;

     - immediately prior to the effective time, Il Fornaio must not be indebted for borrowed money and must generally have available at least $4.4 million in cash and cash equivalents, as defined in the merger agreement;

     - a settlement agreement and release relating to claims specified in the merger agreement must continue to be in effect;

     - neither Newco nor its lenders or representatives must have identified any material environmental issues with respect to Il Fornaio; and

     - the holders of no more than 10% of Il Fornaio's common stock may have exercised appraisal rights.

     CONDITIONS TO THE OBLIGATION OF IL FORNAIO. The obligation of Il Fornaio to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Newco's representations and warranties in the merger agreement must have been true and correct generally as of the date of the merger agreement, as further amended as of June 13, 2001, and must be true and correct as of the closing;

     - Newco must have complied in all material respects with its agreements and obligations in the merger agreement; and

     - Newco or Il Fornaio as the surviving corporation must have received $38.0 million in equity financing (including Il Fornaio stock and options exchanged by the continuing stockholders), and Newco or Il Fornaio as the surviving corporation must have received financing on the terms set forth in the financing commitments, on terms and conditions not materially less advantageous to Newco as a whole than those set forth in the financing commitments provided in connection with the original merger agreement executed in November 2000, or on other terms so long as the incurrence of that debt by Newco will not render Il Fornaio as the surviving corporation insolvent.


LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (see page 90)


     Il Fornaio has agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, the board of directors, the special committee or the representatives of Il Fornaio may furnish information to or enter into discussions with a third party regarding an unsolicited written acquisition proposal if:

     - the special committee determines that the proposal is, or is reasonably likely to lead to, a superior proposal, as defined in the merger agreement;

     - the special committee determines that failure to do so would be inconsistent with the fiduciary duties of the board of directors; and

     - the third party enters into a confidentiality agreement with Il Fornaio.

     In addition, neither the board of directors nor the special committee may approve or recommend an acquisition proposal unless:

     - it is a superior proposal;

     - the special committee determines that failure to do so would be inconsistent with the fiduciary duties of the board of directors;

     - Il Fornaio has not solicited the proposal; and

     - Il Fornaio pays a specified termination fee and expense reimbursement to Newco simultaneously with taking this action.


TERMINATION (see page 94)


     Newco and Il Fornaio may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, either party may terminate the merger agreement if:


     - the merger is not completed on or before July 31, 2001;


     - a court or other governmental entity issues a final order prohibiting the merger;

     - the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger by the two requisite votes; or

     - the other party breaches the merger agreement, which breach is not cured after 10 days notice.

     In addition, Newco may terminate the merger agreement if:

     - the Il Fornaio board of directors solicits or recommends another acquisition proposal or withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco;

     - the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or


     - Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger, each of which is referred to as a Newco termination event.


     Il Fornaio may terminate the merger agreement if its board of directors approves an unsolicited superior proposal as set forth in the merger agreement.

TERMINATION FEE AND EXPENSE REIMBURSEMENT (see page 95)


     The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

     Il Fornaio will reimburse Newco for its reasonable out-of-pocket fees and expenses actually incurred in connection with the merger and the proposed financing if:

     - Il Fornaio terminates the merger agreement because its board of directors has approved a superior proposal, as set forth in the merger agreement;

     - Newco terminates the merger agreement following a Newco termination event;


     - either party terminates the merger agreement because approval of the merger proposal by either of the two requisite votes of the Il Fornaio stockholders is not obtained or the merger is not completed on or before July 31, 2001, with certain exceptions; or


     - either party terminates the merger agreement (other than under provisions allowing termination because the merger is not completed on or before the merger termination date) as a result of Il Fornaio's failure to obtain required lease consents.

     In addition to the expense reimbursement, Il Fornaio will pay a termination fee of $2.7 million to Newco if:

     - Il Fornaio terminates the merger agreement because its board of directors has approved a superior proposal, as set forth in the merger agreement;

     - Newco terminates the merger agreement because the Il Fornaio board of directors solicits or recommends another acquisition proposal; or

     - Il Fornaio receives an acquisition proposal while the merger agreement is in effect and consummates any acquisition proposal within 12 months following termination of the merger agreement, provided that the termination is attributable to:


        - either party's failure to complete the merger on or before July 31, 2001, with certain exceptions;


        - the failure of Il Fornaio stockholders to approve and adopt the merger agreement and the merger by either of the two requisite votes;

        - the withdrawal or amendment by the Il Fornaio board of directors of its recommendation of the merger agreement and the merger in a manner adverse to Newco;

        - the withdrawal or amendment by the financial advisor to the special committee of its fairness opinion in a manner adverse to Newco; or

        - Il Fornaio's failure to include in this proxy statement its approval or recommendation of the merger agreement and the merger.


EFFECTS OF THE MERGER (see page 67)


     After the effective time of the merger, Il Fornaio stockholders, other than the continuing stockholders, will cease to have ownership interests in Il Fornaio or rights as Il Fornaio stockholders. As a result, if the merger is completed, the current stockholders of Il Fornaio, other than the continuing stockholders, will not participate in any future earnings or growth of Il Fornaio. Upon completion of the merger, BRS, the continuing stockholders and BancBoston are expected to own approximately 62%, 28% and 10%, respectively, of Il Fornaio's common stock and approximately 64%, 27% and 9%, respectively, of Il Fornaio's preferred stock, on a fully diluted basis. In addition, Il Fornaio will be a privately held corporation and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market and price quotations with respect to sales of shares of Il Fornaio common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated.

FEDERAL REGULATORY MATTERS (see page 79)


     The HSR Act and the rules and regulations promulgated thereunder require that Il Fornaio and the ultimate parent entity of Newco file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. In compliance with the HSR Act, Il Fornaio filed the necessary forms with the Department of Justice and the Federal Trade Commission on March 2, 2001 and BRS filed on March 7, 2001. Early termination of the waiting period was granted effective March 16, 2001. However, the Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 80)


     The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $12.00 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. Continuing stockholders should generally not recognize gain or loss, for U.S. federal income tax purposes, on their retention of equity interests in the merger. TAX MATTERS ARE VERY COMPLEX AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


ACCOUNTING TREATMENT OF THE MERGER (see page 79)


     It is expected that the merger will be accounted for as a recapitalization.


LITIGATION CHALLENGING THE MERGER (see page 81)


     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Il Fornaio. Named as defendants in each of the complaints are Il Fornaio, members of the Il Fornaio board of directors and BRS & Co. The actions have since been consolidated into a single action. The plaintiffs allege, among other things, that the proposed merger is unfair and that the Il Fornaio directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Il Fornaio and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The defendants filed a motion to dismiss the complaint on March 9, 2001.


     On June 6, 2001, counsel for the plaintiffs and counsel for the defendants reached an agreement in principle to settle all of the actions. The agreement in principle, which has been memorialized in a memorandum of understanding signed on behalf of all of the parties to the action, provides for (1) an amendment of the merger agreement to require that the merger be approved by the affirmative vote of the holders of a majority of the votes cast on the merger, excluding votes attributable to shares owned or controlled by continuing stockholders (which amendment was effected on June 13, 2001), and (2) the inclusion of additional disclosure in this proxy statement with respect to the background and fairness of the merger and the financial results for Il Fornaio for the quarter ended April 1, 2001. The memorandum of understanding states that the plaintiffs' counsel intend to apply to the court for an award of attorneys' fees and expenses in an amount not to exceed $240,000 in the aggregate, to be paid by the Company or its successor in interest, which application the defendants have agreed not to oppose. Final settlement would result in the release of all claims of class members against the continuing stockholders, the defendants, past and present officers and directors of the Company and others associated with the merger. The settlement is subject to, among other things (1) completion of an appropriate stipulation of settlement,

(2) court approval of the stipulation of settlement, (3) completion of the merger and (4) discovery that is reasonably requested by plaintiffs' counsel to confirm that the settlement is fair and adequate under the circumstances. The stipulation of settlement will expressly provide that none of the defendants has made any admissions of liability, and that they are entering into the settlement to eliminate the burden and expense of further litigation and to permit the merger to proceed without risk of injunctive or other relief. It is expected that, as permitted by the memorandum of understanding, the merger will be completed prior to court approval of the stipulation of settlement, assuming that all conditions to the merger have been satisfied or waived. No assurance can be given, however, as to the ultimate outcome of this action.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement includes statements that are not historical facts. These forward-looking statements are based on Il Fornaio's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Il Fornaio's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.

     The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include changes in the cost of energy, food and labor, the performance of any restaurants, particularly new restaurants, potentially adverse weather conditions, the impact of potential health and regulatory developments, the loss of key personnel, competitive factors, potential liabilities associated with long-term leases, changes in consumer preferences, Il Fornaio's ability to execute its business strategy, fluctuations in inventory and general and administrative expenses, and general economic conditions. In addition, Il Fornaio's plans for new restaurant locations and timing of openings depend upon, among other things, successful completion of lease negotiations, timely project development and restaurant construction, obtaining appropriate regulatory approvals, management of costs and recruitment of qualified operating personnel. These and other factors are discussed in the documents that are included in this proxy statement as Appendix F and Appendix G and elsewhere in this proxy statement. Except to the extent required under the federal securities laws, Il Fornaio does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                 IL FORNAIO SELECTED HISTORICAL FINANCIAL DATA

     The Il Fornaio selected historical financial data presented below as of and for the five fiscal years ended December 31, 2000 are derived from the audited financial statements of Il Fornaio. Data as of and for the three-month periods ended March 26, 2000 and April 1, 2001 have been derived from unaudited financial statements of Il Fornaio. Interim results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Il Fornaio's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Il Fornaio's Annual Report on Form 10-K/A for the year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the three months ended April 1, 2001, which are included in this proxy statement as Appendix F and Appendix G, respectively.

                                                                                                              THREE MONTHS
                                                                        YEAR ENDED                               ENDED
                                                   ----------------------------------------------------   --------------------
                                                   DEC. 29,   DEC. 28,   DEC. 27,   DEC. 26,   DEC. 31,   MARCH 26,   APRIL 1,
                                                   1996(1)    1997(1)    1998(1)    1999(1)      2000       2000        2001
                                                   --------   --------   --------   --------   --------   ---------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenue:
  Restaurants....................................  $50,599    $65,525    $75,523    $ 92,266   $113,872    $27,477    $28,343
  Wholesale bakeries.............................    6,016      6,284      7,615       8,167     10,524      2,172      2,748
  Retail bakeries................................    4,137        311         --          --         --         --         --
                                                   -------    -------    -------    --------   --------    -------    -------
    Total revenues...............................   60,752     72,120     83,138     100,433    124,396     29,649     31,091
                                                   -------    -------    -------    --------   --------    -------    -------
Costs and expenses:
  Costs of sales.................................   14,792     16,993     19,594      23,806     29,777      7,107      7,301
  Operating expenses.............................   35,152     41,800     47,589      58,011     72,441     17,174     18,558
  Depreciation and amortization..................    3,284      3,298      3,948       4,946      6,117      1,476      1,752
                                                   -------    -------    -------    --------   --------    -------    -------
    Total restaurant and bakery costs............   53,228     62,091     71,131      86,763    108,335     25,757     27,611
                                                   -------    -------    -------    --------   --------    -------    -------
Income from restaurant and bakery operations.....    7,524     10,029     12,007      13,670     16,061      3,892      3,480
  Preopening expenses(2).........................      426        432        534       1,077        969        238         60
  General and administrative expenses............    4,874      6,231      6,609       8,053      9,264      2,311      2,092
  Provision for store closures...................       --       (470)        --          --         --         --         --
                                                   -------    -------    -------    --------   --------    -------    -------
Operating income.................................    2,224      3,836      4,864       4,540      5,828      1,343      1,328
Interest income, net.............................      127        398        811         433        213         58         65
                                                   -------    -------    -------    --------   --------    -------    -------
Income before income taxes and change in
  accounting principle...........................    2,351      4,234      5,675       4,973      6,041      1,401      1,393
Provision for income taxes.......................      898      1,651      2,224       1,914      2,267        529        522
                                                   -------    -------    -------    --------   --------    -------    -------
Income before change in accounting principle.....    1,453      2,583      3,451       3,059      3,774        872        871
Cumulative effect of change in accounting
  principle (net of taxes)(2)....................       --         --        326          --         --         --         --
                                                   -------    -------    -------    --------   --------    -------    -------
Net income.......................................  $ 1,453    $ 2,583    $ 3,125    $  3,059   $  3,774    $   872    $   871
                                                   =======    =======    =======    ========   ========    =======    =======
BASIC EARNINGS PER SHARE:
  Basic earnings per share before change in
    accounting principle.........................  $  0.32    $  0.53    $  0.59    $   0.54   $   0.66    $  0.15    $  0.15
  Cumulative effect of change in accounting
    principle....................................       --         --       0.06          --         --         --         --
                                                   -------    -------    -------    --------   --------    -------    -------
  Basic earnings per share.......................  $  0.32    $  0.53    $  0.53    $   0.54   $   0.66    $  0.15    $  0.15
                                                   =======    =======    =======    ========   ========    =======    =======
  Basic weighted average shares outstanding......    4,485      4,908      5,846       5,713      5,758      5,702      5,829
                                                   =======    =======    =======    ========   ========    =======    =======
DILUTED EARNINGS PER SHARE:
  Diluted earnings per share before change in
    accounting principle.........................  $  0.32    $  0.48    $  0.55    $   0.50   $   0.62    $  0.15    $  0.14
  Cumulative effect of change in accounting
    principle....................................       --         --       0.05          --         --         --         --
                                                   -------    -------    -------    --------   --------    -------    -------
  Diluted earnings per share.....................  $  0.32    $  0.48    $  0.50    $   0.50   $   0.62    $  0.15    $  0.14
                                                   =======    =======    =======    ========   ========    =======    =======
  Diluted weighted average shares outstanding....    4,570      5,433      6,298       6,097      6,090      5,995      6,439
                                                   =======    =======    =======    ========   ========    =======    =======

---------------
(1) Certain fiscal 1999, 1998, 1997 and 1996 amounts have been reclassified to conform with fiscal 2000 presentations.

(2) Reflects adoption of SOP 98-5, "Reporting on the Costs of Start-up Activities," in 1998. See Note 2 to Financial Statements.

                             DECEMBER 29,   DECEMBER 28,   DECEMBER 27,   DECEMBER 26,   DECEMBER 31,   MARCH 26,   APRIL 1,
                                 1996           1997           1998           1999           2000         2000        2001
                             ------------   ------------   ------------   ------------   ------------   ---------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets...........    $ 6,304        $20,466        $17,224        $11,178        $15,204       $11,322    $14,055
  Property and equipment,
    net....................     26,179         29,255         38,620         52,433         62,070        53,455     61,640
  Non-current assets.......     28,551         31,625         40,130         53,980         63,004        55,012     62,577
  Total assets.............     34,855         52,091         57,354         65,158         78,208        66,334     76,632
  Current liabilities......      6,146          9,372         10,476         14,569         17,711        13,431     15,459
  Other non-current
    liabilities............      5,773          5,593          7,369          8,011         13,238         9,304     13,015
  Stockholders' equity.....     22,936         37,126         39,509         42,578         47,259        43,599     48,158

     Il Fornaio's book value per share of common stock was $8.26 at April 1, 2001. No pro forma data is provided. Il Fornaio does not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, Il Fornaio stockholders, other than the continuing stockholders, will no longer have any equity interest in Il Fornaio.

                            MARKETS AND MARKET PRICE

     Shares of Il Fornaio common stock are listed and principally traded on the Nasdaq National Market System under the symbol "ILFO." The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq National Market for Il Fornaio common stock.


                                                               HIGH      LOW
                                                              ------    ------
YEAR ENDED DECEMBER 26, 1999
First Quarter...............................................  $11.25    $ 6.38
Second Quarter..............................................   15.00      8.63
Third Quarter...............................................   15.13      9.38
Fourth Quarter..............................................   10.00      5.50
YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................  $10.13    $ 6.88
Second Quarter..............................................    9.38      6.75
Third Quarter...............................................    9.94      6.25
Fourth Quarter..............................................   13.38      8.25
YEAR ENDED DECEMBER 30, 2001
First Quarter...............................................  $13.75    $13.00
Second Quarter (through June 15, 2001)......................  $13.72    $10.25



     On November 15, 2000, the last full trading day before the public announcement of the original merger agreement, the high and low sale prices for Il Fornaio common stock as reported on the Nasdaq National Market were $9.44 and $9.25 per share, respectively, and the closing sale price on that date was $9.31 per share. On June 14, 2001, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Il Fornaio common stock as reported on the Nasdaq National Market was $11.12. Stockholders should obtain a current market quotation for Il Fornaio common stock before making any decision with respect to the merger. On May 18, 2001, there were approximately 464 holders of record of Il Fornaio common stock.


     Il Fornaio has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Il Fornaio's current credit agreement limits the Company's ability to pay dividends on its common stock. In addition, under the merger agreement, the Company has agreed not to pay any cash dividends on its common stock before the closing of the merger.

                              THE SPECIAL MEETING

GENERAL


     The enclosed proxy is solicited on behalf of the board of directors of Il Fornaio for use at a special meeting of stockholders to be held on Monday, July 16, 2001, at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Il Fornaio's executive offices at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925. Il Fornaio intends to mail this proxy statement and accompanying proxy card on or about June 19, 2001 to all stockholders entitled to vote at the special meeting.


     At the special meeting, the stockholders of Il Fornaio are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Newco will be merged with and into Il Fornaio and each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that:

     - approximately 480,000 shares of Il Fornaio common stock held by the continuing stockholders will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time will be canceled without any payment therefor; and

     - shares held by stockholders who properly exercise appraisal rights will be subject to appraisal in accordance with Delaware law.

     Immediately prior to the completion of the merger, each outstanding option to purchase shares of Il Fornaio common stock will become fully vested and, at the effective time of the merger, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the option, multiplied by the number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value (the difference between $12.00 and the applicable exercise price, multiplied by the number of shares subject to the option) of approximately $2.9 million held by certain Il Fornaio directors, executive officers and other employees are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.

     Il Fornaio is also soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. Il Fornaio does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE AND VOTING INFORMATION

     Only holders of record of common stock at the close of business on May 18, 2001 will be entitled to notice of and to vote at the special meeting. At the close of business on May 18, 2001, there were outstanding and entitled to vote 5,837,885 shares of Il Fornaio common stock. A list of the Il Fornaio stockholders will be available for review at Il Fornaio's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Il Fornaio common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

     All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.


     Two votes are required under the merger agreement to approve and adopt the merger agreement and the merger. First, the merger agreement and Delaware law provide that the affirmative vote of the holders of a majority of the outstanding shares of Il Fornaio common stock is required to approve and adopt the merger agreement and the merger. Accordingly, for this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger. Second, although not required by Delaware law, the Company's restated certificate of incorporation or bylaws, the merger agreement also requires approval by the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, on the merger proposal at the stockholders' meeting, excluding (from both numerator and denominator) votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders. Abstentions and broker non-votes are not included as votes cast on the proposal. Accordingly, for this vote, proxies that reflect abstentions or broker non-votes, as well as proxies that are not returned, will have no effect with respect to approval and adoption of the merger agreement and the merger.

     Certain continuing stockholders and one former officer have entered into a voting agreement with BRS under which they have agreed to vote their shares in favor of approval and adoption of the merger agreement and the merger and against any other acquisition proposal. As of the record date, these continuing stockholders and the former officer held 1,028,422 shares, representing approximately 18% of the outstanding shares of Il Fornaio common stock. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger."

     Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Il Fornaio common stock as set forth in Section 262 of the Delaware General Corporation Law. See "Special Factors -- Appraisal Rights."

PROXIES; REVOCATION

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Il Fornaio at the Company's executive offices located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

EXPENSES OF PROXY SOLICITATION

     Il Fornaio will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Il Fornaio has retained D.F. King & Co., Inc., at an estimated cost of $15,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Il Fornaio may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Il Fornaio. No additional compensation will be paid to directors, officers or other regular employees for their services.

ADJOURNMENTS

     Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Il Fornaio common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Il Fornaio is soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IL FORNAIO STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE MEETING.

     PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, IL FORNAIO WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING IL FORNAIO STOCK CERTIFICATES FOR THE $12.00 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

IL FORNAIO (AMERICA) CORPORATION
770 Tamalpais Drive, Suite 400
Corte Madera, California 94925
(415) 945-0500

     Il Fornaio owns and operates 25 full-service Italian restaurants serving creatively prepared, premium-quality Italian cuisine based on authentic regional Italian recipes. Il Fornaio's restaurants offer an extensive menu, featuring house-made and imported pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. A number of Il Fornaio restaurants house a retail market offering Il Fornaio's baked goods, prepared foods and a variety of Il Fornaio-brand products. In addition, Il Fornaio's bakery division operates four wholesale bakeries that produce artisan breads, pastries and other baked goods for sale in its own locations and to high-quality grocery stores, cafes and gourmet coffee retailers, hotels and other fine restaurants.

     If the merger agreement and the merger are approved and adopted by the Il Fornaio stockholders by the two requisite votes at the special meeting and the merger is completed, Il Fornaio will continue its operations following the merger as a private company. Il Fornaio was incorporated in California in June 1980 and was reincorporated in Delaware in September 1997.


     A more detailed description of Il Fornaio's business and financial results is contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000, and the Company's Quarterly Report on Form 10-Q for the three months ended April 1, 2001, which are included in this proxy statement as Appendix F and Appendix G, respectively. The information contained in Il Fornaio's Annual Report on Form 10-K/A for the year ended December 31, 2000 is as of March 19, 2001, the date of filing with the Commission of the original Form 10-K, except that information related to the merger has been updated as of June 14, 2001, the date of filing with the Commission of the Form 10-K/A, and the information contained in Il Fornaio's Quarterly Report on Form 10-Q for the three months ended April 1, 2001 is as of May 15, 2001, the date of filing with the Commission of the Form 10-Q. See also "Where Stockholders Can Find More Information."


BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.
c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
126 East 56th Street
New York, New York 10022
(212) 521-3700

     Bruckmann, Rosser, Sherrill & Co. II, L.P., referred to as BRS, is a Delaware limited partnership principally engaged in the business of investing in companies. The principals of BRS have completed a number of transactions in the restaurant and food service industries, including the buyouts of Acapulco Restaurants Inc., Au Bon Pain, California Pizza Kitchen, Inc., El Torito Restaurants, Inc. and Restaurant Associates Corp. BRS was formed in Delaware in April 1999.

MANHATTAN ACQUISITION CORP.
c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
126 East 56th Street
New York, New York 10022
(212) 521-3700

     Manhattan Acquisition Corp., referred to as Newco, is a Delaware corporation that is wholly owned by BRS. Newco was formed by BRS solely for purposes of completing the merger and has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Newco was incorporated in Delaware in November 2000.

BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.
BRSE, L.L.C.
c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
126 East 56th Street
New York, New York 10022
(212) 521-3700

     Bruckmann, Rosser, Sherrill & Co., L.L.C., referred to as BRS & Co., is a Delaware limited liability company and a management company based in New York that focuses on investing the committed capital of BRS in growth companies. BRS & Co. is the manager of BRS pursuant to a Management Agreement, dated as of May 21, 1999, between BRS & Co. and BRS. BRSE, L.L.C., referred to as BRSE LLC, is a Delaware limited liability company and the sole general partner of BRS.

CONTINUING STOCKHOLDERS


     Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, and Carlo Veggetti, the Italian creator of the Il Fornaio brand, have each agreed, and Michael J. Beatrice and Paul J. Kelley, each an executive officer of Il Fornaio, as well as 16 other employees of Il Fornaio are expected to agree, to retain an equity interest in Il Fornaio as the surviving corporation. The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. These executive officers and directors are referred to as the continuing directors and officers; these other employees and stockholders are referred to as the continuing employees and stockholders; and all of these persons are collectively referred to as the continuing stockholders. The continuing stockholders may have interests that are different from, or in addition to, the interests of Il Fornaio stockholders generally. See "Special Factors -- Interests of Il Fornaio Directors and Officers in the Merger." The continuing stockholders will pay the same price per share as BRS and BancBoston, but will acquire their shares primarily by exchanging Il Fornaio capital stock (or options to acquire Il Fornaio capital stock) for securities of the surviving corporation as well as, to a lesser extent, through the payment of cash, as follows:


     - Immediately prior to the merger, the continuing stockholders will exchange, on a one-for-one basis, a specified number of shares of Il Fornaio common stock for shares of three newly created series of Il Fornaio preferred stock. At the effective time of the merger, shares of Il Fornaio preferred stock will continue as, or automatically be converted into, shares of capital stock of the surviving corporation as follows:

        - Each share of Il Fornaio Series A 13.0% cumulative compounding preferred stock will continue as one share of Series A 13.0% cumulative compounding preferred stock of the surviving corporation, referred to as Series A preferred;

        - Each share of Il Fornaio Series B 13.5% cumulative compounding preferred stock will continue as one share of Series B 13.5% cumulative compounding preferred stock of the surviving corporation, referred to as Series B preferred; and

        - Each share of Il Fornaio Series C preferred stock will be converted into one share of Class A common stock of the surviving corporation.

     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire Series A preferred and Series B preferred of the surviving corporation, with exercise prices that preserve the aggregate spread applicable to the options canceled.

     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $29,100 held by continuing employees are expected to be canceled and the proceeds used by these continuing stockholders to purchase an aggregate of approximately 2,425 shares of common stock of the surviving corporation, at a purchase price of $12.00 per share.

     Shares of Il Fornaio common stock contributed by these individuals will be valued at $12.00 per share, and options to purchase shares of Il Fornaio common stock will be valued at the difference between their exercise prices per share and $12.00. It is estimated that approximately 480,000 shares of Il Fornaio common stock, as well as options to purchase shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million, representing a total investment of approximately $8.7 million, will continue as, or be converted into, equity interests in the surviving corporation.

     In addition, following completion of the merger, a pool of approximately 46,296 shares of Il Fornaio common stock will be reserved pursuant to an employee incentive program that will provide for the issuance to employees of the surviving corporation of employee stock options and/or restricted stock. The exercise or purchase price is expected to be $12.00 per share and shares subject to options granted or restricted shares are expected to vest over four years. Of the shares reserved, approximately 19,534 shares are expected to be reserved for issuance to Mr. Hislop for aggregate consideration of $234,408, approximately 6,837 shares are expected to be reserved for issuance to Mr. Beatrice for aggregate consideration of $82,044, approximately 5,860 shares are expected to be reserved for issuance to Mr. Kelley for aggregate consideration of $70,320, and approximately 9,280 shares are expected to be reserved for issuance to other continuing employees for aggregate consideration of $111,360.

     The continuing stockholders are expected to hold in the aggregate approximately 28% of the common stock and approximately 27% of the preferred stock of I1 Fornaio on a fully diluted basis following completion of the merger. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. However, each continuing stockholder's aggregate investment in equity of the surviving corporation (exclusive of employee incentives) will be allocated in the same proportion as the investments of BRS and BancBoston, as follows: 47.4% in Series A preferred and/or options to acquire Series A preferred; 39.5% in Series B preferred and/or options to acquire Series B preferred; and 13.1% in common stock. However, BRS and the continuing stockholders will acquire Class A common stock, and BancBoston is expected to acquire Class B common stock (although it may elect to acquire all or any portion of these shares in the form of Class A common stock), which will have rights and limitations identical in all respects to those of the Class A common stock, except that it will be non-voting, unless otherwise required by law. Shares of each class of common stock will generally be convertible, on a one-for-one basis, into shares of the other class of common stock at the option of the holder. Unless the context indicates otherwise, references in this proxy statement to common stock of Il Fornaio as the surviving corporation include both classes of common stock on an as-converted basis.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Following Il Fornaio's initial public offering in September 1997 through the end of 1998, the market price of Il Fornaio common stock traded at disappointing levels. From $16.63 per share on October 8, 1997, the price of Il Fornaio common stock declined to $5.25 per share on October 9, 1998, a decline of approximately 68%. Il Fornaio attributed this decline to both industry factors as well as to factors specifically related to Il Fornaio, including the following:

     - When Il Fornaio completed the initial public offering of shares of its common stock in September 1997, the stock market had a relatively favorable view of the hospitality industry. Furthermore, a large number of leading investment banking firms closely followed the hospitality industry and published monthly research reports. By mid-1998, however, the environment had changed dramatically due, in part, to severe financial difficulties experienced by several highly visible, publicly traded restaurant companies, such as Planet Hollywood and Boston Market, as well as economic conditions, such as a tight labor market, that tended to affect the hospitality industry disproportionately.

     - By mid-1998, a new market trend had emerged, as public interest shifted toward high-growth companies, such as Internet-related and other high technology companies, and away from more mature, slower-growth companies, such as those in the hospitality industry. In addition, by the end of 1998, through mergers and consolidations, fewer investment banking firms were following the hospitality industry, thus reducing the research available for companies like Il Fornaio.

     - For the third quarter of 1998, Il Fornaio missed the "street" earnings estimate, leading to a stock price decline.

     - Il Fornaio's success outside of its core California market was mixed.

     - Positive factors, such as Il Fornaio's comparable-store sales growth, did not necessarily result in higher common stock prices.

     - Il Fornaio's stock has a relatively low trading volume. Fewer than six million shares were outstanding as of December 15, 2000, and more than 25% of its outstanding common stock is owned by one investment firm, while an additional 16% of its outstanding common stock is owned by directors and management.

     In the fall of 1998, following the disappointing performance of Il Fornaio's common stock in the public markets, management concluded that the common stock was significantly undervalued. At the same time, several restaurant companies made informal inquiries of Il Fornaio management related to a possible acquisition of Il Fornaio. As a result, management began to explore strategic alternatives to increase stockholder value, including the possible sale of Il Fornaio, a possible management-led buyout, repurchasing Il Fornaio common stock and continuing its growth strategy as an independent, publicly held company.

     On October 8, 1998, the board of directors authorized Il Fornaio to repurchase up to 500,000 shares, representing 8.8% of the amount of common stock then outstanding. In 1998, Il Fornaio repurchased 362,400 shares at an average price of $5.61 and, in November 1999, Il Fornaio repurchased 137,000 shares at an average price of $7.18.

     On December 1, 1998, Laurence B. Mindel, chairman of the board of directors of Il Fornaio, and Michael J. Hislop, president and chief executive officer of Il Fornaio, met with Il Fornaio's legal counsel, Cooley Godward LLP, and an outside member of the board, F. Warren Hellman, to discuss the acquisition inquiries and to consider appropriate responses. The meeting concluded with a decision to contact Evercore Partners, a New York investment firm, to ascertain its interest in assisting Il Fornaio.

     On December 7, 1998, Messrs. Mindel, Hellman and Hislop, along with Paul F. Kelley, Il Fornaio's chief financial officer at that time, met with representatives of Evercore, at Il Fornaio's corporate office to discuss Il Fornaio's possible retention of Evercore as its financial advisor. Following that meeting, Evercore was invited to meet with the Il Fornaio board of directors at its meeting on December 17, 1998.

     On December 17, 1998, representatives of Evercore met with the Il Fornaio board of directors. After an introductory presentation by Evercore and a full discussion by the board of directors, the decision was made to engage Evercore to explore strategic alternatives for Il Fornaio. Following negotiations among representatives of Il Fornaio and Evercore, a formal engagement letter, dated March 11, 1999, between Evercore and Il Fornaio, was signed. The engagement letter provided that Evercore's fees for providing financial advisory services in connection with the consummation of a competing merger, acquisition or similar transaction would be based on a success scale, increasing as the value of a completed transaction increased.

     In January 1999, Messrs. Mindel, Hislop and Kelley met with representatives of one of the companies that had made an informal inquiry in 1998 regarding a possible business combination.

     After conducting due diligence, in March 1999, Evercore contacted 58 prospective acquirors, including BRS, and discussed the opportunity with 44 of them. Of these companies, 20 signed confidentiality agreements and were sent confidential information regarding Il Fornaio. The company whose representatives had met with Messrs. Mindel, Hislop and Kelley in January 1999 was not among these 20 companies and did not engage in further acquisition discussions with I1 Fornaio.

     During late March 1999 and the first half of April 1999, Messrs. Mindel, Hislop and Kelley held telephonic meetings with Evercore to discuss the status of inquiries. Evercore indicated that seven companies had furnished preliminary indications of interest ranging from $10.50 per share to $15.00 per share. The highest preliminary indication of interest of $15.00 per share was to be composed entirely of stock or a combination of cash and stock. The highest preliminary indication of interest that was composed entirely of cash stated a price of $14.68 per share. BRS was one of the seven companies that demonstrated a preliminary interest in acquiring Il Fornaio. At that time, BRS preliminarily valued Il Fornaio at $10.50 to $12.00 per share.

     In May 1999, the seven companies that had furnished preliminary indications of interest in Il Fornaio attended presentations conducted by Il Fornaio management and were granted access to confidential information of Il Fornaio. By June 7, 1999, the date final bids were due, only one of the remaining seven companies, Outback Steakhouse, Inc., a large, publicly held restaurant company, placed a final round bid. BRS did not place a final round bid. The final round bid offered $14.00 per share payable in Outback common stock.

     At Il Fornaio's June 9, 1999 board of directors meeting, representatives of Evercore provided a preliminary valuation overview and compared the two companies' summary financial statements, stock price history and analyst coverage. Representatives of Evercore described the methodologies it used, including an acquisition comparables analysis; a normalized trading analysis; a leveraged buyout analysis; and a discounted cash flow analysis, based on Il Fornaio management's projections of future cash flows for fiscal years 1999 through 2001 and assumed "steady-state" forecasts for the period from fiscal years 2002 through 2005. Representatives of Evercore advised the board that it was still working to refine portions of the analysis and that the analysis represented only preliminary estimates that were subject to change. The directors then discussed their views of the fairness and adequacy of the price and terms in light of the Evercore overview and the Company's prospects, the quality of the consideration offered, the strategic benefits to be gained from the proposed combination, the advantages and disadvantages to the Company and its stockholders of remaining independent, as well as the likelihood of achieving, and potential strategies to achieve, a superior offer. Following discussion, the board concluded that, while the combination of the two companies would likely provide strategic advantages, the price offered was not as high as the board anticipated and believed to be achievable in a strategic stock transaction at that time. Accordingly, the board determined not to accept the offer, but instead to seek to increase the price per share offered by Outback, as it represented the best price offered and, in the view of the board, was offered by a company with the financial ability to complete such a transaction.

     Following negotiations between executives of both companies in June 1999, the offer was increased to $14.50 in Outback stock.

     Prior to a July 7, 1999 telephonic meeting of the Il Fornaio board of directors and its advisors, an updated preliminary valuation analysis prepared by Evercore, which did not vary materially from the preliminary analysis presented on June 9, 1999, was furnished to the board. This preliminary analysis is filed as an exhibit to the Schedule 13E-3 filed with the Commission by Il Fornaio, the continuing directors and officers, BRS, BRS & Co., BRSE LLC and Newco. This analysis will also be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by an Il Fornaio stockholder or a representative of a stockholder so designated in writing. The following is a summary of the July 7, 1999 preliminary valuation analysis furnished by representatives of Evercore:

     ACQUISITION COMPARABLES ANALYSIS. Evercore multiplied Il Fornaio's average EBITDA (earnings before interest, taxes, depreciation and amortization) from 1998 and 1999 by a range of multiples derived from the EBITDA of various companies for the preceding twelve months in transactions Evercore deemed comparable to the potential transaction between Outback and Il Fornaio. This preliminary analysis resulted in a per share valuation range for Il Fornaio common stock of $13.04 to $14.37.

     NORMALIZED TRADING ANALYSIS. Evercore multiplied Il Fornaio's EBITDA for the preceding twelve months by a range of multiples derived from the last twelve month's EBITDA multiples of various companies Evercore deemed comparable to Il Fornaio. After adding a 20% control premium, this analysis resulted in a per share valuation range for Il Fornaio common stock of $13.74 to $15.24.

     LEVERAGED BUYOUT ANALYSIS. Evercore's preliminary analysis of a hypothetical leveraged buyout transaction resulted in a valuation range for Il Fornaio common stock, assuming an exit multiple after three years, of 8.0x EBITDA and, varying with the rate of return required by the hypothetical investor, of $14.09 to $15.88 per share.

     DISCOUNTED CASH FLOW ANALYSIS. Evercore performed a preliminary discounted cash flow analysis based on Il Fornaio management's projections of future cash flows for fiscal years 1999 through 2001 and assumed "steady-state" forecasts for the period from fiscal years 2002 through 2005. This preliminary analysis resulted in a valuation range for Il Fornaio common stock of $11.48 to $17.57 per share.

     Representatives of Evercore advised the board of directors that Evercore was still working to refine portions of the analysis and that the analysis represented only preliminary estimates that were subject to change. On July 7, 1999, the Il Fornaio board of directors determined to pursue the $14.50 offer, pending negotiation and execution of a definitive agreement.

     Negotiations and due diligence ensued over the subsequent 60 days. However, in early August 1999, after the price per share of Outback's stock fell by 15%, Outback's chief executive officer contacted Mr. Mindel to report that Outback's board had decided to end further merger discussions for various reasons, including the decline in Outback's stock price as well as its concern regarding Il Fornaio's projections for new restaurants. Subsequently, Il Fornaio disengaged Evercore as its financial advisor.

     On August 18, 1999, Il Fornaio announced that it had completed its evaluation of financial and strategic alternatives and concluded that the most appropriate strategy at that time was to remain an independent, publicly held company. As a result, Il Fornaio was required to reflect in its third quarter 1999 financial statements non-recurring charges incurred in connection with its evaluation of these alternatives. Because of these and other charges, Il Fornaio did not achieve the "street" estimate of third quarter earnings in 1999, and its stock price declined.

     On October 4, 1999, the board of directors of Il Fornaio met to discuss implementation of its strategy of remaining an independent public company. At the conclusion of these discussions, management was directed to refocus its efforts on the continued expansion of the Il Fornaio concept.

     In early November 1999, Mr. Mindel was contacted by a long-time friend who was consulting for a publicly held, national restaurant chain. Discussions turned to the possibility of a combination between Il Fornaio and this restaurant chain. As a result, on November 18, 1999, Mr. Mindel met with that company's president and chief executive officer and its financial advisors in Chicago. The next day, Mr. Mindel met with the restaurant chain's chairman, a major stockholder of the restaurant chain. At the conclusion of that meeting, the chairman suggested that the company would be interested in acquiring Il Fornaio at $13.00 per share, consisting of $7.00 in cash and one share of the company's stock. Mr. Mindel indicated his belief that the Il Fornaio board would likely view the offer to be inadequate.

     By letter to Mr. Mindel, dated November 23, 1999, the chairman formalized the restaurant chain's initial offer to acquire Il Fornaio. Based on the board's earlier direction, Mr. Mindel indicated, by letter to the chairman dated December 1, 1999, that Il Fornaio's strategy was to remain independent. On December 9, 1999, the board of directors authorized Il Fornaio to repurchase up to 250,000 shares, although no repurchases were subsequently made. Following informal discussions among board members on December 9, 1999, Mr. Mindel met with the chairman of the restaurant chain on December 14, 1999 to further explore the possibility of a combination between the two companies. However, the restaurant chain's stock price had since declined by 25%, with the result that the offer price was correspondingly lower. In January 2000, discussions continued between the executives of the two companies and, in late January 2000, the restaurant chain's president and chief executive officer increased the offer price to $14.00, composed of $11.00 in cash and one-half share of the restaurant chain's stock. The restaurant chain's stock price had, however, declined to $4.09 per share. In early February 2000, price discussions continued between the restaurant chain's financial advisors and Mr. Hellman. Over the subsequent three months, representatives of both companies continued price negotiations.

     In the spring of 2000, it became apparent to the Il Fornaio board of directors that the Company's stock had not advanced beyond the price prevailing at the time that Il Fornaio had first begun to explore strategic alternatives in 1998; the problems that had previously contributed to disappointing stock prices persisted. Outside board members suggested to management that they explore the opportunity to enhance stockholder value through a management-led buyout.

     On April 11, 2000, Messrs. Mindel and Hislop, along with Peter P. Hausback, Il Fornaio's chief financial officer at that time, met at Mr. Hellman's office to discuss the subject of a management-led leveraged recapitalization. Discussions began with the disappointing performance of Il Fornaio common stock in the public markets. Mr. Hellman, based on his experience in the field, discussed with management the process involved in a possible transaction to return Il Fornaio to private company status. The meeting participants then assessed whether a management-led leveraged recapitalization might be advisable, concluding that it could provide an opportunity to benefit stockholders and to address some of the problems management had experienced operating Il Fornaio as a publicly held entity. A number of possible financial sponsors were discussed, including investment banks with which Il Fornaio had prior relationships. Mr. Mindel suggested as a possible sponsor a small, San Francisco-based investment firm, Jesse.Hansen&Co., believed to have expertise in the type of transaction contemplated. Mr. Mindel was acquainted with one of the founding principals of that firm, had served on two boards of directors with him and was familiar with his business acumen. Following that meeting, Mr. Mindel asked the principals of Jesse.Hansen to make a presentation to senior management of Il Fornaio regarding the possibility of a leveraged recapitalization of the Company.

     On May 3, 2000, the Il Fornaio board of directors held a meeting during which the board members discussed a variety of strategic alternatives for Il Fornaio. In addition to the possibility of remaining an independent public company, the board considered the progress of discussions with representatives of the publicly held national restaurant chain. The absence of momentum and failure to make progress in price discussions led the board to conclude that the likelihood of completion of a transaction with the restaurant chain was remote. At the conclusion of that discussion, the board instructed Messrs. Mindel and Hislop to further explore the possibility of a leveraged recapitalization. The board indicated, however, that this step should not preclude the possibility of proceeding with a combination with the restaurant chain if discussions became meaningful.

     On May 22, 2000, Mr. Mindel and the chairman of the restaurant chain discussed a potential acquisition price of $15.50, composed of $12.50 in cash and one-half share of the restaurant chain's stock. The restaurant chain's stock was then, however, trading at $5.19 per share.

     On May 30, 2000, Messrs. Mindel, Hislop and Hausback met with the principals of Jesse.Hansen to further explore a potential management-led recapitalization. The principals of Jesse.Hansen described to management the mechanics of the recapitalization process and the potential benefits to Il Fornaio stockholders. Mr. Hausback then met with a representative of that firm to begin preparing various financial models for anticipated presentations to commercial lenders and investment banks.

     In early June 2000, the executives of the restaurant chain advised Mr. Mindel that, because the mezzanine financing market had collapsed, the restaurant chain could no longer finance sufficient debt to complete a transaction with Il Fornaio; however, discussions could be reopened if the markets recovered.

     On June 9, 2000, Messrs. Mindel, Hislop and Hausback attended a second meeting at the offices of Jesse.Hansen to assess the merits of proceeding with a transaction and to consider a variety of matters, including viable financing models, the role that Jesse.Hansen would play in any transaction and its proposed compensation and equity position, and selection of legal and accounting advisors.

     On June 13, 2000, Mr. Hausback presented to Jesse.Hansen his initial draft of a possible financial model. Over the next several weeks, Mr. Hausback and representatives of the firm continued to refine a number of different possible models. Mr. Hislop and representatives of that firm also continued to refine various details of a proposal over the subsequent month.

     On July 12, 2000, in a conference call among Messrs. Mindel, Hislop, Hausback and several representatives of Jesse.Hansen, the participants discussed the initial steps in a management-led leveraged recapitalization transaction, including a possible timeline and potential management roles following a transaction. Subsequently, senior management of Il Fornaio asked Jesse.Hansen to make a presentation to the Il Fornaio board.

     On August 10, 2000, representatives of Jesse.Hansen met with the Il Fornaio board of directors during its regularly scheduled meeting and presented information related to a leveraged recapitalization offer they were preparing to present to the board. The presentation indicated a range of possible offer prices between $12.00 and $14.00 per share, with $13.50 indicated as the assumed offer price. The presentation assumed that the holders of 47% of Il Fornaio's outstanding stock would be continuing stockholders and stated that, at the assumed $13.50 offer price, the transaction would require approximately $48 million of debt financing and approximately $14 million of new equity. The presentation indicated that the ratios of acquisition value to EBITDA implied by the possible offer prices ranged from 6.8x to 8.0x, with the assumed offer price of $13.50 implying a ratio of 7.7x. The presentation included a projection of operating results for 2001 through 2005, with restaurant and bakery sales increasing from $134 million in 2001 to $158 million in 2005, profit center income increasing from $18.1 million in 2001 to $22.8 million in 2005, pre-tax income increasing from $3.5 million in 2001 to $9.8 million in 2005, and net income increasing from $2.2 million in 2001 to $6.0 million in 2005.

     Jesse.Hansen also presented lists of restaurant companies and transactions it deemed comparable. The comparable company analysis compared the ratio of total enterprise value (market capitalization plus net debt) to EBITDA for selected public restaurant companies (a range of 0.6x to 37.1x and a median of 6.6x) with the same ratio for Il Fornaio (3.7x). The leveraged buyout analysis of selected restaurant company acquisitions showed a range of acquisition value to EBITDA ratios from 4.2x to 8.7x and a median of 5.8x, and a range of offer price premiums over recent public trading prices from 0% to 164%, with median premiums of 45.5% (one day prior to announcement), 53.8% (one week prior to announcement) and 81.8% (one month prior to announcement). The analysis of strategic (i.e., non-leveraged buyout) acquisitions of selected restaurant companies showed a range of acquisition value to EBITDA ratios from 4.1x to 26.0x and a median of 8.7x.

     Jesse.Hansen&Co. is a professional services firm that regularly provides strategic and financial business advice to private and closely held growth companies. The board initially selected Jesse.Hansen to make a presentation as a result of its understanding of these qualifications, as well as the familiarity of some of the directors of the Company with one of the principals of that firm. Jesse.Hansen had not previously provided any services to the Company, and the Company does not currently anticipate that it would engage Jesse.Hansen to provide services in the future. Upon completion of the merger with Newco, Jesse.Hansen is to receive $611,627.00 in a settlement of its claims for a termination fee. Jesse.Hansen was not asked to pass upon, and expressed no opinion with respect to, the fairness from a financial point of view of any proposed recapitalization transaction. The written material which it presented to the board on August 10, 2000 is filed as an exhibit to the Schedule 13E-3 filed with the Commission by Il Fornaio, the continuing directors and officers, BRS, BRS & Co., BRSE LLC and Newco.

     Following the departure of the representatives of Jesse.Hansen from the board meeting, the board discussed the merits of proceeding with a transaction with that firm. The board then determined to instruct senior management to continue to explore a management-led leveraged recapitalization with Jesse.Hansen as the financial sponsor.

     Several days following the board meeting, Mr. Hislop, acting in his capacity as chief executive officer of a buyout company to be formed, executed advisory engagement and project engagement letter agreements, dated as of August 9, 2000, with Jesse.Hansen to explore a possible transaction and facilitate the negotiation process.

     On August 28, 2000, Messrs. Mindel, Hislop and Hausback met with a principal of Jesse.Hansen to review preparations for presentations to potential lenders. During the weeks of August 28, 2000, September 4, 2000 and September 11, 2000, Il Fornaio senior management, together with representatives of that firm, made presentations to a number of potential commercial lenders and investment banks. Each bank presentation anticipated a price to the Il Fornaio stockholders of $13.50 per share. A board meeting to further consider the proposal from that firm was scheduled for October 3, 2000.

     In the first quarter of 2000, Harold O. Rosser, a principal of BRS, contacted Mr. Hislop to discuss the Mexican food segment of the restaurant industry, an area well known to Mr. Hislop because of his prior management roles at Chevy's, Inc. and El Torito Mexican Restaurants, Inc. They spoke again in the second quarter of 2000 and attempted, without success, to schedule a meeting. In the first week of September 2000, Mr. Rosser contacted Mr. Hislop to say that he would be in California on September 19, 2000 and September 20, 2000 and would like to meet with him. Mr. Hislop agreed, and Messrs. Rosser and Hislop met on September 20, 2000 for most of the day in the San Francisco Bay Area. As part of their meeting, Mr. Hislop and Mr. Rosser toured several local Il Fornaio restaurants, where they sampled menu items, observed retail sales and discussed Il Fornaio's evolution and points of distinction, as well as Mr. Hislop's and Mr. Rosser's respective backgrounds, experience and motivations. At the conclusion of their meeting, Mr. Rosser expressed BRS's interest in pursuing an acquisition, with a view toward taking Il Fornaio private. Upon his return to New York, Mr. Rosser contacted Mr. Hislop to request Il Fornaio's financial projections. Shortly thereafter, Mr. Hislop informed one of Jesse.Hansen's principals that BRS had expressed an interest in acquiring Il Fornaio.

     On the morning of September 28, 2000, one of the principals of Jesse.Hansen telephoned Mr. Mindel, suggesting the possibility, in light of recent actions by the U.S. Federal Reserve to tighten credit as well as updated forecasts recently provided by Il Fornaio indicating lower earnings projections, that his firm might reduce the $13.50 per share offer price previously discussed. In response, Mr. Mindel indicated that, as a director, he did not believe a reduced offer to be in the best interests of the stockholders and would not support an offer below the price previously discussed. At a meeting at 5:00 p.m. that day at Il Fornaio's executive offices, the principal of that firm confirmed to Messrs. Mindel and Hislop that a reduction in the offer price per share was likely.

     During the last 10 days of September 2000, Mr. Hausback provided financial information to the financial team at BRS. Following his review of the financial information with his associates at BRS, Mr. Rosser expressed to Mr. Hislop his confidence in the Il Fornaio concept and indicated that BRS was prepared to submit an offer to Il Fornaio to act as a financial sponsor in a going-private transaction. Aware of the Il Fornaio board meeting scheduled for October 3, 2000, BRS sent to Il Fornaio, on September 30, 2000, a bid letter with the price per share left unspecified, but including terms related to the structure of a proposed transaction, financing, timing, access to confidential information and exclusive dealing. On October 2, 2000, BRS amended its bid letter to propose an acquisition of Il Fornaio at a price of $14.00 cash per share of Il Fornaio common stock, with option holders to receive the difference between $14.00 and the exercise prices of their options. The bid letter indicated that, because of the quality of Il Fornaio management, BRS viewed management's continued participation as extremely important. Therefore, a significant portion of the equity financing for the transaction was to be provided by senior management through the contribution of a portion of their Il Fornaio securities. The letter contemplated that others, such as Il Fornaio directors, would also be able to participate. Mr. Hislop indicated to BRS that he would share this bid letter with the board during its scheduled meeting on October 3, 2000.

     Mr. Hislop advised one of Jesse.Hansen's principals that the board would be considering BRS's proposal at the October 3, 2000 meeting, with the expectation that the board would discuss both the new BRS proposal as well as the proposal of Jesse.Hansen, which, according to its principals, was fully financed. However, just prior to the October 3, 2000 board meeting, one of the principals informed Mr. Mindel that Jesse.Hansen would not present its proposal to the board because the firm's policy was to decline to participate in competitive bid environments. Thus, at the time the board meeting convened on October 3, 2000, the only proposal presented for the board's consideration was the BRS bid.

     In light of the price offered and the fact that no other offer was then pending, after a full discussion, the board of directors determined that it would accept a brief period of exclusivity to enable BRS to engage in more extensive due diligence and to prepare and negotiate agreements. However, BRS had proposed a 30-day exclusivity period and had not provided bank commitments related to the financing of the transaction. The board was particularly concerned with the length of the exclusivity period due to the absence of bank commitments. The board decided to request that the exclusivity period be limited to 10 business days and that BRS obtain bank commitments for financing of the transaction prior to Il Fornaio's entering into any agreement with BRS.

     Toward the end of the board meeting, one of the principals of Jesse.Hansen telephoned Mr. Mindel, indicating that the firm would be willing to present its proposal to the board, but only upon I1 Fornaio's agreement to reimburse the firm, in the event its proposal was not accepted, for a $250,000 commitment fee payable to its financial lender. In addition, he initiated discussions proposing an alternative payment of a termination fee. Given the board's understanding that Jesse.Hansen's offer was likely to be below that of BRS, and the circumstances of the communication from the firm as described above, the board determined not to accept Jesse.Hansen's condition for making a presentation. The board also discussed the firm's termination fee request.

     On the afternoon of October 3, 2000, following the Il Fornaio board meeting, Mr. Mindel met with one of the principals of Jesse.Hansen to review with him the proceedings of the board with regard to that firm's fee request. Mr. Mindel concluded the meeting by assuring the principal that he would work diligently toward a fair settlement for all parties.

     In response to the board's request regarding the exclusivity period and financing commitments, BRS proposed a 21-day exclusivity period, but was still unwilling to provide financing commitments prior to execution of the bid letter with Il Fornaio. Following discussion of these issues, on October 9, 2000, the bid letter from BRS was executed by Il Fornaio. Under the bid letter, Il Fornaio agreed to a 21-day exclusive-negotiation period; however, if BRS did not obtain signed commitment letters for approximately $38.0 million of senior bank debt and $15.0 million of mezzanine debt by October 17, 2000, the exclusive negotiation period would terminate. Following further negotiations regarding the Company's requirement that third parties receiving confidential information evidence their agreement to maintain confidentiality, BRS and Il Fornaio executed a confidentiality agreement, dated as of October 10, 2000.

     On October 12, 2000, legal counsel to BRS, Dechert, distributed the first draft of a proposed merger agreement to Il Fornaio.

     Recognizing that the planned participation of senior management and directors in a merger transaction with BRS could lead to conflicts of interest, the Il Fornaio board of directors resolved to establish an independent special committee to evaluate, negotiate and recommend the merger transaction. On October 16, 2000, George B. James was appointed a director and, on that same date, the board of directors appointed Mr. James and Lawrence F. Levy, Il Fornaio's two independent, non-participating directors, to the special committee. The board of directors authorized the special committee to:

     - determine whether a merger, sale of assets or other sale or change-of-control transaction was in the best interests of Il Fornaio and its stockholders and to make a recommendation to the board concerning such transaction;

     - consider BRS's proposal;

     - negotiate the terms of a merger transaction with BRS, if appropriate;

     - evaluate whether to seek or commence discussions with other prospective purchasers;

     - monitor the negotiation of any transaction if the special committee determined that it would be advisable and, if appropriate or advisable in the opinion of the special committee, to participate in such negotiations; and

     - recommend to the board of directors whether the final terms of any transaction were in the best interests of Il Fornaio and its stockholders and should be approved by the board.

     The special committee was also expressly authorized to retain advisors, including legal counsel and investment bankers, at Il Fornaio's expense. The board also determined that each of the members of the special committee should be paid $75,000 for his services whether or not a transaction was recommended or consummated.

     The special committee evaluated several law firms and financial advisory firms to assist the special committee in negotiating a potential merger transaction, including advisors from Evercore and another financial advisory firm. After consideration, the special committee determined informally to engage Evercore to serve as financial advisor and McCutchen, Doyle, Brown & Enersen LLP to serve as legal counsel.

     On October 17, 2000, BRS submitted to Il Fornaio signed commitment letters for up to $50.0 million of senior debt financing and up to $15.0 million of mezzanine debt financing to be provided in an acquisition of Il Fornaio. That same day, one of the principals of Jesse.Hansen advised Mr. Mindel of his position that payment of a termination fee to Jesse.Hansen was required. Over the subsequent three weeks, Messrs. Mindel and Hislop and Dean A. Cortopassi, an outside board member and continuing stockholder, proceeded to negotiate the termination fee with the principals of Jesse.Hansen.

     On October 20, 2000, the special committee met to address a number of organizational matters. Mr. James was selected as chairman of the special committee. The committee formally engaged McCutchen to serve as its legal counsel. The committee proceeded to discuss with its legal counsel the legal issues relevant to the committee's role, including the duties of the special committee and issues relevant to the selection of a financial advisor and the possible terms of the financial advisor's engagement. Representatives of Evercore then joined the meeting.

     Representatives of Evercore presented its proposed engagement letter. The special committee and its legal counsel discussed the terms of the engagement letter with representatives of Evercore. Under the proposed engagement letter, Evercore was to provide one or more written opinions to the special committee with respect to the fairness, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. Additionally, in the event Il Fornaio received a competing proposal for a merger, acquisition or similar transaction, Evercore was to provide financial advisory services to the special committee in evaluating a competing proposal. After discussion, the special committee requested that Evercore prepare a schedule clarifying the structure of its fees for providing a fairness opinion and for financial advisory services in evaluating a competing proposal.

     The special committee, its legal counsel and representatives of Evercore then proceeded to discuss Il Fornaio's past efforts to enter into merger transactions and the circumstances that led to BRS's proposal.

The committee discussed the weakened state of the financing market and the general poor stock performance of publicly held potential strategic buyers. The committee preliminarily discussed the first draft of the merger agreement, including a discussion of BRS's proposed fee of $4.0 million upon termination of the merger agreement under certain circumstances, as well as the no-solicitation provisions. Representatives of Evercore provided data on typical termination fees in merger transactions of approximately the same size. Based on these discussions, the special committee decided to continue negotiating the proposed merger with BRS.

     On October 24, 2000, the special committee met again with its legal counsel and representatives of Evercore to discuss its proposed response to the acquisition proposal and the draft merger agreement. In particular, the special committee reviewed the offer price and those provisions in the draft merger agreement that would allow the board of directors to respond to, and negotiate with, third parties that might submit unsolicited proposals and to terminate the merger agreement in such circumstances, as well as the termination fee. Based on this review and discussions with its legal counsel and representatives of Evercore, the special committee agreed to seek a higher price per share from BRS, a reduction in the termination fee (together with any reimbursable expenses) to $3.0 million and a modification of the procedures applicable if another acquisition proposal were submitted to Il Fornaio.

     Representatives of Evercore then presented its revised engagement letter. The special committee discussed Evercore's revised engagement letter and requested changes.

     In late October 2000, BRS requested an extension of the termination of the exclusive negotiation period from October 30, 2000 to November 20, 2000.

     On October 26, 2000, the special committee again met with its legal counsel and representatives of Evercore. The special committee finalized the details of its counter-proposal to BRS. The special committee also discussed whether to grant BRS's request of an extension of the exclusive negotiation period. After discussion, the special committee tentatively agreed to extend the exclusive negotiation period from October 30, 2000 to November 3, 2000. Later on October 26, 2000, the special committee sent its detailed counter-proposal to BRS.

     On October 27, 2000, legal counsel for the special committee and legal counsel for BRS negotiated the terms of the counter-proposal, including the termination fee payable under certain circumstances, the amount of BRS's reimbursable expenses, BRS's equity commitment and the terms of the commitment letters for senior and mezzanine debt financing.

     On or about October 28, 2000, BRS told the special committee that, based upon its due diligence, its preliminary price of $14.00 per share was the maximum price it would offer in a merger transaction with Il Fornaio.

     On October 30, 2000, the special committee again met with its legal counsel and representatives of Evercore to discuss the current status of the negotiation of the merger agreement, including the per share price and Il Fornaio's termination rights if another agreement or proposal were made. The special committee instructed its legal counsel to continue to negotiate the terms of the proposed merger. After discussion, the special committee agreed to partially grant BRS's previous request to extend the exclusive negotiation period to November 3, 2000.

     On October 31, 2000, the special committee executed the engagement letter with Evercore. The engagement letter included a sliding schedule of fees under which the fee for rendering a financial opinion increased with an increase in the offer price per share. In addition, the engagement later provided for a sliding schedule of fees payable upon successful consummation of a competing merger, acquisition or similar transaction proposal. The financial advisory fees payable in connection with the consummation of a competing merger, acquisition or similar transaction increased with an increase in the price per share received by Il Fornaio stockholders.

     That same day, legal counsel for BRS distributed the first drafts of the proposed securities purchase and contribution agreement and the proposed voting agreement to which each of the continuing stockholders would be a party. Over the next two weeks, legal counsel for the continuing stockholders and legal counsel to BRS engaged in negotiations regarding the continuing stockholders' retained equity interests in Il Fornaio as the surviving corporation.

     From November 1, 2000 to November 4, 2000, the special committee met daily with its legal counsel and representatives of Evercore to discuss the progress of negotiations with BRS. On November 1, 2000, counsel to the special committee made significant advances in negotiating terms of the merger agreement that were more favorable to Il Fornaio. In particular, most of the open issues regarding the termination provisions of the agreement were tentatively resolved, including a reduction of the termination fee to $2.7 million. In addition, the special committee and BRS discussed revised terms of the senior debt and mezzanine debt financing commitment letters and the scope of any remaining due diligence by BRS and the senior and mezzanine lenders.

     At the November 3, 2000 meeting between the special committee and its advisors, representatives of Evercore presented a preliminary draft of the materials that would become its final valuation analysis and described the methodologies it used, including an analysis of comparable companies; an analysis of comparable transactions; a leveraged buyout analysis; a discounted cash flow analysis based on Il Fornaio management's projection of Il Fornaio's future cash flows for fiscal years 2001, 2002 and 2003, and Evercore's projection of Il Fornaio's future cash flows for fiscal years 2004 and 2005; and a discounted future stock price analysis. Representatives of Evercore advised the special committee that it was still working to refine portions of the analysis and that the analysis represented only preliminary estimates that were subject to change.

     The special committee discussed Evercore's preliminary estimates and methodology. Based on this discussion, the special committee requested that Evercore supplement its analysis for the next special committee meeting by preparing a supplemental discounted cash flow analysis based solely on Evercore's projection of Il Fornaio's future cash flows for fiscal years 2001 through 2005.

     On November 7, 2000, the special committee met with its advisors to discuss the remaining open issues regarding the acquisition and other terms of the merger. Representatives of Evercore presented an updated preliminary valuation analysis that did not vary materially from the preliminary analysis presented on November 3, 2000 or the definitive analysis presented on November 14, 2000. Representatives of Evercore also presented a supplemental discounted cash flow analysis based solely on Evercore's projection of Il Fornaio's future cash flows for fiscal years 2001 through 2005. Evercore's supplemental cash flow analysis indicated a valuation range for shares of Il Fornaio common stock of $11.86 to $15.40 per share. Representatives of Evercore noted that BRS's proposed offer of $14.00 per share to be paid in cash fell within the preliminary fairness range indicated by its valuation analysis. After consideration of the facts and circumstances, Evercore's updated preliminary valuation and supplemental cash flow analyses and its own review of the terms of the merger, the special committee unanimously determined that the offer made by BRS in the proposed merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders, and unanimously decided to recommend to the full board of directors of Il Fornaio that it approve the merger agreement proposed by BRS and the merger.

     Immediately following the special committee's meeting on November 7, 2000, the special committee and its advisors met by telephonic conference call with the full board of directors of Il Fornaio and its legal counsel to discuss the BRS proposal, the terms of the proposed merger agreement, the special committee's findings and Evercore's updated preliminary valuation analysis. Legal counsel to Il Fornaio also discussed with the board its fiduciary duties and obligations in connection with approval of the merger agreement and the merger. The board discussed the material terms of BRS's proposal and Evercore's updated preliminary valuation analysis.

     The board then proceeded to discuss the amount of the termination fee required by Jesse.Hansen. BRS's proposed merger agreement conditioned consummation of the transaction on the payment of a termination fee to that firm not in excess of $455,000. Principals of the firm had indicated to some members of the board in recent negotiations that $455,000 would not constitute an adequate termination fee. Accordingly, the board determined that it was necessary to continue to negotiate and reach a settlement with Jesse.Hansen regarding the termination fee that would be acceptable to BRS prior to proceeding with further negotiations with BRS.

     On November 9, 2000, Mr. Mindel circulated a memorandum outlining the terms of a negotiated mutual release and settlement of claims with Jesse.Hansen that would require the payment, upon completion of the merger, of approximately $611,627 to that firm in consideration of a release and discharge of claims against Il Fornaio, Messrs. Mindel and Hislop, BRS and Newco. BRS stated that it would proceed with execution of the proposed merger agreement if, among other conditions, the issue related to Jesse.Hansen termination fee was settled on the above terms.

     Between November 9, 2000 and November 14, 2000, the special committee's legal counsel and BRS's legal counsel continued to negotiate remaining unresolved issues in the proposed merger agreement, including the method by which the continuing stockholders' equity interests would be continued and the expenses which would be reimbursed following termination under certain circumstances.

     On November 14, 2000, the special committee met with its advisors to discuss the remaining outstanding issues. Evercore presented its definitive written valuation analysis regarding the original $14.00 per share offer price, which did not vary materially from the preliminary analysis presented on November 3, 2000 or the updated preliminary analysis presented on November 7, 2000.

     The following is a summary of the definitive valuation analyses presented by representatives of Evercore at the November 14, 2000 meeting with respect to the original BRS offer price of $14.00 per share:

          COMPARABLE COMPANY ANALYSIS. Evercore compared ratios based on BRS's original $14.00 per share offer price and Il Fornaio's average trading price over the previous 30 days of trading to the median ratio of a group of comparable publicly traded companies.

                                           PRICE/EARNINGS    ENTERPRISE VALUE/EBITDA
                                           --------------    -----------------------
Il Fornaio (30-day average)..............      18.0x                  4.7x
BRS $14.00 Offer.........................      28.0x                  8.1x
Comparable Group Median..................      16.7x                  7.2x

          COMPARABLE TRANSACTION ANALYSIS. Evercore compared EBITDA ratios based on BRS's original $14.00 per share offer price and Il Fornaio's average trading price over the previous 30 days of trading to the median EBITDA ratio of a group of recent comparable transactions.

                                                         ENTERPRISE VALUE/EBITDA
                                                         -----------------------
Il Fornaio (30-day average)............................           4.7x
BRS $14.00 Offer.......................................           8.1x
Comparable Transaction Median..........................           7.3x

          LEVERAGED BUYOUT ANALYSIS. Evercore's analysis of an illustrative leveraged buyout transaction resulted in a valuation range for Il Fornaio common stock of $12.10 to $14.02 per share.

          DISCOUNTED CASH FLOW ANALYSIS. Evercore performed a discounted cash flow analysis based on Il Fornaio management's then current projection of Il Fornaio's future cash flows for fiscal years 2001, 2002 and 2003, and Evercore's projection of Il Fornaio's future cash flows for fiscal years 2004 and 2005. Evercore's discounted cash flow analysis resulted in a valuation range for Il Fornaio common stock of $12.98 to $16.88 per share.

          DISCOUNTED FUTURE STOCK PRICE ANALYSIS. Applying a future price/earnings ratio to earnings projections prepared by each of Il Fornaio management and Evercore as well as to the earnings implied by research analysts' consensus long-term earnings growth projections, Evercore estimated future stock prices for Il Fornaio and discounted the estimated future stock prices. Based on this analysis, Evercore obtained a valuation range for Il Fornaio common stock of $10.76 to $15.00 per share.

     Evercore's definitive written valuation analysis indicated that, as of such date and based upon and subject to the considerations and limitations set forth in the opinion, BRS's original offer of $14.00 per share to be paid in cash was fair, from a financial point of view, to Il Fornaio stockholders other than the continuing stockholders. The special committee again determined that the original offer of $14.00 per share made by BRS in the proposed merger agreement and the merger was fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders.

     Immediately following the special committee's meeting on November 14, 2000, the special committee and its advisors met by telephonic conference call with the full board of directors of Il Fornaio and its legal counsel. The special committee provided an oral report on the committee's findings and recommended to the full board of directors of Il Fornaio that it approve the merger agreement proposed by BRS and the merger, as well as the proposed securities purchase and contribution agreement and voting agreement. After consideration of the facts and circumstances, Evercore's valuation analysis and fairness opinion, the special committee's recommendation and its own review of the terms of the merger, the board resolved to approve the proposed merger agreement, as well as the proposed securities purchase and contribution agreement and voting agreement, upon receipt of a signed settlement agreement with Jesse.Hansen, and to recommend that the stockholders of Il Fornaio approve and adopt the original merger agreement and the merger.

     On November 15, 2000, Jesse.Hansen and Il Fornaio executed the mutual release and settlement of claims agreement on the terms discussed above.

     On November 15, 2000, the proposed merger agreement was finalized and executed, and the continuing directors and officers (as well as Mr. Hausback, who subsequently elected not to participate as a continuing stockholder) and BRS each executed the securities purchase and contribution agreement and the voting agreement. On November 16, 2000, before the opening of trading on the Nasdaq National Market, Il Fornaio issued a press release announcing the execution of the original merger agreement with BRS.

     During the weeks of December 25, 2000 and January 1, 2001, legal counsel for BRS distributed drafts of an amended merger agreement and an amended securities purchase and contribution agreement, revised to specify the mechanism by which the equity interests of the continuing stockholders would be continued in the surviving corporation and the nature of those interests, as well as an amended voting agreement. Between December 28, 2000 and January 9, 2001, discussions regarding these proposed amended agreements continued among the various legal counsel for continuing stockholders, Il Fornaio, the special committee and BRS.

     On January 9, 2001, the special committee met with its advisors to discuss the proposed amended agreements. The special committee determined that the method for continuing the equity interests of the continuing stockholders, and the interests to be received, specified in the amended agreements were consistent with the original agreements and were in the best interests of Il Fornaio stockholders other than the continuing stockholders. The special committee agreed to recommend that the Il Fornaio board of directors approve the proposed amended agreements.

     Following the special committee's meeting on January 9, 2001, the special committee and its advisors met by telephonic conference call with the board of directors of Il Fornaio and its legal counsel. The special committee provided an oral report on the committee's findings and recommended to the board of directors of Il Fornaio that it approve the proposed merger agreement, as amended, the securities purchase and contribution agreement, as amended, and the voting agreement, as amended. After consideration of the facts and circumstances, the special committee's recommendation and its own review of the proposed amended agreements, the board resolved to approve the proposed merger agreement, as amended, the proposed securities purchase and contribution agreement, as amended, and the proposed voting agreement, as amended, and to recommend that the stockholders of Il Fornaio approve and adopt the merger agreement, as amended, and the merger. Shortly thereafter, the amended agreements were signed.

     In mid-March 2001, the board approved the addition of a number of current and future employees as continuing stockholders, and these individuals executed the securities purchase and contribution agreement.

     On the afternoon of March 22, 2001, BRS advised Il Fornaio that unfavorable developments in the debt markets and concerns regarding the impact on Il Fornaio of the recent slowdown in the economy and the energy crisis in California had created substantial uncertainties in connection with the financing of the merger. As a result, BRS advised that a reduction in the offer price to $13.00 in cash per share would be necessary in order to obtain adequate financing to complete the merger.

     On March 23, 2001, Mr. Hislop informed the special committee, as well as the other members of the board of directors of Il Fornaio, of BRS's proposal. On an informal basis, the members of the board of directors discussed BRS's proposal and recent developments. The members of the board indicated that they believed the special committee should consider BRS's proposal. However, they expressed their concern that contingencies in BRS's existing financing commitments would continue to create uncertainty about BRS's ability to complete the merger and that, under certain circumstances, Il Fornaio could be required to reimburse BRS's expenses if the merger were not completed. That same day, Mr. Hislop communicated these concerns to BRS. BRS advised Mr. Hislop that, as part of its proposal, BRS would seek to remove some of the contingencies from the senior debt financing commitment. In addition, BRS proposed to reduce the risk that Il Fornaio would be required to reimburse BRS's expenses if the merger were not completed.

     On March 27, 2001, the special committee met with its advisors to discuss BRS's proposal to reduce the offer price to be paid to Il Fornaio stockholders in the merger. The special committee discussed the factors that prompted BRS's reduced price proposal as well as possible responses to BRS's proposal. Based on discussions with its advisors, the special committee agreed to seek from BRS:
(1) a higher price per share than $13.00; (2) an increase in BRS's equity commitment to compensate for the reduced value of the equity committed by the rollover group and to maintain the aggregate equity amount at $40.0 million; (3) an extension to June 30, 2001 of the date on which the financing commitments would expire; (4) an extension to June 30, 2001 of the date after which the merger agreement could be terminated by either party without cause, subject to certain exceptions; (5) removal of the condition in the senior debt financing commitment letter that no material change or disruption in the syndication market shall have occurred; (6) an agreement by BRS and its lenders that the base date for determining a potential material adverse effect on Il Fornaio's financial performance (which would give BRS the right to terminate the merger) be changed from December 26, 1999 to February 25, 2001; (7) an agreement that, if BRS were unable to obtain adequate debt financing to consummate the merger, Il Fornaio would have no obligation to reimburse BRS's expenses; (8) an agreement that BRS would reimburse a limited amount of Il Fornaio's expenses if BRS terminated the merger agreement due to its inability to obtain adequate debt financing; (9) an agreement memorializing which lessor consents were required and which had been obtained in satisfactory form; and (10) an agreement that the continued pendency of the consolidated stockholder class action lawsuit filed in Delaware would not be grounds for BRS's termination of the merger agreement.

     Between March 27 and March 30, 2001, discussions regarding the special committee's response to BRS's proposal occurred among the various legal counsel for Il Fornaio, the special committee and BRS and among Evercore and BRS.

     On the evening of March 27, 2001, in a discussion with Evercore, BRS replied in part to the special committee's counter-proposal. BRS agreed to extend the date after which the merger agreement may be terminated by either party, subject to certain exceptions, from May 31, 2001 to June 30, 2001. BRS committed to negotiate with the senior debt lender to extend the date on which the senior financing commitment would expire to June 30, 2001 (an extension of the expiration date of the commitment letter from BRS's proposed mezzanine debt lender not being required because the letter already contained this extension) and to remove the condition in the senior financing commitment that no material change or disruption in the syndication market shall have occurred. BRS confirmed its earlier offer that Il Fornaio would have no obligation to reimburse BRS's expenses if BRS were unable to obtain adequate debt financing to consummate the merger as a result of a material adverse change in Il Fornaio's business. BRS advised Evercore that, based upon unfavorable developments in the debt markets and concerns regarding the impact on Il Fornaio of the recent slowdown in the economy and the energy crisis in California, $13.00 per share was the maximum price it would offer in a merger transaction with Il Fornaio. BRS agreed to re-set the base date for measuring material adverse effects from December 26, 1999 to December 31, 2000, the date of Il Fornaio's most recent audited financial statements, but did not agree to the proposed base date of February 25, 2001 because the interim financial results were not audited. BRS also did not agree to reimburse any of Il Fornaio's expenses if BRS terminated the merger agreement due to the inability to obtain adequate debt financing.

     On March 30, 2001, the special committee met with its advisors to discuss the progress of negotiations with BRS. After discussion, the special committee decided to continue to negotiate with BRS and to seek terms that would increase the likelihood that consummation of the merger transaction would occur.

     On April 2, 2001, the special committee again met with its advisors. At the meeting, Evercore presented a preliminary draft of its valuation analysis, which used methodologies substantially identical to those used in valuation analyses presented at previous meetings of the special committee. The following is a summary of the valuation analyses presented by representatives of Evercore with respect to the BRS offer price of $13.00 per share:

     COMPARABLE COMPANY ANALYSIS. Evercore compared ratios based on BRS's offer price of $13.00 per share and Il Fornaio's average trading price over the 30-day trading period preceding November 16, 2000, the date the original merger agreement was publicly announced, to the median ratio of a group of comparable publicly traded companies.

                                                                           ENTERPRISE
                                                        PRICE/EARNINGS    VALUE/EBITDA
                                                        --------------    ------------
                                                         LTM     2001     LTM     2001
                                                        -----    -----    ----    ----
Il Fornaio (30-day average)...........................  14.6x    11.1x    4.1x    3.5x
BRS $13.00 Offer......................................  21.0x    16.0x    6.6x    5.6x
Comparable Group Median...............................  16.9x    14.9x    8.0x    7.0x

     COMPARABLE TRANSACTION ANALYSIS. Evercore compared EBITDA ratios based on BRS's offer price of $13.00 per share and Il Fornaio's average trading price over the 30-day trading period preceding November 16, 2000, the date the original merger agreement was publicly announced, to the median EBITDA ratio of a group of recent comparable transactions.

                                                               ENTERPRISE
                                                              VALUE/EBITDA
                                                              ------------
Il Fornaio (30-day average).................................      4.1x
BRS $13.00 Offer............................................      6.6x
Median of Comparable Transactions Since July 1997...........      7.1x
Median of Comparable Transactions Since January 1999........      5.4x

     DISCOUNTED CASH FLOW ANALYSIS. Evercore's discounted cash flow analysis based on Il Fornaio management's projections of Il Fornaio's future cash flows for fiscal years 2001, 2002 and 2003, which were previously provided to Evercore in October 2000, and Evercore's projection of Il Fornaio's future cash flows for fiscal years 2004 and 2005 resulted in a valuation range of $12.29 to $15.90 per share. Evercore's discounted cash flow analysis based solely on Evercore's projection of Il Fornaio's future cash flows resulted in a valuation range of $11.29 to $14.62 per share.

     LEVERAGED BUYOUT ANALYSIS. Evercore's analysis of an illustrative leveraged buyout transaction resulted in a valuation range for Il Fornaio common stock of $11.37 to $13.26 per share.

     DISCOUNTED FUTURE STOCK PRICE ANALYSIS. Applying a future price/earnings ratio to both management's previously provided earnings projections and the earnings implied by research analysts' consensus long-term earnings growth projections, Evercore estimated future stock prices for Il Fornaio and discounted these estimates to their then-present values. Based upon this analysis, Evercore obtained a valuation range for Il Fornaio common stock of $11.02 to $14.34 per share.

     At the April 2, 2001 meeting, the special committee discussed the risks associated with the condition, contained in the revised proposed senior debt financing commitment, regarding the required minimum level of Il Fornaio's EBITDA. The revised proposed commitment required that EBITDA, adjusted to omit expenses associated with SEC and other public company requirements and other expenses expected to be saved following the merger, for the trailing 12 months prior to the closing of the merger be at least $13.5 million. Following discussion, the special committee determined that the BRS March 22 proposal was fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders, conditioned upon: (1) Il Fornaio management's judgment that the $13.5 million adjusted EBITDA financing condition was reasonably certain to be achieved; (2) acceptance by BRS and its proposed lenders that the amounts shown in Il Fornaio's internal financial statements for the two-month period ended February 25, 2001 would not constitute a material adverse effect;
(3) confirmation from BRS's proposed senior lender that its commitment would be extended to June 30, 2001; and (4) satisfactory assurance from BRS that the pending consolidated class action against Il Fornaio, and similar claims, would not be considered a material adverse effect under the merger agreement, providing BRS a right of termination.

     The board of directors met on April 2, 2001, following the conclusion of the special committee meeting. The board discussed Evercore's preliminary draft report and the special committee's conditional determination of fairness. Il Fornaio management reported that, based on a preliminary analysis, the $13.5 million adjusted EBITDA minimum proposed by BRS's senior debt lender was very close to management's current mid-case expectations and, therefore, might not be satisfied in the event of even a small shortfall. Following further discussion and based on the special committee's determination, the board of directors determined that the BRS March 22 proposal was fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders, subject to the condition that BRS negotiate a reduction of the $13.5 million adjusted EBITDA financing condition to an amount that Il Fornaio management was reasonably certain would be achieved, in addition to the other conditions applicable to the special committee's determination and approval described above.

     At the direction of the special committee and the board, Il Fornaio management performed additional financial analyses using varying assumptions to determine a level of EBITDA that management was reasonably certain could be achieved. Taking into account the impact of the energy emergency affecting California and recent same store sales declines reflecting the general economic slowdown, as well as lower than expected sales at some of Il Fornaio's new restaurants located outside of California, management concluded that Il Fornaio's ability to achieve the $13.5 million EBITDA minimum proposed by BRS's senior debt lender was subject to substantial uncertainty.

     On April 4, 2001, the special committee met with its advisors to discuss the progress of negotiations with BRS and BRS's negotiations with its proposed senior lender. The special committee resolved to continue efforts to satisfy the conditions of the board's April 2 approval.

     On or about April 5, 2001, BRS requested additional information from Il Fornaio management with regard to management's expectations for Il Fornaio's financial performance in 2001. In response, management provided guidance to BRS regarding the potential effect of sales declines and increased utility costs.

     On April 6, 2001, BRS advised Il Fornaio and the special committee that, based on BRS's revised financial projections for Il Fornaio for fiscal years 2001 to 2005, BRS was reducing its proposed offer price to $12.00 per share in cash in order to obtain adequate financing to complete the merger.

     On April 7, 2001 and April 9, 2001, the special committee met with its advisors to discuss the proposed further reduction in merger consideration and the progress of negotiations with BRS. At the April 9, 2001 meeting, the special committee agreed to seek a higher price per share than the $12.00 per share offered by BRS and to seek acceptance by BRS and its proposed lender that the amounts shown in

Il Fornaio's internal financial statements for the three-month period ended April 1, 2001 would not constitute a material adverse effect, as well as to continue to seek to resolve the remaining terms as proposed at the special committee meeting of April 2, 2001.

     Between April 9, 2001 and April 23, 2001, the special committee and its advisors continued to negotiate remaining unresolved issues with BRS.

     On April 10, 2001, BRS told the special committee that it would agree that Il Fornaio's interim financial results for the three-month period ended April 1, 2001, as disclosed to BRS, did not constitute a material adverse effect. BRS also indicated that its negotiations with its senior debt lenders were continuing.

     On April 17, 2001, Il Fornaio announced that it was in negotiations with BRS to amend the terms of the original merger agreement and that, if an agreement were reached, a price reduction to not less than $12.00 per share was anticipated.

     On the afternoon of April 18, 2001, Evercore received an unsolicited telephone inquiry from financial advisors to a publicly traded restaurant chain, BUCA, Inc., regarding a possible acquisition proposal under which Il Fornaio stockholders would receive, in exchange for shares of Il Fornaio common stock, shares of BUCA common stock with a value of $12.00 or higher per share of Il Fornaio common stock. On the morning of April 19, 2001, as required under the merger agreement, BRS was advised of the receipt of this inquiry.

     On April 23, 2001, the special committee met with its advisors to discuss the progress of negotiations with BRS and BRS's negotiations with its senior lenders, as well as the possible acquisition proposal from the financial advisor to BUCA. The special committee was advised that BRS was deferring its response to the special committee's proposal of a price higher than $12.00 per Il Fornaio share until it had completed its negotiations with its senior lenders and that BRS had reported that the senior lenders were considering a reduction of the minimum adjusted EBITDA financing condition from $13.5 million to $13.0 million. The special committee agreed to continue to seek resolution of the unresolved issues discussed at its April 9, 2001 meeting.

     Between April 23, 2001 and April 25, 2001, the special committee and its advisors continued to negotiate remaining unresolved issues with BRS. On April 24, 2001, Il Fornaio management advised Evercore that, based on its revised financial projections, Il Fornaio management projected that EBITDA for 2001, adjusted to omit expenses associated with SEC and other public company requirements and other expenses expected to be saved following the merger, would be approximately $13.3 million. During this time period, BRS indicated that the equity component of its $12.00 proposal was $38.0 million compared to the $40.0 million required in the original merger agreement and continued in its earlier $13.00 proposal. BRS proposed that the date after which either party could terminate the merger agreement at its option, subject to certain exceptions, be extended to August 15, 2001.

     On April 25, 2001, the special committee met with its advisors to discuss the progress of negotiations with BRS. It determined to accept the reduced $13.0 million minimum adjusted EBITDA financing condition proposed by BRS's senior lenders and to accept the reduction of aggregate equity in the BRS financing plan from $40.0 million to $38.0 million, but to continue to seek June 30, 2001 as the agreed date after which the merger agreement could be terminated at the option of either party, subject to certain exceptions, as well as to continue to seek to resolve the remaining terms as proposed at the special committee meeting of April 2, 2001.

     On April 26, 2001, Evercore was advised by BUCA's financial advisor that BUCA was still considering a possible acquisition proposal, but did not currently intend to take any further action prior to May 31, 2001.

     On April 26, 2001, BRS told Evercore that, based upon BRS's financial projections for fiscal years 2001 to 2005, $12.00 per share was the maximum price it would offer in a merger transaction with Il Fornaio. Between April 26 and May 1, 2001, counsel for the special committee and counsel for BRS negotiated mutually satisfactory provisions under which BRS (1) accepted the $13.0 million adjusted EBITDA lending condition as a benchmark for material adverse effects with respect to Il Fornaio's EBITDA after April 1, 2001 (although such adjusted EBITDA would not be considered probative of whether a change or effect that resulted in a reduction of EBITDA would otherwise be considered a material adverse effect); (2) agreed that, based on facts known to BRS at that time, the contingent liability associated with the pending class action litigation, as it stood at that time, did not constitute a material adverse effect; and (3) agreed that either party could terminate the merger agreement at its option after June 30, 2001, subject to certain exceptions and possible extension to July 15, 2001. During the same time period, legal counsel for the continuing stockholders and legal counsel for BRS engaged in additional negotiations regarding the terms of the continuing stockholders' retained equity interests in Il Fornaio as the surviving corporation.

     On April 30, 2001, counsel for plaintiffs in the Delaware Chancery Court action challenging the merger contacted one of the defendants' counsel to discuss the possibility of settlement of the litigation.

     On May 1, 2001, the special committee met with its advisors. At the meeting, representatives of Evercore presented a definitive valuation analysis prepared on the basis of Il Fornaio management's revised financial projections. The following is a summary of the definitive valuation analyses presented by representatives of Evercore with respect to the BRS offer price of $12.00 per share:

     COMPARABLE COMPANY ANALYSIS. Evercore compared ratios based on BRS's offer price of $12.00 per share and Il Fornaio's average trading price over the 30-day trading period preceding November 16, 2000, the date the original merger agreement was publicly announced, to the median ratio of a group of comparable publicly traded companies.

                                                                           ENTERPRISE
                                                        PRICE/EARNINGS    VALUE/EBITDA
                                                        --------------    ------------
                                                         LTM     2001     LTM     2001
                                                        -----    -----    ----    ----
Il Fornaio (30-day average)...........................  14.6x    16.7x    4.1x    4.1x
BRS $12.00 Offer......................................  19.4x    22.2x    5.9x    5.9x
Comparable Group Median...............................  17.9x    15.7x    8.4x    7.6x

     COMPARABLE TRANSACTION ANALYSIS. Evercore compared EBITDA ratios based on BRS's offer price of $12.00 per share and Il Fornaio's average trading price over the 30-day trading period preceding November 16, 2000, the date the original merger agreement was publicly announced, to the median EBITDA ratio of a group of recent comparable transactions.

                                                               ENTERPRISE
                                                              VALUE/EBITDA
                                                              ------------
Il Fornaio (30-day average).................................      4.1x
BRS $12.00 Offer............................................      5.9x
Median of Comparable Transactions Since July 1997...........      7.1x
Median of Comparable Transactions Since January 1999........      5.4x

     DISCOUNTED CASH FLOW ANALYSIS. Evercore's discounted cash flow analysis based on Il Fornaio management's revised projections of Il Fornaio's future cash flows for fiscal years 2001 through 2005 resulted in a valuation range of $10.96 to $14.25 per share.

     LEVERAGED BUYOUT ANALYSIS. Evercore's analysis of an illustrative leveraged buyout transaction resulted in a valuation range for Il Fornaio common stock of $10.21 to $11.87 per share.

     DISCOUNTED FUTURE STOCK PRICE ANALYSIS. Applying a future price/earnings ratio to both management's revised earnings projections and the earnings implied by research analysts' consensus long-term earnings growth projections, Evercore estimated future stock prices for Il Fornaio and discounted these estimates to their then-present values. Based on this analysis, Evercore obtained a valuation range for Il Fornaio common stock of $6.21 to $13.13 per share.

     Evercore's definitive written valuation analysis indicated that, as of such date and based upon and subject to the considerations and limitations set forth in the opinion, BRS's offer of $12.00 per share to be paid in cash was fair, from a financial point of view, to Il Fornaio's stockholders other than the continuing stockholders. After consideration of the facts and circumstances, Evercore's definitive valuation analysis and its own review of the terms of the merger, the special committee unanimously determined that the offer of $12.00 per share made by BRS in the proposed merger agreement, as further amended, and the transactions contemplated thereby were fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders, and unanimously decided to recommend to the full board of directors of Il Fornaio that it approve the proposed merger agreement, as further amended, and the merger.

     Following the special committee's meeting on May 1, 2001, the special committee and its advisors met by telephonic conference call with the board of directors of Il Fornaio and its legal counsel. The special committee provided an oral report on the committee's findings and recommended to the board that it approve the proposed merger agreement, as further amended, and the merger. After consideration of the facts and circumstances, Evercore's valuation analysis and fairness opinion, the special committee's fairness determination and recommendation and its own review of the terms of the merger, the board determined that the merger agreement and the merger were fair to, and in the best interests of the stockholders of Il Fornaio, other than the continuing stockholders, and resolved to approve the proposed merger agreement, as further amended, and the merger and to recommend that the stockholders of Il Fornaio approve and adopt the merger agreement, as further amended, and the merger. On May 1, 2001, the merger agreement, as further amended, and securities purchase and contribution agreement, as further amended, were signed. On May 2, 2001, Il Fornaio issued a press release regarding the amended agreement.


     On May 17, 2001, plaintiffs' counsel made a specific settlement proposal requiring a disinterested stockholder vote on the merger proposal and additional disclosure in the proxy statement. Discussions continued over the next several days among the various counsel, leading to the circulation of a memorandum of understanding outlining a proposed settlement. The terms were negotiated, and, between June 6 and June 12, 2001, the memorandum of understanding was signed by counsel for plaintiffs and counsel for defendants, on behalf of all parties, reflecting the agreement in principle discussed under "-- Litigation Challenging the Merger."



     On June 5, 2001, legal counsel for BRS distributed drafts of a proposed merger agreement, revised to require the affirmative vote of the holders of a majority of votes cast on the merger proposal, other than votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders. Between June 5 and June 8, 2001, the various legal counsel for Il Fornaio, the special committee and BRS discussed the proposed amendment to the merger agreement and the timing of the sequence of events necessary to complete the merger by July 15, 2001, the date after which the financing commitments would expire and the merger agreement could be terminated by either party without cause, subject to certain exceptions. During this time, legal counsel for the special committee and BRS also discussed the possibility of extending both of these termination dates.



     On June 8, 2001, the special committee met with its advisors to discuss the proposed merger agreement, as further amended, the memorandum of understanding regarding settlement of the litigation and the timing of the sequence of events necessary to complete the merger by July 15, 2001. After discussion, the special committee ratified the terms of the memorandum of understanding and determined that the proposed merger agreement, as further amended, was consistent with the merger agreement, as amended as of May 1, 2001, and was in the best interests of Il Fornaio stockholders other than the continuing stockholders. The special committee determined to seek an extension to no later than August 7, 2001 of the date on which the financing commitments would expire, and of the date after which the merger agreement could be terminated by either party without cause, subject to certain exceptions.


     The board of directors met on June 8, 2001, following the conclusion of the special committee meeting. The special committee provided an oral report on the committee's findings and recommended to the board of directors of Il Fornaio that it approve the memorandum of understanding and the proposed merger agreement, as further amended (including a proposed provision to extend to no later than August 7, 2001, the date after which the merger agreement could be terminated by either party without cause, subject to certain exceptions). After discussion, the board of directors ratified the terms of the memorandum of understanding. After consideration of the facts and circumstances, the special committee's recommendation and its own review of the proposed merger agreement, as further amended, the board determined that the merger agreement, as further amended, was in the best interests of the stockholders of the Company, other than the continuing stockholders, and resolved to approve the proposed merger agreement, as further amended (including a proposed provision to extend to no later than August 7, 2001, the date after which the merger agreement could be terminated by either party without cause, subject to certain exceptions), and to recommend that the stockholders of Il Fornaio approve and adopt the merger agreement, as further amended, and the merger.



     On June 8, 2001, the expiration date of the mezzanine financing commitment was extended to August 7, 2001, and on June 12, 2001, the expiration date of the senior financing commitment was extended to July 31, 2001. On June 13, 2001, the merger agreement, as further amended (including a provision to extend to July 31, 2001, the date after which the merger agreement may be terminated by either party without cause, subject to certain exceptions), was executed by both parties.


RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The special committee of the board of directors has unanimously determined that the terms of the merger agreement, including the offer price of $12.00 per share, and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. The special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the special committee's determination," in determining to make its recommendation. The board of directors, based upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders and approved the merger agreement and the merger. The board of directors, based upon the unanimous recommendation of the special committee, unanimously recommends that Il Fornaio stockholders vote FOR the approval and adoption of the merger agreement and the merger.

     REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION. In recommending approval and adoption of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, including:

     - the fact that the merger consideration of $12.00 per share represented a substantial premium over current market prices, namely: (1) a 40.2% premium over the average market closing price of $8.56 per share for the 90 trading days ended November 15, 2000, which market closing price ranged between $7.25 and $9.81; and (2) a 28.9% premium over the market closing price of $9.31 per share on November 15, 2000;

     - the fact that historical market prices for Il Fornaio common stock from mid-1998 until the public announcement of the original merger agreement in November 2000 were largely below the merger consideration of $12.00 per share;

     - Evercore's definitive written valuation analysis at the May 1, 2001 meeting, including the opinion of Evercore as to the fairness, from a financial point of view, of the merger consideration to the holders of Il Fornaio common stock other than the continuing stockholders, which valuation analysis the special committee considered in its totality, rather than relying on any one analysis or subgroup of analyses;

     - the discussions with Evercore at various special committee meetings, including Evercore's advice that the proposed purchase price was above the high end of the range a financial buyer like BRS could reasonably be expected to offer, based on Il Fornaio management's revised financial projections;

     - the special committee's determination that Evercore's comparable company, leveraged buyout, discounted cash flow and discounted future stock price analyses together adequately measured Il Fornaio's going concern value, based on Il Fornaio management's revised financial projections;

     - the special committee's adoption of Evercore's comparable company, leveraged buyout, discounted cash flow and discounted future stock price analyses and determination of the following: (1) that the merger consideration of $12.00 per share was within the range of going concern value which, using the leveraged buyout, discounted cash flow and discounted future stock price analyses, was $6.21 to $14.25 per share; and (2) that the merger consideration of $12.00 per share exceeded the comparable company median price-earnings ratio;


     - the special committee's consideration of firm acquisition offers made by unaffiliated persons during the past two years and determination that such acquisition offers were not comparable because (1) current economic conditions, particularly in California, were more unsettled than economic conditions prevailing at the time these offers were made, (2) the timing of any material improvement in current economic conditions was unpredictable and (3) the adverse impact on the restaurant industry, particularly in California, of the current economic slowdown, as well as the California energy crisis and the relatively weak performance of some of the Company's new locations outside of California had together created greater uncertainty regarding Il Fornaio's near-term future financial performance than existed at the time of these offers (the firm acquisition offers made within the past two years being the June 1999 offer of $14.50 per share by Outback, to be composed entirely of Outback common stock, which offer was withdrawn subsequent to a 15% decline in Outback's stock price, which lower stock price effectively represented an offer of approximately $13.00 per share, and the November 23, 1999 offer of $14.00 per share by a national restaurant chain, to be composed of $11.00 in cash and one-half share of the national restaurant chain's stock, the price of which subsequently declined from $6.00 to $4.09 per share, effectively representing an offer of approximately $13.05 per share, which offer the restaurant chain subsequently withdrew, citing its inability to obtain financing);


     - the special committee's determination that it was highly uncertain whether BUCA would extend an offer of $12.00 or higher;

     - the special committee's determination that a BUCA proposal, if made, would probably consist entirely of BUCA stock, the value of which was likely to be more uncertain than the fixed cash value offered in the merger agreement;

     - the special committee's belief that the value of any BUCA proposal might decline if the merger agreement were abandoned;

     - the special committee's conclusion that the merger agreement allowed Il Fornaio a reasonable opportunity to respond to any BUCA offer that might be made and, if an offer were made and found superior to the merger agreement, to terminate the merger agreement and accept the BUCA offer;

     - the special committee's belief, after considering the Company's past efforts to pursue strategic alternatives to the merger, that many of the potential acquirors of the Company had determined not to pursue an acquisition of the Company or had submitted offers that were unsatisfactory at that time;

     - Il Fornaio's prospects as an independent, publicly held entity, taking into account the tension between Il Fornaio's current strategy of controlled growth and the expectations of the public markets for rapid growth and short-term results, as well as the potential for increased variability in financial performance arising out of the impact of new restaurant introductions on Il Fornaio's relatively small base of restaurant operations;

     - the limitations Il Fornaio suffered and would likely continue to suffer as a public company, including its relatively low trading volume, limited institutional sponsorship and diminished research attention from analysts, all of which could adversely affect the trading market and market value of Il Fornaio common stock;

     - the efforts of Il Fornaio and Evercore, commencing in March 1999 and continuing over the subsequent five months, to pursue strategic alternatives for the Company, including a potential sale of the Company, which resulted in only one offer to acquire Il Fornaio, which offer was ultimately withdrawn prior to execution of a definitive agreement;

     - the stated position of BRS, following the special committee's efforts to negotiate a higher price, that $12.00 per share was the highest price it was then willing to pay, based on BRS's revised financial projections for Il Fornaio;

     - the business reputation and financial resources of BRS and BRS's track record in structuring and completing transactions similar to the merger and the belief that BRS had the ability to complete the merger in a timely manner;

     - the financing commitments received by BRS with respect to the transaction, which the special committee believed furnished reasonable support of BRS's ability to meet its financing obligations pursuant to the merger agreement;

     - the fact that the consideration to be received by Il Fornaio stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by Il Fornaio stockholders;

     - the fact that the merger agreement did not preclude the board or the special committee from considering unsolicited competing acquisition proposals that are, or are reasonably likely to lead to, proposals superior to the transactions contemplated by the merger agreement, as described in "The Merger Agreement -- No Solicitation," "The Merger Agreement -- Termination" and "The Merger Agreement -- Termination Fee and Expense Reimbursement;"

     - the special committee's belief that the merger agreement, including the termination fee and reimbursement of out-of-pocket fees and expenses payable to Newco if the merger agreement is terminated for any of the reasons discussed in "The Merger Agreement -- Termination " and "The Merger Agreement -- Termination Fee and Expense Reimbursement," should not unduly discourage superior third-party offers and that the termination fee is within the range of fees payable in comparable transactions; and

     - the ability of stockholders who may not support the merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Delaware law, as discussed in "-- Appraisal Rights."

     The special committee also determined that the merger is procedurally fair because, among other things:

     - the Il Fornaio board of directors established a special committee to consider and negotiate the merger agreement;

     - the special committee, which consists solely of directors who are not officers or employees of Il Fornaio and have no financial interest in the proposed merger different from Il Fornaio stockholders generally, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction;

     - members of the special committee will have no continuing interest in Il Fornaio after completion of the merger;

     - the special committee retained and received advice from its own legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

     - the $12.00 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and BRS and its representatives, on the other hand;

     - the affirmative vote of the holders of a majority of the outstanding Il Fornaio shares entitled to vote on the matter is required under Delaware law to approve and adopt the merger agreement (which Delaware law vote requirement was, subsequent to the committee's fairness determination, supplemented by a requirement in the final amended merger agreement that the merger proposal also be approved by the affirmative vote of the holders of a majority of the votes cast on the merger proposal, excluding votes attributable to shares of Il Fornaio common stock held or controlled by continuing stockholders); and

     - under Delaware law, Il Fornaio stockholders have the right to demand appraisal of their shares.

     The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

     - in the event of a wrongful termination or material breach of the merger agreement, Il Fornaio's only recourse may be against Newco, a company without assets;

     - the obligation of Newco to complete the merger is conditioned upon financing being made available to Newco, as discussed in "-- Merger Financing," and Newco may not secure financing for a variety of reasons, including reasons beyond the control of Il Fornaio;

     - if the merger is not consummated under circumstances further discussed in "The Merger Agreement -- Termination" and "The Merger
       Agreement -- Termination Fee and Expense Reimbursement," Il Fornaio may be required to pay to Newco specified termination fees and expenses;

     - certain terms and conditions set forth in the merger agreement, required by BRS as a prerequisite to entering into the merger agreement, prohibit Il Fornaio and its representatives from soliciting third-party bids and accepting, approving or recommending third-party bids except in specified circumstances and upon payment to Newco of specified termination fees and expenses, and these terms could have the effect of discouraging a third party from making a bid to acquire Il Fornaio;

     - the cash consideration to be received by a stockholder will generally be taxable to the stockholder in an amount equal to the excess of $12.00 over the stockholder's tax basis in the stockholder's shares of Il Fornaio common stock;

     - the merger consideration of $12.00 per share represents a 33.0% premium over the average market price of Il Fornaio's common stock for the 30 trading days ending on November 15, 2000, the day before the announcement of the execution of the original merger agreement, which premium is below the median of 35.5% of premiums relative to 30-day average market prices prior to disclosure of recent transactions that Evercore identified as comparable;

     - as discussed in "-- Interests of Il Fornaio Directors and Officers in the Merger," the continuing stockholders have potential conflicts of interest, including equity interests in Il Fornaio as the surviving corporation, continued employment and accelerated vesting of stock options; and

     - following the merger, Il Fornaio stockholders, other than the continuing stockholders, will cease to participate in any future earnings growth of Il Fornaio or benefit from any increase in the value of the Company.

     In considering the merger, the special committee considered Evercore's "Selected Comparable Company Analysis," "Selected Comparable Transaction Analysis" and "Leveraged Buyout Analysis" to be the most relevant measures to determine the going-concern value of Il Fornaio. The special committee viewed Evercore's "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price" as relevant but more subjective because these valuation methods primarily reflected estimates of Il Fornaio's disposition value or stock price in five years.

     The special committee determined that Evercore's "Selected Comparable Company Analysis," "Leveraged Buyout Analysis," "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price" together served as an adequate measure of Il Fornaio's going concern value. The special committee adopted these valuation analyses in determining the range of going concern value. Using the "Leveraged Buyout Analysis," "Discounted Cash Flow Analysis" and "Analysis of Present Value of Future Stock Price," the special committee determined that the range of going concern value was $6.21 to $14.25 per share. Using the "Selected Comparable Company Analysis," the special committee determined that the merger consideration exceeded the comparable company median price-earnings ratio, based on estimated earnings for 2001. The special committee further determined that the merger consideration of $12.00 per share was fair to Il Fornaio stockholders other than continuing stockholders in relation to this range of values and ratio.

     The special committee did not ask Evercore to attempt to determine the liquidation value of Il Fornaio and gave little consideration to the book value of Il Fornaio (which was $8.26 per share at April 1, 2001) because it believed that those measures of asset value were not relevant to the market value of Il Fornaio's business and would be considerably less than the merger consideration of $12.00 per Il Fornaio share. While the special committee reviewed with Evercore its various financial analyses and reviewed with officers of Il Fornaio its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger.


     In reaching its determination, the special committee did not consider the purchases made by any of the continuing directors and officers in the past two years. Because these transactions occurred in 1999 and 2000, involving relatively small numbers of shares, the special committee did not view these purchases as material or relevant to a determination of fairness.


     After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

     REASONS FOR THE BOARD OF DIRECTORS' DETERMINATION. The Il Fornaio board consists of seven directors, two of whom serve on the special committee. The remaining five directors are continuing stockholders. In reporting to Il Fornaio's board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisers participating, advised the other members of the board of the course of its negotiations with BRS and its legal counsel, its review of the merger agreement and the related financing commitments and the factors it took into account in reaching its determination that the terms of the merger agreement, including the offer price of $12.00 per share, and the merger are fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board based its position on the totality of the information presented and considered. In connection with its consideration of the determination by the special committee, as part of its determination with respect to the merger, the board of directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis.

     FAIRNESS OF THE MERGER TO DISINTERESTED STOCKHOLDERS. The board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to, and in the best interests of, Il Fornaio stockholders other than the continuing stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, the board established the special committee, consisting of two directors of Il Fornaio, neither of whom is an officer or employee of Il Fornaio or has an interest in the proposed merger different from that of Il Fornaio stockholders generally.

     In reaching these conclusions, the board considered it significant that:

     - the merger consideration of $12.00 in cash per share was the highest price BRS indicated it was then willing to pay, based on BRS's revised financial projections for Il Fornaio, following arm's-length negotiations between the special committee and representatives of BRS;

     - no member of the special committee has an interest in the proposed merger different from that of Il Fornaio stockholders generally;

     - the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in the negotiations with BRS; and

     - Evercore was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from BRS or any third party, and Evercore had reached the conclusion expressed in its written opinion dated May 1, 2001 that, subject to the considerations and limitations set forth in the opinion, the transaction was fair, from a financial point of view, to the stockholders of Il Fornaio other than the continuing stockholders.

     The board believes that the merger agreement and the proposed merger are substantively and procedurally fair to Il Fornaio stockholders other than the continuing stockholders for all of the reasons and factors described above, even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

     THE BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT IL FORNAIO STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     POSITION OF THE CONTINUING DIRECTORS AND OFFICERS AS TO THE FAIRNESS OF THE MERGER. Under a potential interpretation of the Exchange Act rules governing "going private" transactions, one or more of the continuing directors and officers may be deemed to be affiliates of Il Fornaio. The continuing directors and officers are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the continuing directors and officers may have interests in the merger that are different from, or in addition to, the interests of Il Fornaio stockholders generally, each of the continuing directors and officers believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to disinterested Il Fornaio stockholders based on the facts and information available to him.

     Although the continuing directors and officers did not participate in the deliberations of the special committee, the continuing directors and officers have considered the same factors examined by the special committee described above under "-- Reasons for the special committee's determination" and have adopted the conclusion, and the analysis underlying the conclusion, of the special committee, based upon their view as to the reasonableness of that analysis. In addition, Dean A. Cortopassi, W. Scott Hedrick, F. Warren Hellman, Michael J. Hislop and Laurence B. Mindel, as members of the board of directors, participated in the consideration of the merger transaction by the board as discussed above under "-- Reasons for the board of directors' determination." Based on these factors, as well as all of the reasons and factors described above under "-- Reasons for the special committee's determination," considered together, the continuing directors and officers believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to Il Fornaio stockholders other than the continuing stockholders. They have formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

     The continuing directors and officers believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to Il Fornaio's stockholders other than the continuing stockholders. This belief should not, however, be construed as a recommendation by the continuing directors and officers to Il Fornaio's public stockholders to vote to approve and adopt the merger agreement and the merger.

     POSITION OF BRS & CO., BRSE LLC, BRS AND NEWCO AS TO THE FAIRNESS OF THE MERGER. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is substantively and procedurally fair to Il Fornaio's unaffiliated stockholders. However, none of BRS & Co., BRSE LLC, BRS and Newco has undertaken any formal evaluation of the fairness of the merger to Il Fornaio stockholders. Moreover, BRS & Co., BRSE LLC, BRS and Newco did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. Consequently, none of BRS & Co., BRSE LLC, BRS and Newco is in a position to adopt the conclusions of the special committee with respect to the fairness of the merger to the stockholders. Because of the variety of factors considered, BRS & Co., BRSE LLC, BRS and Newco did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination.

     The determination of BRS & Co., BRSE LLC, BRS and Newco that the merger is substantively fair was made after consideration of all the factors together. These factors include the following:

     - the fact that the historical market prices for the common stock of Il Fornaio have, from mid-1998 until the public announcement of the original merger agreement in November 2000, been largely below the $12.00 per share merger consideration;

     - the fact that the merger consideration of $12.00 per share will provide Il Fornaio stockholders a substantial premium over market prices prevailing shortly before public announcement of the merger, specifically a 40.2% premium over the average market closing price of $8.56 per share for the 90 trading days ended November 15, 2000, which market closing price ranged between $7.25 and $9.81 per share, and a 28.9% premium over the closing price of $9.31 per share on November 15, 2000;

     - the establishment by Il Fornaio of the special committee to negotiate at arm's-length and evaluate the merger;

     - the fact that the special committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to the Il Fornaio stockholders other than the continuing stockholders; and

     - the unanimous recommendation of the special committee and the Il Fornaio board of directors.

BRS & Co., BRSE LLC, BRS and Newco believe that these analyses and factors provide a reasonable basis for them to believe that the merger is fair to the Il Fornaio stockholders other than the continuing stockholders. This belief should not, however, be construed as a recommendation to Il Fornaio stockholders by any of BRS & Co., BRSE LLC, BRS or Newco to vote to approve the merger.


     BRS & Co., BRSE LLC, BRS and Newco did not consider the net book value, liquidation value or going concern value of Il Fornaio in evaluating the fairness of the merger to Il Fornaio disinterested stockholders. BRS & Co., BRSE LLC, BRS and Newco do not believe that these factors have any significant impact on the market trading prices of Il Fornaio common stock. BRS & Co., BRSE LLC, BRS and Newco did not consider the purchases made by any of the continuing directors and officers in the past two years to be material or relevant to a determination of fairness of the merger because these transactions involved relatively small numbers of shares and occurred in 1999 and 2000, BRS & Co., BRSE LLC, BRS and Newco did not rely on any report, opinion or appraisal in determining the fairness of the merger to Il Fornaio stockholders other than the continuing stockholders, but do not disagree with the conclusion expressed by Evercore in its opinion to the special committee regarding the fairness, from a financial point of view, of the merger consideration to the holders of Il Fornaio common stock other than the continuing stockholders. BRS & Co., BRSE LLC, BRS and Newco did not consider any firm offers made in the last two years by an unaffiliated person to merge or consolidate with Il Fornaio, to acquire all or any substantial part of the assets of Il Fornaio or to acquire control of Il Fornaio.

     BRS & Co., BRSE LLC, BRS and Newco believe that the merger is procedurally fair to Il Fornaio stockholders other than the continuing stockholders because the special committee, consisting solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger. BRS & Co., BRSE LLC, BRS and Newco believe that the merger is procedurally fair to Il Fornaio stockholders other than the continuing stockholders, even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

FORWARD-LOOKING INFORMATION

     Il Fornaio does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with the possible sale of Il Fornaio, Il Fornaio management prepared and, in October 2000, provided to BRS the projections set forth below under the caption "Projections Prepared by Il Fornaio -- 2000" for the five fiscal years ending December 26, 2004. These projections assumed that the merger had occurred and that Il Fornaio would be operated as a privately held entity. Later in October 2000, Il Fornaio management prepared another set of projections, through December 28, 2003, which were furnished to Evercore. These projections, which assumed that Il Fornaio would continue to operate as a public company, are set forth below under the caption "Projections Prepared by Il Fornaio for Evercore -- October 2000." In late January and early February 2001, BRS, based on historical data and projections furnished to BRS by Il Fornaio referenced above, prepared pro forma financial information for fiscal 2000, as well as the projections for the six fiscal years ending December 31, 2006, set forth below under the caption "Projections Prepared by BRS -- February 2001."

     In April 2001, in connection with the preparation by Evercore of its analysis of the fairness of BRS's proposed new offer price of $12.00 per share, Il Fornaio management furnished to Evercore revised financial projections for the period 2001 through 2005. These projections took into account the potential impact on Il Fornaio of the economic slowdown and energy crisis in California (which, in the first quarter of 2001, were reflected in comparable restaurant sales declines and increased utility costs), as well as slower than expected sales at certain of the Company's restaurants located outside of California. These projections, which assumed that Il Fornaio would continue to operate as a public company, are set forth below under the caption "Projections Prepared by Il Fornaio for Evercore -- April 2001." At the same time, BRS prepared revised projections, reflecting these same concerns, for the period 2001 through 2006, set forth below under the caption "Projections Prepared by BRS -- April 2001." BRS's projections assumed that the merger had occurred and that Il Fornaio would be operated as a privately held entity.

     The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, referred to as the Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither Il Fornaio's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with, them. The inclusion of these projections in this document should not be regarded as a representation by Il Fornaio, the Il Fornaio board of directors, the special committee, BRS or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Il Fornaio's control. As a result, there can be no assurance that any of these projections will be realized.

     The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including Il Fornaio's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Il Fornaio's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Il Fornaio's results to differ materially from those expressed or implied by the forward-looking statements. These factors include the Company's competitive environment, its ability to open new restaurants on a timely basis and the performance of those restaurants, the impact of energy shortages, general economic and other market conditions in which it operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Il Fornaio's control. Accordingly, there can be no assurance that any of the projections are indicative of Il Fornaio's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements."

     PROJECTIONS PREPARED BY IL FORNAIO -- 2000

                                                            FISCAL YEAR
                                      --------------------------------------------------------
                                        2000        2001        2002        2003        2004
                                      --------    --------    --------    --------    --------
                                                           (IN THOUSANDS)
Restaurant and bakery sales.........  $122,704    $132,849    $141,781    $147,188    $152,708
Profit Center Income................  $ 15,590    $ 17,327    $ 19,801    $ 20,856    $ 21,959
Operating Income....................  $  5,423    $  9,335    $ 11,748    $ 12,647    $ 13,590
Net Income..........................  $  3,496    $  5,932    $  4,070    $  4,881    $  5,750

     In preparing the financial projections, Il Fornaio employed the following key assumptions:

     PROJECTED STORE OPENINGS. The financial projections furnished to BRS were designed to focus primarily on projected operating results for the existing business, with less emphasis on projecting new restaurant and bakery openings. Accordingly, for each fiscal year, only one new restaurant was projected to open, although in each of 1999 and 2000, Il Fornaio opened four new restaurants. Management of Il Fornaio did discuss with BRS the possibility that, if appropriate sites were located, additional restaurants could be opened, although no projections were discussed in that regard at that time. Restaurants were projected to open in April of each year, except that, in 2001, the restaurant was projected to open in November. During the period, only one new wholesale bakery was projected to open, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected. The projected opening date for the wholesale bakery was April 2001. As of October 15, 2000, no leases had been executed for any of these locations other than for the locations scheduled to open in 2001.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Il Fornaio defines comparable store sales to include a new restaurant or bakery only after its first full month following the eighteenth month of its operation.

          RESTAURANTS. The projections assumed that comparable store restaurant sales increase at a compound annual growth rate of approximately 1%. New restaurants were assumed to generate approximately $3.75 million in annual sales for the fiscal year, except that the annual sales for the new restaurant projected to open in November 2001 were assumed to be $4.5 million in its first year of operation. Sales for new restaurants open between 12 and 18 months were assumed to increase at an annual compound growth rate of 3% prior to their inclusion in the comparable store sales growth calculation.

          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 3%. Sales for the new wholesale bakery projected to open in 2001 were assumed to increase at an average compound annual growth rate of approximately 15% per year, with sales for 2005 projected to be $2.5 million.

     EXPENSES. Expense projections were based primarily on current expense patterns at the restaurant and bakery level. General and administrative costs were projected to decline substantially as a result of anticipated post-merger cost savings, such as elimination of administrative costs associated with operations as a public company, as well as various planned reductions anticipated to result from the implementation of cost control initiatives. Fiscal 2001 assumed a full year of planned savings; however, general and administrative expenses were projected to increase at a compound annual growth rate of 1% to 2% from 2002 to 2005.

     CAPITAL EXPENDITURES. Capital expense projections assumed that each new restaurant would require, on average, a total investment, net of assumed landlord contributions, of approximately $2.2 million. Capital expense projections for existing restaurants and bakeries were based primarily on recent historical spending patterns. For fiscal 2001, capital expense projections were based on the pro forma budgets, net of assumed landlord contributions, calculated for the new restaurant and new wholesale bakery expected to be opened in fiscal 2001, along with projected expenses associated with a planned expansion to the existing Pasadena, California restaurant.

     PROFIT CENTER INCOME. Profit center income, which is defined as income before general and administrative expenses, pre-opening costs, interest and taxes, was projected to remain relatively consistent with historical levels in fiscal 2000 as a percentage of sales for the majority of comparable stores; however, small increases in profit center income were projected over the period to reflect, on a store-by-store basis, anticipated store maturation, as well as planned improvements and initiatives.

     OPERATING INCOME. Operating income, which is defined as income before interest and taxes, was projected to increase primarily as a result of an expected substantial reduction in general and administrative expenses, as well as the factors taken into account in projecting profit center income.

     TAXES. The combined federal and state tax rate was projected to be 38.5%, compared to historical levels of 38.5% in 1999 and 37.5% in 2000.

     PROJECTIONS PREPARED BY IL FORNAIO FOR EVERCORE -- OCTOBER 2000

                                                                  FISCAL YEAR
                                                  --------------------------------------------
                                                    2000        2001        2002        2003
                                                  --------    --------    --------    --------
                                                                 (IN THOUSANDS)
Restaurant and bakery sales.....................  $122,704    $132,679    $143,442    $157,062
Profit Center Income............................  $ 15,590    $ 16,944    $ 18,806    $ 21,440
Operating Income................................  $  5,423    $  7,721    $  8,630    $ 10,732
Net Income......................................  $  3,496    $  5,046    $  5,863    $  7,532
EBITDA..........................................  $ 11,313    $ 14,090    $ 15,516    $ 18,271

     In preparing the financial projections, Il Fornaio employed the following key assumptions:

     PROJECTED STORE OPENINGS. The financial projections prepared for Evercore were designed to focus on projected operating results for the existing business as well as projected new restaurant and bakery openings. Accordingly, for 2001, one new restaurant was projected to open, three new restaurants in 2002 and four new restaurants in 2003. In each of 1999 and 2000, Il Fornaio opened four new restaurants. Restaurants were projected to open throughout each year, and, in 2001, the restaurant was projected to open in November. During the period, only one new wholesale bakery was projected to open, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected. The projected opening date for the wholesale bakery was April 2001. As of October 2000, no leases had been executed for any of these locations other than for the locations scheduled to open in 2001.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Il Fornaio defines comparable store sales to include a new restaurant or bakery only after its first full month following the eighteenth month of its operation.

          RESTAURANTS. The projections assumed that comparable store restaurant sales increase at a compound annual growth rate of approximately 1%. New restaurants were assumed to generate approximately $3.75 million in annual sales for the fiscal year, except that annual sales for the new restaurant projected to open in November 2001 were assumed to be $4.5 million in its first year of operation. Sales for new restaurants open between 12 and 18 months were assumed to increase at an annual rate of 3% prior to their inclusion in the comparable store sales growth calculation.

          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 3%. Sales for the new wholesale bakery projected to open in 2001 were assumed to increase at an average compound annual growth rate of approximately 15% per year.

     EXPENSES. Expense projections were based primarily on current expense patterns at the restaurant and bakery level. General and administrative expenses were projected to increase at a compound annual growth rate of 3% from 2001 to 2003. Expenses include projected expenses related to operations as a public company.

     CAPITAL EXPENDITURES. Capital expense projections assumed that each new restaurant would require, on average, a total investment, net of assumed landlord contributions, of approximately $2.2 million. Capital expense projections for existing restaurants and bakeries were based primarily on recent historical spending patterns. For fiscal 2001, capital expense projections were based on Il Fornaio's pro forma budgets, net of assumed landlord contributions, calculated for the new restaurant and new wholesale bakery expected to be opened in fiscal 2001, along with projected expenses associated with a planned expansion of the existing Pasadena, California restaurant.

     PROFIT CENTER INCOME. Profit center income, which is defined as income before general and administrative expenses, pre-opening costs, interest and taxes, was projected to remain relatively consistent with historical levels in fiscal 2000 as a percentage of sales for the majority of comparable stores; however, small increases in profit center income were projected over the period to reflect, on a store-by-store basis, anticipated store maturation, as well as planned improvements and initiatives.

     OPERATING INCOME. Operating income, which is defined as income before interest and taxes, was projected to increase primarily as a result of projected increases in profit center income, combined with expected slower growth of general and administrative expenses.

     TAXES. The combined federal and state tax rate was projected to be 38.5%, compared to historical levels of 38.5% in 1999 and 37.5% in 2000.

     EBITDA. EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, was projected to increase as a percentage of sales due to an anticipated reduction of pre-opening and general and administrative expenses as a percentage of sales.

     PROJECTIONS PREPARED BY BRS -- FEBRUARY 2001

                                                                   PROJECTED
                                  PRO FORMA   ---------------------------------------------------
                                   FY2000     FY2001   FY2002   FY2003   FY2004   FY2005   FY2006
                                  ---------   ------   ------   ------   ------   ------   ------
                                                          ($ IN MILLIONS)
Number of Restaurants...........       25         26       29       32       36       40       44
Number of Bakeries..............        3          4        4        4        4        4        4
Restaurant Sales................   $121.4     $121.5   $132.5   $148.5   $167.1   $188.3   $209.9
Bakery Sales....................     10.3       12.0     12.5     13.0     13.3     13.6     13.9
                                   ------     ------   ------   ------   ------   ------   ------
  Total Sales...................   $131.8     $133.5   $145.0   $161.5   $180.5   $201.9   $223.8
  % Change......................      n/m        7.3%     8.6%    11.4%    11.7%    11.9%    10.8%
Corporate G&A...................      7.6        7.5      8.1      8.7      9.4     10.0     10.7
EBITDAR before Pre-Opening
  Expenses......................   $ 22.3     $ 22.7   $ 25.3   $ 28.7   $ 32.6   $ 37.0   $ 41.7
  Margin........................     16.9%      17.0%    17.4%    17.8%    18.0%    18.4%    18.6%
Rent Expense....................      7.0        7.2      7.7      8.6      9.6     10.7     11.9
EBITDA before Pre-Opening
  Expenses......................   $ 15.3     $ 15.5   $ 17.6   $ 20.1   $ 23.0   $ 26.3   $ 29.8
  Margin........................     11.6%      11.6%    12.1%    12.4%    12.7%    13.1%    13.3%
Depreciation & Amortization.....      6.4        6.8      7.3      7.9      8.7      9.5     10.4
Pre-Opening Expense.............      1.0        0.3      0.8      0.8      1.0      1.0      1.0
EBIT............................   $  7.8     $  8.4   $  9.5   $ 11.4   $ 13.3   $ 15.8   $ 18.4
  Margin........................      5.9%       6.3%     6.6%     7.1%     7.3%     7.9%     8.2%
Interest Expense (Income).......      5.3        3.4      4.7      4.3      3.7      3.1      2.2
Maintenance CapEx...............      1.0        1.4      1.7      1.9      2.2      2.5      2.8
Discretionary CapEx.............     10.4        2.7      6.0      6.0      8.0      8.0      8.0
                                   ------     ------   ------   ------   ------   ------   ------
  Total CapEx...................   $ 11.4     $  4.2   $  7.7   $  7.9   $ 10.2   $ 10.5   $ 10.8
Senior Debt.....................     36.1       30.3     26.8     21.1     15.2      6.5      0.0
Subordinated Debt...............     15.0       15.0     15.0     15.0     15.0     15.0     15.0
                                   ------     ------   ------   ------   ------   ------   ------
  Total Debt....................   $ 51.1     $ 45.3   $ 41.8   $ 36.1   $ 30.2   $ 21.5   $ 15.0
Senior Leverage.................     2.4x       1.9x     1.5x     1.1x     0.7x     0.2x     0.0x
Total Leverage..................     3.4x       2.9x     2.4x     1.8x     1.3x     0.8x     0.5x
EBITDAR/Interest plus Rent......     1.8x       2.2x     2.0x     2.2x     2.4x     2.7x     2.9x
EBITDA/Interest.................     2.9x       4.6x     3.8x     4.7x     6.1x     8.6x    13.2x

     In preparing the financial projections, BRS employed the following key assumptions:

     FISCAL 2000 PRO FORMA FINANCIAL INFORMATION. For fiscal 2000, pro forma sales, EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and EBITDA were adjusted to reflect a 52-week fiscal year and annualized performance for restaurants open for less than one year. For most restaurants, a slight downward adjustment was made as fiscal 2000 was a 53-week year; however, for three restaurants, an upward adjustment was made, as these restaurants were open for less than a year. EBITDAR and EBITDA were adjusted to eliminate the effect of pre-opening expenses of approximately $1.0 million as well as expenses of approximately $1.4 million related to operations as a publicly held company.

     PROJECTED STORE OPENINGS. The projections assumed that one new restaurant would be opened in 2001, three new restaurants in each of 2002 and 2003 and four new restaurants in each of 2004, 2005 and 2006. The projections assumed that only one new wholesale bakery would be opened in 2001 and none between 2002 and 2006, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Total net sales were projected to increase at a compound annual growth rate of 10.3%.

          RESTAURANTS. The projections assumed that comparable store restaurant sales would be flat for fiscal 2001, but would increase at a compound annual growth rate of approximately 2.0% thereafter through 2006. Each new restaurant was assumed to generate approximately $4.5 million in annual revenue for the first 18 months of operation.

          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 2.0%. Sales for the projected new bakery were projected to increase at a compound annual growth rate of 39.0% for the first full year of operation and 18.0% for the second year of operation.

     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION BEFORE PRE-OPENING EXPENSES. The projections assumed a compound annual growth rate from 2000 through 2006 for EBITDA before pre-opening expenses of 11.8%. As a percent of total sales, EBITDA before pre-opening expenses was projected to be 11.6% in fiscal 2001 and to increase by approximately 14.0% each year thereafter until fiscal 2006, when it was projected to be 13.3%. This projected increase was anticipated to result from new stores expected to open at higher margins as well as leveraging of overhead.

     CAPITAL EXPENDITURES. Maintenance capital expenditures were projected to be approximately $1.4 million in fiscal 2001. The projections assumed that maintenance capital expenditures would increase at a compound annual growth rate of 14.9% per year from fiscal 2001 to fiscal 2006. One new restaurant and one new bakery were assumed to be opened in fiscal 2001, with combined capital expenditures projected to be $2.7 million, net of assumed landlord contributions. The projections assumed that discretionary capital expenditures would be $2.0 million, net of assumed landlord contributions, for each new restaurant constructed beginning in fiscal 2002.

     The following table sets forth the projected capital expenditures through 2006:

                                                2001    2002    2003    2004     2005     2006
                                                ----    ----    ----    -----    -----    -----
                                                                ($ IN MILLIONS)
Maintenance CapEx.............................  $1.4    $1.7    $1.9    $ 2.2    $ 2.5    $ 2.8
New Restaurants...............................     1       3       3        4        4        4
New Bakery....................................     1       0       0        0        0        0
Discretionary CapEx per Restaurant............  $2.0    $2.0    $2.0    $ 2.0    $ 2.0    $ 2.0
                                                ----    ----    ----    -----    -----    -----
Discretionary CapEx...........................   2.7     6.0     6.0      8.0      8.0      8.0
                                                ====    ====    ====    =====    =====    =====
  Total CapEx.................................  $4.2    $7.7    $7.9    $10.2    $10.5    $10.8

     PRE-OPENING EXPENSES. Pre-opening expenses were projected to be $250,000 per new restaurant. The following table sets forth the projected pre-opening expenses throughout 2006:

                                             2001     2002     2003     2004     2005     2006
                                             -----    -----    -----    -----    -----    -----
                                                              ($ IN MILLIONS)
New Restaurants............................      1        3        3        4        4        4
Cost per Restaurant........................  $0.25    $0.25    $0.25    $0.25    $0.25    $0.25
                                             -----    -----    -----    -----    -----    -----
  Pre-Opening Expense......................  $0.25    $0.75    $0.75    $1.00    $1.00    $1.00

     PROJECTIONS PREPARED BY IL FORNAIO FOR EVERCORE -- APRIL 2001

                                                            FISCAL YEAR
                                      --------------------------------------------------------
                                        2001        2002        2003        2004        2005
                                      --------    --------    --------    --------    --------
                                                           (IN THOUSANDS)
Restaurant and bakery sales.........  $130,187    $136,481    $151,500    $169,662    $191,400
Profit Center Income................  $ 14,667    $ 16,476    $ 18,272    $ 20,079    $ 22,315
Operating Income....................  $  5,267    $  6,151    $  6,802    $  7,391    $  8,511
Net Income..........................  $  3,524    $  4,253    $  4,820    $  5,323    $  6,150
EBITDA..............................  $ 11,950    $ 13,157    $ 14,579    $ 16,127    $ 18,422

     In preparing the financial projections, Il Fornaio employed the following key assumptions:

     PROJECTED STORE OPENINGS. The financial projections prepared for Evercore were designed to focus primarily on projected operating results for the existing business, as well as projected new restaurant and bakery openings. Accordingly, for 2001, one new restaurant was projected to open, two new restaurants in 2002, three new restaurants in 2003 and four new restaurants in each of 2004 and 2005. In each of 1999 and 2000, Il Fornaio opened four new restaurants. Restaurants were projected to open throughout each year, and in 2001, the restaurant was projected to open in November. During the period, only one new wholesale bakery was projected to open, although Il Fornaio has opened two new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected. The projected opening date for the wholesale bakery was April 2001. As of April 2001, no leases had been executed for any of these locations other than for the locations scheduled to open in 2001.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Il Fornaio defines comparable store sales to include a new restaurant or bakery only after its first full month following the eighteenth month of its operation.

          RESTAURANTS. The projections assumed that comparable store restaurant sales would decrease in 2001 by 3%, taking into account a 4% decline in comparable store restaurant sales experienced in the first quarter of 2001 compared to the first quarter of 2000. However, comparable store restaurant sales were projected to increase by 2.8% in 2002 and to increase in 2003 through 2005 at a compound annual growth rate of approximately 2%. New restaurants were assumed to generate approximately $4.1 million in annual sales for the fiscal year, except that annual sales for the new restaurant projected to open in November 2001 were assumed to be $4.5 million in its first year of operation. Sales for new restaurants open between 12 and 18 months were assumed to increase at an annual growth rate of 3% prior to their inclusion in the comparable store sales growth calculation.

          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 3%. Sales for the new wholesale bakery projected to open in 2001 were assumed to increase at an average compound annual growth rate of approximately 15% per year.

     EXPENSES. Expense projections were based primarily on current expense patterns at the restaurant and bakery level. General and administrative expenses were projected to increase at a compound annual growth rate of 5% from 2000 to 2005. Expenses include projected expenses related to operation as a public company.

     CAPITAL EXPENDITURES. Capital expense projections assumed that each new restaurant would require, on average, a total investment, net of assumed landlord contributions, of approximately $2.0 million. Capital expense projections for existing restaurants and bakeries were based primarily on recent historical spending patterns. For fiscal 2001, capital expense projections were based on Il Fornaio's pro forma budgets, net of assumed landlord contributions, prepared for the new restaurant and new wholesale bakery expected to open in fiscal 2001, along with projected expenses associated with a planned expansion of the existing Pasadena, California restaurant.

     PROFIT CENTER INCOME. Profit center income, which is defined as income before general and administrative expenses, pre-opening costs, interest and taxes, was projected to decline as a percentage of sales in 2001 as compared to fiscal 2000 as a result of the projected decline in same store sales. However, increases in profit center income were projected over the period from 2002 through 2005 reflecting, on a store-by-store basis, anticipated store maturation, as well as planned improvements and initiatives.

     OPERATING INCOME. Operating income, which is defined as income before interest and taxes, was projected to decline in 2001 due to a reduction in profit center income, but to increase in subsequent periods primarily as a result of projected slower growth of general and administrative expenses as compared to projected sales, as well as the factors taken into account in projecting profit center income.

     TAXES. The combined federal and state tax rate was projected to be 38.5%, compared to historical levels of 38.5% in 1999 and 37.5% in 2000.

     EBITDA. EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, was projected to decline as a percentage of sales in 2001 as a result of the factors described above, but to increase in future periods due to projected slower growth of pre-opening and general and administrative expenses relative to projected sales.

     PROJECTIONS PREPARED BY BRS -- APRIL 2001

                                                              PROJECTED
                                       --------------------------------------------------------
                                        2001      2002      2003      2004      2005      2006
                                       ------    ------    ------    ------    ------    ------
                                                           ($ IN MILLIONS)
Number of Restaurants................      26        29        32        36        40        44
Number of Bakeries...................       4         4         4         4         4         4
Restaurant Sales.....................  $115.8    $126.8    $142.6    $161.0    $182.0    $203.4
Bakery Sales.........................    12.0      12.5      13.0      13.3      13.6      13.9
                                       ------    ------    ------    ------    ------    ------
     Total Sales.....................  $127.8    $139.3    $155.6    $174.4    $195.6    $217.3
     % Change........................     2.7%      9.0%     11.7%     12.1%     12.2%     11.1%
EBITDA Before Pre-Opening
  Expenses...........................  $ 13.0    $ 14.9    $ 17.3    $ 20.2    $ 23.3    $ 26.4
  Margin.............................    10.2%     10.7%     11.1%     11.6%     11.9%     12.2%
Preopening Expense...................     0.3       0.8       0.8       1.0       1.0       1.0
Depreciation and Amortization........     7.3       7.7       8.4       9.1      10.0      10.9
EBIT.................................  $  5.5    $  6.4    $  8.2    $ 10.1    $ 12.3    $ 14.5
  Margin.............................     4.3%      4.6%      5.3%      5.8%      6.3%      6.7%
Maintenance CapEx....................     1.4       1.7       1.9       2.2       2.5       2.8
Discretionary CapEx..................     2.7       6.0       6.0       8.0       8.0       8.0
                                       ------    ------    ------    ------    ------    ------
     Total CapEx.....................  $  4.2    $  7.7    $  7.9    $ 10.2    $ 10.5    $ 10.8

     On preparing the financial projections, BRS employed the following key assumptions:

     PROJECTED STORE OPENINGS. The projections assumed that one new restaurant would be opened in 2001, three new restaurants in each of 2002 and 2003 and four new restaurants in each of 2004, 2005 and 2006. The projections assumed that no new wholesale bakeries would be opened between 2002 and 2006, although Il Fornaio has opened three new wholesale bakeries in the last three fiscal years and may in the future open more new wholesale bakeries than projected.

     NET SALES. Net sales projections were based on projected comparable store sales growth, together with projected annual sales for new stores. Total net sales were projected to increase at a compound annual growth rate of 11.2%.

          RESTAURANTS. The projections assumed that comparable store restaurant sales would increase at a compound annual growth rate of approximately 2.0% from 2001 through 2006. Each new restaurant was assumed to generate approximately $4.5 million in annual revenue for the first 18 months of operation.

          WHOLESALE BAKERIES. Comparable store wholesale bakery sales were assumed to increase at a compound annual growth rate of 2.0%. Sales for the projected new bakery were projected to increase at an annual growth rate of 17.6% for the first full year of operation and 10.0% for the second year of operation.

     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION BEFORE PRE-OPENING EXPENSES. The projections assumed a compound annual growth rate from 2001 through 2006 for EBITDA before pre-opening expenses of 15.3%. As a percent of total sales, EBITDA before pre-opening expenses was projected to be 10.2% in fiscal 2001 increasing to 12.2% in fiscal 2006. This projected increase was anticipated to result from new stores expected to open at higher margins as well as leveraging of overhead.

     CAPITAL EXPENDITURES. Maintenance capital expenditures were projected to be approximately $1.4 million in fiscal 2001. One new restaurant and one new bakery were assumed to be opened in fiscal 2001, with the capital expenditures projected to be $2.7 million, net of assumed landlord contributions. The projections assumed that discretionary capital expenditures would be $2.0 million, net of assumed landlord contributions, for each new restaurant constructed beginning in fiscal 2002.

     The following table sets forth the projected capital expenditures through 2006:

                                                2001    2002    2003    2004     2005     2006
                                                ----    ----    ----    -----    -----    -----
                                                                ($ IN MILLIONS)
Maintenance CapEx.............................  $1.4    $1.7    $1.9    $ 2.2    $ 2.5    $ 2.8
New Restaurants...............................     1       3       3        4        4        4
New Bakery....................................     1       0       0        0        0        0
Discretionary CapEx per Restaurant............  $2.0    $2.0    $2.0    $ 2.0    $ 2.0    $ 2.0
                                                ----    ----    ----    -----    -----    -----
Discretionary CapEx...........................   2.7     6.0     6.0      8.0      8.0      8.0
                                                ====    ====    ====    =====    =====    =====
  Total CapEx.................................  $4.2    $7.7    $7.9    $10.2    $10.5    $10.8

     PRE-OPENING EXPENSES. Pre-opening expenses were projected to be $250,000 per new restaurant. The following table sets forth the projected pre-opening expenses throughout 2006:

                                             2001     2002     2003     2004     2005     2006
                                             -----    -----    -----    -----    -----    -----
                                                              ($ IN MILLIONS)
New Restaurants............................      1        3        3        4        4        4
Cost per Restaurant........................  $0.25    $0.25    $0.25    $0.25    $0.25    $0.25
                                             -----    -----    -----    -----    -----    -----
  Pre-Opening Expense......................  $0.25    $0.75    $0.75    $1.00    $1.00    $1.00

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The special committee retained Evercore to act as the special committee's financial advisor and to render a fairness opinion, from a financial point of view, in connection with the merger. On May 1, 2001, Evercore delivered its oral opinion, which was confirmed in a written opinion letter to the special committee that, as of that date and subject to the considerations and limitations set forth in the written opinion, the merger consideration of $12.00 per share to be received by the stockholders of Il Fornaio pursuant to the merger was fair, from a financial viewpoint, to the Il Fornaio stockholders other than the continuing stockholders. Although its opinion was addressed to the special committee, Evercore has expressly permitted the board of directors of Il Fornaio to rely on its opinion.

     The full text of the written opinion of Evercore is set forth as Appendix B to this proxy statement and describes the assumptions made, general procedures followed, matters considered and limits on the review undertaken. Evercore's opinion will be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by any Il Fornaio stockholder or a representative of a stockholder as so designated in writing. The summary of Evercore's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view of the merger consideration to be received by the stockholders of Il Fornaio, other than the continuing stockholders, pursuant to the merger. Evercore's opinion does not address Il Fornaio's underlying business decision to effect the merger nor does it constitute a recommendation to any Il Fornaio stockholder as to how such holder should vote with respect to the matters submitted to such stockholders in connection with the merger. STOCKHOLDERS OF IL FORNAIO ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion, Evercore, among other things:

     - analyzed certain publicly available financial statements and other information relating to Il Fornaio;

     - analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to Evercore by the management of Il Fornaio;

     - analyzed certain financial projections concerning Il Fornaio prepared by and furnished to Evercore by the management of Il Fornaio (see
       "-- Forward-Looking Information");

     - discussed the past and current operations and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

     - reviewed the reported prices and trading activity of the common stock of Il Fornaio;

     - compared the financial performance of Il Fornaio and the prices and trading activity of the common stock of Il Fornaio with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms to the extent available of certain comparable transactions;

     - participated in discussions and negotiations among representatives of Il Fornaio, BRS and their advisers;

     - reviewed the merger agreement and the related agreements, exhibits and schedules in substantially final form and assumed that the final form of such agreements, exhibits and schedules will not vary in any respect material to its analysis; and

     - performed such other analyses and examinations and considered such other factors as Evercore, in its sole judgment, deemed appropriate.

     Evercore performed all of these analyses using valuation techniques customary among investment professionals to determine a range of values that establish the fairness, from a financial point of view, of the consideration to be received by the stockholders of Il Fornaio, other than the continuing stockholders, upon completion of the merger. For purposes of its analyses and opinion, Evercore relied upon and did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by Evercore or reviewed for Evercore. With respect to the financial projections of Il Fornaio that were provided to Evercore, Evercore assumed that they were reasonably prepared by Il Fornaio, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Il Fornaio. Evercore did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Il Fornaio, including real estate assets, or conducting any physical inspection of Il Fornaio's properties or facilities, nor was it furnished with any such appraisals. Evercore's opinion was necessarily based on economic, market and other conditions as in effect on, and the information and form of merger agreement made available to Evercore as of, May 1, 2001, and Evercore assumed no responsibility to update or revise its opinion based on circumstances or events occurring after May 1, 2001. Evercore's definitive written analysis presented to the special committee on May 1, 2001 is filed as an exhibit to the Schedule 13E-3 filed with the Commission by Il Fornaio, the continuing directors and officers, BRS, BRS & Co., BRSE LLC and Newco.

     For purposes of rendering its opinion, Evercore assumed, in all respects material to its analyses, that all conditions to the consummation of the merger would be satisfied without being waived.

     Evercore's opinion, and the presentation of Evercore to the special committee, was only one of the many factors taken into consideration by the special committee, in making its determination to recommend, and by the full board, in making its determination to approve, the terms of the merger agreement and the proposed merger. See "-- Reasons for the special committee's determination." The terms of the merger were determined through negotiations between the special committee and BRS and were approved by the special committee. The decision to recommend to the full board of directors the approval of the terms of the merger agreement and the proposed merger, including the merger consideration of $12.00 per share to be paid to the public stockholders, was solely that of the special committee.

     In connection with a presentation to the board of directors on May 1, 2001, Evercore advised the special committee and the board of directors that, in evaluating the fairness of the consideration to be paid in connection with the merger, Evercore had performed a variety of financial analyses with respect to Il Fornaio. The material portions of the analyses performed by Evercore in connection with rendering its opinion are summarized below:

     PROPOSED CONSIDERATION. Based on the proposed $12.00 per share merger consideration to be paid to the stockholders of Il Fornaio for each share of Il Fornaio common stock and the capitalization data provided by Il Fornaio management, Evercore calculated the implied aggregate equity value of Il Fornaio to be approximately $77 million, and implied aggregate "enterprise value" (equity value, plus debt, less cash) to be approximately $71 million. Based on these implied aggregate equity and enterprise values for Il Fornaio, and on Il Fornaio's last 12 months ("LTM") and projected EBITDA (earnings before interest, taxes, depreciation and amortization), Evercore calculated the following valuation multiples for the proposed merger:

                                                              IMPLIED MULTIPLE
                                                              ----------------
Enterprise Value/LTM EBITDA.................................         5.9x
Enterprise Value/2001E EBITDA...............................         5.9

Equity Value/LTM Net Income.................................        19.4x
Equity Value/2001E Net Income...............................        22.2

     RECENT STOCK PRICE ANALYSIS (PRIOR TO ANNOUNCEMENT OF THE ORIGINAL MERGER AGREEMENT). Evercore compared the multiples based on the $12.00 per share merger consideration to the implied multiples based on Il Fornaio's stock price on November 15, 2000, the most recent available trading day prior to the announcement of the original merger agreement, and the average share price for the 30 days ended on that date. This analysis yielded the following results:

                                                   IMPLIED MULTIPLES BASED ON:
                                 ----------------------------------------------------------------
                                                  NOVEMBER 15, 2000     AVERAGE OF SHARE PRICES
                                 $12.00 MERGER      CLOSING PRICE          FOR 30 DAYS ENDING
                                 CONSIDERATION        OF $9.31         NOVEMBER 15, 2000 ($9.02)
                                 -------------    -----------------    --------------------------
Enterprise Value/LTM EBITDA....       5.9x               4.3x                      4.1x
Enterprise Value/2001 EBITDA...       5.9                4.3                       4.1

Equity Value/LTM Net Income....      19.4x              15.0x                     14.6x
Equity Value/2001E Net
  Income.......................      22.2               17.2                      16.7

     These data indicate that the implied valuation multiples above based on the merger consideration of $12.00 per share represent a premium to the multiples implied by Il Fornaio's recent stock price performance prior to the announcement of the original merger agreement.

     SELECTED COMPARABLE COMPANY ANALYSIS. Evercore compared financial and operating information relating to Il Fornaio to the corresponding data from a group of 12 publicly traded companies with operations similar to those of Il Fornaio in order to compare the valuation implied by the merger consideration to the valuation for public companies with similar operations. The following list of companies was used for purposes of this analysis:

     - Applebee's International, Inc.

     - Brinker International, Inc.

     - BUCA, Inc.

     - California Pizza Kitchen, Inc.

     - CBRL Group, Inc.

     - Cheesecake Factory Incorporated

     - The Steak n Shake Company

     - Darden Restaurants, Inc.

     - Morton's Restaurant Group, Inc.

     - O'Charley's Inc.

     - Outback Steakhouse, Inc.

     - P.F. Chang's China Bistro, Inc.

     Based on the comparable companies' share prices as of the most recent practicable trading day, April 30, 2001, and Wall Street research analysts' estimates of earnings per share and EBITDA for these companies, Evercore calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data, such as enterprise value and equity value, and their associated most recently available operating data, such as EBITDA and earnings per share.

     This analysis produced the following valuation data:

                                                      IL FORNAIO MULTIPLE     COMPARABLE COMPANIES
                                                        BASED ON MERGER      ----------------------
                                                         CONSIDERATION       MEDIAN    LOW     HIGH
                                                      -------------------    ------    ----    ----
Price/
  LTM E.P.S. .......................................         19.4x            17.9x    11.3x   45.1x
  2001E E.P.S. .....................................         22.2             15.7     10.0    33.1
Enterprise Value/
  LTM EBITDA........................................          5.9x             8.4x     5.8x   20.2x
  2001E EBITDA......................................          5.9              7.6      5.4    16.5

     These data indicate that the implied Il Fornaio multiples based on the merger consideration of $12.00 per share are within the range of multiples for the selected companies deemed comparable by Evercore.

     SELECTED COMPARABLE TRANSACTION ANALYSIS. Evercore reviewed the implied transaction multiples paid in certain merger and acquisition transactions that Evercore deemed to be comparable to the merger and compared these multiples to the multiples implied by the merger consideration of $12.00 per share. Evercore selected the following mergers and acquisitions of food companies for purposes of this analysis because it believed that they involved companies with sufficiently similar operations to those of Il Fornaio to form a basis of comparison:

     - Management group/Uno Restaurant Corporation

     - BancBoston Ventures, Inc./VICORP Restaurants, Inc.

     - Carrols Corporation/Taco Cabana, Inc.

     - Caxton-Iseman Capital, Inc./Buffets, Inc.

     - American Securitas Capital Partners/El Pollo Loco, Inc.

     - RB Capital, Inc./Rock Bottom Restaurants, Inc.

     - Cracker Barrel Old Country Store, Inc./Logan's Roadhouse, Inc.

     - Bain Capital, Inc./Domino's Pizza, Inc.

     - Consolidated Restaurants Inc./Spaghetti Warehouse, Inc.

     - Bruckmann, Rosser, Sherrill & Co. II, L.P./Au Bon Pain Co., Inc.

     - Carrols Corporation/Pollo Tropical, Inc.

     - N.E. Restaurant Company, Inc./Bertucci's, Inc.

     - The Restaurant Company/Perkins Family Restaurants, L.P.

     - DavCo Acquisition Holding Inc./DavCo Restaurants, Inc.

     - Berkshire Hathaway Inc./International Dairy Queen Inc.

     - Cracken Harkey Street & Co/El Chico Restaurants Inc.

     - Port Royal Holdings Inc./The Krystal Company

     This analysis produced the following valuation data:

                                                              ENTERPRISE VALUE TO
                                                                  LTM EBITDA
                                                              -------------------
Il Fornaio Multiple Based on Merger Consideration...........          5.9x
Restaurant Transactions
  Median of Comparable Transactions since July 1997.........          7.1x
  Median of Comparable Transactions since January 1999......          5.4
  High......................................................         10.5
  Low.......................................................          4.0

     These data indicate that the implied Il Fornaio multiple based on the merger consideration of $12.00 per share is within the range of multiples for the selected comparable transactions.

     PREMIUMS PAID ANALYSIS. Evercore analyzed the premiums paid relative to public market pre-announcement trading prices for a selected group of transactions that Evercore deemed to be comparable to the merger and compared these premiums to the premium implied by the merger consideration of $12.00 per share. Evercore selected the following transactions for this analysis because it believed that they involved companies with sufficiently similar operations to those of Il Fornaio to form a basis of comparison:

     - Management group/Uno Restaurant Corporation

     - BancBoston Ventures, Inc./VICORP Restaurants, Inc.

     - Carrols Corporation/Taco Cabana, Inc.

     - Caxton-Iseman Capital, Inc./Buffets, Inc.

     - RB Capital, Inc./Rock Bottom Restaurants, Inc.

     - Cracker Barrel Old Country Store, Inc./Logan's Roadhouse, Inc.

     - Consolidated Restaurants Inc./Spaghetti Warehouse, Inc.

     - N.E. Restaurant Company, Inc./Bertucci's, Inc.

     - Restaurant Company, Inc./Perkins Family Restaurants, L.P.

     - DavCo Acquisition Holding Inc./DavCo Restaurants, Inc.

     - Berkshire Hathaway Inc./International Dairy Queen Inc.

     - Cracken Harkey Street & Co/El Chico Restaurants Inc.

     - Port Royal Holdings Inc./The Krystal Company

     Evercore analyzed the premium data based on the trading prices for both one day and one month prior to the announcement of a transaction. This analysis produced the following data:

                                                                 PREMIUM PAID TO
                                                     ---------------------------------------
                                                     SHARE PRICE     AVERAGE OF SHARE PRICES
                                                       ONE DAY          FOR 30-DAY PERIOD
                                                       PRIOR TO             PRIOR TO
                                                     ANNOUNCEMENT         ANNOUNCEMENT
                                                     ------------    -----------------------
Il Fornaio Based on Merger Consideration...........      28.9%(1)              33.0%(2)
Average of Selected Transactions...................      49.2                  52.9
Median of Selected Transactions....................      37.4                  35.5
High of Selected Transactions......................     132.0                 182.9
Low of Selected Transactions.......................      10.0                  10.5

-------------------------
(1) Premium based on closing share price as of November 15, 2000.

(2) Premium based on average of share prices for the 30-day period prior to November 15, 2000.

     The implied Il Fornaio premium percentages based on the merger consideration of $12.00 per share are within the range of premium percentages based on the premiums-paid data for the selected transactions.

     DISCOUNTED CASH FLOW ANALYSIS. Evercore performed a discounted cash flow analysis on Il Fornaio, based on management's revised projections, in which it calculated the sum of the present values of (1) the projected future cash flows for Il Fornaio over a five-year time period and (2) the estimated terminal value for Il Fornaio at the end of the five-year time period.

     In making these calculations, Evercore applied a range of terminal value EBITDA multiples of 5.5x to 6.5x, based on current public market valuations of similar companies, and a range of discount rates of 12.0% to 16.0%, based on weighted average cost-of-capital computations, and qualitative assessments of Il Fornaio's projected results and the risks inherent therein. This analysis yielded the following implied per share equity values for shares of Il Fornaio common stock:

                                                            TERMINAL EBITDA MULTIPLE
                                                           --------------------------
                      DISCOUNT RATE                         5.5X      6.0X      6.5X
                      -------------                        ------    ------    ------
12.0%....................................................  $12.63    $13.44    $14.25
14.0.....................................................   11.76     12.50     13.24
16.0.....................................................   10.96     11.64     12.32

     This analysis indicated a valuation range of Il Fornaio common stock of $10.96 per share to $14.25 per share, as compared to the merger consideration of $12.00 per share.

     LEVERAGED BUYOUT ANALYSIS. Evercore estimated the share prices that an equity investor would be willing to pay for Il Fornaio in a leveraged buyout based on a number of assumptions, including the capital structure for such a transaction, the required rate of return for the investor and the terminal value exit multiple for the Company.

     Evercore assumed a range of required rates of return for the equity investor of 20% to 30% based on Evercore's judgment of the returns expected by equity investors in leveraged transactions. The return was calculated over a five-year time horizon with an assumed exit valuation of 6.5x 2005 EBITDA. The terminal value of 6.5x was based on applying a control premium to current public market valuations of similar companies. The analysis yielded the following implied equity values per share:

                    REQUIRED 5-YEAR IRR                       IMPLIED SHARE PRICE
                    -------------------                       -------------------
  20.0%.....................................................        $11.87
  25.0......................................................         10.93
  30.0......................................................         10.21

     This analysis indicated a valuation range of Il Fornaio common stock of $10.96 per share to $14.25 per share, as compared to the merger consideration of $12.00 per share.

     ANALYSIS OF PRESENT VALUE OF FUTURE STOCK PRICE. Evercore analyzed the present value of Il Fornaio's future stock price based on projecting the Company's future earnings per share, applying a projected future price/earnings multiple based on valuation multiples for comparable companies and discounting the estimated future stock price to the present time period based on a range of estimates for the Company's cost of capital.

     This analysis was performed using two methodologies in projecting Il Fornaio's future earnings per share. The first methodology used Wall Street research analysts' consensus long-term earnings growth rate to project Il Fornaio's earnings per share to 2005. The second methodology assumed management's projections for earnings per share until 2005.

     Evercore assumed a future price/earnings multiple of 15.0x 2005 projected earnings per share, based on trading valuations of comparable companies. In addition, Evercore discounted back the future stock price at different estimates of Il Fornaio's equity cost of capital ranging from 12.0% to 16.0%. This analysis yielded the following implied equity values per share:

                                                      PRESENT VALUE OF FUTURE STOCK PRICE
                                                   -----------------------------------------
                                                                                  MANAGEMENT
                  DISCOUNT RATE                    CONSENSUS ANALYST ESTIMATES    ESTIMATES
                  -------------                    ---------------------------    ----------
12.0%............................................            $13.13                 $7.40
14.0.............................................             12.02                  6.78
16.0.............................................             11.02                  6.21

     This analysis indicated a valuation range of Il Fornaio common stock of $6.21 per share to $13.13 per share, as compared to the merger consideration of $12.00 per share.

     The foregoing summary does not purport to be a complete description of the analysis performed by Evercore or of its presentation to the special committee. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Evercore. In arriving at its fairness determination, Evercore considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering, among other things, that the merger consideration to be received by the Il Fornaio stockholders, other than the continuing stockholders, fell within the range implied by the results of all such analyses. No company or transaction used in any of the above analyses as a comparison is directly comparable to Il Fornaio or the merger. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

     Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The special committee retained Evercore based on these qualifications as well as its familiarity with Il Fornaio. Evercore, in the ordinary course of business has provided, and in the future may continue to provide, investment banking, financial advisory and other related services to Il Fornaio, for which it has received or will receive fees.

     Pursuant to the terms of an engagement letter with Evercore, Il Fornaio paid Evercore a fee equal to $200,000 upon the delivery of the fairness opinion. An additional fee equal to $100,000 will become payable to Evercore contingent upon completion of the merger. Evercore is also entitled to its reasonable out-of-pocket expenses incurred in connection with this engagement. In addition, under the engagement letter, in the event Il Fornaio were to receive a competing acquisition proposal, Evercore would provide financial advisory services to the special committee in evaluating the proposal and would receive a transaction fee based on a success scale increasing with the value of a completed transaction. Whether or not the merger is completed, Il Fornaio is obligated to reimburse Evercore for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, incurred in connection with its engagement by the special committee, and to indemnify Evercore against liabilities and expenses in connection with its engagement. In connection with Evercore's earlier engagement by Il Fornaio, the Company had reimbursed Evercore $84,336 for its out-of-pocket expenses.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the merger for Il Fornaio is to allow Il Fornaio stockholders to realize the value of their investment in the Company in cash at a price that represents a premium to the market price of Il Fornaio common stock before the public announcement of the merger. For the continuing stockholders, the purpose of the merger is also to allow them to share in any future earnings and growth of the Company after its common stock ceases to be publicly traded. The continuing stockholders have determined to participate in the merger at this time because the merger provides an opportunity to retain an equity interest in the surviving corporation. Moreover, as discussed under "-- Background of the Merger," management and the board had originally determined to pursue the merger because they believed that, for a variety of reasons, Il Fornaio common stock was undervalued in the public market and Il Fornaio's past efforts to enhance stockholder value had been disappointing. At the same time, public company status imposed a number of limitations on the Company and its management in conducting the Company's operations. Accordingly, one of the purposes of the merger for the continuing stockholders is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable Il Fornaio to use in the operations of the Company those funds that would otherwise be expended in complying with requirements applicable to public companies. The special committee and the board of directors believe that these factors continue to be of consequence to the Company at this time. In addition, the adverse impact on the restaurant industry, particularly in California, of the recent economic slowdown, as well as the California energy crisis and the relatively weak performance of some of Il Fornaio's restaurants located outside of California, have together created significant uncertainty regarding the Company's near-term financial performance, which could adversely affect Il Fornaio's future stock price. As a result, the special committee and the board of directors believe, notwithstanding the reduction in the offer price to $12.00 per share, that the merger continues to be in the best interests of the stockholders at this time.

     The purpose of the merger for BRS & Co., BRSE LLC, BRS and Newco is for BRS to acquire a controlling interest in Il Fornaio. BRS believes that Il Fornaio has strong business prospects for the future, based upon publicly available information regarding Il Fornaio, due diligence investigations by BRS of Il Fornaio and BRS's investment experience. In addition, BRS believes that Il Fornaio will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The proposed acquisition of Il Fornaio has been structured as a merger of Newco into Il Fornaio in order to permit the cancellation of all of Il Fornaio's common stock, other than the shares being retained as or converted into capital stock of the surviving corporation by the continuing stockholders, and to preserve Il Fornaio's identity and existing contractual arrangements with third parties. BRS & Co., BRSE LLC, BRS and Newco chose to make the offer for Il Fornaio common stock now, rather than in May 1999 when BRS made a preliminary indication of interest in Il Fornaio, as discussed more fully above under "-- Background of the Merger," because Il Fornaio's growth since then makes Il Fornaio a more attractive business investment at this time.

     The transaction has been structured as a cash merger in order to provide the public stockholders of Il Fornaio with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Il Fornaio with reduced transaction costs.

EFFECTS OF THE MERGER


     After the effective time of the merger, current Il Fornaio stockholders, other than the continuing stockholders, will cease to have ownership interests in Il Fornaio or rights as Il Fornaio stockholders. Therefore, the current stockholders of Il Fornaio, other than the continuing stockholders, will not participate in any future earnings or growth of Il Fornaio and will not benefit from any appreciation in value of Il Fornaio. Upon completion of the merger, BRS, the continuing stockholders and BancBoston are expected to own approximately 62%, 28% and 10%, respectively, of Il Fornaio's common stock and approximately 64%, 27% and 9%, respectively, of Il Fornaio's preferred stock, on a fully diluted basis. The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. Although their equity investment in Il Fornaio involves substantial risk resulting from the limited liquidity of the investment, the high debt-to-equity ratio and consequent substantial fixed charges that will apply to Il Fornaio following the merger, if Il Fornaio is able to increase earnings and cash flow sufficient to retire its debt, BRS, the continuing stockholders and the holders of options and warrants will be the sole beneficiaries of the future earnings and growth of Il Fornaio, if any.


     As a result of the merger, Il Fornaio will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Il Fornaio. After the effective time of the merger, Il Fornaio will no longer be required to file periodic reports with the Commission.

     At the effective time of the merger, the directors of Newco will become the directors of Il Fornaio and most of the members of the current management of Il Fornaio are expected to remain the management of Il Fornaio as the surviving corporation. At the effective time of the merger, Il Fornaio's restated certificate of incorporation immediately before the effective time of the merger will remain the certificate of incorporation of the surviving corporation, but will be amended to read as set forth on Exhibit A to the merger agreement (included in this proxy statement as Appendix A), and the bylaws of Il Fornaio will be amended to be the same as the bylaws of Newco as in effect immediately before the effective time of the merger.

     It is expected that, following completion of the merger, the operations of Il Fornaio will be conducted substantially as they are currently being conducted. Neither Il Fornaio, BRS nor any of the continuing directors and officers has any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve Il Fornaio's corporate structure (other than as described under "-- Interests of Il Fornaio Directors and Officers in the Merger -- Securities purchase and contribution agreement"), business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Il Fornaio, BRS and the continuing directors and officers will continue to evaluate Il Fornaio's business and operations after the merger and may develop new plans and proposals that Il Fornaio, BRS or the continuing directors and officers consider to be in the best interests of Il Fornaio and its stockholders.

     Immediately before the effective time of the merger, all outstanding Il Fornaio stock options will become fully vested and, at the effective time of the merger, all Il Fornaio stock options with an exercise price of less than $12.00 per share will be canceled and the option holder will receive a cash payment equal to the difference between $12.00 per share and the exercise price of the option, multiplied by the aggregate number of shares subject to the option, except that (1) options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration and (2) options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation. All Il Fornaio options with exercise prices equal to or greater than $12.00 per share will be canceled without any payment or other consideration.

     Upon completion of the merger, BRS will receive a transaction fee of $1.0 million for various advisory services BRS has provided to Il Fornaio related to the merger. These services include arranging and negotiating the financing of the merger, arranging and structuring the transaction, including forming Newco and planning the capital structure of Newco and the surviving corporation, and related services.

     Following the merger, Il Fornaio as the surviving corporation will pay to an affiliate of BRS a yearly management fee equal to the greater of $150,000 or 1% of the earnings, before interest, taxes, depreciation and amortization, of Il Fornaio as the surviving corporation.

     The following table sets forth each of the interests of the continuing directors and officers in the net book value and net income of Il Fornaio, based upon the approximate percentage of his beneficial ownership of Il Fornaio common stock as of April 30, 2001:

                                       OWNERSHIP PERCENT    NET BOOK VALUE(1)    NET INCOME(2)
                                       -----------------    -----------------    -------------
Michael J. Beatrice..................         1.5%             $  722,370          $ 13,065
Dean Cortopassi......................         2.2               1,059,476            19,162
W. Scott Hedrick.....................           *                      --                --
F. Warren Hellman....................         2.5               1,203,950            21,775
Michael J. Hislop....................         8.5               4,093,430            74,035
Paul J. Kelley.......................         1.3                 626,054            11,323
Laurence B. Mindel...................        12.5               6,019,750           108,875

-------------------------
 *  Less than one percent.

(1) Based on Il Fornaio stockholders' equity as of April 1, 2001 (unaudited).

(2) Based on Il Fornaio's net income for the quarter ended April 1, 2001 (unaudited).

     The following table sets forth for each of the continuing directors and officers, BRS and Newco, his or its interest in the net book value and net loss of Il Fornaio after the merger, based upon the approximate percentage of his or its expected beneficial ownership of capital stock of the surviving corporation on a fully diluted basis (assuming, for the purpose of this table, that common stock and preferred stock of the surviving corporation represent equivalent interests and thus can be combined to determine a stockholder's percentage ownership interests):


                                       OWNERSHIP PERCENT    NET BOOK VALUE(1)    NET LOSS(2)
                                       -----------------    -----------------    -----------
BRS..................................        63.5%             $4,926,330        $(2,846,705)
BancBoston...........................         9.6                 744,768           (430,368)
Michael J. Beatrice..................         1.3                 100,854            (58,279)
Dean Cortopassi......................         3.6                 279,288           (161,388)
W. Scott Hedrick.....................         0.6                  46,548            (26,898)
F. Warren Hellman....................         4.1                 318,078           (183,803)
Michael J. Hislop....................         8.4                 651,672           (376,572)
Paul J. Kelley.......................         1.1                  85,338            (49,313)
Laurence B. Mindel...................         4.3                 333,594           (192,769)


-------------------------
 *  Less than one percent.

(1) Based on Il Fornaio's unaudited pro forma stockholders' equity of approximately $7.8 million as of April 1, 2001, which gives effect to the merger and related transactions as if such transactions had occurred as of April 1, 2001 and assuming that the merger is treated as a recapitalization. Pro forma stockholders' equity as of April 1, 2001 has been derived by reducing the historical April 1, 2001 stockholders' equity by the following: (a) $64.2 million distributed to stockholders to convert to cash approximately 5.3 million shares of Il Fornaio's common stock; (b) $4.2 million distributed to holders of options to purchase shares of Il Fornaio's common stock; and (c) $3.4 million of fees and expenses related to the merger. Such reductions were offset by the following increases to the historical April 1, 2001 stockholders' equity: (a) the receipt of $29.3 million for the purchase of approximately 2.4 million shares of capital stock by BRS and the continuing stockholders and the purchase by BancBoston of warrants to acquire approximately 176,000 shares of common stock; and (b) the estimated $2.1 million fair value of warrants issued in connection with the mezzanine financing to purchase approximately 176,000 shares of common stock.

(2) Based on Il Fornaio's unaudited pro forma net loss of approximately $4.5 million for the quarter ended April 1, 2001, which gives effect to the merger and related transactions as if such transactions had occurred as of January 1, 2001 and assuming that the merger is treated as a recapitalization. Pro forma net loss for the quarter ended April 1, 2001 has been derived by reducing the historical April 1, 2001 net income by the following: (a) interest expense on the senior secured indebtedness of approximately $629,000 (at an assumed 9.2% average rate); (b) interest expense on the mezzanine financing of approximately $423,000 (at an assumed 13% rate); (c) amortization of $3.4 million of debt issue costs of approximately $270,000; (d) amortization of the $2.1 million discount on the mezzanine financing (for the estimated fair value of the warrants) of approximately $75,000; (e) compensation expense of $4.3 million for the cash payment to holders of options to purchase shares of Il Fornaio common stock;
    (f) compensation expense of approximately $2.8 million for the estimated fair value of options to purchase preferred stock issued in exchange for canceled options to acquire shares of Il Fornaio common stock; and (g) the yearly management fee payable to an affiliate of BRS of approximately $38,000, offset by the expected tax benefit of approximately $3.2 million (based on an estimated effective rate of 37.5%).

RISKS THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various risks, including, but not limited to, the following:

     - that the merger agreement and the merger will not be approved and adopted by (1) the holders of at least a majority of the outstanding shares of Il Fornaio common stock and (2) the holders of at least a majority of the votes cast on the merger proposal, excluding votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders;

     - that Il Fornaio will experience a business interruption, incident, occurrence or event that has, or would reasonably be expected to have, a material adverse effect;

     - that Newco will not secure the financing necessary to complete the merger on the terms and conditions set forth in the current financing commitments already obtained or upon terms and conditions no less favorable to Newco than those of the original financing commitments, as further described in "-- Merger Financing;"

     - that immediately prior to the effective time Il Fornaio will have indebtedness for borrowed money, or will not have cash and cash equivalents of a minimum specified amount;

     - that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

     - that Il Fornaio will not secure required third-party consents to the merger;

     - that the representations and warranties made by the parties in the merger agreement will not be true and correct in all material respects immediately before the effective time of the merger; and

     - that there may be pending or threatened any action or proceeding (1) that has, or would reasonably be expected to have, a material adverse effect on Il Fornaio or (2) related to the merger to which any governmental entity is a party.

     As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Il Fornaio stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Il Fornaio, under the direction of the board of directors, will continue to manage Il Fornaio as an ongoing business.

INTERESTS OF IL FORNAIO DIRECTORS AND OFFICERS IN THE MERGER

     In considering the recommendations of the board of directors, Il Fornaio stockholders should be aware that Il Fornaio's executive officers and board of directors have interests in the transaction that are different from, or in addition to, the interests of Il Fornaio stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of Il Fornaio and who have no financial interest in the proposed merger different from Il Fornaio stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Il Fornaio stockholders other than the continuing stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted.

     The board of directors determined that each member of the special committee would receive $75,000 for his service on the special committee, regardless of whether any proposed transaction was entered into or completed.

     EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. It is currently expected that most of the members of the current management of Il Fornaio will remain as members of management of Il Fornaio as the surviving corporation. The executive officers of Il Fornaio that are expected to remain officers of Il Fornaio following completion of the merger are Michael J. Hislop (president and chief executive officer), Michael J. Beatrice (executive vice president of operations) and Paul J. Kelley (executive vice president and chief financial officer). Mr. Mindel will be a director of the surviving corporation but will not continue as chairman of the board.


     SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT. BRS, Newco and a number of the continuing stockholders have entered into, and the remaining continuing stockholders are expected to enter into, a Securities Purchase and Contribution Agreement, as amended as of January 9, 2001, as further amended as of May 1, 2001, under which the continuing stockholders will retain or convert shares of Il Fornaio common stock, cancel options to purchase shares of Il Fornaio common stock and/or pay cash to acquire an aggregate of approximately 28% of the post-merger common stock and approximately 27% of the post-merger preferred stock of Il Fornaio, on a fully diluted basis. The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. The opportunity to retain an equity interest in Il Fornaio as the surviving corporation provides the continuing stockholders with interests in connection with the merger that are different from, or in addition to, the interests of Il Fornaio stockholders generally. The dollar amounts of the investment in Il Fornaio equity and the percentages of Il Fornaio equity to be beneficially owned immediately after the merger by Laurence B. Mindel and Michael J. Hislop, each a director and executive officer of Il Fornaio, Dean A. Cortopassi, W. Scott Hedrick and F. Warren Hellman, each a director of Il Fornaio, Michael J. Beatrice and Paul J. Kelley, each an executive officer of Il Fornaio, the continuing directors and officers as a group and the other continuing employees and stockholders as a group are expected to be as follows:

                                                                % OF        % OF
                                              INVESTMENT       COMMON     PREFERRED
                                               AMOUNT(2)      STOCK(3)    STOCK(3)
                                             -------------    --------    ---------
Michael J. Beatrice(1).....................   $  281,503         2.0%        1.1%
Dean A. Cortopassi.........................    1,480,653         3.3%        3.7%
W. Scott Hedrick...........................      215,673         0.5%        0.6%
F. Warren Hellman..........................    1,710,873         3.9%        4.2%
Michael J. Hislop(1).......................    2,216,251         9.0%        8.3%
Paul J. Kelley(1)..........................      385,596         2.1%        0.9%
Laurence B. Mindel.........................    1,200,000         2.7%        4.5%
All continuing directors and officers as a
  group(1).................................    7,490,549        23.5%       23.3%
All other continuing employees and
  stockholders as a group(1)...............    1,161,474         4.5%        3.3%

-------------------------
(1) Includes shares of common stock expected to be reserved for issuance to the following persons and groups as employee incentives: Mr. Beatrice, 6,837 shares; Mr. Hislop, 19,534 shares; Mr. Kelley, 5,860 shares; all continuing directors and officers as a group, 32,231 shares; and all other continuing employees and stockholders as a group, 9,280 shares.

(2) Does not include amounts payable upon exercise of options cancelled in exchange for substitute, fully vested options to acquire preferred stock of the surviving corporation or upon exercise or purchase of employee incentives.


(3) Calculated on a fully diluted basis that includes options, warrants and shares expected to be issued as employee incentives. The number of employees that elect to become continuing stockholders and the number of shares or value of options they hold that will be retained as or converted into equity interests in Il Fornaio as the surviving corporation, as well as the percentage ownership of Il Fornaio's post-merger common stock and preferred stock held by BRS and the continuing stockholders, may vary and may not be finally determined until shortly prior to completion of the merger. The percentage of Il Fornaio's post-merger preferred stock that the continuing stockholders are expected to hold on a fully diluted basis may vary depending on the number of shares of Il Fornaio common stock subject to, and the exercise prices of, the options selected by the continuing stockholders to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. However, each continuing stockholder's aggregate investment in equity of the surviving corporation (exclusive of employee incentives) will be allocated in the same proportion as the investments of BRS and BancBoston, as follows: 47.4% in Series A preferred and/or options to acquire Series A preferred; 39.5% in Series B preferred and/or options to acquire Series B preferred; and 13.1% in common stock.


     The continuing stockholders will pay the same price per share as BRS and BancBoston, but will acquire their shares primarily by exchanging Il Fornaio capital stock (or options to acquire Il Fornaio capital stock) for securities of the surviving corporation as well as, to a lesser extent, through the payment of cash, as follows:

     - Immediately prior to the merger, the continuing stockholders will exchange, on a one-for-one basis, a specified number of shares of Il Fornaio common stock for shares of three newly created series of Il Fornaio preferred stock. At the effective time of the merger, shares of Il Fornaio preferred stock will continue as, or automatically be converted into, shares of capital stock of the surviving corporation as follows:

        - Each share of Il Fornaio Series A 13.0% cumulative compounding preferred stock will continue as one share of Series A 13.0% cumulative compounding preferred stock of the surviving corporation, referred to as Series A preferred;

        - Each share of Il Fornaio Series B 13.5% cumulative compounding preferred stock will continue as one share of 13.5% cumulative compounding preferred stock of the surviving corporation, referred to as Series B preferred; and

        - Each share of Il Fornaio Series C preferred stock will be converted into one share of Class A common stock of the surviving corporation.

     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by the continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire Series A preferred and Series B preferred of the surviving corporation, with exercise prices that preserve the aggregate spread applicable to the options canceled.

     - At the effective time, options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $29,100 held by continuing employees are expected to be canceled and the proceeds used by these continuing stockholders to purchase an aggregate of approximately 2,425 shares of common stock of the surviving corporation, at a purchase price of $12.00 per share.

     Shares of Il Fornaio common stock contributed by these individuals will be valued at $12.00 per share, and options to purchase shares of Il Fornaio common stock will be valued at the difference between their exercise prices per share and $12.00, multiplied by the number of shares subject to the option. It is estimated that approximately 480,000 shares of Il Fornaio common stock, as well as options to purchase shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders, representing a total investment of approximately $8.7 million, will continue as, or be converted into, equity interests in the surviving corporation. The remaining approximately 654,448 shares of Il Fornaio common stock held by Messrs. Kelley, Levy and Mindel and options to purchase shares of Il Fornaio common stock with an aggregate economic value of approximately $2.6 million held by the continuing directors and officers will be converted into the right to receive the merger consideration, as described below under "-- Common Stock" and "Treatment of Stock Options." As a result of the structure of the transaction, the continuing stockholders are not expected to recognize gain or loss for U.S. federal income tax purposes on their retention of equity interests in the merger.

     The Class A common stock of Il Fornaio as the surviving corporation (which BRS and the continuing stockholders will acquire in the merger) and the Class B common stock of Il Fornaio as the surviving corporation (which BancBoston is expected to acquire in the merger, although it may elect to acquire all or any portion of these shares in the form of Class A common stock) will have rights and limitations identical in all respects, except that the Class B common stock will be non-voting, unless otherwise required by law. Shares of each class of common stock will generally be convertible, on a one-for-one basis, into shares of the other class of common stock at the option of the holder.

     The preferred stock of Il Fornaio as the surviving corporation will have the following terms:

     - The Series A preferred will rank senior to all other classes and series of stock of the surviving corporation with regard to payment of dividends and distributions upon liquidation of the surviving corporation.

     - The Series B preferred will rank junior in priority to the Series A preferred, but senior to all other classes and series of the surviving corporation with regard to payment of dividends and distributions upon liquidation of the surviving corporation.

     - Holders of the Series A preferred and the Series B preferred will be entitled to receive a cash dividend per share of 13.0% and 13.5%, respectively, of the applicable liquidation preference, payable annually. Dividends will not be payable in cash unless and until declared by the board but, if not declared, dividends will continue to cumulate.

     - The liquidation preference of the Series A preferred and the Series B preferred will be equal to $12.00 per share plus accumulated but unpaid dividends with respect to that series. In the event of a liquidation of the surviving corporation, holders of the preferred stock will be entitled to receive an amount in cash equal to the liquidation preference per share plus accrued but unpaid dividends, but will not participate in any further distribution. Some sales of assets, mergers or other business combinations will be treated as liquidations if Il Fornaio is not the surviving entity.

     - The preferred stock will not be redeemable except with the consent of the holder, and holders of the preferred stock will not have any rights to convert their shares into, or exchange their shares for, shares of any other class or series of capital stock.

     - The holders of the preferred stock will have no voting rights except (1) as required by applicable law and (2) to approve certain changes to the surviving corporation's certificate of incorporation. Specifically, the vote of the holders of a majority of the outstanding shares of Series A preferred will be required (a) to authorize, issue or increase the authorized number of shares of any class or series of capital stock with rights senior to the Series A preferred as to payment of dividends or distributions upon liquidation or (b) to amend any provisions of the surviving corporation's certificate of incorporation that adversely affect the relative rights and preferences of the Series A preferred. However, the unanimous vote of all holders of Series A preferred will be required to change the dividend or liquidation preference applicable to the Series A preferred. Similarly, the vote of the holders of a majority of the outstanding shares of Series B preferred will be required (y) to authorize, issue or increase the authorized number of shares of any class or series of capital stock with rights senior to the Series B preferred as to payment of dividends or distribution upon liquidation or (z) to amend any provisions of the surviving corporation's certificate of incorporation that adversely affect the relative rights and preferences of the Series B preferred. However, the unanimous vote of all holders of Series B preferred will be required to change the dividend or liquidation preference applicable to the Series B preferred.

     The options to acquire preferred stock of the surviving corporation will accrue rights to payment equal to the applicable dividend rate for the series of preferred stock subject to the option on the applicable liquidation preference less the exercise price. Subject to certain conditions, the accrual is to be paid on the exercise of the option in the form of either cash or a reduction in the exercise price of the option. The accrual payment will not, however, exceed the amount previously paid in cash on the underlying preferred stock.

     BRS and BancBoston will also be acquiring shares of Series A preferred and Series B preferred of the surviving corporation, at a purchase price of $12.00 per share.

     EMPLOYEE EQUITY INCENTIVES. In addition, following completion of the merger, a pool of approximately 46,296 shares of Il Fornaio common stock will be reserved pursuant to an employee incentive program that provides for the issuance to employees of the surviving corporation of employee stock options and/or restricted stock. The exercise or purchase price for the initial grants is expected to be $12.00 per share and shares subject to options granted or restricted shares are expected to vest in accordance with prescribed time or performance criteria. Of the shares reserved, approximately 19,534 shares are expected to be reserved for issuance to Mr. Hislop for aggregate consideration of $234,408, approximately 6,837 shares are expected to be reserved for issuance to Mr. Beatrice for aggregate consideration of $82,044, approximately 5,860 shares are expected to be reserved for issuance to Mr. Kelley for aggregate consideration of $70,320 and approximately 9,280 shares are expected to be reserved for issuance to the continuing employees for aggregate consideration of $111,360.

     COMMON STOCK. As of the record date, Il Fornaio's directors and executive officers held an aggregate of approximately 1,028,705 shares of Il Fornaio common stock, excluding options. In addition, it is anticipated that approximately 27,388 shares will be acquired by Messrs. Hislop and Beatrice upon exercise of options immediately prior to the effective time of the merger. Except for approximately 654,448 shares of Il Fornaio common stock held by Messrs. Kelley, Levy and Mindel, all of these shares of Il Fornaio common stock will continue as, or be converted into, equity interests of Il Fornaio as the surviving corporation. Of the shares of Il Fornaio common stock held by Messrs. Kelley, Levy and Mindel, approximately 44,199 shares, 2,310 shares and 607,939 shares, respectively, will be converted into the right to receive $12.00 per share in cash at the effective time of the merger. Messrs. Kelley, Levy and

Mindel are expected to receive approximately $530,388, $27,720 and $7.3 million, respectively, in respect of these shares of Il Fornaio common stock upon completion of the merger. In addition, Mr. Hausback, formerly an executive officer of Il Fornaio, will receive upon completion of the merger approximately $5,136 in respect of the 428 shares of Il Fornaio common stock he holds.

     TREATMENT OF STOCK OPTIONS. As of the record date, Il Fornaio directors and executive officers held options to purchase an aggregate of approximately 945,898 shares of common stock, all of which will become fully vested immediately prior to the effective time of the merger (with options to acquire approximately 54,658 shares having exercise prices in excess of $12.00 per share). It is anticipated that, as discussed above, options to acquire approximately 27,388 shares of common stock will be exercised by Messrs. Hislop and Beatrice immediately prior to the effective time of the merger. Options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration. All other options, except for the options held by continuing stockholders that will be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation, will be canceled, and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. The aggregate amount to be paid to Il Fornaio directors and executive officers for their outstanding stock options not canceled in exchange for equity interests in the surviving corporation is expected to be approximately $2.6 million, before taxes and other withholding. Mr. Hausback, formerly an executive officer of Il Fornaio, will receive approximately $135,056 for his outstanding stock options, before taxes and other withholding. All of the options to acquire Il Fornaio common stock held by Messrs. Cortopassi, Hedrick, Hellman and Mindel will be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. The following table sets forth the cash amounts, before taxes and any withholding, that the other executive officers and directors are expected to receive in respect of their stock options upon completion of the merger, excluding options expected to be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.

                                                              PAYMENT UPON
                                                               COMPLETION
                            NAME                              OF THE MERGER
                            ----                              -------------
Michael J. Beatrice.........................................   $  296,938
Michael J. Hislop...........................................    2,325,606
Lawrence F. Levy............................................       22,500
                                                               ----------
  Total.....................................................   $2,645,044
                                                               ==========

     VOTING AGREEMENT. In connection with the merger agreement, certain continuing stockholders and one former officer, who hold, as of the record date, approximately 18% of the outstanding shares of Il Fornaio common stock, have entered into a voting agreement with Newco, dated as of November 15, 2000, as amended as of January 9, 2001. Under the terms of the voting agreement, these continuing stockholders and the former officer have agreed, among other things:

     - to vote their shares in favor of the merger and adoption of the merger agreement, and in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement;

     - to vote against any other acquisition proposal, such as a merger, consolidation or other business combination involving the Company or any sale of a material amount of its assets;

     - to grant an irrevocable proxy to Newco to vote their shares of Il Fornaio common stock in favor of the merger and adoption of the merger agreement;

     - not to transfer, pledge or otherwise dispose of, or contract to transfer, pledge or otherwise dispose of, any of their shares of Il Fornaio common stock, or options to purchase such shares, or interest therein, other than pursuant to the merger agreement; and

     - to refrain from directly or indirectly soliciting, initiating or encouraging any third-party acquisition inquiries.

     The voting agreement will terminate upon the earlier of:

     - the consent of the parties;

     - immediately following the effective time of the merger;

     - upon termination of the merger agreement (but subject to a 90-day continuation in the event the merger agreement is terminated following a failure of the Il Fornaio stockholders to approve and adopt the merger agreement); and

     - on May 31, 2001, unless otherwise determined by BRS (which subsequently notified the parties to the voting agreement that the agreement will not terminate on that date).

     SECURITIES HOLDERS AND REGISTRATION RIGHTS AGREEMENTS. BRS, Newco and a number of the continuing stockholders have agreed, and the remaining continuing stockholders are expected to agree, to enter into securities holders and registration rights agreements immediately prior to the closing of the merger or at such other date as determined by Newco, which agreements are expected to include the following terms:

     - restrictions on the ability of the parties to freely transfer their shares of the capital stock of Il Fornaio as the surviving corporation;

     - a right of first refusal over the shares held by employee investors in favor of Il Fornaio in the event any of these employee investors seeks to transfer any of his or her shares to a third party;

     - vesting restrictions on shares or options (other than the continuing shares and options held by the continuing stockholders) to purchase shares that are granted to any of the employee investors, including a purchase option in favor of Il Fornaio, as the surviving corporation, triggered by termination of the employee investor's employment;

     - a prohibition, subject to limited exceptions, on sales by BRS of shares of Il Fornaio common stock without first offering other stockholders the opportunity to sell their shares on a pro rata basis and on equal terms;

     - the right of holders of at least 50% of Il Fornaio common stock that approve a sale of the Company to compel the other stockholders to consent to the sale;

     - the agreement by the parties to the securities holders agreement to vote their shares to maintain a board of directors of Il Fornaio having a majority of directors designated by BRS; and

     - the right of BRS and BancBoston to require Il Fornaio to register its shares under the Securities Act of 1933, as amended, referred to as the Securities Act, and "piggyback" registration rights of BRS, BancBoston and the continuing stockholders in the event of a public offering of shares of Il Fornaio registered under the Securities Act.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that Newco will indemnify and hold harmless each current and former director and officer of Il Fornaio for a period of six years for acts and omissions occurring before or as of the effective time of the merger to the extent provided in the current certificate of incorporation, bylaws or indemnification agreements of Il Fornaio. The merger agreement further provides that, for a period of six years after the effective time of the merger, Newco will maintain, if commercially available, Il Fornaio's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current directors and officers of the Company; however, in the event that the cost of this insurance exceeds 200% of the current annual premium, Newco must use reasonable efforts to obtain substantially similar insurance for an amount equal to 200% of the annual premium. See "The Merger Agreement -- Indemnification and Insurance."

     EMPLOYMENT AGREEMENT AND CONSULTING FEE. Il Fornaio currently has an employment agreement with Michael J. Hislop, president and chief executive officer of the Company, which agreement will continue to be in effect following completion of the merger. The agreement provides for an indefinite term at a base salary of not less than $300,000 per year plus the eligibility to receive a bonus of up to 35% of his base salary, as determined by the board of directors. Mr. Hislop's current salary, as established by the board, is $425,000 per year. Mr. Hislop's employment may be terminated by Il Fornaio or Mr. Hislop at any time, with or without notice. However, if Mr. Hislop is terminated by the Company other than for disability or cause, or in the event he voluntarily terminates his employment within 30 days of a change of control of the Company, he will be entitled to receive cash severance of one year's salary and the continuation of health and medical insurance benefits for a one-year period. The merger would constitute a change of control as defined under the employment agreement. In addition, in connection with the merger, BRS will pay to Mr. Mindel a consulting fee of approximately $127,000 upon completion of the merger.

MERGER FINANCING

     Il Fornaio and BRS estimate that the total amount of funds necessary to complete the merger and related transactions is approximately $77.7 million. These funds are currently expected to come from the following sources:

     - an equity investment in Il Fornaio by Newco, the continuing stockholders and, subject to certain conditions, BancBoston, of approximately $38.0 million, as more fully described below under "-- Equity contribution";

     - borrowings by Il Fornaio from Fleet National Bank, N.A., referred to as Fleet, in an aggregate amount of up to approximately $26.7 million under a senior secured credit facility, as more fully described below under "-- Senior secured credit facility"; and

     - the issuance by Il Fornaio of approximately $13.0 million in senior subordinated notes to BancBoston as more fully described below under "-- Mezzanine financing."

     In addition, approximately $5.2 million of existing cash balances, as well as additional borrowings under the senior secured credit facility, will be used to pay fees and expenses necessary to complete the merger and related transactions.

     No alternative financing arrangements or alternative financing plans have been made in the event that these financing commitments do not materialize as anticipated. However, under the merger agreement, Newco has agreed that, if any of the financing commitments is terminated or the funds are otherwise not available, Newco will use commercially reasonable efforts to obtain an alternative source of financing on terms no less favorable than those set forth in the financing commitments provided in connection with the original merger agreement executed in November 2000. If the merger is completed, Il Fornaio and BRS expect that these loans will be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.

     The documentation governing the senior secured credit facility and the mezzanine financing has not yet been finalized and, accordingly, remains subject to change.

     EQUITY CONTRIBUTION. It is expected that approximately $38.0 million of equity financing will be required to complete the merger. The equity portion of the merger financing will be provided by (1) a cash investment by BRS of up to approximately $27.3 million from currently available funds and (2) the investment of approximately $8.7 million of equity by the continuing stockholders. To the extent that the existing or additional continuing stockholders provide more equity financing, BRS will provide less equity financing. In addition, BRS may seek other institutional or qualified individual investors to provide equity financing and, to the extent these other investors provide equity financing, BRS will provide less equity financing. For example, BancBoston, which has issued a commitment letter to provide mezzanine financing as described in "-- Mezzanine financing" below, is expected to purchase common stock and preferred stock of Il Fornaio valued at $2.0 million, on the same terms, of the same class, series or type and in the same proportion as BRS.

     BRS's obligation to provide the equity financing is conditioned upon completion of the merger and funding of the financing contemplated by the merger agreement.


     SENIOR SECURED CREDIT FACILITY. The financing commitment letter for the senior debt from Fleet provides for a senior credit facility in an aggregate amount of up to $37.5 million, including a term loan of $25.0 million and a revolving credit facility of up to $12.5 million (including a letter of credit sublimit of $5.0 million for standby letters of credit). It is currently expected that Il Fornaio will draw approximately $2.3 million under the revolving credit facility at closing. The senior credit facility documentation will contain customary representations and warranties by Il Fornaio. The commitment to provide the senior credit facility is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of Il Fornaio's representations and warranties. The following is a summary of certain of the material conditions to be satisfied in order for Fleet to fund the amounts contemplated by the commitment letter:


     - the absence of any material misstatements in, or omissions from, the materials that have been or are being furnished to Fleet for its review in connection with the merger;

     - the completion of the equity contributions described under "-- Equity contribution" above and the completion of mezzanine financing in the form of $13.0 million in subordinated debt from a party acceptable to Fleet, in each case on terms and conditions acceptable to Fleet;

     - the receipt of the documentation in connection with the merger and the related transactions in form and substance satisfactory to Fleet and the receipt of evidence satisfactory to Fleet that the merger has been completed in all material respects in accordance with the terms of the transaction documents;

     - the satisfaction of Fleet in all respects with its confirmatory legal due diligence investigation of Il Fornaio;

     - the absence of any material adverse change in the assets, business or financial condition of Il Fornaio or in the ability of Il Fornaio, or in the management or prospects of Il Fornaio to perform its obligations under the terms of the senior credit facility;

     - the absence of any material adverse change in governmental regulation or policy affecting Fleet or Il Fornaio;

     - the absence of any material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the senior credit facility;

     - the satisfaction of Fleet with the capitalization of Newco and Il Fornaio; and

     - the execution by Fleet and Newco of mutually satisfactory final documentation containing customary terms and conditions.

     Fleet and its affiliate involved in syndicating the senior credit facility are entitled to change the structure, terms, pricing, term and/or amounts of any portion of the senior credit facility if Fleet or its affiliate determine that the change is advisable in order to ensure a successful syndication of the senior credit facility or an optimal credit structure for the senior credit facility.

     Borrowings under the senior credit facility will be secured by a perfected first priority security interest in all assets of Newco and Il Fornaio as the surviving corporation, including but not limited to accounts and notes receivable, inventory, equipment, owned real property, licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights, etc.), subject to exceptions to be agreed upon.

     The principal of the term loan will be payable in 22 quarterly installments, commencing December 31, 2001, and the term loan will mature on the sixth anniversary of the closing of the senior credit facility.

     Advances under the revolving credit facility may be borrowed, repaid and reborrowed and letters of credit may be issued thereunder until maturity on the sixth anniversary of the closing of the senior credit facility.

     Interest on the term loan and the revolving credit facility will be calculated as a function of either (1) the prime rate announced by Fleet from time to time or the Federal Funds Rate plus 0.5%, whichever is higher, or (2) the interbank eurodollar rate, plus, initially, 2.25%, in the case of the Fleet prime rate or the Federal Funds Rate calculation, or 3.75%, in the case of the interbank eurodollar rate. The interest rate is subject to reduction based on the leverage of the surviving corporation at various times.


     The commitment to provide the senior credit facility will expire on July 31, 2001 unless that expiration date is extended in accordance with the terms of the commitment letter.


     The senior credit facility is expected to be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.

     MEZZANINE FINANCING. The financing commitment letter for the mezzanine financing from BancBoston provides for $13.0 million in mezzanine indebtedness in the form of senior subordinated notes to be issued by Il Fornaio. The mezzanine debt documentation will contain customary representations and warranties by Il Fornaio. The commitment to provide the mezzanine debt is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of Il Fornaio's representations and warranties. The following is a summary of certain of the material conditions to be satisfied in order for BancBoston to fund the amounts contemplated by the commitment letter:

     - the satisfactory review by BancBoston of the confirmatory legal due diligence to be conducted on behalf of BRS and of any additional outstanding due diligence to be conducted by BRS;

     - the consummation of the merger no later than August 7, 2001, on terms and conditions satisfactory to BancBoston;

     - the availability of at least $38.0 million of equity financing from BRS and the continuing stockholders, and not more than $42.5 million of senior credit facilities, in each case on terms and conditions satisfactory to BancBoston;

     - the absence of any material environmental problems involving Il Fornaio's assets, of any material adverse change since March 31, 2001 in Il Fornaio's business or financial condition and of any material litigation relating to Il Fornaio, the proposed financing or the merger;

     - the execution of a stockholders' agreement by and among Il Fornaio, BancBoston and the stockholders of Il Fornaio as the surviving corporation on terms satisfactory to BancBoston;

     - the compliance by Il Fornaio with all legal and regulatory requirements applicable to the merger and the proposed financing; and

     - the execution by BancBoston and Newco of mutually satisfactory final documentation containing customary terms and conditions and the receipt by BancBoston of satisfactory evidence of corporate approvals by all parties to the merger and the proposed financing.

     The mezzanine debt will be senior subordinated obligations of Il Fornaio and will be subordinated only to the senior credit facility and only on terms satisfactory to BancBoston.

     The mezzanine debt will mature on the seventh anniversary of the closing of the mezzanine debt. For the first five years after the closing of the mezzanine debt, interest will be payable at a per annum rate of 13%, payable quarterly in arrears in cash and, thereafter, interest will be payable at a per annum rate equal to the greater of (1) either the prime rate announced by Fleet from time to time or the Federal Funds Rate plus 0.5%, whichever is higher, plus, in either case, 5% and (2) 13%, payable, in either case, quarterly in arrears in cash. Any prepayments on the principal of the mezzanine debt will be subject to a prepayment penalty of 5% of the amount prepaid in the first year following the closing of the mezzanine debt, 4% of the amount prepaid in the second year following the closing of the mezzanine debt and 3% of the amount prepaid in the third year following the closing of the mezzanine debt. After the fourth year following the closing of the mezzanine debt, the mezzanine debt can be prepaid in whole or in part without penalty.

     Holders of the mezzanine debt will receive warrants exercisable to purchase an aggregate of up to a 5.2% equity interest in Il Fornaio on a fully diluted basis. These warrants will expire on the tenth anniversary of the closing of the mezzanine financing and will be exercisable at a nominal per share price.

     The mezzanine financing is expected to be repaid through cash flow generated from operations in the ordinary course of business and/or through refinancing.

ESTIMATED FEES AND EXPENSES OF THE MERGER

     Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "The Merger Agreement -- Termination Fee and Expense Reimbursement," Il Fornaio will reimburse Newco for its reasonable out-of-pocket expenses incurred in connection with the merger and proposed financing. Fees and expenses of the merger are estimated at this time to be as follows:


                        DESCRIPTION                             AMOUNT
                        -----------                           ----------
Filing fees (Commission and HSR)............................  $   63,469
Debt financing fees and expenses............................   1,685,000
BRS transaction fee.........................................   1,000,000
Legal, accounting and financial advisors' fees and
  expenses..................................................   3,100,000
Printing, mailing and solicitation costs....................     350,000
Miscellaneous expenses......................................     201,531
                                                              ----------
  Total.....................................................  $6,400,000
                                                              ==========


     These expenses will not reduce the merger consideration to be received by Il Fornaio stockholders.

ACCOUNTING TREATMENT OF THE MERGER

     It is expected that the merger will be treated as a recapitalization for accounting purposes. A recapitalization is a transaction structured to transfer the controlling interest of an operating entity to a new investor, with some owners retaining an ownership interest. A recapitalization would not effect any change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity, and the consideration paid for the shares would be accounted for as a reduction in equity.

FEDERAL REGULATORY MATTERS

     The HSR Act and the rules and regulations promulgated thereunder require that Il Fornaio and the ultimate parent entity of Newco file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. In compliance with the HSR Act, Il Fornaio filed the necessary forms with the Department of Justice and the Federal Trade Commission on March 2, 2001 and BRS filed on March 7, 2001. Early termination of the waiting period was granted effective March 16, 2001. However, the Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Il Fornaio common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation arrangements, holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. HOLDERS OF IL FORNAIO COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The receipt of cash by holders of Il Fornaio common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of Il Fornaio common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by the holder and the holder's adjusted tax basis in the Il Fornaio common stock. That gain or loss generally will be capital gain or loss if the Il Fornaio common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long-term capital gain or loss if the Il Fornaio common stock has been held by the holder for more than one year. If the Il Fornaio common stock has been held by the holder for less than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

     It is intended that the exchange of Il Fornaio common stock for Series A, Series B and/or Series C preferred pursuant to the securities purchase and contribution agreement, and the conversion of Series C preferred into Il Fornaio common stock pursuant to the merger agreement, will constitute a recapitalization to the holders of shares of Il Fornaio common stock within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Subject to the assumptions and limitations discussed above, and assuming that the exchange of Il Fornaio common stock for Series A, B and/or C preferred (pursuant to the securities purchase and contribution agreement) and the conversion of Series C preferred into Il Fornaio common stock (pursuant to the merger agreement) qualifies as a Section 368(a)(1)(E) recapitalization, the continuing stockholders who do not receive any cash in exchange for their shares of Il Fornaio common stock should generally not recognize gain or loss, for U.S. federal income tax purposes, in the transaction. The aggregate tax basis of the shares of preferred stock and common stock received by the continuing stockholders in the transaction should equal the aggregate tax basis of the shares of common stock surrendered therefor. Additionally, the holding period of the shares of preferred stock and common stock received by the continuing stockholders in the transaction should include the holding period of the shares of common stock surrendered therefor.

     Continuing stockholders who receive cash in exchange for a portion (but not all) of their shares pursuant to the merger will generally recognize gain (but not loss) to the extent of the lesser of (1) the cash received in connection with the transaction and (2) the total gain realized in connection with the recapitalization of their shares of Il Fornaio common stock for new shares and cash pursuant to the transactions. Any gain recognized in connection with the transaction will be taxed as capital gain from the disposition of shares of Il Fornaio common stock, unless the receipt of cash by the particular stockholder has the "effect of the distribution of a dividend," in which case the gain will be taxed as dividend income not eligible for capital gain treatment. The determination of whether the receipt of cash has the "effect of the distribution of a dividend" is made in light of each particular stockholder's facts and circumstances, with particular emphasis on whether the stockholder has materially reduced his percentage interest in the Company (taking into account shares that may be held by certain related persons and entities) as a result of the transactions. Each continuing stockholder receiving cash in part for shares is urged to consult his tax advisor with respect to the tax consequences of the transaction.

     Even if they hold their shares of Il Fornaio stock as capital assets, the continuing stockholders may nonetheless realize ordinary income upon disposition of the shares of Il Fornaio preferred stock received in connection with the transaction, irrespective of any gain or loss on such shares, if such shares are "306 stock" within the meaning of Internal Revenue Code Section 306. The amount of ordinary income realized upon the disposition of such 306 stock would generally be equal to the stock's ratable share of the amount which would have been a dividend at the time of the exchange of Il Fornaio common stock for Il Fornaio preferred stock if Il Fornaio had distributed cash in an amount equal to the fair market value of such stock at that time. The determination of whether Il Fornaio preferred stock received pursuant to the transaction will constitute
Section 306 stock, and whether a disposition of these shares would result in dividend treatment to the stockholder, depends on each particular stockholder's facts and circumstances at the time of the merger and upon disposition of the shares. Each continuing stockholder is urged to consult his tax advisor with respect to the possible Section 306 consequences of receiving shares of preferred stock in the transaction.

     None of BRS, BRS & Co., BRSE LLC or Il Fornaio will recognize gain or loss solely as a result of the merger.

LITIGATION CHALLENGING THE MERGER

     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Il Fornaio. Named as defendants in each of the complaints are Il Fornaio, members of the Il Fornaio board of directors and BRS & Co. The actions have since been consolidated into a single action. The plaintiffs allege, among other things, that the proposed merger is unfair and that the Il Fornaio directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Il Fornaio and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The defendants filed a motion to dismiss the complaint on March 9, 2001.


     On June 6, 2001, counsel for the plaintiffs and counsel for the defendants reached an agreement in principle to settle all of the actions. The agreement in principle, which has been memorialized in a memorandum of understanding signed on behalf of all of the parties to the action, provides for (1) an amendment of the merger agreement to require that the merger be approved by the affirmative vote of the holders of a majority of the votes cast on the merger, excluding votes attributable to shares owned or controlled by continuing stockholders (which amendment was effected on June 13, 2001), and (2) the inclusion of additional disclosure in this proxy statement with respect to the background and fairness of the merger and the financial results for Il Fornaio for the quarter ended April 1, 2001. The memorandum of understanding states that the plaintiffs' counsel intend to apply to the court for an award of attorneys' fees and expenses in an amount not to exceed $240,000 in the aggregate, to be paid by the Company or its successor in interest, which application the defendants have agreed not to oppose. Final settlement would result in the release of all claims of class members against the continuing stockholders, the defendants, past and present officers and directors of the Company and others associated with the merger. The settlement is subject to, among other things, (1) completion of an appropriate stipulation of settlement, (2) court approval of the stipulation of settlement, (3) completion of the merger and (4) discovery that is reasonably requested by plaintiffs' counsel to confirm that the settlement is fair and adequate under the circumstances. The stipulation of settlement will expressly provide that none of the defendants has made any admissions of liability, and that they are entering into the settlement to eliminate the burden and expense of further litigation and to permit the merger to proceed without risk of injunctive or other relief. It is expected that, as permitted by the memorandum of understanding, the merger will be completed prior to court approval of the stipulation of settlement, assuming that all conditions to the merger have been satisfied or waived. No assurance can be given, however, as to the ultimate outcome of this action.


APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, referred to as the "DGCL," any holder of common stock who does not wish to accept $12.00 per share in cash for the holder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder's shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of
Section 262 of the DGCL.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Il Fornaio believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Il Fornaio. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     FILING WRITTEN OBJECTION. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to Il Fornaio a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform Il Fornaio of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless, revoked, be voted in favor of the merger agreement and the merger; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

     The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $12.00 per share by delivering to Il Fornaio a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $12.00 per share.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, Attn.: Paul J. Kelley, Secretary.

     NOTICE BY IL FORNAIO. Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of Il Fornaio who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

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     Under the merger agreement, Il Fornaio has agreed to give Newco prompt notice of any demands for appraisal received by Il Fornaio. Newco has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Il Fornaio will not, except with the prior written consent of Newco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time of the merger, any former stockholder of Il Fornaio who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     FILING A PETITION FOR APPRAISAL. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Il Fornaio is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Il Fornaio has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     DETERMINATION OF FAIR VALUE. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $12.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme
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

Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

     The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

     ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

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                              THE MERGER AGREEMENT


     The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, between Il Fornaio and Newco, referred to as the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A. Stockholders are urged to read the entire merger agreement.


THE MERGER

     The merger agreement provides that, at the effective time of the merger, Newco, a wholly owned subsidiary of BRS, will merge with and into Il Fornaio. Upon completion of the merger, Newco will cease to exist and Il Fornaio will continue as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which time is referred to as the effective time. Il Fornaio and Newco have agreed to file the certificate of merger as soon as practicable after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF IL FORNAIO AS THE SURVIVING CORPORATION

     When the merger is completed:

     - the certificate of incorporation of Il Fornaio as in effect immediately prior to the effective time will be the certificate of incorporation of Il Fornaio as the surviving corporation, but will be amended, at the effective time of the merger, to read as set forth on Exhibit A to the merger agreement included in this proxy statement as Appendix A;

     - the bylaws of Newco in effect immediately prior to the effective time will be the bylaws of Il Fornaio as the surviving corporation;

     - the directors of Newco immediately prior to the effective time will become the directors of Il Fornaio as the surviving corporation; and

     - the officers of Il Fornaio immediately prior to the effective will remain the officers of Il Fornaio as the surviving corporation.

CONVERSION OF COMMON STOCK

     At the effective time, each share of Il Fornaio common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $12.00 in cash, without interest, referred to as the merger consideration, except for:

     - approximately 480,000 shares held by the continuing stockholders that will continue as, or be converted into, equity interests in Il Fornaio as the surviving corporation;

     - treasury shares and shares of Il Fornaio common stock held by Newco immediately prior to the effective time that will be canceled without any payment therefor; and

     - shares held by stockholders seeking appraisal rights in accordance with Delaware law.

     At the effective time, each share of capital stock of Newco outstanding immediately before the effective time will be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock of Il Fornaio as the surviving corporation.

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

PAYMENT FOR SHARES

     At the effective time, Il Fornaio as the surviving corporation will deposit with the paying agent appointed by Newco sufficient funds to pay the merger consideration. Promptly after the effective time, Il Fornaio will cause to be mailed to each holder of record of shares of Il Fornaio common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

     The holder will be entitled to receive $12.00 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer and/or other taxes that may be required to the satisfaction of Il Fornaio as the surviving corporation. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

     Six months following the effective time, Il Fornaio as the surviving corporation will be entitled to require the paying agent to deliver to it any funds, including any interest received with respect thereto, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares outstanding before the effective time will be entitled to look only to the surviving corporation, as general creditors of the surviving corporation, for payment of any claims for merger consideration to which they may be entitled. Neither the surviving corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

     After the effective time, there will be no further transfer on the records of Il Fornaio as the surviving corporation or its transfer agent of certificates representing shares of Il Fornaio common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF OPTIONS

     Immediately prior to the effective time, each outstanding stock option to purchase shares of Il Fornaio common stock will, in effect, become fully vested. Options with an exercise price equal to or greater than $12.00 per share will be canceled at the effective time of the merger without any payment or other consideration. All other options, other than certain options held by the continuing stockholders, will be canceled and each option holder will be entitled to receive a cash payment equal to the difference between $12.00 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. Options to acquire shares of Il Fornaio common stock with an aggregate economic value of approximately $2.9 million held by continuing stockholders are expected to be canceled in exchange for substitute, fully vested options to acquire preferred stock of Il Fornaio as the surviving corporation and, to a lesser extent, indirectly in exchange for shares of common stock of the surviving corporation.

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REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made by Il Fornaio to Newco, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing and requisite corporate power and authority of Il Fornaio;

     - the capitalization of Il Fornaio;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the absence of certain changes in Il Fornaio's business, capitalization or accounting practices since December 26, 1999;

     - the completeness and accuracy in all material respects of filings made by Il Fornaio with the Commission;

     - the preparation and fair presentation in accordance with generally accepted accounting principles of financial statements of Il Fornaio for the first quarter of 2001;

     - the compliance in all material respects of the proxy statement with the Exchange Act and the regulations thereunder and the accuracy in all material respects of the information supplied by Il Fornaio for inclusion in the proxy statement;

     - the absence of any conflicts between the merger agreement and Il Fornaio's certificate of incorporation, bylaws, material agreements, judgments and applicable laws;

     - required consents or approvals;

     - the absence of certain brokerage fees, commissions and certain amounts paid in settlement;

     - the absence of any material claim, suit, action or against Il Fornaio;

     - the absence of material changes since December 26, 1999 in Il Fornaio's benefit plans;

     - certain matters relating to benefit plans and the Employee Retirement Income Security Act of 1974, as amended;

     - compliance with laws related to tax matters;

     - compliance with applicable laws and the adequacy and valid issuance of Il Fornaio's liquor licenses;

     - compliance with laws related to environmental matters;

     - the inapplicability of any state takeover statute;

     - the validity, binding nature and absence of material defaults with respect to contracts of Il Fornaio;

     - the absence of labor disputes and other labor matters;

     - a listing of, and the validity, binding nature and absence of material defaults with respect to, all real property leased by Il Fornaio;

     - the absence of any undisclosed liabilities or obligations;

     - the receipt of a fairness opinion from Evercore;

     - the right to use, and absence of infringement of, intellectual property of Il Fornaio;

     - the effectiveness of insurance policies; and

     - the absence of affiliate transactions.

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

     The merger agreement also contains various representations and warranties by Newco to Il Fornaio, subject to identified exceptions, including representations and warranties relating to:

     - the due organization, valid existence, good standing and requisite corporate power and authority of Newco;

     - the authorization, execution, delivery and enforceability of the merger agreement;

     - the accuracy of the information supplied by Newco for inclusion in the proxy statement;

     - the absence of any conflicts between the merger agreement and Newco's certificate of incorporation, bylaws, agreements, judgments and applicable laws;

     - required consents or approvals;

     - the effectiveness of the current financing commitments obtained by Newco for the merger; and

     - ownership of Il Fornaio common stock by Newco for purposes of Section 203 of the DGCL.

     None of the representations and warranties in the merger agreement will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Il Fornaio is subject to restrictions on its conduct and operations until the merger is completed. In the merger agreement, Il Fornaio has agreed that, prior to the effective time, it will operate its business only in the usual and ordinary course consistent with past practices; use its reasonable best efforts to maintain its business organization, retain its key employees and maintain its business relationships; maintain its properties and assets, supplies and inventories; and use its reasonable best efforts to keep in full force and effect its insurance and bonds. Il Fornaio has also agreed, with limited exceptions, that it will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by
Newco:

     - adopt or amend employee benefit plans or bonuses or increase compensation;

     - declare, set aside or pay any dividends or make any other distributions;

     - redeem or repurchase any outstanding shares of Il Fornaio capital stock or other equity interests;

     - split, combine or reclassify any shares of Il Fornaio capital stock;

     - sell, issue, grant or authorize any shares of Il Fornaio capital stock;

     - acquire or agree to acquire any business or any assets of any other person;

     - sell or dispose of or grant any lien with respect to any of Il Fornaio's material properties or assets;

     - amend its certificate of incorporation or bylaws;

     - effect any change in any accounting methods;

     - incur any additional indebtedness, except pursuant to its outstanding credit line, or make any loans;

     - enter into or amend certain material contracts;

     - pay, settle or otherwise satisfy any claims, liabilities or obligations outside the ordinary course of business;

     - make any tax election except in a manner consistent with past practice;

     - make any capital expenditures for the period from October 1, 2000 until the effective time, except as provided in the merger agreement;

     - make any lease payments except in the ordinary course of business;

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

     - form any subsidiary or acquire any ownership interest in any entity; or

     - agree to take any of the foregoing actions or any action that would cause any conditions to consummation of the merger to be unsatisfied.

OBTAINING FINANCING

     Newco has agreed that, so long as Il Fornaio is in material compliance with its obligations under the merger agreement, it will use its commercially reasonable efforts to satisfy the requirements of the financing commitments and obtain the financing on the terms set forth in the financing commitments. If any of the financing commitments is terminated or the funds are otherwise not available, Newco will use commercially reasonable efforts to obtain an alternative source of financing on terms no less favorable than those set forth in the financing commitments.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

     Il Fornaio has agreed that, except as described below, until the effective time or the termination of the merger agreement, neither it, nor any of its officers, directors, employees, representatives, agents or affiliates will:

     - initiate, solicit or knowingly encourage, or act with the intention of facilitating, any inquiries or the making or submission of an acquisition proposal, as discussed below;

     - enter into, maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or obtain or induce any person or group to make or submit an acquisition proposal;

     - agree to or endorse any acquisition proposal;

     - assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing; or

     - authorize or permit any of its officers, directors or employees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to take any such action.

     Under the merger agreement, an acquisition proposal is defined as follows:

     - any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Il Fornaio or of any business that contributed or represented 15% or more of the net sales, the net income or the assets of Il Fornaio;

     - any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of Il Fornaio or the filing of a registration statement under the Securities Act in connection therewith;

     - any acquisition of 15% or more of the outstanding shares of capital stock of Il Fornaio or the filing of a registration statement under the Securities Act in connection with such acquisition or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Newco of the merger; or

     - any public announcement by Il Fornaio or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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

     The board of directors of Il Fornaio, the special committee or Il Fornaio representatives may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited written, bona fide acquisition proposal if:

     - the special committee determines in good faith, by a majority vote after consultation with its financial advisor and independent legal counsel, that such proposal is, or is reasonably likely to lead to, any superior proposal, as discussed below;

     - the special committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the board of directors; and

     - such person or group, prior to the disclosure of any non-public information, enters into a confidentiality agreement with Il Fornaio on terms set forth in the merger agreement.

     Under the merger agreement, a superior proposal is defined as any proposal that is made by a third party to acquire at least 51% of the shares of Il Fornaio common stock then outstanding or all or substantially all of the assets of Il Fornaio, which the special committee determines in good faith:

     - is more favorable to the stockholders of Il Fornaio other than the continuing stockholders from a financial point of view than the transactions contemplated by the merger agreement (including after any adjustments proposed by Newco in response to the acquisition proposal);

     - is not subject to any material contingency, other than contingencies that the other party has reasonably demonstrated its ability to overcome or address; and

     - is reasonably likely to be consummated and is in the best interests of the stockholders of Il Fornaio other than the continuing stockholders.

     Except as expressly permitted by the merger agreement, neither the board of directors of Il Fornaio nor the special committee will (1) approve or recommend an acquisition proposal or (2) cause Il Fornaio to approve an acquisition proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, except if:

     - the acquisition proposal is a superior proposal;

     - the special committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the board of directors;

     - Il Fornaio is not in breach of its no-solicitation covenant in the merger agreement; and

     - in the case of clause (2) above, Il Fornaio pays a termination fee and expense reimbursement to Newco or its designee as described in the merger agreement and Il Fornaio complies with its obligations under the termination provisions of the merger agreement.

     If Il Fornaio receives an acquisition proposal or any inquiry or request for information that could lead to or relate to an acquisition proposal, then Il Fornaio must promptly inform Newco of the identity of the person making the acquisition proposal, inquiry or request and of the material terms of the proposal. Il Fornaio must keep Newco fully informed of the status and details of any acquisition proposal, inquiry or request.

     Subject to compliance with the merger agreement, Il Fornaio or the board of directors of Il Fornaio or the special committee may make any disclosure or statement to Il Fornaio stockholders if it determines in good faith that failure to do so would be inconsistent with the fiduciary duties of the board of directors.

     Il Fornaio may terminate the merger agreement if it receives and accepts a superior proposal from a third party, as discussed in "-- Termination."

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INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Newco will indemnify and hold harmless each current and former director and officer of Il Fornaio for a period of six years for acts and omissions occurring before or as of the effective time of the merger to the extent provided in the current certificate of incorporation, bylaws or indemnification agreements of Il Fornaio. The merger agreement further provides that for a period of six years after the effective time of the merger, Newco will maintain, if commercially available, Il Fornaio's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current directors and officers of the Company; however, in the event that the cost of this insurance exceeds 200% of the current annual premium, Newco must use reasonable efforts to obtain substantially similar insurance for an amount equal to 200% of the annual premium.

CONDITIONS TO COMPLETING THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of Il Fornaio and Newco to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

     - the merger agreement must have been approved by the affirmative vote of both (1) the holders of at least a majority of Il Fornaio's outstanding common stock and (2) the holders of at least a majority of the votes cast on the merger proposal at the stockholders' meeting, excluding votes attributable to shares of Il Fornaio common stock owned or controlled by continuing stockholders;

     - no statute, rule, regulation, executive order, decree or injunction of any court or governmental entity may prohibit consummation of the merger; and

     - the applicable waiting period under the HSR Act must have expired or terminated, which condition has been satisfied.

     CONDITIONS TO NEWCO'S OBLIGATION. The obligation of Newco to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Il Fornaio's representations and warranties in the merger agreement must have been true and correct in all respects, generally, as of the date of the original merger agreement, selected representations and warranties must have been true and correct in all respects as of the date of the merger agreement, as further amended as of May 1, 2001, selected representations and warranties must have been true and correct in all respects as of the date of the merger agreement, as further amended as of June 13, 2001, and Il Fornaio's representations and warranties must be true and correct, generally, as of the closing date as if made on the closing date, except for changes specifically contemplated by the merger agreement and disregarding any inaccuracies as of the closing date that, considered individually or collectively, would not reasonably be expected to have a material adverse effect, as discussed below, on Il Fornaio, and provided that if a representation and warranty has a specific date, it need only be true as of that date;


     - Il Fornaio must have performed and complied in all material respects with the agreements and obligations required to be complied with by it under the merger agreement at or prior to the effective time;

     - there must not have occurred any business interruption, damage, destruction or other event that would reasonably be expected to have a material adverse effect on Il Fornaio;

     - there must be no pending or threatened action, proceeding or investigation that relates to the merger to which a governmental entity is a party or that has had or would reasonably be expected to have a material adverse effect on Il Fornaio;

     - Il Fornaio must have obtained any necessary or required governmental or other third-party consents necessary to maintain its liquor licenses and leases following completion of the merger, and Il Fornaio must have obtained any other necessary or required third-party consents required in

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       connection with the merger, except for such other consents that, if not obtained, would not reasonably be expected to have a material adverse effect on Il Fornaio;

     - Newco must have received the proceeds of the financing contemplated in the financing commitments or on terms no less favorable to Newco;

     - construction of specified Il Fornaio restaurants or bakeries that were under construction at the time of the merger agreement must have been completed and opened for business (both of which have now opened);

     - immediately prior to the effective time, Il Fornaio must not have any indebtedness for borrowed money and must have at least $4.4 million in available cash and cash equivalents, as adjusted, as described in the merger agreement;

     - the release by Jesse Hansen of Il Fornaio, Newco, the surviving corporation and their respective officers, directors and agents from all liabilities, claims and obligations must be in full force and effect;

     - neither Newco nor its lenders or representatives shall have identified any actual or potential material environmental issues; and

     - holders of no more than 10% of Il Fornaio's common stock may have asserted appraisal rights.

     Under the merger agreement, a material adverse effect on Il Fornaio is defined as (1) any adverse change or effect or prospective adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of Il Fornaio, which change or effect is material with any other changes or effects, to Il Fornaio or (2) any event, matter, condition or effect that materially impairs Il Fornaio's ability to perform its obligations under the merger agreement on a timely basis or to consummate the merger, with the following exceptions:

     - any effect or change reflecting general business or economic conditions or affecting the restaurant industry generally;

     - any Il Fornaio employee resignations as a result of Newco's failing to offer employment to these employees on terms comparable to the terms on which these employees are employed by Il Fornaio on the date of the merger agreement;

     - with respect to certain conditions to Newco's obligation to complete the merger, Il Fornaio's results of operations and financial condition reflected in its financial statements as provided to Newco for the first quarter of 2001; and

     - with respect to certain conditions to Newco's obligation to complete the merger, Il Fornaio's earnings before interest, taxes, depreciation and amortization, or EBITDA, beginning in the second quarter of 2001 and ending on or before the most recent fiscal month end prior to the effective time of the merger, provided that (1) the lending condition is satisfied and (2) Il Fornaio's adjusted EBITDA (as defined in the merger agreement) for the trailing 12 months then ending is at least $13.0 million (although such adjusted EBITDA will not be probative of whether a change or effect that has resulted in a reduction of EBITDA is otherwise a material adverse effect).

     In addition, the parties have separately agreed that the contingent liability associated with the pending class action litigation, as such litigation stood on May 1, 2001 and based on facts then known to BRS, does not constitute a material adverse effect.

     CONDITIONS TO IL FORNAIO'S OBLIGATION. The obligation of Il Fornaio to complete the merger is subject to the satisfaction or waiver of the following conditions:


     - Newco's representations and warranties in the merger agreement must have been true and correct in all material respects, generally, as of the date of the merger agreement, as further amended as of June 13, 2001, and must be true and correct in all material respects as of the closing date as if made on the closing date, provided that if a representation and warranty has a specific date, it need only be true as of that date;

     - Newco must have performed and complied in all material respects with the agreements and obligations required to be performed and complied with by it under the merger agreement at or prior to the effective time; and

     - Newco or Il Fornaio as the surviving corporation must have received $38.0 million in equity financing (including Il Fornaio stock and options exchanged by the continuing stockholders), and Newco or Il Fornaio as the surviving corporation must have received financing on the terms set forth in the current financing commitments, on terms and conditions not materially less advantageous to Newco as a whole than those set forth as the financing commitments provided in connection with the original merger agreement or on other terms so long as the incurrence of that debt by Newco will not render Il Fornaio as the surviving corporation insolvent.

TERMINATION

     Newco and Il Fornaio may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, either company may terminate the merger agreement if:


     - the merger is not completed on or before July 31, 2001, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any obligation;


     - a court or other governmental entity issues a final order prohibiting the merger, except if the party seeking to terminate the merger agreement has failed to exercise its reasonable efforts to consummate the merger;

     - the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger by the two requisite votes; or

     - the other party breaches or fails to materially perform any of its representations, warranties or covenants as set forth in the merger agreement and does not cure the breach or failure in the 10-day period following notice of such breach or failure from the terminating party.

     Newco may terminate the merger agreement if any of the following occurs, which are each referred to as a Newco termination event:

     - Il Fornaio's board of directors or any board committee breaches its agreement not to initiate, solicit, knowingly encourage or act to facilitate any acquisition proposals, or to engage in discussions or negotiations with respect to acquisition proposals other than as permitted under the merger agreement;

     - the Il Fornaio board of directors or any board committee recommends to the Company's stockholders approval of an acquisition proposal other than the merger;

     - the Il Fornaio board of directors or any board committee withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco:

     - the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or

     - Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger.

     Il Fornaio may also terminate the merger agreement, by action of the special committee, in the event, referred to as the Il Fornaio termination event, that prior to the special meeting of the stockholders, Il Fornaio receives an acquisition proposal that was not received in violation of the merger agreement and does not materially breach any confidentiality or standstill agreement executed by the third party with respect to the Company, and the special committee:

     - determines that the acquisition proposal is a superior proposal;

     - determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to approve the agreement would be inconsistent with the fiduciary duties of the board of directors;

     - has received a written opinion from its financial advisor that the acquisition proposal is fair from a financial point of view to Il Fornaio stockholders other than the continuing stockholders;

     - provides Newco with written notification of its intent to terminate the merger agreement, which notification identifies the acquisition proposal and includes the form of the proposed agreement for the alternative acquisition proposal; and

     - no earlier than two business days later, provides Newco with written notification of its actual termination of the merger agreement and delivers the termination fee and expenses as described in "-- Termination Fee and Expense Reimbursement" along with Il Fornaio's written acknowledgment that it irrevocably waives any right to contest such payment.

     Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be of no further force or effect. Except as otherwise provided, there will be no liability on the part of Newco or Il Fornaio or their respective representatives, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     If the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

     EXPENSE REIMBURSEMENT. Il Fornaio will reimburse Newco or its designee for its reasonable out-of-pocket fees and expenses actually incurred in connection with the merger and the proposed financing (as described in the merger agreement) if:

     - Il Fornaio terminates the merger agreement in connection with the Il Fornaio termination event;

     - Newco terminates the merger agreement following a Newco termination event;


     - either Il Fornaio or Newco terminates the merger agreement because either of the two requisite Il Fornaio stockholder approvals is not obtained or the merger is not completed on or before July 31, 2001, unless the failure to timely complete the merger relates to a failure to obtain necessary debt financing, which failure is not attributable to specified issues related to Il Fornaio, other than as a result of a material adverse change in Il Fornaio's business, financial condition or prospects; or



     - either Il Fornaio or Newco terminates the merger agreement (other than under provisions allowing termination because the merger is not completed on or before July 31, 2001) as a result of Il Fornaio's failure to obtain consents as required under its leases.


     Il Fornaio must pay Newco's expenses prior to or simultaneously with its termination of the merger agreement as set forth in the merger agreement or within five business days of Newco's terminating the merger agreement.

     TERMINATION FEE. In addition to the expense reimbursement, Il Fornaio will pay a termination fee of $2.7 million to Newco or its designee if:

     - Il Fornaio terminates the merger agreement in connection with the Il Fornaio termination event, which payment is due upon termination;

     - Newco terminates the merger agreement because the Il Fornaio board of directors or any board committee breaches its agreement not to initiate, solicit, knowingly encourage or act to facilitate any acquisition proposals or to engage in discussions or negotiations with respect to acquisition proposals, other than as permitted under the merger agreement, which payment is due within five business days of such termination;

     - Newco terminates the merger agreement because the Il Fornaio board of directors or any board committee recommends to the Company's stockholders approval of an acquisition proposal, which payment is due within five business days of such termination; or

     - Il Fornaio receives an acquisition proposal while the merger agreement is in effect and within 12 months following termination of the merger agreement consummates any acquisition proposal, which payment is due within five business days of such consummation, provided that such termination occurs as follows:


       - by either party upon failure to complete the merger on or before July 31, 2001, unless the failure to timely complete the merger relates to either a material adverse change in the Company's business, financial condition or prospects or a failure to obtain necessary debt financing, which failure is not attributable to specified issues related to Il Fornaio, other than as a result of a material adverse change in Il Fornaio's business, financial condition or prospects;


       - by either party after the Il Fornaio stockholders do not approve and adopt the merger agreement and the merger by the two requisite votes;

       - by Newco after Il Fornaio's board of directors or any board committee withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Newco;

       - by Newco after the financial advisor to the special committee withdraws or amends its fairness opinion in a manner adverse to Newco; or

       - by Newco after Il Fornaio fails to include in this proxy statement its approval or recommendation of the merger agreement and the merger.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY IL FORNAIO

     The table below sets forth information, by fiscal quarters, regarding purchases by Il Fornaio of its common stock since March 28, 1999, including the number of shares purchased, the range of prices paid and the average purchase price:


                                                                                        AVERAGE
                                                              NO. OF                    PURCHASE
                           PERIOD                             SHARES     PRICE RANGE     PRICE
                           ------                             -------    -----------    --------
Second Quarter 1999.........................................       --          --           --
Third Quarter 1999..........................................       --          --           --
Fourth Quarter 1999.........................................  137,000       $7.18        $7.18
First Quarter 2000..........................................       --          --           --
Second Quarter 2000.........................................       --          --           --
Third Quarter 2000..........................................       --          --           --
Fourth Quarter 2000.........................................       --          --           --
First Quarter 2001..........................................       --          --           --
Second Quarter 2001 (through June 15, 2001).................       --          --           --



PURCHASES BY CONTINUING DIRECTORS AND OFFICERS OF IL FORNAIO


     The table below sets forth information regarding purchases by each of the continuing directors and officers of Il Fornaio common stock since March 28, 1999, including the number of shares purchased, the range of prices paid and the average purchase price:


                                                                                          AVERAGE
                                                               NO. OF                     PURCHASE
                NAME                           DATE            SHARES     PRICE RANGE      PRICE
                ----                           ----            ------    -------------    --------
Laurence B. Mindel...................  April 20, 1999          14,200        $4.40         $4.40
Paul J. Kelley.......................  April 20, 1999           5,415        $4.00         $4.00
Paul J. Kelley.......................  May 4, 1999              1,774        $6.80         $6.80
Paul J. Kelley.......................  November 2, 1999         1,745        $6.80         $6.80
Paul J. Kelley.......................  February 29, 2000       10,000        $4.50         $4.50
Paul J. Kelley.......................  March 7, 2000           21,490    $4.50 - $6.00     $4.80


RECENT TRANSACTIONS


     Except as disclosed herein, none of Il Fornaio, nor any of the continuing directors and officers, has engaged in any transaction with respect to Il Fornaio common stock within 60 days of the date of this proxy statement.


PURCHASES BY BRS & CO., BRSE LLC, BRS AND THEIR RESPECTIVE MEMBERS AND NEWCO AND ITS DIRECTORS AND EXECUTIVE OFFICERS

     Except as disclosed herein, none of BRS & Co., BRSE LLC or BRS, or their respective members, or Newco or its directors and executive officers, has engaged in any transaction with respect to Il Fornaio common stock since March 28, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of Il Fornaio common stock as of May 18, 2001 by (1) all those known by Il Fornaio to be beneficial owners of more than 5% of its common stock; (2) each director; (3) each executive officer (including one former executive officer); and (4) all executive officers and directors of Il Fornaio as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.


                                                              BENEFICIAL      OWNERSHIP
                                                                NUMBER         PERCENT
                      BENEFICIAL OWNER                        OF SHARES     OF TOTAL(1)(2)
                      ----------------                        ----------    --------------
Bruckman, Rosser, Sherrill & Co. II, L.P.(3)................  1,758,464          26.8%
Eastbourne Capital Management, L.L.C.(4)....................  1,463,100          25.1
  1101 Fifth Avenue, Suite 1600
  San Rafael, CA 94901
Laurence B. Mindel(5).......................................    734,468          12.5
Michael J. Hislop(6)........................................    544,878           8.5
Paul J. Kelley..............................................     76,332           1.3
Peter P. Hausback(6)........................................     20,250             *
Michael J. Beatrice(6)......................................     87,582           1.5
Dean A. Cortopassi(7).......................................    126,794           2.2
W. Scott Hedrick(6).........................................     19,379             *
F. Warren Hellman(8)........................................    145,354           2.5
George B. James.............................................          0             0
Lawrence F. Levy(6).........................................      5,310             *
All executive officers and directors as a group (9
  persons)(9)...............................................  1,740,097          26.6%

-------------------------
 *  Less than one percent.

(1) This table is based on information supplied by officers, directors and principal stockholders of Il Fornaio and on any Schedules 13D or 13G filed with the Commission. On that basis, Il Fornaio believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned except (a) for shares indicated as beneficially owned by any of the continuing stockholders, which are subject to a voting agreement with Newco pursuant to which Newco has been granted an irrevocable proxy to vote the shares in favor of the merger and adoption of the merger agreement and (b) as otherwise indicated in the footnotes to this table and subject to community property laws where applicable.


(2) Applicable percentages are based on 5,837,885 shares outstanding on May 18, 2001, adjusted as required by rules promulgated by the Commission.



(3) Pursuant to the voting agreement, BRS & Co., BRSE LLC and BRS, and each of their respective members, and Newco may be deemed to beneficially own 1,758,464 shares of Il Fornaio common stock, which includes options to acquire 728,642 shares exercisable within 60 days of May 18, 2001, representing approximately 26.8% of the outstanding Il Fornaio common stock. The business address of BRS & Co., BRSE LLC and BRS, and each of their respective members, and Newco is c/o Bruckmann, Rosser, Sherrill & Co., L.L.C., 126 East 56th Street, 29th Floor, New York, New York 10022.


(4) Based on Schedule 13D/A filed with the Commission on March 5, 2001. Includes 609,548 shares held by Black Bear Fund I, L.P. and 616,800 shares held by Black Bear Offshore Fund Limited, both of which are advised by Eastbourne Capital Management, L.L.C. Richard Jon Barry is the Managing Member of Eastbourne Capital Management, L.L.C.


(5) Includes 7,195 shares held by the Mindel Family Trust, 9,157 shares held by a Trust created for the benefit of Laurence B. Mindel and his family, and 663,184 shares held by The Mindel Living Trust, of which Mr. Mindel is a trustee. Also includes 54,932 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 18, 2001. Excludes an aggregate of 195,944 shares held in trusts for five children of Mr. Mindel, as to which Mr. Mindel is not a trustee and disclaims beneficial ownership.


(6) Includes shares subject to options exercisable within 60 days of May 18, 2001 as follows: 544,878 for Mr. Hislop, 20,250 for Mr. Hausback, 87,582 for Mr. Beatrice, 4,500 for Mr. Hedrick and 3,000 for Mr. Levy.



(7) Includes 57,794 shares held of record by Stanislaus Food Products Company, a California corporation. Mr. Cortopassi is Chief Executive Officer and a principal stockholder of Stanislaus Food Products Company. Includes 60,000 shares held of record by Capecchio Foundation. Mr. Cortopassi is President and a member of the board of directors of Capecchio Foundation. Also includes 9,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 18, 2001.



(8) Includes 125,802 shares held of record by FWH Associates, a California limited partnership. Mr. Hellman is a general partner of FWH Associates. Also includes 2,052 shares held of record by Marco H. Hellman Trust "B." Mr. Hellman is a trustee of the Marco H. Hellman Trust "B." Also includes 7,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 18, 2001.


(9) Includes information contained in the notes above, as applicable. Excludes shares beneficially owned by Mr. Hausback, a former executive officer.

                              INDEPENDENT AUDITORS

     Il Fornaio's financial statements as of December 31, 2000 and December 26, 1999, and for each of the years in the three-year period ended December 31, 2000, included in this proxy statement as part of Appendix F, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000, which is included in this proxy statement as Appendix F. Representatives of Deloitte & Touche LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

                          FUTURE STOCKHOLDER PROPOSALS

     If the merger is completed, there will be no public participation in any future meetings of stockholders of Il Fornaio. However, if the merger is not completed, Il Fornaio stockholders will continue to be entitled to attend and participate in Il Fornaio stockholders' meetings. If the merger is not completed, Il Fornaio will inform its stockholders, by press release or other means determined reasonable by Il Fornaio, of the date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Il Fornaio files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, Il Fornaio has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Il Fornaio. Exhibits (c)(1) through (c)(6) and (d)(1) through (d)(3) of the Schedule 13E-3 will be made available for inspection and copying at Il Fornaio's executive offices during regular business hours by any Il Fornaio stockholder or a representative of a stockholder as so designated in writing.

     Il Fornaio stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Il Fornaio at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Il Fornaio's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at:
"http://www.sec.gov."

     Il Fornaio has included in this proxy statement the following documents filed with the Commission under the Exchange Act:

     - Appendix F -- Il Fornaio's Annual Report on Form 10-K/A for the year ended December 31, 2000; and

     - Appendix G -- Il Fornaio's Quarterly Report on Form 10-Q for the three months ended April 1, 2001.

However, any references in these documents to the Private Securities Litigation Reform Act and "safe harbor" protection for forward-looking statements are specifically not included in this proxy statement.

     The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

     Stockholders should not rely on information other than that contained in this proxy statement (including its appendices). Il Fornaio has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 18, 2001. The information contained in Il Fornaio's Annual Report on Form 10-K/A for the year ended December 31, 2000, included in this proxy statement as Appendix F, is as of March 19, 2001, the date of filing with the Commission of the original Form 10-K, except that information related to the merger has been updated as of June 14, 2001, the date of filing with the Commission of the Form 10-K/A, and the information contained in Il Fornaio's Quarterly Report on Form 10-Q for the three months ended April 1, 2001, included in this proxy statement as Appendix G, is as of May 15, 2001, the date of filing with the Commission of the Form 10-Q. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than these respective dates, and the mailing or delivery of this proxy statement should not create any implication to the contrary. In addition, information contained in Appendices F and G may be updated and superceded by information contained elsewhere in this proxy statement.

                                                                      APPENDIX A




                          AGREEMENT AND PLAN OF MERGER



                                    BETWEEN



                        IL FORNAIO (AMERICA) CORPORATION



                                      AND


                          MANHATTAN ACQUISITION CORP.


                         DATED AS OF NOVEMBER 15, 2000


                        AS AMENDED AS OF JANUARY 9, 2001


                      AS FURTHER AMENDED AS OF MAY 1, 2001


                     AS FURTHER AMENDED AS OF JUNE 13, 2001

                               TABLE OF CONTENTS



                                                               PAGE
                                                               ----
ARTICLE I  THE MERGER.......................................    A-2
     SECTION 1.1.  The Merger...............................    A-2
     SECTION 1.2.  Effective Time...........................    A-2
     SECTION 1.3.  Effect of the Merger.....................    A-2
     SECTION 1.4.  Certificate of Incorporation; Bylaws.....    A-2
     SECTION 1.5.  Directors and Officers...................    A-3
     SECTION 1.6.  Conversion of Securities.................    A-3
     SECTION 1.7.  Adjustments to Prevent Dilution..........    A-4
     SECTION 1.8.  Dissenting Shares........................    A-4
     SECTION 1.9.  Surrender of Shares......................    A-4
     SECTION 1.10. No Further Transfer or Ownership
      Rights................................................    A-5
     SECTION 1.11. Treatment of Options.....................    A-5
     SECTION 1.12. Closing..................................    A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...    A-6
     SECTION 2.1.  Organization and Qualification...........    A-7
     SECTION 2.2.  Capitalization...........................    A-7
     SECTION 2.3.  Authority Relative to this Agreement.....    A-8
     SECTION 2.4.  Absence of Certain Changes...............    A-9
     SECTION 2.5.  Reports..................................   A-10
     SECTION 2.6.  Proxy Statement..........................   A-10
     SECTION 2.7.  Consents and Approvals; No Violation.....   A-11
     SECTION 2.8.  Brokerage Fees and Commissions...........   A-11
     SECTION 2.9.  Litigation...............................   A-12
     SECTION 2.10. Absence of Changes in Benefit Plans......   A-12
     SECTION 2.11. ERISA Compliance.........................   A-12
     SECTION 2.12. Taxes....................................   A-14
     SECTION 2.13. Compliance with Applicable Laws..........   A-15
     SECTION 2.14. Environmental............................   A-16
     SECTION 2.15. State Takeover Statutes..................   A-17
     SECTION 2.16. Contracts................................   A-17
     SECTION 2.17. Labor Matters............................   A-18
     SECTION 2.18. Property.................................   A-18
     SECTION 2.19. Undisclosed Liabilities..................   A-19
     SECTION 2.20. Opinion of Financial Advisors............   A-19
     SECTION 2.21. Intellectual Property....................   A-19
     SECTION 2.22. Insurance................................   A-20
     SECTION 2.23. Affiliate Transactions...................   A-20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF NEWCO........   A-20
     SECTION 3.1.  Organization and Qualification...........   A-20
     SECTION 3.2.  Authority Relative to this Agreement.....   A-21
     SECTION 3.3.  Proxy Statement..........................   A-21
     SECTION 3.4.  Consents and Approvals; No Violation.....   A-21
     SECTION 3.5.  Financing Commitments....................   A-21
     SECTION 3.6.  Ownership of Company Stock...............   A-22

                                                               PAGE
                                                               ----

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER..........   A-22
     SECTION 4.1.  Conduct of Business of the Company
      Pending the Merger....................................   A-22
     SECTION 4.2.  Prohibited Actions by the Company........   A-22

ARTICLE V  COVENANTS AND ADDITIONAL AGREEMENTS..............   A-24
     SECTION 5.1.  No Solicitation..........................   A-24
     SECTION 5.2.  Access to Information....................   A-26
     SECTION 5.3.  Confidentiality Agreement................   A-27
     SECTION 5.4.  Reasonable Efforts.......................   A-27
     SECTION 5.5.  Indemnification of Directors and
      Officers..............................................   A-27
     SECTION 5.6.  Event Notices and Other Actions..........   A-28
     SECTION 5.7.  Third Party Standstill Agreements........   A-29
     SECTION 5.8. Employee Stock Options; Employee Plans and
                  Benefits and Employment Contracts.........   A-29
     SECTION 5.9.  Meeting of the Company's Stockholders....   A-30
     SECTION 5.10. Proxy Statement..........................   A-30
     SECTION 5.11. Public Announcements.....................   A-31
     SECTION 5.12. Stockholder Litigation...................   A-31
     SECTION 5.13. FIRPTA...................................   A-31
     SECTION 5.14. Alternative Financing; Disclosure........   A-31
     SECTION 5.15. HSR Act..................................   A-31

ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER........   A-32
     SECTION 6.1.  Conditions to Each Party's Obligation to
      Effect the Merger.....................................   A-32
     SECTION 6.2.  Conditions to Obligations of Newco to
      Effect the Merger.....................................   A-32
     SECTION 6.3.  Conditions to the Obligations of the
      Company...............................................   A-34

ARTICLE VII  TERMINATION; AMENDMENT; WAIVER.................   A-34
     SECTION 7.1.  Termination..............................   A-34
     SECTION 7.2.  Effect of Termination....................   A-36
     SECTION 7.3.  Fees and Expenses........................   A-36
     SECTION 7.4.  Amendment................................   A-37
     SECTION 7.5.  Extension; Waiver........................   A-37

ARTICLE VIII  MISCELLANEOUS.................................   A-37
     SECTION 8.1.  Non-Survival of Representations and
      Warranties............................................   A-37
     SECTION 8.2.  Enforcement of the Agreement.............   A-37
     SECTION 8.3.  Severability.............................   A-38
     SECTION 8.4.  Notices..................................   A-38
     SECTION 8.5.  Failure or Indulgence Not Waiver;
      Remedies Cumulative...................................   A-39
     SECTION 8.6.  Governing Law............................   A-39
     SECTION 8.7.  Descriptive Headings.....................   A-39
     SECTION 8.8.  Parties in Interest......................   A-39
     SECTION 8.9.  Counterparts.............................   A-39
     SECTION 8.10. Certain Definitions......................   A-39
     SECTION 8.11. Interpretation...........................   A-40
     SECTION 8.12. Entire Agreement; Assignment.............   A-41
     SECTION 8.13. Disclaimers..............................   A-41

                                    EXHIBIT



Exhibit A -- Certificate of Incorporation of the Surviving Corporation

                                 DEFINED TERMS



                                                              PAGE
                                                              ----
1988 Option Plan............................................   A-5
1991 Option Plan............................................   A-5
1992 Directors Plan.........................................   A-5
1997 Directors Plan.........................................   A-5
1997 Incentive Plan.........................................   A-5
1997 Purchase Plan..........................................   A-7
Acquisition Agreement.......................................  A-25
Acquisition Proposal........................................  A-25
affiliate...................................................  A-39
Agreement...................................................   A-1
Alternative Transaction.....................................  A-36
Amended Financing Commitments...............................  A-21
Baker Investors.............................................   A-1
beneficial owner............................................  A-39
Benefit Plans...............................................  A-13
business day................................................  A-39
Bylaws......................................................   A-2
Cash and Cash Equivalents...................................  A-33
Cash Merger Consideration...................................   A-2
Cash Payments...............................................   A-6
Certificate of Incorporation................................   A-2
Certificate of Merger.......................................   A-2
Certificates................................................   A-4
Closing.....................................................   A-6
Closing Date................................................   A-6
Code........................................................  A-12
Company.....................................................   A-1
Company Adjusted EBITDA.....................................  A-39
Company Common Stock........................................   A-3
Company Disclosure Schedule.................................   A-6
Company Preferred Stock.....................................   A-7
Company Restaurant..........................................  A-15
Company SEC Documents.......................................  A-10
Company Stock Option Plans..................................   A-5
Company Stockholder Approval................................   A-8
Confidentiality Agreement...................................  A-27
Contract....................................................  A-17
control.....................................................  A-40
D&O Insurance...............................................  A-28
DGCL........................................................   A-1
Dissenting Shares...........................................   A-4
Dissenting Stockholder......................................   A-4
Effective Time..............................................   A-2
Environmental Claim.........................................  A-17
Environmental Laws..........................................  A-16
Environmental Liabilities...................................  A-17

                                                              PAGE
                                                              ----
Environmental Permit........................................  A-16
ERISA.......................................................  A-12
ERISA Affiliate.............................................  A-12
Exchange Act................................................   A-9
Expense Reimbursement.......................................  A-37
Filed Company SEC Documents.................................   A-9
First Amended Agreement.....................................   A-1
Governmental Entity.........................................  A-11
group.......................................................  A-40
Hazardous Materials.........................................  A-16
HSR Act.....................................................  A-11
IFAC........................................................  A-11
Intellectual Property.......................................  A-20
IRS.........................................................  A-13
JH&C Group..................................................  A-11
JH&Co.......................................................  A-11
Last Amendment Date.........................................   A-1
Leases......................................................  A-18
Licenses....................................................  A-11
Liens.......................................................  A-11
Liquor Licenses.............................................  A-15
Management..................................................  A-16
March 2001 Financial Statements.............................  A-10
Material Adverse Effect.....................................  A-40
Material Business...........................................  A-26
Merger......................................................   A-1
Merger Consideration........................................   A-3
Net Earnings................................................  A-40
Newco.......................................................   A-1
Option......................................................   A-5
Original Agreement..........................................   A-1
Original Filed Company SEC Documents........................   A-9
Original Financing Commitments..............................  A-21
Paying Agent................................................   A-4
Pension Plan................................................  A-13
Permits.....................................................  A-15
Permitted Liens.............................................  A-18
person......................................................  A-40
Proxy Statement.............................................  A-11
Releases....................................................  A-16
Rollover Group..............................................   A-1
SARs........................................................   A-8
Schedule 13E-3..............................................  A-11
SEC.........................................................  A-10
Second Amended Agreement....................................   A-1
Second Amendment Date.......................................   A-1
Securities Act..............................................   A-8
Securities Purchase Agreement...............................   A-1

                                                              PAGE
                                                              ----
Series A Company Preferred Stock............................   A-2
Series A Surviving Corporation Preferred Stock..............   A-3
Series B Company Preferred Stock............................   A-2
Series B Surviving Corporation Preferred Stock..............   A-3
Series C Company Preferred Stock............................   A-2
Settlement Agreement........................................  A-11
Settlement Fee..............................................  A-12
Special Committee...........................................   A-2
Special Committee Financial Advisor.........................   A-2
Stockholders Meeting........................................  A-30
Subsidiary..................................................   A-7
Superior Proposal...........................................  A-26
Surviving Corporation.......................................   A-2
Surviving Corporation Common Stock..........................   A-3
Tax Returns.................................................  A-15
Taxes.......................................................  A-15
Termination Fee.............................................  A-36
TRAC Agreement..............................................  A-15
Transactions................................................   A-8
Voting Agreement............................................   A-1
Voting Company Debt.........................................   A-8
WARN........................................................  A-14

                          AGREEMENT AND PLAN OF MERGER



     THIS IS AN AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001 (the "Second Amendment Date"), and as further amended as of June 13, 2001 (the "Last Amendment Date") (as so amended, this "Agreement"), between Manhattan Acquisition Corp., a Delaware corporation ("Newco"), and Il Fornaio (America) Corporation, a Delaware corporation (the "Company").



                                   BACKGROUND



     A. The Boards of Directors of the Company and Newco have each determined that it is in the best interests of their respective stockholders for Newco to be merged with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement (the "Merger"). The parties to this Agreement entered into the original Agreement and Plan of Merger dated as of November 15, 2000 (the "Original Agreement"), amended the Original Agreement as of January 9, 2001 (the "First Amended Agreement"), amended the First Amended Agreement as of May 1, 2001 (the "Second Amended Agreement") and now desire to amend certain terms and provisions of the Second Amended Agreement.



     B. Pursuant to a Securities Purchase and Contribution Agreement, dated as of November 15, 2000, as amended as of January 9, 2001 and as further amended as of the date hereof, among Newco, Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership, and the beneficial and record stockholders of the Company identified as "Baker Investors" on Schedule I thereto (such beneficial and record stockholders set forth on Schedule I thereto, as amended from time to time, the "Rollover Group") (as so amended, the "Securities Purchase Agreement"), and subject to the terms and conditions thereof, (i) the stockholders comprising the Rollover Group have agreed to receive or retain securities of the Surviving Corporation (as defined in Section 1.1) upon consummation of the Merger and (ii) Bruckmann, Rosser, Sherrill & Co. II, L.P. has agreed to purchase securities of Newco for cash immediately prior to the consummation of the Merger. It is understood and agreed that Newco will have the right to further amend Schedule I to the Securities Purchase Agreement upon not less than three business days' prior written notice delivered to the Company after the date hereof (x) to add additional stockholders of the Company or holders of options to purchase shares of the Company's capital stock to such Schedule, whereupon such stockholders or optionholders will be deemed to be members of the Rollover Group for all purposes hereof and (y) to remove any such stockholders or holders of options, and upon the third business day following such notice, such stockholders or holders of options will be deemed not to be members of the Rollover Group for all purposes hereof and thereof; provided, however that the aggregate value of the securities received, retained or purchased (calculated in the manner set forth in the Securities Purchase Agreement) by the Rollover Group and Bruckmann, Rosser, Sherrill & Co. II, L.P. pursuant to the Securities Purchase Agreement, as described in clauses (i) and
(ii) above, is at least $38,000,000.



     C. Newco has obtained the Amended Financing Commitments referred to in
Section 3.5 of this Agreement.



     D. Pursuant to a Voting Agreement, dated as of November 15, 2000, as amended as of January 9, 2001, among certain members of the Rollover Group and Newco (as so amended, the "Voting Agreement"), such members of the Rollover Group have agreed, among other things, to vote any shares of capital stock or other securities of the Company entitled to vote in respect of the Merger in favor of the Merger.



     E. The approval of the Board of Directors of the Company referred to above is based upon the unanimous recommendation of a special committee (the "Special Committee") of the Board of Directors of the Company comprised solely of directors of the Company who are not employees of the Company and are not affiliated with any stockholder which is party to the Securities Purchase Agreement or the Voting Agreement, which Special Committee has approved this Agreement (and, solely for purposes of Section 203 of the DGCL, the Voting Agreement and the Securities Purchase Agreement) and has determined, after consultation with its independent financial advisor (the "Special Committee Financial Advisor"), that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such shares and to recommend that the holders of shares of Company Common Stock approve the Merger and adopt this Agreement.



     F. It is Newco's intent that the transactions contemplated hereby be recorded as a recapitalization for financial reporting purposes.



                                     TERMS



     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Newco and the Company hereby agree as follows:



                                   ARTICLE I



                                   THE MERGER



     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and continue its existence under the laws of the State of Delaware.



     SECTION 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Certificate of Merger will provide that the Merger will become effective immediately upon the filing of the Certificate of Merger with such Secretary of State in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the "Effective Time."



     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the DGCL. Without limiting the foregoing, all the property, rights, privileges, powers and franchises of the Company and Newco shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.



     SECTION 1.4. Certificate of Incorporation; Bylaws.



     (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (but shall be amended at the Effective Time to read as set forth on Exhibit A hereto) (the "Certificate of Incorporation"). The Company will, not less than one business day prior to the Effective Time, file a certificate of designations with the Delaware Secretary of State pursuant to the second paragraph of Article IV of its certificate of incorporation to create three series of preferred stock, par value $.001 per share, of the Company having the rights, designations and preferences set forth in Schedule VI of the Securities Purchase Agreement and, immediately prior to the Effective Time, will issue such shares to members of the Rollover Group in such amounts, for such consideration and on such other terms as are set forth in the Securities Purchase Agreement. The three series of preferred stock of the Company to be so created are referred to herein as "Series A Company Preferred Stock", "Series B Company Preferred Stock" and "Series C Company Preferred Stock," respectively.



     (b) The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

     SECTION 1.5. Directors and Officers.



     (a) The directors of Newco at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.



     (b) The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.



     SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holders of any of the following securities:



          (a) Each share of common stock of the Company, par value $.001 per share ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.8(a)) and (ii) shares of Company Common Stock cancelled pursuant to
     Section 1.6(c)) shall be converted into and represent the right to receive $12.00 in cash (the "Cash Merger Consideration"), without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 1.9, less any required withholding taxes.



          (b) Each share of capital stock of Newco, par value $.001 per share, issued and outstanding immediately before the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock of the Surviving Corporation, par value $.001 per share. From and after the Effective Time, each outstanding certificate theretofore representing shares of capital stock of Newco shall be deemed for all purposes to evidence ownership and to represent the same number of shares of the same class and series of capital stock of the Surviving Corporation.



          (c) Each share of capital stock of the Company held in the treasury of the Company or held by any subsidiary of the Company, and each share of capital stock of the Company held by Newco immediately before the Effective Time, shall be cancelled and cease to exist, and no payment shall be made with respect thereto.



          (d) Each share of Series A Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series A Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall not be affected by the Merger and shall remain outstanding as one share of Series A Cumulative Compounding Preferred Stock, par value $.001 per share ("Series A Surviving Corporation Preferred Stock"), of the Surviving Corporation.



          (e) Each share of Series B Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series B Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall not be affected by the Merger and shall remain outstanding as one share of Series B Cumulative Compounding Preferred Stock, par value $.001 per share ("Series B Surviving Corporation Preferred Stock"), of the Surviving Corporation.



          (f) Each share of Series C Company Preferred Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares of Series C Company Preferred Stock cancelled pursuant to Section 1.6(c)) shall be converted into one share of Class A Common Stock, par value $.001 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation.



          (g) The Cash Merger Consideration and the shares of Series A Surviving Corporation Preferred Stock, Series B Surviving Corporation Preferred Stock and Surviving Corporation Common Stock to be delivered as merger consideration under paragraphs (d), (e) and (f) above, are collectively referred to herein as the "Merger Consideration."

     SECTION 1.7. Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of capital stock of the Company or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, but not in respect of the amendment to the Company's certificate of incorporation expressly contemplated by Section 1.4(a), the Merger Consideration shall be equitably adjusted.



     SECTION 1.8. Dissenting Shares.



     (a) Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, any issued and outstanding shares of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock or Series C Company Preferred Stock ("Dissenting Shares") held by a Dissenting Stockholder (as defined below) shall not be converted into the Merger Consideration but shall be converted into or represent the right to receive only such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 and the other applicable provisions of the DGCL; provided, however, that each share of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock and Series C Company Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses or fails to perfect his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. As used in this Agreement, the term "Dissenting Stockholder" means any record holder or beneficial owner of shares of Company Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock or Series C Company Preferred Stock who complies with all provisions of the DGCL concerning the right of holders of such stock to dissent from the Merger and obtain fair value for their shares.



     (b) The Company shall give Newco (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Newco, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.



     SECTION 1.9. Surrender of Shares.



     (a) Prior to the mailing of the Proxy Statement (as defined in Section 2.6), Newco shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Cash Merger Consideration. At the Effective Time, the Surviving Corporation shall deposit with the Paying Agent for the benefit of former holders of shares of Company Common Stock sufficient funds to make payments of the Cash Merger Consideration on all shares of Company Common Stock to be converted into cash under Section 1.6(a). Such funds shall be invested by the Paying Agent in prime money market obligations selected by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or as it directs.



     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Cash Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Cash Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Cash Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Cash Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Cash Merger Consideration.



     (c) At any time following the date six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which shall have been deposited with the Paying Agent and which shall have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Cash Merger Consideration to which such holders may be entitled.



     (d) Notwithstanding the provisions of Section 1.9(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Cash Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



     (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 2.11), or any provision of any applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Surviving Corporation and paid by the Surviving Corporation to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.



     SECTION 1.10. No Further Transfer or Ownership Rights. After the Effective Time, there shall be no further transfer on the records of the Company (or the Surviving Corporation) or its transfer agent of Certificates representing shares of Company Common Stock (or Series C Company Preferred Stock), and if such Certificates (or any certificates representing shares of Series C Company Preferred Stock) are presented to the Company (or the Surviving Corporation) for transfer, they shall be cancelled. From and after the Effective Time, the holders of certificates evidencing ownership of shares of capital stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of certificates representing shares of capital stock of the Company in accordance with the terms of this Article I shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of capital stock of the Company exchanged for Merger Consideration theretofore represented by such certificates.



     SECTION 1.11. Treatment of Options. Prior to the Effective Time, the Board of Directors of the Company (and/or, if appropriate, the Special Committee) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding stock option (each, an "Option") heretofore granted under the Company's 1997 Equity Incentive Plan, as amended (the "1997 Incentive Plan"), the Company's 1997 Non-Employee Directors' Stock Option Plan, as amended (the "1997 Directors Plan"), the Company's 1992 Non-Employees Directors' Stock Option Plan, as amended (the "1992 Directors Plan"), and each of the Company's 1991 Incentive Stock Option Plan, as amended (the "1991 Option Plan"), and the Company's 1988 Stock Option Plan, as amended (the "1988 Option Plan") (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable, shall, at the Effective

Time, be cancelled, and each holder thereof shall be entitled to receive a payment in cash as provided in Section 5.8 hereof, if any (subject to any applicable withholding taxes, the "Cash Payment"), it being understood that a portion of the Options held by members of the Rollover Group will be cancelled in exchange for substitute options to purchase shares of capital stock of the Surviving Corporation, as contemplated by the Securities Purchase Agreement. As provided herein, unless otherwise determined by Newco, the Company Stock Option Plans (and any feature of any other Benefit Plan (as defined in Section 2.11) or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company) shall terminate as of the Effective Time. The Company shall take all steps necessary to ensure that, after the date of the Original Agreement, the Company will not issue any Options or other options, warrants, rights or agreements which would entitle any person to acquire any capital stock of the Company or, except as otherwise provided in this Section 1.11 or in Section 5.8 (or in connection with the Securities Purchase Agreement), to receive any payment in respect thereof and, except as otherwise provided above, to cause such Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof as provided herein.



     SECTION 1.12. Closing. Immediately prior to the Effective Time, a closing for the transactions contemplated hereby (the "Closing") will be held at the offices of Dechert, 30 Rockefeller Plaza, New York, NY 10112, unless another place is agreed in writing by Newco and the Company. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The date such Closing occurs is referred to herein as the "Closing Date."



                                   ARTICLE II



                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY



     The Company represents and warrants to Newco that the statements contained in this Article II (other than Sections 2.4(b), 2.5(c), 2.10(b), 2.17(b), 2.19(b) and 2.20) were true and correct as of the date of the Original Agreement (or, in the case of Section 2.6, will be true at the respective dates stated therein), with references to "this Agreement" referring to the Original Agreement and "the date hereof" and "the date of this Agreement" referring to the date of the Original Agreement, it being understood such representations and warranties must be read in conjunction with, and are subject to the exceptions set forth in, the disclosure schedule delivered by the Company to Newco on or before the date of the Original Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered Sections contained in this Article II, and the disclosures in any Section, including appropriate cross references, shall qualify only the corresponding Section in this Article II; provided, however, that disclosure of a matter in one Section of the Company Disclosure Schedule shall be deemed incorporated into any other Section of the Company Disclosure Schedule where the relevance of the incorporation is reasonably apparent from the disclosure of the matter then appearing in the Section where it is disclosed. In addition, the Company represents and warrants to Newco that the statements contained in Sections 2.1, 2.3, 2.4(b), 2.5, 2.7, 2.8, 2.10(b), 2.15,
2.17(b), 2.19(b) and 2.20 are true and correct as of the Second Amendment Date, with references to "this Agreement" referring for this purpose to the Second Amended Agreement and references to "the date hereof" and "the date of this Agreement" referring to the Second Amendment Date; it being understood such representations and warranties must be read in conjunction with, and are subject to the exceptions set forth in, the Company Disclosure Schedule. In addition, the Company represents and warrants to Newco that the statements contained in Sections 2.1, 2.3 and 2.7 are true and correct as of the Last Amendment Date, with references to "this Agreement" referring for this purpose to this Agreement and references to "the date hereof" and "the date of this Agreement" referring to the Last Amendment Date; it being understood such representations and warranties must be read in conjunction with, and are subject to the


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exceptions set forth in, the Company Disclosure Schedule. Subject to the foregoing, the Company hereby represents and warrants to Newco as follows:



     SECTION 2.1. Organization and Qualification.



     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in each state where the character of the properties owned or leased by it or the nature of its activities makes such qualification or licensing necessary, and possesses all governmental franchises and Permits (as defined in Section 2.13), except where the failure to be so qualified or in good standing or to possess such franchises and Permits has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.10) on the Company.



     (b) The Company has no Subsidiaries. As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have the majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Except as set forth on Section 2.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.



     (c) The Company has delivered to Newco complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of the Original Agreement.



     SECTION 2.2. Capitalization.



     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). As of the date hereof, 5,811,551 shares of Company Common Stock are issued and outstanding, and no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, 190,486 shares of Company Common Stock are reserved for future issuance under the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"). As of the date hereof, Options to purchase 1,541,634 shares of Company Common Stock are issued and outstanding under the 1997 Incentive Plan, Options to purchase 34,500 shares of Company Common Stock are issued and outstanding under the 1997 Directors Plan and Options to purchase 16,000 shares of Company Common Stock are issued and outstanding under the 1992 Directors Plan. Except for the Options referred to in the preceding sentence, no Options are issued or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. The shares of Company Common Stock referred to above that are reserved for issuance, consisting of the shares reserved under the 1997 Purchase Plan, and the 1,592,134 shares of Company Common Stock reserved for issuance for outstanding Options, have not been issued and will not be issued prior to the Effective Time, and no commitment has been or will be made for their issuance, other than (in the case of both preceding clauses) pursuant to the exercise of the Options described above that are issued and outstanding under the Company Stock Option Plans as of the date of this Agreement. At the Effective Time, except as otherwise provided in Section 1.11 hereof, each Option shall be cancelled, and the holder thereof shall not be entitled to receive any consideration therefor other than the cash payments, if any, provided by Section 1.11 and Section 5.8 of this Agreement (or, in the case of the Rollover Group, the consideration received under the Securities Purchase Agreement). Section 2.2(a) of the Company Disclosure Schedule sets forth the exercise prices and number of shares of Company Common Stock in


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


respect of outstanding Options under the Company Stock Option Plans. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth above in this Section 2.2(a), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights ("SARs"), stock-based performance units, commitments, agreements, arrangements or undertakings of any kind (including any stockholder rights plan) to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company. The Company does not have outstanding any loans to any person in respect of the purchase of securities issued by the Company.



     (b) There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments or understandings of any character to which the Company is bound with respect to the voting of any shares of capital stock of the Company or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act").



     SECTION 2.3. Authority Relative to this Agreement.



     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby (the "Transactions") (subject to the Company Stockholder Approval (as defined below) with respect to the Merger). The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Special Committee), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Stockholder Approval and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Newco, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



     (b) Based in part on the representation set forth in Section 3.6, the only vote of holders of any class or series of capital stock of the Company necessary under applicable law or stock exchange (or similar self regulatory organization) regulations to adopt or approve this Agreement and the Merger is the adoption and approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Stockholder Meeting (as defined in Section 5.9) entitled to vote on the Merger, voting together as a single class, with each share of Company Common Stock entitled to one vote per share (the "Company Stockholder Approval"). No vote of the holders of any capital stock or other securities of the Company is necessary to consummate any of the Transactions other than as set forth in the preceding sentence.


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


     (c) Consummation of the Transactions (including the transactions contemplated by Sections 1.11 and 5.8 hereof) does not conflict with or violate the provisions of any Company Stock Option Plan or any option agreement evidencing the grant of any Options.



     SECTION 2.4. Absence of Certain Changes.



     (a) Except as disclosed in the Company's filings and reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed and publicly available prior to the date of the Original Agreement (the "Original Filed Company SEC Documents") or as set forth in Section 2.4 of the Company Disclosure Schedule, since December 26, 1999, the Company has conducted its business only in the ordinary course, and during such period there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Original Filed Company SEC Documents or as set forth in Section 2.4 of the Company Disclosure Schedule, since December 26, 1999 there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any capital stock of the Company; (ii) any entry into any agreement, commitment or transaction by the Company which is material to the Company, except agreements, commitments or transactions in the ordinary course of business, consistent with prior practice; (iii) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or of any other equity interests in the Company; (iv)(A) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Original Filed Company SEC Documents, (B) any granting by the Company to any such officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Original Filed Company SEC Documents or (C) any entry by the Company into any employment, severance or termination agreement with any such officer or director; (v) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company; or (vi) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as may have been required by a change in generally accepted accounting principles.



     (b) Except (i) as disclosed in the Company's filings and reports under the Exchange Act, filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), (ii) as disclosed or accrued in the Company's Annual Report for the fiscal year ended December 31, 2000 on Form 10-K, filed with the Commission on March 19, 2001, (iii) as disclosed or accrued in the March 2001 Financial Statements (as defined in Section 2.5) or (iv) as set forth in Section 2.4 of the Company Disclosure Schedule, since December 31, 2000, the Company has conducted its business only in the ordinary course, and during such period there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Filed Company SEC Documents or as set forth in Section 2.4 of the Company Disclosure Schedule, since December 31, 2000, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any capital stock of the Company; (ii) any entry into any agreement, commitment or transaction by the Company which is material to the Company, except agreements, commitments or transactions in the ordinary course of business, consistent with prior practice;
(iii) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or of any other equity interests in the Company; (iv)(A) any granting by the Company to any officer or director of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company to any such officer or director of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company into any employment, severance or termination agreement with any such officer or director, except for the hiring of Paul Kelley as the Company's Chief Financial Officer; (v) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company; or (vi) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as may have been required by a change in generally accepted accounting principles.



     SECTION 2.5. Reports.



     (a) Since September 24, 1997, the Company has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.



     (b) The financial statements of the Company included in the Company SEC Documents (including the notes thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with generally accepted accounting principles the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of note disclosure and normal year-end adjustments).



     (c) The financial statements of the Company for the three-month period ending April 1, 2001, as previously provided to Newco under date of May 1, 2001 (the "March 2001 Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the financial statements included in the Company SEC Documents and fairly present in accordance with generally accepted accounting principles the financial position of the Company as of the date thereof and the results of its operations and cash flows for the three-month period then ended, subject to the absence of note disclosure and normal year-end adjustments.



     SECTION 2.6. Proxy Statement. At the time the Proxy Statement is mailed, the Proxy Statement (as defined below) will comply as to form in all material respects with the Exchange Act and the regulations thereunder, except that no representation is being made by the Company with respect to information supplied in writing by or on behalf of Newco specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company is not making any representation or warranty as to any of the information relating to and supplied in writing by or on behalf of Newco specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders of the Company in connection with the Merger, and the Schedule 14A and the


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


Schedule 13E-3 filing required under the rules and regulations of the SEC in connection with the Transactions (the "Schedule 13E-3") and any other schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement."



     SECTION 2.7. Consents and Approvals; No Violation. Subject to obtaining the Company Stockholder Approval and the taking of the actions described in the immediately succeeding sentence, the execution, delivery and performance of this Agreement do not, and the consummation of the Transactions (including the changes in ownership of the shares of Company Common Stock or the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the material properties or assets of the Company under, or result in the termination or modification (including in the amount, nature or timing of lease payments) of, or require that any consent be obtained or any notice be given with respect to
(a) the Certificate of Incorporation or Bylaws of the Company, as currently in effect, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, instrument, Contract or Permit applicable to the Company or any of its properties or assets, (c) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its properties or assets, (d) any license, sublicense, consent or other agreement (whether written or otherwise) pertaining to Intellectual Property (as defined in Section 2.21) used by the Company in the conduct of its business, and by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property (the "Licenses"), other than, in the case of clauses (b), (c) or (d), any such conflicts, violations, defaults, modifications, rights, Liens, losses of a material benefit, consents or notices that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or, to the Company's knowledge, local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 13E-3 and (y) the Proxy Statement relating to the approval by the Company's stockholders of this Agreement, (iii) the filing of the Certificate of Merger pursuant to the DGCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.



     SECTION 2.8. Brokerage Fees and Commissions.



     (a) Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the Transactions, except for the Special Committee Financial Advisor, or obligated the Company to pay any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the Transactions, except for fees payable to the Special Committee Financial Advisor. The amount of such fees payable to the Special Committee Financial Advisor and the terms related thereto have been previously and accurately disclosed in writing to Newco and a correct and complete copy of the engagement letter between the Special Committee Financial Advisor and the Company with respect to the Transactions has been provided by the Company to Newco.



     (b) The Company and certain members of the Rollover Group named therein have entered into a Mutual Release and Settlement of Claims, dated as of November 15, 2000, with Jesse Hansen & Co., a California corporation ("JH&Co."), William Jesse and John C. Hansen (collectively, the "JH&C Group"), Il Fornaio Acquisition Corp., a Delaware corporation ("IFAC"), and Newco (the "Settlement

Agreement"), a true and complete copy of which has been delivered to Newco, whereby, among other things, the Company and the members of the Rollover Group named therein will pay to JH&C an amount not to exceed $611,627 (the "Settlement Fee") and JH&C will release the Company, IFAC, the members of the Rollover Group named therein and Newco, and their respective parents, subsidiaries and affiliates and all of such parties' directors, officers, agents and other related person from all liabilities, claims and obligations under each of (i) the Advisory Engagement Letter, dated as of August 8, 2000, between JH&Co and IFAC and (ii) the Project Engagement Letter, dated as of August 9, 2000, between JH&Co. and IFAC. There is no obligation or liability of the Company to JH&C except the obligation to pay the Settlement Fee, nor has the Company paid any other amount or consideration to JH&C prior to the date hereof, nor will the Company pay any amount or consideration to JH&C after the date hereof other than the Settlement Fee.



     SECTION 2.9. Litigation. Except as specifically disclosed in the Filed Company SEC Documents and as set forth in Section 2.9 of the Company Disclosure Schedule, there is no claim, suit, action or proceeding (including arbitration proceedings) pending or, to the knowledge of the Company, threatened against the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which has had or would reasonably be expected to have a Material Adverse Effect on the Company.



     SECTION 2.10. Absence of Changes in Benefit Plans.



     (a) Except as disclosed in the Original Filed Company SEC Documents or as required by applicable law, since December 26, 1999, there has not been any adoption or amendment in any material respect by the Company of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or for which the Company is liable. Except as disclosed in the Original Filed Company SEC Documents or Section 2.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former officer or director or employee of the Company.



     (b) Except as disclosed in the Filed Company SEC Documents or as required by applicable law, since December 31, 2000, there has not been any adoption or amendment in any material respect by the Company of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or for which the Company is liable. Except as disclosed in the Filed Company SEC Documents or
Section 2.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former officer or director or employee of the Company.



     SECTION 2.11. ERISA Compliance.



     (a) Section 2.11(a) of the Company Disclosure Schedule sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA


                                       A-12
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Affiliate") for the benefit of any current or former employees, officers or directors of the Company or with respect to which the Company has any liability (collectively, the "Benefit Plans"). As applicable with respect to each Benefit Plan, the Company has delivered to Newco, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"),
(v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports, and (vii) all records, notices and filing concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of
Section 4043 of ERISA.



     (b) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate is or would reasonably be expected to be subject to any liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign, other than any condition or set of circumstances that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur any liability in respect of any employee benefit plan maintained by an ERISA Affiliate but not included within the term "Benefit Plan" or by any person other than the Company or any ERISA Affiliate, which liability has had or would reasonably be expected to have a Material Adverse Effect on the Company.



     (c) Neither the Company nor any ERISA Affiliate has, at any time since January 1, 1994 (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code sec.412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA sec.4201 to, any multiemployer plan as defined in ERISA sec.3(37).



     (d) To the knowledge of the Company, the Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. All Pension Plans have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of the Company, is there any reason for such revocation, nor, to the knowledge of the Company, has any Pension Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect which would adversely affect its qualification.



     (e) Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not (i) require the Company or any ERISA Affiliate to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or any other program, agreement, policy or arrangement or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any other program, agreement, policy or arrangement.



     (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is a party to or is bound by any severance agreement, program or policy.



     (g) Except as set forth in Section 2.11(g) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than
(i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA


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Affiliate is contractually obligated to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.



     (h) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (ii) to the knowledge of the Company, each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(l) of the Code, complies in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated as to future benefit accruals without material liability to the Company or any ERISA Affiliate on or at any time after the Effective Time.



     (i) There are no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, or any ERISA Affiliate for the benefit of any employee of the Company, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, maintained outside the jurisdiction of the United States.



     (j) The Company has not incurred any material liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. The Company has not given, and has not been required to give, any notice under WARN within 90 days prior to the date hereof.



     (k) There is no contract, agreement, Benefit Plan or other arrangement covering any employee or former employee of the Company that could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.



     SECTION 2.12. Taxes.



     (a) All federal income Tax Returns and all other material Tax Returns (as defined herein) that are required to be filed by or with respect to the Company have been timely filed, and reflect bona fide Tax reporting positions. All Taxes that are shown therein as due have been paid in full, and there are no positions taken on such Tax Returns with respect to any material issue that could result in the Company being subject to penalties under Section 6662 of the Code. The most recent financial statements contained in the Filed Company SEC Documents reflect a reserve for all Taxes of the Company for all taxable periods and portions thereof through the date of such financial statements which is adequate under generally accepted accounting principles applied consistently with the accounting principles used to prepare the financial statements contained in the Filed Company SEC Documents, and to the Company's knowledge, nothing has occurred since the date of the financial statements that would cause the reserve to be inadequate under generally accepted accounting principles applied consistently with the financial statements included in the Company SEC Reports.



     (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, no material Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company.



     (c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return.



     (d) Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, there is no material issue raised or claim against the Company for any Taxes, and no assessments, deficiency or adjustment has been asserted or proposed with respect to any Tax Return and no material issues relating to Taxes were

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raised in writing by a taxing authority in a completed audit or examination that, in each case, would reasonably be expected to result in an assessment, deficiency, or adjustment for a later taxable period.



     (e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedule, since January 1, 1994, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.



     (f) There are no material Liens for Taxes on the assets of the Company other than the Lien of property taxes not delinquent.



     (g) Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, the Company is not bound by any tax sharing, tax indemnity or similar agreement with respect to Taxes.



     (h) The Company is in substantial compliance with the Tip Reporting Alternative Commitment Agreement (the "TRAC Agreement") executed by the Company and the Internal Revenue Service in 1996. The TRAC Agreement governs the reporting, withholding, payment of employment Taxes and filing of Tax Returns with respect to tips received by the Company's employees.



     (i) No record owner of shares of Company Common Stock is, to the Company's knowledge, a non-resident alien individual or foreign corporation (within the meaning of Section 897(a)(i) of the Code) that has held more than 5% of the Company Common Stock at any time during the five-year period ending on the date of the Original Agreement.



     As used herein, "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company, and "Taxes" shall mean (i) all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities of any kind whatsoever, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof; (ii) liability of the Company or any fiduciary for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined consolidated or unitary group for any taxable period; and (iii) liability of the Company for the payment of any amounts of the type described in clauses (i) or
(ii) as a result of any express or implied obligation to indemnify any other person.



     SECTION 2.13. Compliance with Applicable Laws.



     (a) To the Company's knowledge, the Company has in effect all licenses, franchises, permits and other governmental authorizations (including Environmental Permits) ("Permits") necessary to conduct its business and the Company is not in violation of any such license, franchise, permit or other governmental authorization, or any statute, law, ordinance, rule or regulation applicable to it or any of its properties, except, in each case, where the failure to have any such license, franchise, permit or other governmental authorization, or the existence of any such violation, has not had and could not reasonably be expected to have a Material Adverse Effect.



     (b) Section 2.13(b) of the Company Disclosure Schedule contains a list of all liquor licenses, including beer and wine licenses, held by the Company in connection with the operation of each restaurant or bakery owned or operated by the Company (each, a "Company Restaurant"), along with the address of each such Company Restaurant (the "Liquor Licenses"). To the extent required by applicable law or regulation, each Company Restaurant currently in operation possesses a liquor license. The Company has no reason to believe that it will not be able to obtain liquor licenses for restaurants currently being brought into operation identified in Section 2.13(b) of the Company Disclosure Schedule. Each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the Company Restaurant for which it is issued. The Company has not received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto. During the past three years, there have been no such proceedings relating

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to any of the Liquor Licenses. With regard to the Liquor Licenses, there are no
(i) pending disciplinary actions or (ii) past disciplinary actions that would reasonably be expected to have any adverse impact on current operations or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages.



     SECTION 2.14. Environmental.



     (a) For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval or other authorization issued under any Environmental Law (as defined below);



     (b) To the Company's knowledge, each of the Company and its properties, assets, businesses, and operations has all Environmental Permits, and each of the Company and its properties, assets, businesses and operations is, and has been, and each of the Company's former subsidiaries, if any, while subsidiaries of the Company and their respective properties, assets, businesses and operations, was, in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits, except for such Environmental Permits the failure of which to have or the violation of which has not had or would not be reasonably expected to have a Material Adverse Effect. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to:
(i) Releases (as defined below) of Hazardous Material (as defined below) into the environment or any structure, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, recycling, disposal, use, handling, manufacturing, transportation, distribution in commerce, or shipment (collectively, "Management") of Hazardous Material; including the following statutes, their implementing regulations and any state corollaries: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Clean Air Act, 42 U.S.C.
Section 7401 et seq.



     (c) To the Company's knowledge, (i) during the period of ownership or operation by the Company of any of its current or previously-owned or operated properties, there have been no Releases (as defined below) of Hazardous Material in, on, under, from or affecting such properties, any surrounding site or any off-site location; and (ii) prior to the period of ownership or operation by the Company of any of its current or previously-owned or operated properties there were no Releases of Hazardous Material in, on, under or affecting any such property, any surrounding site or any off-site location, in each case in violation of Environmental Laws or Environmental Permits or which has created a condition which imposes liability or responsibility on the Company, except in each case for such violations, liabilities or responsibilities which have been resolved or which have not had or could not reasonably be expected to have a Material Adverse Effect on the Company. "Hazardous Materials" means (i) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constituents, hazardous chemicals, hazardous or toxic pollutants, and hazardous or toxic substances as those terms are defined in or regulated by any Environmental Law, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) radioactive materials including source byproduct or special nuclear materials, (v) pesticides and (vi) asbestos or asbestos-containing materials, but does not include materials normal in nature and amount for the Company's business, provided such materials are used in their intended fashion and in material compliance with Environmental Laws. "Releases" means spills, leaks, discharges, disposal, pumping, pouring, emissions, injection, emptying, leaching, dumping or allowing to escape.



     (d) No Environmental Claims or Environmental Liabilities (as such terms are defined below) are being asserted against the Company nor is the Company aware of any acts, omissions, facts, or circumstances which would so subject it, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof or for which the Company is responsible, including any such Environmental Claims or Environmental Liabilities arising from or based upon the ownership or operation of assets, businesses or properties of the Company or its predecessors, and (ii) the Company has not received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with its assets, properties, businesses or operations, or, in each case, those of its predecessors, except in each case such Environmental Liabilities, Environmental Claims or violations which have not had or could not reasonably be expected to have a Material Adverse Effect on the Company. Without regard to the potential for a Material Adverse Effect on the Company, the Company has provided to Newco and has disclosed on Section 2.14(d) of the Company Disclosure Schedule all material environmental assessment reports prepared by, on behalf of or, to the extent in the Company's possession or contract, relating to the Company since January 1, 1994 (or earlier for any such matter which is unresolved) regarding the environmental condition of the Company's properties or the environmental compliance of the Company or any subsidiary. The term "Environmental Claim" means any third party (including governmental agencies, regulatory agencies, employees or other private parties) action, lawsuit, claim, investigation proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water, land or structure; (iii) Hazardous Materials Management; (iv) exposure to Hazardous Material; (v) the safety or health of employees; or (vi) any violation of any Environmental Law or Environmental Permit. An "Environmental Claim" includes, but is not limited, to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit of the Company, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of such an Environmental Permit as alleged by a federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, investigatory remediation or monitoring costs, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.



     SECTION 2.15. State Takeover Statutes. The Special Committee and the Board of Directors of the Company have approved the Merger and this Agreement (and, solely for purposes of Section 203 of the DGCL, the Securities Purchase Agreement and the Voting Agreement), and, based in part on the representation set forth in Section 3.6, such approval is sufficient to render inapplicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement and the other Transactions the provisions of Section 203 of the DGCL to the extent, if any, such provisions are applicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement and the other Transactions. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, Newco, affiliates of Newco, the Merger, the Securities Purchase Agreement, the Voting Agreement, this Agreement, or any of the other Transactions.



     SECTION 2.16. Contracts. Section 2.16 to the Company Disclosure Schedule lists, under the relevant heading, all contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments (each a "Contract"), other than Benefit Plans, agreements disclosed on Section 2.10 to the Company Disclosure Schedule, Leases disclosed on Schedule 2.18(b) of the Company Disclosure Schedule and any Contracts heretofore filed as an exhibit to any Filed Company SEC Document, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company's businesses other than those that are not or would not reasonably be expected to be material to the business of the Company, (b) joint venture, partnership or franchising agreements, (c) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the consummation of any of the Transactions would have the effect of limiting the freedom of the Surviving Corporation or any of its affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company evidencing indebtedness for borrowed money or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of the Company, (g) Licenses, (h) Contracts with respect to which a change in the ownership (whether directly or indirectly) of the shares of Company Common Stock or the composition of the Board of Directors of the Company or any of the other Transactions may result in a violation of or default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, such Contract or (i) any other agreement of a type required to be filed under Item 601(b)(10) of Regulation S-K promulgated by the SEC. All Contracts to which the Company is a party or by which it is bound are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts the invalidity or non-binding nature of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default by the Company (or to its knowledge a default by any other party thereto) under or permit the termination of, any such Contract except such violations or defaults under or terminations which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date hereof, delivered true, complete and correct copies of the Contracts to Newco.



     SECTION 2.17. Labor Matters.



     (a) Except to the extent set forth in Section 2.17 of the Company Disclosure Schedule, (i) no employee of the Company is represented by any union or other labor organization; (ii) there is no labor strike, material dispute, material slowdown, representation campaign or work stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company; and (iii) the Company has not experienced any material work stoppage or other labor unrest since December 26, 1999.



     (b) Except to the extent set forth in Section 2.17 of the Company Disclosure Schedule, (i) no employee of the Company is represented by any union or other labor organization; (ii) there is no labor strike, material dispute, material slowdown, representation campaign or work stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company; and (iii) the Company has not experienced any material work stoppage or other labor unrest since December 31, 2000.



     SECTION 2.18. Property.



     (a) Section 2.18(a) of the Disclosure Schedule sets forth a list of all real property owned in fee by the Company. The Company has good and valid title to all such real property, free and clear of all Liens known to the Company except (i) Liens for taxes, assessments and other governmental charges that are not delinquent or that are being contested in good faith and in respect of which adequate reserves have been established, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's landlord's or other similar Liens securing obligations that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (iii) imperfections of title and Liens that do not and would not reasonably be expected to detract materially from the value or materially interfere with the present use of the properties subject thereto or affected thereby, and (iv) in the case of any real property subject to a title commitment described in Section 2.18(a) of the Company Disclosure Schedule, imperfections of title and Liens that are shown on such title commitment or are otherwise of record (collectively, "Permitted Liens").



     (b) Section 2.18(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all real property leased by the Company, as lessor or lessee (or under which the Company otherwise has any liability), as of the date hereof, and the name of the lessor, the date of the lease (the "Leases") pertaining thereto and each amendment to the Lease. All such Leases are valid and binding in accordance with their respective terms and the Company is not in default in any material respect under any Lease. Except as set forth in Section 2.18(b)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the Transactions, including the Merger, does not and will not result in a breach or violation of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, modification (including as to the amount, timing or nature of lease payments), cancellation or acceleration or require the consent or approval of any party (other than the Company) under any Lease. Section 2.18(b)(i) of the Company Disclosure Schedule also sets forth a list of all restaurants or bakeries owned or operated by the Company, together with the addresses of such restaurants or bakeries. The Company has duly given the notice required under the Commercial Lease between the Company and Runhil Investment Co., as landlord, for the premises located at 115 N.W. 22nd Street in Portland, Oregon to renew this Lease for a five year renewal term, and the term of this Lease will expire December 31, 2005. The Company has, prior to the date hereof, delivered true, complete and correct copies of the Leases to Newco.



     SECTION 2.19. Undisclosed Liabilities. (a) Except as and to the extent specifically disclosed in the Filed Company SEC Documents or accrued on the June 25, 2000 balance sheet included in the Filed Company SEC Documents, or as set forth in Section 2.19 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement which are not material, to the Company's knowledge, the Company does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise, and whether or not required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with United States generally accepted accounting principles) that have had or would reasonably be expected to have a Material Adverse Effect on the Company.



     (b) Except as and to the extent specifically disclosed in the Filed Company SEC Documents or accrued on the April 1, 2001 balance sheet included in the March 2001 Financial Statements, or as set forth in Section 2.19 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement which are not material, to the Company's knowledge, the Company does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise, and whether or not required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with United States generally accepted accounting principles) that have had or would reasonably be expected to have a Material Adverse Effect on the Company.



     SECTION 2.20. Opinion of Financial Advisors. The Company and the Special Committee have received the opinion of the Special Committee Financial Advisor, dated May 1, 2001, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company has delivered a signed copy of such opinion to Newco (it being understood that Newco will not be a third party beneficiary of such opinion), and such opinion has not been amended, modified or revoked in a manner adverse to Newco. The Company has been authorized by the Special Committee Financial Advisor to permit the inclusion of such fairness opinion (and, subject to prior review and consent by such Special Committee Financial Advisor, a reference thereto) in the Schedule 13E-3 and the Proxy Statement.



     SECTION 2.21. Intellectual Property. Except to the extent the inaccuracy of any of the following has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:



          (a) To the knowledge of the Company, the Company owns and/or is licensed to use (in each case, free and clear of any Liens, claims, or similar encumbrances), and has the right to bring actions for the infringement, dilution, misappropriation or other violation of, all patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress, and all domain names, technology, inventions, know-how, trade secrets, processes and all agreements and other rights with respect to intellectual property and computer programs (collectively, "Intellectual Property") material to the conduct of Company's business as currently conducted;



          (b) All of the patents, industrial design registrations, trademark and service mark registrations (including the U.S. trademark registration for "Il Fornaio"), copyright registrations and domain name registrations, and all applications for such registrations, owned by and/or exclusively licensed (including where exclusively licensed within a discrete territory) to the Company (A) to the knowledge of the Company, are valid and in full force, (B) are held of record in the name of the Company or are licensed exclusively to the Company in the discrete territory indicated, if applicable, and (C) are not, to the knowledge of the Company, the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. To the knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with such patents and registrations have been paid and all necessary documents and certificates in connection with such patents and registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such patents and registrations;



          (c) To the knowledge of the Company, the use of such Intellectual Property by the Company does not infringe on the rights of any party;



          (d) To the knowledge of Company, no person is infringing on any right of the Company with respect to such Intellectual Property;



          (e) The Company is not, and the consummation of the Transactions will not cause them to be, in breach or violation of any agreement relating to the use of any of its Intellectual Property, and the Company has not received any notification, written or oral, from any third party that there is any such violation, breach, or inability to perform under any such agreement and is not aware of any basis therefor; and



          (f) Other than the Licenses, there are no agreements, written or oral, which limit or otherwise relate to any rights by the Company to use any of its Intellectual Property.



     SECTION 2.22. Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are set forth in Section 2.22 of the Company Disclosure Schedule. As of the date of the Original Agreement, except as set forth in Section 2.22 of the Company's Disclosure Schedule, all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.



     SECTION 2.23. Affiliate Transactions. Except as disclosed in the Filed Company SEC Documents or in Section 2.23 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings (or series thereof), written or oral, between the Company and any of its directors or officers (including, in the case of natural persons, any of such persons' relatives or affiliates) currently existing or effected or entered into since January 1, 1997 involving amounts in excess of $60,000.



                                  ARTICLE III



                    REPRESENTATIONS AND WARRANTIES OF NEWCO



     Newco represents and warrants to the Company, as of the Last Amendment Date (or, in the case of Sections 3.3, 3.5 and 3.6, as of the respective dates stated therein), as follows:



     SECTION 3.1. Organization and Qualification. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Newco is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each state where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary,


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


except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions.



     SECTION 3.2. Authority Relative to this Agreement. Newco has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Newco prior to or at the Effective Time, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Newco of this Agreement and each instrument required hereby to be exercised and delivered by Newco prior to or at the Effective Time and the performance of its obligations hereunder and thereunder, and the consummation by Newco of the Transactions have been duly and validly authorized by the Board of Directors of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the Transactions, other than filing of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Newco, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Newco, enforceable against Newco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



     SECTION 3.3. Proxy Statement. None of the information supplied in writing by Newco specifically for inclusion in the Proxy Statement, if required, shall, at the time the Proxy Statement is mailed, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Newco is not making any representation or warranty as to any of the information relating to and supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement. If, at any time prior to the Effective Time, any event relating to Newco is discovered by Newco that should be set forth in a supplement to the Proxy Statement, Newco will promptly inform the Company.



     SECTION 3.4. Consents and Approvals; No Violation. Subject to the taking of the actions described in the immediately succeeding sentence, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Newco under (a) the certificate of incorporation or bylaws of Newco, (b) any loan or credit agreement, note, bond, indenture, lease or other agreement, instrument or Permit applicable to Newco or its properties or assets, (c) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Newco or its properties or assets, other than, in the case of clause (b) and (c), any such conflicts, violations, defaults, rights or Liens that could not reasonably be expected to (x) impair in any material respect the ability of Newco to perform its obligation under this Agreement or (y) prevent or materially delay the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Newco in connection with the execution and delivery of this Agreement or the consummation by Newco of any of the Transactions, except (i) in connection with the HSR Act, (ii) pursuant to the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not reasonably be expected to prevent or materially delay consummation of the Merger or would not otherwise prevent Newco from performing its obligations under this Agreement or where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification arises from the regulatory status of the Company, including in respect of the Liquor Licenses.



     SECTION 3.5. Financing Commitments. As of the date of the Second Amended Agreement, Newco has delivered to the Company true and complete copies of amended financing commitments (the "Amended Financing Commitments", with the financing commitments delivered under the Original Agreement being referred to herein as the "Original Financing Commitments") of Fleet National Bank


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


and BancBoston Capital, Inc. which, subject to the terms and conditions contained therein, would provide sufficient debt financing to enable Newco to consummate the Transactions. As of the date of the Second Amended Agreement, Newco has also delivered to the Company a true and complete copy of the Securities Purchase Agreement, which subject to the terms and conditions contained therein, would provide sufficient equity financing to enable Newco to consummate the Transactions. As of the date of the Second Amended Agreement, the Amended Financing Commitments are in full force and effect and Newco has no reason to believe that the conditions included in the Amended Financing Commitments will not be satisfied before the Effective Time. As of the date of the Second Amended Agreement, the Securities Purchase Agreement is in full force and effect, and Newco has no reason to believe that the conditions included in the Securities Purchase Agreement will not be satisfied before the Effective Time.



     SECTION 3.6. Ownership of Company Stock. Newco has delivered to the Company a true and complete copy of the final form of the Voting Agreement. As of the date of the Original Agreement (and immediately prior to execution of the Original Securities Purchase Agreement and the Original Voting Agreement), neither Newco nor any "affiliate" or "associate" of Newco "owned" any voting stock of the Company, as such quoted terms are defined in Section 203 of the DGCL. As of the Last Amendment Date, no person is a party to the Securities Purchase Agreement or the Voting Agreement other than Newco, Bruckmann, Rosser, Sherrill & Co. II, L.P. and the persons listed on Schedule I to the Securities Purchase Agreement, as such Schedule I reads on the Last Amendment Date and, in the case of the Voting Agreement, Joan A. Cortopassi, Donald G. Lenz, the Mindel Family Trust, the Trust created for the benefit of Laurence B. Mindel and his family, the Mindel Living Trust, FWH Associates, the Marco H. Hellman Trust "B", Stanislaus Food Products Company, the Capecchio Foundation and Stefi Invest Trade Inc.



                                   ARTICLE IV



                     CONDUCT OF BUSINESS PENDING THE MERGER



     SECTION 4.1. Conduct of Business of the Company Pending the Merger. The Company hereby covenants and agrees that, from the date of the Original Agreement until the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Newco (which consent will not unreasonably be withheld or delayed), it shall:



          (a) operate its business in the usual and ordinary course consistent with past practices;



          (b) use its reasonable best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;



          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and



          (d) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.



     SECTION 4.2. Prohibited Actions by the Company. Without limiting the generality of Section 4.1, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Newco (which consent will not unreasonably be withheld or delayed), from the date of the Original Agreement until the Effective Time, it shall not do any of the following:



          (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or Benefit Plan of the

     Company or any ERISA Affiliate; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any Benefit Plan of the Company or any ERISA Affiliate; provided, however, that the Company may amend the Company Stock Option Plans or take other action to accelerate the vesting of any unvested Options that were issued and outstanding on the date of the Original Agreement and disclosed in Section 2.3 of the Company Disclosure Schedule; and may otherwise amend the Company Stock Option Plans (and option agreements entered into thereunder) to effectuate the purposes of Section 1.11 hereof;



          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock;



          (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company (other than any purchase, forfeiture or retirement of shares of Company Common Stock or the Options occurring pursuant to the terms (as in effect on the date of the Original Agreement) of any existing Benefit Plan of the Company);



          (d) except as provided in Sections 1.4 and 1.6 hereof, effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;



          (e) except as provided in Sections 1.4 and 1.6 hereof, offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units (or increase the number of shares reserved for issuance under the Company Option Plans), other than issuance of shares of Company Common Stock upon the exercise of the Options issued and outstanding as of the date of the Original Agreement and disclosed in Section 2.3 of the Company Disclosure Schedule in accordance with the terms thereof (as in effect on the date of the Original Agreement);



          (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business and consistent with past practice);



          (g) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the properties or assets of the Company that are material to the business of the Company, except for dispositions of excess or obsolete assets and sales in the ordinary course of business and consistent with past practice;



          (h) except as contemplated by Section 1.4, propose or adopt any amendments to its Certificate of Incorporation or Bylaws or other organizational documents;



          (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 2000 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles;



          (j) (i) incur any indebtedness for borrowed money other than pursuant to the Revolving Line of Credit Note & Loan Agreement, dated as of March 31, 1998, between the Company and Wells Fargo

     Bank, N.A., issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any such indebtedness or debt securities of another person, enter into any capital lease, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or grant to any person or create any Lien outside the ordinary course of business, or
     (ii) make any loans, advances or capital contributions to, or investments in, any other person;



          (k) enter into or amend any Contract of a type described in Section
     2.16 (except for Licenses which are not material to the Company or its business and except for Contracts entered into or amended in the ordinary course of business) or enter into or amend a lease for real property (it being understood the Company enters into new leases in the ordinary course of business);



          (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;



          (m) make any Tax election except in a manner consistent with past practice, change any method of accounting for Tax purposes, or settle or compromise any material Tax liability;



          (n) make or agree to make any capital expenditures for the period from October 1, 2000 until the Effective Time in excess of the amount of capital expenditures for such period reflected in the capital budget attached as
     Section 4.2(n) of the Company Disclosure Schedule (except for capital expenditures which exceed such budgeted amount by less than $250,000);



          (o) make any payment to any landlord under a Lease, except for payments of rent in the ordinary course of business and except for payments not to exceed the amount, and for the purpose, set forth in Section 4.2(o) of the Company Disclosure Schedule in the aggregate;



          (p) form, create or organize any Subsidiary, or purchase or acquire any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity; or



          (q) agree in writing or otherwise to take any of the foregoing actions or any action which would cause any condition set forth in Article VI to be unsatisfied.



                                   ARTICLE V



                      COVENANTS AND ADDITIONAL AGREEMENTS



     SECTION 5.1. No Solicitation.



     (a) From and after the date of the Original Agreement until the Effective Time or the termination of this Agreement in accordance with Section 7.1, neither the Company, nor any of its respective officers, directors, employees, representatives, agents or affiliates (including any investment banker, attorney or accountant retained by the Company or the Special Committee but excluding any affiliate of the Company that is not controlled by the Company (other than directors of the Company)) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action with the intention of facilitating, any inquiries or the making or submission of any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing, or authorize or permit any of its officers, directors or employees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company or the Special Committee or the Representatives from furnishing information to or entering into discussions or negotiations with any person or group that makes an unsolicited written, bona fide Acquisition Proposal, if, and only to the extent that (i) the Special Committee determines in good faith by a majority vote, after consultation with the Special Committee Financial Advisor (or other nationally reputable financial advisor) and with independent legal counsel that such proposal is, or is reasonably likely to lead to, a Superior Proposal (provided that the Special Committee or its advisors shall be permitted to contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation), (ii) the Special Committee determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to negotiate, or otherwise engage in discussions, with such third party would be inconsistent with the Board's fiduciary duties under applicable law, and (iii) such person or group, prior to the disclosure of any non-public information, enters into a confidentiality agreement with the Company that is not, in any material respect, less restrictive as to such person or group than the Confidentiality Agreement (as defined in Section 5.3) in terms of confidentiality and standstill restrictions and which does not contain exclusivity provisions which would prevent the Company from complying with its obligations hereunder. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.1 by any officer, director, employee or affiliate of the Company (except an affiliate who is not controlled by the Company (other than a director)) or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or the Special Committee, whether or not such person is purporting to act on behalf of the Company or its directors or otherwise, shall be deemed to be a breach of this Section 5.1 by the Company.



     (b) Except as expressly permitted by this Section 5.1, neither the Board of Directors of the Company nor the Special Committee (or any other committee thereof) shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that the Board of Directors of the Company (acting on the recommendation of the Special Committee) may take such actions if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Special Committee determines in good faith by a majority vote, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of the Company under applicable law,
(C) the Company is not in breach of this Section 5.1 and (D) in the case of clause (ii) above, (I) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Newco or its designee the Termination Fee and Expense Reimbursement referred to in Section 7.3, and (II) the Company shall have complied with its obligations under Section 7.1(h).



     (c) In addition to the obligations of the Company set forth in Sections (a) and (b) above, the Company shall promptly (and in any event, within 24 hours) advise Newco orally and in writing of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and its response or responses thereto. The Company will keep Newco fully informed of the status and material terms (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations existing on the date of the Original Agreement with any parties conducted heretofore with respect to any of the foregoing, provided that this sentence will not make the provisions of Sections 5.1(a) or (b) inapplicable to a subsequent proposal by any such party.



     (d) As used herein, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company or of any Material Business (as defined below) in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of any class of equity securities of the Company (or in the case of a person or group which beneficially owns more than 15% of the outstanding shares of any class of equity securities of the Company as of the date of the Original Agreement, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Newco of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, not less than 51% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company which the Special Committee determines in good faith (A) is more favorable to the stockholders of the Company (other than the Rollover Group) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Newco in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interests of the stockholders of the Company. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company.



     (e) Subject to compliance with Section 5.1(b), the Company or the Board of Directors of the Company or the Special Committee may make any disclosure or statement to the Company's stockholders if it determines in good faith after consultation with independent legal counsel as to legal matters that the failure to take such action would be inconsistent with the fiduciary duty of the Board of Directors under applicable law or is required by applicable law.



     SECTION 5.2. Access to Information. Between the date of the Original Agreement and the Effective Time, the Company shall (a) afford to Newco and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives full access during normal business hours and at all other reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and to their books and records (including all Tax Returns and all books and records related to Taxes and such returns),
(b) permit Newco to make such inspections as it may require (and the Company shall cooperate with Newco in any inspections, including environmental due diligence), and (c) furnish promptly to Newco and its representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and such other information concerning the business, properties, contracts, records and personnel of the Company (including financial, operating and other data and information) in the possession of the Company or the Company's counsel, accountants or other consultants or agents as may be reasonably requested, from time to time, by or on behalf of Newco. All access, inspections and furnishing pursuant to this Section 5.2 shall (i) be on reasonable notice to the Company,
(ii) be scheduled and otherwise managed so as not to unreasonably disrupt the Company's operations, (iii) without prior authorization of the Company (such authorization not to be unreasonably withheld) not involve direct contact with non-officer employees, suppliers or non-retail customers and (iv) not extend to any matter otherwise protected by the attorney-client privilege, unless, in the case of this clause (iv), Newco agrees that such information is to be provided in confidence in anticipation of litigation and is subject to the attorney-client privilege.

     SECTION 5.3. Confidentiality Agreement. The parties agree that the provisions of the Confidentiality Agreement, dated October 10, 2000 (the "Confidentiality Agreement"), between an affiliate of Newco and the Company shall remain binding and in full force and effect in accordance with its terms. The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Merger, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.



     SECTION 5.4. Reasonable Efforts.



     (a) Subject to the terms and conditions herein (including Section 5.1), each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Merger and the other Transactions and, in the case of Newco, the debt and equity financing required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such reasonable efforts shall include reasonable efforts to obtain all necessary consents, approvals or waivers from third parties (including any required consents of holders of securities of the Company) and Governmental Entities necessary to the consummation of the Transactions.



     (b) The Company shall give and make all required notices and reports to the appropriate persons with respect to the Permits (including the Liquor Licenses) and Environmental Permits that may be necessary for the ownership, operation and use of the assets of Surviving Corporation after the Effective Time. Subject to the other terms of this Agreement, each of the Company and Newco shall cooperate and use their respective reasonable efforts to make all filings, to obtain all actions or nonactions, waivers, and orders of Governmental Entities necessary to consummate the Transactions and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.



     (c) Without limiting the foregoing, the Company shall prior to the Effective Time cooperate with Newco in any manner reasonably requested by Newco in connection with obtaining the regulatory approvals as may be required by any Governmental Entities to maintain in effect following the Effective Time all Liquor Licenses and other Permits necessary to maintain continuity of service of alcoholic beverages, as well as the continuity of the same forms of business operations conducted at, in or upon each property owned or leased by the Company as of the date of the Original Agreement. The Company agrees to use reasonable efforts to obtain any such approvals required in respect of the Liquor Licenses and other Permits in an expeditious manner.



     (d) The Company and its Board of Directors shall (i) take all action within its power to make any state takeover statute or similar statute, rule or regulation inapplicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Merger, this Agreement, the Securities Purchase Agreement, the Voting Agreement or any of the other Transactions, take all action within its power to ensure that the Merger and such other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other Transactions.



     SECTION 5.5. Indemnification of Directors and Officers.



     (a) Newco agrees that all rights to indemnification for acts or omissions occurring prior to or upon the Effective Time existing as of the date of the Original Agreement in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation or bylaws or indemnification agreements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, it being understood that during such six year period, the Surviving Corporation may make modifications or amendments to its Certificate of Incorporation or Bylaws so long as the rights of such current and former directors or officers under such documents are not adversely affected with respect to matters existing or occurring prior to or upon the Effective Time. Newco shall cause to be maintained, if commercially available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") (provided that Newco may substitute therefor, at its election, policies or financial guarantees with the same carriers or other obligors of substantially equal or better financial standing as insure Newco's directors and officers of at least the same coverage and amounts containing terms and conditions which are substantially similar to the existing D&O Insurance or which are the same as those applicable to Newco's directors or officers) to the extent that such insurance policies provide coverage for events occurring prior to or upon the Effective Time for all persons who are directors and officers of the Company on the date of the Original Agreement, so long as the annual premium to be paid by the Company after the date of the Original Agreement for such D&O Insurance during such six-year period would not exceed 200% of the current annual premium. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Newco shall use reasonable efforts to cause to be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance.



     (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person prior to or upon the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer shall have given Newco written notice of such claim or claims within such six year period), the provisions of paragraph (a) of this Section 5.5 respecting the rights to indemnify the current or former directors or officers under the Certificate of Incorporation and Bylaws of the Company shall continue in effect until the final disposition of all such claims.



     (c) Notwithstanding anything to the contrary in this Section 5.5, but subject to the terms of the Company's existing indemnification agreements (in the form filed with the Company SEC Documents), neither Newco nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.



     SECTION 5.6. Event Notices and Other Actions.



     (a) From and after the date of the Original Agreement until the Effective Time, the Company shall promptly notify Newco of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied and
(iii) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. The Company's delivery of any notice pursuant to this Section 5.6(a) shall not cure any breach of any representation or warranty of the Company contained in this Agreement or otherwise limit or affect the remedies available hereunder to Newco.



     (b) The Company shall not take any action or nonaction that will, or that would reasonably be expected to, cause any condition to the Merger set forth in
Section 6.2(a) not to be satisfied.



     (c) From and after the date of the Original Agreement until the Effective Time, Newco shall promptly notify the Company of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied, (ii) Newco's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or would reasonably be expected to result in, any condition to the Merger set forth in Article VI not being satisfied


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


and (iii) any representation or warranty made by Newco contained in this agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. Newco's delivery of any notice pursuant to this Section 5.6(c) shall not cure any breach of any representation or warranty of Newco contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Company.



     (d) Newco shall not take any action or nonaction that will, or that would reasonably be expected to cause any condition to the Merger set forth in Section 6.3(a) not to be satisfied.



     (e) No rights of a party hereunder shall be limited, and no party shall be deemed to have waived any rights, by reason of any investigation or audit conducted before or after the date hereof by any party or the knowledge of any breach of a representation, warranty or covenant by the other party. Each of Newco, on the one hand, and the Company, on the other, shall have the right to rely fully on the representations, warranties and covenants of the other party.



     SECTION 5.7. Third Party Standstill Agreements. During the period from the date of the Original Agreement through the Effective Time, the Company shall not terminate, amend, modify or take any action to waive any provision of any confidentiality or standstill or similar agreement to which the Company is a party (other than any involving Newco). Subject to the foregoing, during such period, the Company agrees to enforce to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. Notwithstanding the foregoing, nothing in this Section 5.7 is intended to prevent the Company from exercising its rights under Section 5.1 in accordance with the provisions of such Section.



     SECTION 5.8. Employee Stock Options; Employee Plans and Benefits and Employment Contracts.



     (a) Company Stock Option Plans. Simultaneously with the execution of the Original Agreement, the Board of Directors of the Company (or, if appropriate, the Special Committee or any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by Section 1.11 in respect of all outstanding Options, and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.



     (b) Payments in Respect of Options and Award Units. Each Option cancelled pursuant to Section 1.11 (other than Options cancelled in exchange for substitute options to purchase shares of capital stock of the Surviving Corporation by members of the Rollover Group under the Securities Purchase Agreement) shall, upon cancellation, be converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option, whether or not then exercisable, and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share subject or related to such Option.



     (c) Time of Payment. The cash amount described in paragraph (b) of this
Section 5.8 shall be paid as promptly as is practicable after the Effective
Time.



     (d) Withholding. All amounts payable pursuant to Section 1.11 and Section 5.8(b) and (c) shall be subject to any required withholding of taxes and shall be paid without interest. Payment shall, at Newco's request, be withheld in respect of any Option until Newco has received reasonable documentation that such payment is in full satisfaction of all rights under such Option.



     (e) Termination of Equity-Based Compensation. No Options will be issued under the Company Option Plans after the date of the Original Agreement, and, effective as of November 1, 2000, any offering of shares of Company Common Stock pursuant to the Company's 1997 Employee Stock Purchase Plan has been terminated (and the Company's Board of Directors have taken the necessary action to cause such termination). Unless otherwise determined by Newco, any provision in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any interest, or release of restrictions, in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that, following the date of the Original Agreement, unless otherwise determined by Newco (and except as contemplated by the Securities Purchase Agreement), no holder of an Option, restricted stock or derivative security or any participant in the Company Stock Option Plans or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation, other than shares of Company Common Stock issued or issuable upon exercise of Options that were issued and outstanding on the date of the Original Agreement. No participant in the Company Stock Option Plans shall be entitled to receive any other payment or benefit thereunder except as provided in Section 1.11 and this
Section 5.8 (or pursuant to the Securities Purchase Agreement).



     (f) No Right to Employment. Nothing contained in this Agreement shall confer upon any employee of the Company or any ERISA Affiliate any right with respect to employment by Newco, the Surviving Corporation or any of Newco's affiliates, nor shall anything herein interfere with any or create any additional right of Newco, the Surviving Corporation or any of Newco's affiliates to terminate the employment of any such employee at any time, with or without cause, or restrict Newco, the Surviving Corporation or any of Newco's affiliates in the exercise of their independent business judgment in modifying any other terms and conditions of the employment of any such employee.



     SECTION 5.9. Meeting of the Company's Stockholders.



     The Company shall promptly after execution of this Agreement take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a stockholder meeting to consider and vote on the Merger and this Agreement (the "Stockholders Meeting"). At the Stockholder Meeting, all of the shares of Company Common Stock then owned by Newco or any other affiliate of Newco shall be voted to approve the Merger and this Agreement. Subject to Section 5.1, the Board of Directors of the Company (and the Special Committee) shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.



     SECTION 5.10. Proxy Statement. (a) The Company and Newco shall furnish to each other all information concerning such person or such person's business that is required for the Proxy Statement. The Company shall, as soon as practicable after the date hereof, prepare and file (after providing Newco with a reasonable opportunity to review and comment thereon) the Proxy Statement (including the
Schedule 13E-3) with the SEC and shall use its reasonable efforts to respond to any comments of the SEC (after providing Newco with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC; provided, however, that in no event shall the Company file the preliminary Proxy Statement with the SEC any later than January 31, 2001 (unless Newco shall have failed to cooperate with the preparation thereof as contemplated by this Section 5.10). The Company shall notify Newco promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholder Meeting (including any requirement to amend or supplement the Proxy Statement). Newco shall cooperate with the Company in the preparation of the Proxy Statement, and without limiting the generality of the foregoing, the Company and Newco shall promptly furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, however, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Newco the reasonable opportunity to review and comment thereon and without the approval of Newco, which approval shall not be unreasonably withheld. To the extent practicable, the Company and its counsel shall (and the Company shall cause the Special Committee and its counsel to) permit Newco and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions; provided, however, that in the event that such participation by Newco is not practicable, the Company (or the Special Committee) shall promptly inform Newco of the content of all such communications and the participants involved therein.



     (b) Subject to the provisions of Section 5.1, the Company agrees to include in the Proxy Statement the recommendation of the Company's Board of Directors and the Special Committee. The Proxy Statement shall contain a copy of the opinion of the Special Committee Financial Advisor.



     SECTION 5.11. Public Announcements. Newco and the Company shall to the fullest extent practicable consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.



     SECTION 5.12. Stockholder Litigation. The Company shall give Newco the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions until the Effective Time pursuant to this Agreement; provided, however, that no such settlement shall be agreed to without Newco's consent, which consent shall not be unreasonably withheld.



     SECTION 5.13. FIRPTA. The Company shall deliver to Newco prior to the execution of this Agreement a certified statement, prepared in accordance with Sections 897 and 1445 of the Code, that the shares of Company Common Stock are not "United States real property interests" within the meaning of Section 897 of the Code.



     SECTION 5.14. Alternative Financing; Disclosure.



     (a) So long as the Company is in material compliance with its obligations under this Agreement, Newco shall use commercially reasonable efforts to satisfy the requirements of the Amended Financing Commitments and the Securities Purchase Agreement and to obtain the funding contemplated by and on the terms contained in the Amended Financing Commitments and the Securities Purchase Agreement, or, in the case of the Amended Financing Commitments, if any of the Amended Financing Commitments is terminated or such funds shall not otherwise be available, use commercially reasonable efforts to obtain an alternative source of financing, in each case, on financial and other terms no less favorable to Newco than those set forth in the respective Amended Financing Commitments.



     (b) Following the date of this Agreement, any amendment, termination or cancellation of any Amended Financing Commitment or any modification of any Amended Financing Commitment or any information which becomes known to Newco which makes it substantially unlikely to obtain the financing on the terms set forth in the Amended Financing Commitments, shall be promptly disclosed to the Company and the Special Committee of the Board of Directors. Newco shall keep the Company and the Special Committee of the Board of Directors reasonably apprised of any discussions or communications with each person providing debt financing which relates to the matters referred to in the preceding sentence. Newco shall make available to each person providing debt financing under the Amended Financing Commitments or such alternative financing true and complete copies of the Company Disclosure Statement and any supplement thereto delivered by the Company pursuant to Section 5.6(a), and shall promptly advise each such person (or any agent on their behalf) of any information of which it becomes aware which would reasonably be expected to constitute a Material Adverse Effect.



     SECTION 5.15. HSR Act. The Company and Newco will file all Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust


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


Division of the United States Department of Justice under the HSR Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.



                                   ARTICLE VI



                    CONDITIONS TO CONSUMMATION OF THE MERGER



     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:



          (a) this Agreement shall have been approved at the Stockholders Meeting by (i) the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the DGCL, the rules of the Nasdaq National Market and any applicable provisions of the Company's certificate of incorporation or bylaws and (ii) the affirmative vote of the holders of a majority of the votes cast by the stockholders of the Company on this Agreement at the Stockholders Meeting, excluding from both the numerator and denominator votes attributable to shares of Company Common Stock owned or controlled by any member of the Rollover Group (it being understood that abstentions and "broker non-votes" will not count as votes cast for this purpose);



          (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger; and



          (c) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.



     SECTION 6.2. Conditions to Obligations of Newco to Effect the Merger. The obligations of Newco to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived by Newco, in its sole discretion:



          (a) (i) The representations and warranties of the Company contained in this Agreement (other than Sections 2.4(b), 2.5(c), 2.10(b), 2.17(b), 2.19(b) and 2.20) shall be true and correct in all respects as of the date of the Original Agreement (or, in the case of Section 2.6, as of the respective dates stated therein).



             (ii) The representations and warranties of the Company contained in Sections 2.1, 2.3, 2.4(b), 2.5, 2.7, 2.8, 2.10(b), 2.15, 2.17(b),
        2.19(b) and 2.20 of this Agreement shall be true and correct in all respects as of the Second Amendment Date.



             (iii) The representations and warranties of the Company contained in Sections 2.1, 2.3 and 2.7 of this Agreement shall be true and correct in all respects as of the Last Amendment Date.



             (iv) The representations and warranties of the Company contained in this Agreement, other than those set forth in Sections 2.4(a), 2.10(a), 2.17(a) and 2.19(a), shall be true and correct, except for changes specifically contemplated by the provisions of this Agreement (other than Section 5.6(a)), immediately before the Effective Time with the same effect as if such representation and warranties had been made immediately before the Effective Time (except for representations and warranties made as to specified dates, which shall be true and correct as of such dates), except to the extent that any and all inaccuracies in any representations and warranties (other than those set forth in Sections 2.1 - 2.3 and 2.8(b), which must be true and correct in all respects at the Effective Time) that were true and correct on the date of the Original Agreement (or, (x) in the case of Sections 2.1, 2.3, 2.4(b), 2.5, 2.7, 2.8, 2.10(b), 2.15, 2.17(b), 2.19(b) and 2.20, as of
        the Second Amendment Date and (y) in the case of Sections 2.1, 2.3 and 2.7, as of the Last Amendment Date) but were inaccurate immediately before the Effective Time have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (provided that, for purposes of this Section 6.2(a)(iv), any representation or warranty set forth in Article II that is qualified by materiality or references to "Material Adverse Effect" or similar qualifications shall be read solely for purposes of this Section 6.2(a)(iv) as if such qualifications were not present);



             (v) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or immediately before the Effective Time; and



             (vi) Newco shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 6.2(a);



          (b) The Company shall not have, since the date of the Original Agreement, suffered any business interruption, damage to or destruction of its properties that has had or would reasonably be expected to have a Material Adverse Effect, nor shall any other incident, occurrence or event have occurred since the date of the Original Agreement that has had or would reasonably be expected to have a Material Adverse Effect;



          (c) There shall not be pending or threatened any suit, action, proceeding or investigation: (i) relating to the Merger to which a Governmental Entity is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect on the Company;



          (d) The Company shall have received (and furnished to Newco evidence thereof reasonably satisfactory to Newco) (i) any necessary or required approvals and consents from all third parties or Governmental Entities necessary or required to maintain the Leases and the Liquor Licenses in effect following the Merger on the same terms as in effect on the date of the Original Agreement, and such approvals and consents shall not have expired or been withdrawn; and (ii) any necessary or required approvals and consents from all third parties and Governmental Entities other than those referred to in clause (i) necessary or required to complete the Transactions and to maintain the Contracts and the Permits in effect following the Merger on the same terms as in effect on the date of the Original Agreement, other than (in the case of this clause (ii) only) any such approvals and consents the absence of which does not and would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation, and such approvals and consents (subject to such exception) shall not have expired or been withdrawn;



          (e) Newco shall have received the proceeds of the financing contemplated in the Amended Financing Commitments on the terms and conditions set forth in the Amended Financing Commitments or upon terms and conditions that are no less favorable to Newco;



          (f) Construction of the Company's restaurants or bakeries referred to in Section 6.2(f) of the Company Disclosure Schedule shall have been completed; and such restaurants or bakeries shall have opened for business;



          (g) Immediately prior to the Effective Time, the Company (i) shall not have any indebtedness for borrowed money (including any capital leases and any indebtedness incurred by guaranty, suretyship or similar arrangement) and (ii) shall have at least $4,400,000 in available Cash and Cash Equivalents. As used above, "Cash and Cash Equivalents" means, as of the date of determination, the amount of the Company's cash and cash equivalents as of such date (determined in accordance with generally accepted accounting principles applied consistently with the financial statements contained in the Company SEC Reports), plus (x) the amount of tenant improvement allowances to be paid to the Company under the Leases within 90 days after such date (but only up to a maximum of $2,500,000 in the aggregate), plus (y) the reasonable out-of-pocket expenses of the Company incurred in connection with the negotiation and consummation of the Merger and the other Transactions (other than the Settlement Fee) that have, prior to such date, been paid in cash by the Company, plus (z) the amount of the Settlement Fee (but only up to a maximum of $250,000), less
     (aa) the amount of capital expenditures, pre-opening expenses, cost of supplies and other start-up costs associated with the Company Restaurants referred to in Section 6.2(f) of the Company Disclosure Schedule that have not theretofore been fully paid in cash;

          (h) The Company, the members of the Rollover Group named therein and JH&C shall have entered into the Settlement Agreement and JH&C shall have released the Company, Newco, the Surviving Corporation and their respective officers, directors and agents from all liabilities, claims and obligations (and such release shall be in full force and effect);



          (i) Notwithstanding any matters disclosed by the Company in connection with the representations and warranties set forth in Article II or elsewhere in this Agreement, neither Newco nor its lenders, agents or representatives shall have identified any facts, conditions or circumstances which have resulted in or would reasonably be likely to result in any material Environmental Claim, Environmental Liability or any other material environmental conditions or violations;



          (j) The Dissenting Shares shall not include more than 10% of the issued and outstanding shares of Company Common Stock.



     SECTION 6.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived by the Company, in its sole discretion:



          (a) the representations and warranties of Newco contained in this Agreement shall be true and correct in all material respects (i) as of the Last Amendment Date (or, in the case of Sections 3.3, 3.5 and 3.6, as of the respective dates stated therein) and (ii) except for changes specifically contemplated by the provisions of this Agreement (other than Section 5.6(c)), immediately before the Effective Time with the same effect as if such representations and warranties had been made immediately before the Effective Time (except for representations and warranties made as to specified dates, which shall be true and correct as of such dates); Newco shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of Newco to the effects set forth in this Section 6.3(a).



          (b) Newco or the Surviving Corporation shall have received $38,000,000 in equity financing, composed of either cash equity financing and/or the exchange of shares of Company Common Stock pursuant to Section 1.4(a) and/or the cancellation in exchange for substitute options, or cancellation and reinvestment of cancellation proceeds from options to purchase Company Common Stock from the Rollover Group, pursuant to the Securities Purchase Agreement; and (i) Newco or the Surviving Corporation shall have received the proceeds of the debt financing contemplated by the Amended Financing Commitments on the terms and conditions set forth in the Amended Financing Commitments or (ii) Newco or the Surviving Corporation shall have received the proceeds of debt financing sufficient to permit Newco to consummate the Merger on other terms not materially less advantageous to Newco as a whole than the Original Financing Commitments or (iii) Newco or the Surviving Corporation shall have received the proceeds of debt financing sufficient to permit Newco to consummate the Merger on other terms so long as the incurrence of such debt by Newco will not render the Surviving Corporation insolvent.



                                  ARTICLE VII



                         TERMINATION; AMENDMENT; WAIVER



     SECTION 7.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company:



          (a) by the mutual written consent of the Board of Directors of Newco and the Company;



          (b) by either Newco or the Company by action of its Board of Directors if the Merger shall not have been consummated by July 31, 2001 (provided that the right to terminate this Agreement under


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


     this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);



          (c) by either Newco or the Company by action of its Board of Directors if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 5.4 of this Agreement;



          (d) by either Newco or the Company by action of its Board of Directors, if at the Stockholders Meeting (including any adjournment or postponement thereof), (i) the requisite vote of the stockholders of the Company required by Section 6.1(a)(i) shall have not been obtained or (ii) the requisite vote of the stockholders of the Company required by Section 6.1(a)(ii) shall not have been obtained;



          (e) by Newco by action of its Board of Directors, (i) if (A) the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have taken any action prohibited by Section 5.1; or (B) the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have recommended to the stockholders of the Company an Acquisition Proposal; or (ii) (A) if the Board of Directors of the Company (or any committee thereof, including the Special Committee) shall have withdrawn, revoked, amended or modified its approval or recommendation of the Merger and this Agreement in a manner adverse to Newco, (B) if the Special Committee Financial Advisor shall have withdrawn, revoked, amended or modified its opinion referred to in Section 2.20 in a manner adverse to Newco or (C) the Company shall fail to include in the Proxy Statement its approval or recommendation of the Merger and this Agreement;



          (f) by Newco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, and such breach or failure to perform has continued unremedied for ten business days following notice of such breach to Company by the Newco;



          (g) by the Company, if Newco shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, and such breach or failure to perform has continued unremedied for ten business days following notice of such breach to Newco by the Company; and



          (h) by the Company at any time prior to the Stockholder Meeting, by action of the Special Committee, if the Company shall have received after the date of the Original Agreement an Acquisition Proposal for an Alternative Transaction from a third party that was not initiated, solicited or encouraged by the Company in violation of this Agreement and that does not materially violate or breach any confidentiality or standstill agreement executed by such party with respect to the Company and
     (i) the Special Committee determines in good faith by a majority vote after consultation with its financial and legal advisors that such Acquisition Proposal is a Superior Proposal, (ii) the Special Committee determines in good faith by a majority vote after consultation with its outside legal counsel that the failure to approve such agreement would be inconsistent with the fiduciary duties of the Board of Directors under applicable law,
     (iii) the Special Committee has received a written opinion, a copy of which has been delivered to Newco, from the Special Committee Financial Advisor that the Acquisition Proposal is fair from a financial point of view to the stockholders of the Company (other than any stockholders participating in the buying group in such transaction); provided, however, that any such termination shall not be effective unless: (I) the Special Committee has provided Newco with written notice that it intends to terminate this Agreement pursuant to this Section 7.1(h), identifying the Alternative Transaction (and the parties thereto) then determined to be more favorable and delivering to Newco a copy of the written agreement for such Alternative Transaction in the form to be entered into (it being understood that if such form changes prior to termination of this Agreement, the Special Committee will notify Newco thereof pursuant to

     Section 5.1(c), but the two business day advance notice requirement referred to in the following clause (II) will not apply to such subsequent notices), and (II) at least two full business days after the Special Committed has provided the initial notice required by clause (I) above, the Special Committee delivers to Newco a written notice of termination of this Agreement pursuant to this Section 7.1(h); and (iv) upon delivery of the termination notice referred to in clause (II) above, the Company has delivered to Newco a check or wire transfer of same day funds in the amount of the Expense Reimbursement (as defined in Section 7.3(e)) and the Termination Fee (as defined in Section 7.3(b)) and written acknowledgement from the Company that the Company has irrevocably waived any right to contest or object to such payment. As used herein, "Alternative Transaction" means any of the transactions set forth in clauses (i) - (v) or otherwise contemplated in the definition of Acquisition Proposal set forth in Section 5.1(d).



     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement, except for the provisions of Sections 5.3, 7.2, 7.3, and 8.6, shall immediately become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers, directors, stockholders or affiliates, except as set forth in Section 7.3 below or except to the extent that a party to this Agreement has breached in any material respect any representation, warranty or covenant contained in this Agreement; provided, however, that the provisions of Sections 5.3, 7.2, 7.3 and 8.6 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.



     SECTION 7.3. Fees and Expenses.



     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.



     (b) In the event of a termination of this Agreement by the Company pursuant to Section 7.1(h), the Company shall pay to Newco (i) the Expense Reimbursement (as defined in Section 7.3(e) below), and (ii) an amount equal to $2,700,000 (the "Termination Fee"), in each case in accordance with Section 7.1(h).



     (c) In the event of termination of this Agreement pursuant to Section 7.1(e)(i) hereof, then the Company shall pay to Newco (i) the Expense Reimbursement and (ii) the Termination Fee, in each case within five business days after such termination (by check or wire transfer of same day funds).



     (d) In the event of termination of this Agreement pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e)(ii) hereof, the Company shall pay to Newco the Expense Reimbursement prior to or simultaneously with such termination (or, if such termination is by Newco, within five business days of such termination) (in either case, by check or wire transfer of same day funds), and if (i) the Company receives an Acquisition Proposal from any person or group prior to such termination of this Agreement and (ii) within 12 months after such termination an Acquisition Proposal (whether or not involving such person or group) is consummated, then the Company shall pay to Newco, in addition to the Expense Reimbursement, the Termination Fee within five business days after consummation of such transaction (by check or wire transfer of same day funds); provided, however, that if such termination occurs under Section 7.1(b) as a result of a material adverse change in the Company's business, financial condition or prospects, the Company will have no such obligation to pay such Termination Fee to Newco; provided, further, that if such termination occurs under Section 7.1(b) due to the failure to obtain the debt financing referred to in Section 6.2(e) and the reasons for the failure to obtain such financing do not include the Company's failure to satisfy the conditions set forth in Section 6.2(a) (other than as a result of a material adverse change in the Company's business, financial condition or prospects) or Section 6.2(i), the Company will have no obligation to pay Newco the Expense Reimbursement or the Termination Fee.



     (e) In the event this Agreement is terminated other than under Section 7.1(b) as a result of the failure to obtain any required consents or waivers in respect of the Leases under Section 6.2(d), the

Company shall reimburse Newco for the Expense Reimbursement. As used herein, "Expense Reimbursement" means all reasonable out-of-pocket fees and expenses actually incurred by Newco (and its agents and representatives) or on its behalf in connection with the Merger and the proposed financing thereof (including travel expenses of such parties, HSR Act filing fees, fees and expenses of accountants, appraisers, engineers, consultants and other persons engaged to perform due diligence, syndication, due diligence and other expenses of prospective financing sources of Newco and reasonable attorneys' fees and expenses of counsel for Newco and reasonable attorneys' fees and expenses of counsel for prospective financing sources of Newco, but excluding any equity fundraising or structuring fees, fees (but not expenses) payable to stockholders or prospective stockholders of Newco (or their affiliates), expenses payable to stockholders or potential stockholders of Newco (other than Bruckmann, Rosser, Sherrill & Co. II, L.P., BancBoston Capital and their respective affiliates), or any commitment, transaction or similar fees payable to financing sources of Newco. The Company shall pay the Expense Reimbursement required under this paragraph (e) to Newco (i) prior to the time that this Agreement is terminated, if this Agreement is terminated by the Company or (ii) within five business days after the termination of this Agreement, if this Agreement is terminated by Newco (in either case, by check or wire transfer of same day funds).



     (f) The Company acknowledges that the Termination Fee and Expense Reimbursement provided for in this Article VII are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and Expense Reimbursement provided for above, Newco would not enter into this Agreement. Further, nothing in this Section 7.3 shall be deemed to limit any liability of any party hereto for any breach in any material respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement.



     SECTION 7.4. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by Newco and the Board of Directors of the Company at any time before or after approval of this Agreement by the stockholders of the Company (it being understood that Newco may unilaterally amend Schedule I to the Securities Purchase Agreement as set forth in the Background section hereof), but, after any such stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties (it being understood that Newco may unilaterally amend Schedule I to the Securities Purchase Agreement as set forth in the Background section hereof).



     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any documents, certificate or writing delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that after the approval of the Merger by the stockholders of the Company, no extensions or waivers shall be made that by law require further approval by such stockholders without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                                  ARTICLE VIII



                                 MISCELLANEOUS



     SECTION 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement shall survive after the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.



     SECTION 8.2. Enforcement of the Agreement. The Company agrees that irreparable damage would occur to Newco in the event that any of the provisions of this Agreement were not performed by the

Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Newco shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of New York (as to which the parties agree to submit jurisdiction of the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 7.3 of this Agreement. The Company further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or other equitable relief.



     SECTION 8.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.



     SECTION 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or sent by electronic transmission to the fax number specified below (or at such other address or fax number of a party as shall be specified by like notice):



     if to Newco:



       c/o Bruckmann, Rosser, Sherrill & Co., Inc.


       126 East 56th Street


       New York, NY 10022


       Attention: Mr. Harold O. Rosser


       Fax: (212) 521-3799



     with a copy to:



       Dechert


       4000 Bell Atlantic Tower


       1717 Arch Street


       Philadelphia, PA 19103


       Attention:Carmen J. Romano, Esquire


                 David S. Denious, Esquire


          Fax: 215-994-2222



     if to the Company:



       Il Fornaio (America) Corporation


       770 Tamalpais Drive, Suite 400


       Corte Madera, CA 94925


       Attention:Mr. Michael J. Hislop


                 Mr. Lawrence Levy


                 Mr. George James


          Fax:(415) 924-3880


              (312) 280-2739


              (415) 392-7896
     with a copy to:



       Cooley Godward LLP


       20th Floor, One Maritime Plaza


       San Francisco, CA 94111


       Attention: Cydney S. Posner, Esquire


       Fax: 415-951-3699



     and a copy to:



       McCutchen, Doyle, Brown & Enersen, LLP


       3150 Porter Drive


       Palo Alto, CA 94304


       Attention: Bartley C. Deamer, Esquire


       Fax: 650-849-4800



     Notice given by fax shall be deemed received on the day the sender receives fax confirmation that such notice was received at the fax number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.



     SECTION 8.5. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.



     SECTION 8.6. Governing Law. Except to the extent the provisions of the DGCL mandatorily apply hereto, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.



     SECTION 8.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.



     SECTION 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.



     SECTION 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.



     SECTION 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:



          (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate" of such person, as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of the Original Agreement.



          (b) "beneficial owner" (including the term "beneficially own" or correlative terms) shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.



          (c) "business day" shall have the meaning ascribed to such term under Rule 14d-1 of the Exchange Act.



          (d) "Company Adjusted EBITDA" for any period shall mean an amount equal to the sum of (i) Net Earnings (as defined below) of the Company for such period plus (ii) all amounts deducted from the computation thereof on account of (A) taxes, (B) amortization and depreciation, (C) interest, (D) restaurant pre-opening costs, (E) public company expenses certified by the

     Company's Chief Financial Officer in amounts and at times acceptable to the Administrative Agent referred to in the Amended Financing Commitments for Newco's senior debt, and (F) other amounts certified by the Company's Chief Financial Officer in amounts and at times acceptable to the Administrative Agent referred to in the Amended Financing Commitments for Newco's senior debt (but not to exceed $1,610,000 in the aggregate). "Net Earnings" shall mean, for any period, the net income of the Company during such period determined in accordance with generally accepted accounting principles consistently applied.



          (e) "control" (including the terms "controlling," "controlled by" and "under common control with" or correlative terms) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or as trustee or executor, by contract or credit arrangement, or otherwise.



          (f) "group" shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.



          (g) "Material Adverse Effect" shall mean (i) any adverse change or effect or prospective adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of a specified person, which change or effect is material with any other such changes or effects, to the specified person, or (ii) any event, matter, condition or effect which materially impairs the ability of a specified person to perform on a timely basis its obligations under this Agreement or the consummation of the Transactions; provided, however, that no effect or change reflecting general business or economic conditions or affecting the restaurant industry generally shall constitute a Material Adverse Effect and any resignation of employees of the Company as a result of Newco failing to offer terms of employment to such employees on terms comparable to the terms on which such employees are employed by the Company on the date of the Original Agreement shall not constitute a Material Adverse Effect on the Company; provided, further, that the Company's historical operating results and financial condition reflected in the March 2001 Financial Statements shall not constitute a Material Adverse Effect on the Company for purposes of Section 6.2(a)(iii) and 6.2(b) hereof; and provided further, that the amount of the Company's earnings before interest, taxes, depreciation and amortization for any period starting on or after April 2, 2001 and ending on or before the most recent fiscal month end prior to the Effective Date shall not constitute a Material Adverse Effect on the Company for purposes of Sections 6.2(a)(ii), 6.2(a)(iii) and 6.2(b) hereof if Company Adjusted EBITDA for the trailing 12 months ending on such month-end is at least $13,000,000 (it being understood that the fact that Company Adjusted EBITDA for such period is equal to or greater than $13,000,000 shall not be probative of whether a change or effect or a prospective change or effect that has resulted in a reduction in earnings before interest, taxes, depreciation and amortization is otherwise a Material Adverse Effect).



          (h) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.



     SECTION 8.11. Interpretation.



     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or rule as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and rules) by succession of comparable successor statutes and rules and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.



     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.



     (c) References in this Agreement to "the Company's knowledge" or "the knowledge of the Company" or similar terms mean the actual knowledge of any of the following persons: Laurence B. Mindel, Michael J. Hislop, Michael Beatrice, Peter J. Hausback, Craig Michel, Marilyn McNulty, or Michael Mindel.



     SECTION 8.12. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule), the Securities Purchase Agreement, the Voting Agreement and, to the extent contemplated in Section 5.3, the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including the Original Agreement and the First Amended Agreement, provided that nothing in this Agreement shall operate as a waiver of any breach of the Original Agreement or the First Amended Agreement and (b) shall not be assigned by operation of law or otherwise, provided that Newco may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of Newco or as collateral security to any lender providing financing to Newco in connection with the Transactions, but no such assignment shall relieve Newco of its obligations hereunder. Any attempted assignment in violation of this Section 8.12 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.



     SECTION 8.13. Disclaimers. There are no representations or warranties, express or implied by any party with reference to the transactions contemplated hereby, other than the representations and warranties expressly stated herein. Newco acknowledges and agrees that (i) any financial projections and forecasts delivered to it or an affiliated or associated company are inherently uncertain,
(ii) it is familiar with such uncertainties, (iii) it has accepted full responsibility for evaluating such financial projections and the associated uncertainties and (iv) it shall have no claim against the Company or any officer, director or shareholder with respect thereto.



     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.



                                          IL FORNAIO (AMERICA) CORPORATION



                                          By: /s/ MICHAEL J. HISLOP

                                            ------------------------------------

                                              Name: Michael J. Hislop


                                              Title:   CEO



                                          MANHATTAN ACQUISITION CORP.



                                          By: /s/ HAROLD O. ROSSER

                                            ------------------------------------

                                              Name: Harold O. Rosser


                                              Title:  President

                                   EXHIBIT A


                        TO AGREEMENT AND PLAN OF MERGER


                      CERTIFICATE OF INCORPORATION OF THE

                             SURVIVING CORPORATION

           AMENDED AND RESTATED AMENDED CERTIFICATE OF INCORPORATION


                                       OF


                        IL FORNAIO (AMERICA) CORPORATION



                                   ARTICLE I



     Name. The name of the Corporation is Il Fornaio (America) Corporation (the "Corporation").



                                   ARTICLE II



     Registered Office and Registered Agent. The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of the Corporation's registered agent at such address is Incorporating Services, Ltd.



                                  ARTICLE III



     Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.



                                   ARTICLE IV



     Authorized Capital. The aggregate number of shares which the Corporation is authorized to issue is forty-five million (45,000,000) shares, divided into three (3) classes consisting of five million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock"); twenty million (20,000,000) shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"); and twenty million (20,000,000) shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"). Class A Common Stock and Class B Common Stock are hereinafter sometimes collectively referred to as "Common Stock".



     The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.



          (1) Preferred Stock.



             (a) Issue in Series. Preferred Stock (other than the Series A Preferred Stock and Series B Preferred Stock referred to in Sections 2 and 3 of this Article IV, respectively) may be issued from time to time in one or more series, each such series to have the terms stated herein and/or the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.



             (b) Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each such series prior to the issuance of any shares of the series to which such resolution relates:



                (i) The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;



                (ii) The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative and, if so, from what date or dates;



                (iii) The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;



                (iv) Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;



                (v) Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;



                (vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;



                (vii) Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;



                (viii) Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and



                (ix) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.



             (c) Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed herein or by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.



             (d) Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends are or will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed herein or in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.



             (e) Redemption. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.



             (f) Voting Rights. Except as otherwise required by law or as otherwise provided herein, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

          (2) Series A 13% Cumulative Compounding Preferred Stock.



             (a) Designation of Series, Number of Shares. The first series of Preferred Stock shall be designated as Series A 13.0% Cumulative Compounding Preferred Stock ("Series A Preferred Stock"), and the number of shares which shall constitute such series shall be 2,000,000. The par value of Series A Preferred Stock shall be $.001 per share.



             (b) Rank. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series A Preferred Stock shall rank (i) senior to (x) all classes of Common Stock of the Corporation, (y) the Series B 13.5% Cumulative Compounding Preferred Stock, par value $.001 per share ("Series B Preferred Stock"), and (z) each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank junior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (x), (y) and (z) collectively referred to as "Series A Junior Securities"); (ii) on a parity with each other class of capital stock or class or series of Preferred Stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the Corporation (collectively referred to as "Series A Parity Securities"); and (iii) junior to each other class of capital stock or other class or series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Series A Senior Securities").



             (c) Dividends.



                (i) Each Holder (as defined in Section 4(e) of this Article IV) of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate per annum equal to 13.0% of the Liquidation Preference (as defined in Section 4(e) of this Article IV) of such share. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series A Preferred Stock, and shall be payable annually in arrears on each Dividend Payment Date (as defined in Section 4(e) of this Article IV), commencing on the first Dividend Payment Date after the date of issuance of such Series A Preferred Stock. Each dividend on Series A Preferred Stock shall be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. In the event of the repurchase of any shares of Series A Preferred Stock, dividends shall cease to accrue in respect of shares of Series A Preferred Stock on the date of their repurchase by the Corporation unless the Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends in cash; provided, that such dividends shall continue to cumulate and shall be paid at the time of repurchase, in the event of their repurchase, as provided herein if not earlier declared and paid.



                (ii) All dividends paid with respect to shares of Series A Preferred Stock pursuant to Section 2(c)(i) of this Article IV shall be paid pro rata to the Holders entitled thereto.



                (iii) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 30 days prior to the payment of such dividends.

                (iv) No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, unless (x) full Accumulated Dividends (as defined in Section 4(e) of this Article IV) have been paid or set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends or distributions on, or such repurchase or redemption of, such Series A Parity Securities (the "Series A Parity Payment Date") and (y) an amount equal to a prorated dividend on the Series A Preferred Stock at the customary dividend rates for such securities for the period from the Dividend Payment Date immediately prior to the Series A Parity Payment Date to the Series A Parity Payment Date have been paid or set apart for payment. In the event that such dividends are not paid in full or set apart for payment with respect to all outstanding shares of Series A Preferred Stock and any Series A Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of Series A Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.



                (v) The Holders of Series A Preferred Stock shall be entitled to receive the dividends provided for in Section 2(c)(i) hereof in preference to and in priority over any dividends upon any Series A Junior Securities, so that if at any time full Accumulated Dividends on all shares of Series A Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series A Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Series A Junior Payment Date (as defined below) to the Series A Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Securities (the date of any such actions to be referred to as the "Series A Junior Payment Date"); provided, however, that the foregoing shall not (i) prohibit the Corporation from repurchasing shares of Series A Junior Securities from a Holder who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and
           (ii) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fractional shares of such Series A Junior Securities.



                (vi) Dividends payable on Series A Preferred Stock for any period less than one year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable.



                (vii) The Corporation shall not claim any deduction from gross income for dividends paid on Series A Preferred Stock in any Federal income tax return, claim for refund, or other statement, report or submission made to the Internal Revenue Service, and shall make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders to claim the dividends received deduction under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision). At the reasonable request of any Holder (and at the expense of such Holder), the Corporation shall join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on Series A Preferred Stock shall be eligible for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). In addition, the Corporation shall cooperate with any Holder (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(l) of the Code (or any successor provision) of any dividends (within the meaning of
           Section 316(a) of the Code or any successor provision) paid on Series A Preferred Stock. To the extent possible, the principles of this
           Section 2(c)(vii) shall also apply with respect to state and local income taxes.



             (d) Liquidation Preference.



                (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution, or winding up, before any distribution is made on any Series A Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the Holders of Series A Preferred Stock and holders of Series A Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment in full pursuant to this Section 2(d)(i), the Holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.



                (ii) For the purposes of Section 2(d)(i), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation; provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the business of the Corporation within the meaning of this Section 2(d)(ii) if, (x) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (I) cash, (II) notes, debentures or other evidences of indebtedness or obligations to pay cash or (III) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by Holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the Holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock.



             (e) Redemption.



                (i) The Company shall not have the right nor the power to, and the Holders shall not have the right to require the Company to, redeem any shares of Series A Preferred Stock. Notwithstanding the foregoing, this Section 2(e)(i) shall not prohibit the Corporation from acquiring from any Holder, with such Holder's consent, any shares of Series A Preferred Stock held by such Holder.

                (ii) Subject to the proviso in Section 2(c)(v), no sum shall be set aside for or applied by the Corporation to the purchase, redemption, or other acquisition for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) at any time when any shares of Series A Preferred Stock or any Series A Parity Securities are outstanding unless, prior to the Corporation's setting aside or applying such sum to the purchase, redemption, or other acquisition of any shares of Series A Junior Securities, all shares of Series A Preferred Stock and Series A Parity Securities shall have been purchased or otherwise acquired for value by the Corporation (and the price in respect thereof paid or set aside for payment).



             (f) Voting Rights.



                (i) The Holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or this Amended and Restated Certificate of Incorporation (the "Amended Certificate of Incorporation") and except that without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the Holders of Series A Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, (y) except as permitted in the proviso to Section 2(c)(v), pay or declare any dividend or distribution on any Series A Junior Securities or set aside or make available funds for a dividend or distribution on any Series A Junior Securities, or permit a subsidiary of the Corporation to do any of the foregoing, or (z) amend, alter or repeal any provision of the Corporation's Amended Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A Preferred Stock; provided, however, that any such amendment that changes the dividend payable on, or Liquidation Preference of, the Series A Preferred Stock shall require the affirmative vote of the Holder of each share of Series A Preferred Stock at a meeting of such Holders called for such purpose or the written consent of the Holder of each share of Series A Preferred Stock.



                (ii) In any case in which the Holders of Series A Preferred Stock shall be entitled to vote, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.



             (g) Conversion or Exchange. The Holders of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock (as defined in Section 4(e) of this Article IV) of the Corporation.



             (h) Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, it being understood that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or a subsidiary of the Corporation) so long as such reissued shares of Series A Preferred Stock are reissued to a Person (as defined in Section 4(e) of this Article IV) who is an employee or director of the Corporation (or a subsidiary of the Corporation) at the time of such reissue.

          (3) Series B 13.5% Cumulative Compounding Preferred Stock.



             (a) Designation of Series, Number of Shares. The second series of Preferred Stock shall be designated as Series B 13.5% Cumulative Compounding Preferred Stock, and the number of shares which shall constitute such series shall be 1,500,000. The par value of Series B Preferred Stock shall be $.00l per share.



             (b) Rank. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series B Preferred Stock shall rank (i) senior to (x) all classes of Common Stock of the Corporation and (y) each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank junior to Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (x) and (y) collectively referred to as "Series B Junior Securities"); (ii) on a parity with each other class of capital stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series B Preferred Stock or senior to Series B Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the Corporation (collectively referred to as "Series B Parity Securities"); and (iii) junior to (x) the Series A Preferred Stock and (y) each other class of capital stock or other class or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank senior to Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Series B Senior Securities").



             (c) Dividends.



                (i) Each Holder of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series B Preferred Stock at a rate per annum equal to 13.5% of the Liquidation Preference of such share. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series B Preferred Stock, and shall be payable annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of such Series B Preferred Stock. Each dividend on Series B Preferred Stock shall be payable to the Holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than ten nor more than 60 days prior to the applicable Dividend Payment Date. In the event of the repurchase of any shares of Series B Preferred Stock, dividends shall cease to accrue in respect of shares of Series B Preferred Stock on the date of their repurchase by the Corporation unless the Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends in cash; provided, that such dividends shall continue to cumulate and shall be paid at the time of repurchase, in the event of their repurchase, as provided herein if not earlier declared and paid.



                (ii) All dividends paid with respect to shares of Series B Preferred Stock pursuant to Section 3(c)(i) shall be paid pro rata to the Holders entitled thereto.



                (iii) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 30 days prior to the payment of such dividends.

                (iv) No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series B Parity Securities for any period, and no Series B Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, unless (x) full Accumulated Dividends have been paid or set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends or distributions on, or such repurchase or redemption of, such Series B Parity Securities (the "Series B Parity Payment Date") and (y) an amount equal to a prorated dividend on the Series B Preferred Stock at the customary dividend rates for such securities for the period from the Dividend Payment Date immediately prior to the Series B Parity Payment Date to the Series B Parity Payment Date have been paid or set apart for payment. In the event that such dividends are not paid in full or set apart for payment with respect to all outstanding shares of Series B Preferred Stock and any Series B Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series B Preferred Stock and of Series B Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.



                (v) The Holders of Series B Preferred Stock shall be entitled to receive the dividends provided for in Section 3(c)(i) hereof in preference to and in priority over any dividends upon any of the Series B Junior Securities, so that if at any time full Accumulated Dividends on all shares of Series B Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series B Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Series B Junior Payment Date (as defined below) to the Series B Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Series B Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series B Junior Securities (the date of any such actions to be referred to as the "Series B Junior Payment Date"); provided, however, that the foregoing shall not (i) prohibit the Corporation from repurchasing shares of Series B Junior Securities from a Holder who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and (ii) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series B Junior Securities payable in Series B Junior Securities and cash in lieu of fractional shares of such Series B Junior Securities.



                (vi) Dividends payable on Series B Preferred Stock for any period less than one year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable.



                (vii) The Corporation shall not claim any deduction from gross income for dividends paid on Series B Preferred Stock in any Federal Income tax return, claim for refund, or other statement, report or submission made to the Internal Revenue Service, and shall make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders to claim the dividends received deduction under Section 243(a)(l) of the Code (or any successor provision). At the reasonable request of any Holder (and at the expense of such Holder), the Corporation shall join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on Series B Preferred Stock shall be eligible for the dividends received deduction under Section 243(a)(l) of the Code (or any successor provision). In addition, the Corporation shall cooperate with any Holder (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision) of any dividends (within the meaning of Section 316(a) of the Code or any successor provision) paid on Series B Preferred Stock. To the extent possible, the principles of this
           Section 3(c)(vii) shall also apply with respect to state and local income taxes.



             (d) Liquidation Preference.



                (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Series B Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series B Preferred Stock and all other Series B Parity Securities would not result in payment in full of Series B Preferred Stock and such other Series B Parity Securities, the Holders of Series B Preferred Stock and holders of Series B Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment in full pursuant to this Section 3(d)(i), the Holders of Series B Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.



                (ii) For the purposes of Section 3(d)(i), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation; provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3(d)(ii) if, (x) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (I) cash, (II) notes, debentures or other evidences of indebtedness or obligations to pay cash or (III) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series B Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series B Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series B Preferred Stock.



             (e) Redemption.



                (i) The Company shall not have the right nor the power to, and the Holders shall not have the right to require the Company to, redeem any shares of Series B Preferred Stock. Notwithstanding the foregoing, this Section 3(e)(i) shall not prohibit the Corporation from acquiring from any Holder, with such Holder's consent, any shares of Series B Preferred Stock held by such Holder.



                (ii) Subject to the proviso in Section 3(c)(v), no sum shall be set aside for or applied by the Corporation to the purchase, redemption, or other acquisition for value of any shares of Series B Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) at any time when any shares of Series B Preferred Stock or any Series B Parity Securities are outstanding unless, prior to the Corporation's setting aside or applying such sum to the purchase, redemption, or other acquisition of any shares of Series B Junior Securities, all shares of Series B Preferred Stock and Series B Parity Securities shall have been purchased or otherwise acquired for value by the Corporation (and the price in respect thereof paid or set aside for payment).



             (f) Voting Rights.



                (i) The Holders of Series B Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or this Amended Certificate of Incorporation and except that without the written consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series B Preferred Stock at a meeting of the Holders of Series B Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of stock entitled to a preference prior to Series B Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, (y) except as permitted in the proviso to Section 3(c)(v), pay or declare any dividend or distribution on any Series B Junior Securities or set aside or make available funds for a dividend or distribution on any Series B Junior Securities, or permit a subsidiary of the Corporation to do any of the foregoing, or (z) amend, alter or repeal any provision of the Corporation's Amended Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B Preferred Stock; provided, however, that any such amendment that changes the dividend payable on, or Liquidation Preference of, the Series B Preferred Stock shall require the affirmative vote of the Holder of each share of Series B Preferred Stock at a meeting of such Holders called for such purpose or the written consent of the Holder of each share of Series B Preferred Stock.



                (ii) In any case in which the Holders of Series B Preferred Stock shall be entitled to vote, each Holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held unless otherwise required by applicable law.



             (g) Conversion or Exchange. The Holders of Series B Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.



             (h) Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, it being understood that the Corporation may reissue shares of Series B Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or a subsidiary of the Corporation) so long as such reissued shares of Series B Preferred Stock are reissued to a Person who is an employee or director of the Corporation (or a subsidiary of the Corporation) at the time of such reissue.



          (4) Certain Additional Provisions.



             (a) Reports. So long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the Corporation shall send to the Holders of such Preferred Stock at their


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        addresses as set forth on the stock register of the Corporation all quarterly and annual reports sent to holders of Common Stock of the Corporation.



             (b) Method of Payment. Preferred Stock shall be payable as to Liquidation Preference, dividends, redemption payments, cash in lieu of fractional shares or other payments at the office of the Corporation maintained for such purpose or, at the option of the Corporation, payment of dividends may be made by check mailed to the Holders at their addresses set forth in the stock register of the Corporation.



             (c) Prohibitions and Restrictions Imposed by Senior Securities and Indebtedness. To the extent that any action required to be taken by the Corporation under this Amended Certificate of Incorporation shall be prohibited or restricted by the terms of Series A Senior Securities, Series B Senior Securities or any contract or instrument to which the Corporation is a party in respect of the incurrence of indebtedness, such Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.



             (d) Reservation of Right. The Board of Directors of the Corporation reserves the right by subsequent amendment of this Amended Certificate of Incorporation from time to time to increase or decrease the number of shares which constitute the Series A Preferred Stock and/or Series B Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Amended Certificate of Incorporation within the limitations provided by law and this Amended Certificate of Incorporation.



             (e) Definitions. As used in Sections 2 and 3 of this Article IV, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:



             "Accumulated Dividends" means (i) with respect to any share of Series A Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash, (ii) with respect to any share of Series B Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash and (iii) with respect to any Parity Security, the dividends that have accrued and are due on such security as of such specific date.



             "Annual Dividend Period" means the annual period commencing on each and ending on the following Dividend Payment Date, respectively.



             "Capital Stock" means any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock including, without limitation, partnership interests.



             "Dividend Payment Date" means                of each year.



             "Dividend Period" means the Initial Dividend Period and, thereafter, each Annual Dividend Period.



             "Holder" means a holder of shares of Series A Preferred Stock and/or Series B Preferred Stock.



             "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.



             "Issue Date" means with respect to any share of Series A Preferred Stock or Series B Preferred Stock, the date on which such share of Series A Preferred Stock or Series B Preferred Stock, as applicable, is first issued by the Corporation.


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             "Liquidation Preference" means, on any specific date, with respect to any share of Series A Preferred Stock or Series B Preferred Stock, the sum of (i) $12.00 per share plus (ii) the Accumulated Dividends with respect to such share.



             "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.



             "Series A Junior Payment Date" has the meaning given to such term in Section 2(c)(v) of this Article IV.



             "Series A Junior Securities" has the meaning given to such term in
        Section 2(b) of this Article IV.



             "Series A Parity Payment Date" has the meaning given to such term in Section 2(c)(iv) of this Article IV.



             "Series A Parity Securities" has the meaning given to such term in
        Section 2(b) of this Article IV.



             "Series A Preferred Stock" has the meaning given to such term in
        Section 2(a) of this Article IV.



             "Series A Senior Securities" has the meaning given to such term in
        Section 2(b) of this Article IV.



             "Series B Junior Payment Date" has the meaning given to such term in Section 3(c)(v) of this Article IV.



             "Series B Junior Securities" has the meaning given to such term in
        Section 3(b) of this Article IV.



             "Series B Parity Payment Date" has the meaning given to such term in Section 3(c)(iv) of this Article IV.



             "Series B Parity Securities" has the meaning given to such term in
        Section 3(b) of this Article IV.



             "Series B Preferred Stock" has the meaning given to such term in
        Section 2(b) of this Article IV.



             "Series B Senior Securities" has the meaning given to such term in
        Section 3(b) of this Article IV.



          (5) Class A and Class B Common Stock.



          Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.



          (a) Dividends. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors; provided, however, that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on each class of Common Stock, and the dividends payable in shares of Class A Common Stock will be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock will be payable to holders of Class B Common Stock.



          (b) Conversion. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock, and each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common

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     Stock; provided, however, that at the time of conversion of shares of Class
     B Common Stock into shares of Class A Common Stock, such holder would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock such holder would hold after giving effect to such conversion. The delivery to the Corporation of a certificate from a holder of shares of Class B Common Stock who wishes to convert such shares into shares of Class A Common Stock, which certificate is to the effect that in the good faith judgment of such holder, such holder is permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which such holder would hold after giving effect to such conversion, shall be conclusive evidence of compliance with the foregoing proviso and shall be binding on the Corporation.



          Each conversion of shares of one class of Common Stock into shares of another class of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class of Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.



          Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinabove referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder of holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.



          (c) Transfers. The Corporation will not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.



          (d) Subdivision and Combination of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.



          (e) Reservation of Shares for Conversion. So long as any shares of any class of Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock (or any shares of Class A Common Stock or Class B Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion.



          (f) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of any Preferred Stock are entitled have been paid or set aside in cash for payment.



          (g) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Amended Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more such series, to vote thereon pursuant to this Amended Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred or Common Stock) or pursuant to the General Corporation law of the State of Delaware. Each holder of Class A Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights in respect of Class B Common Stock.



          (h) Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (i) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their share as is received by holders of Class A Common Stock and (ii) all holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Class A Common Stock.



                                   ARTICLE V



     Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided herein.



                                   ARTICLE VI



     General Powers. The property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all the powers of the Corporation and do all lawful acts and things which are not reserved to the stockholders by law or by this Amended Certificate of Incorporation.



     Number, Qualification and Election of Directors. The number of Directors shall be as provided in the bylaws. Directors need not be stockholders. Directors need not be elected by ballot, except upon demand of any stockholder.



                                  ARTICLE VII



     Right to Amend. The Corporation reserves the right to amend any provision contained in this Amended Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.



                                  ARTICLE VIII



     Limitation on Liability. The Directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII shall be prospective only, and shall not affect, to the detriment of any Director, any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

EVERCORE  GROUP


                                                                      APPENDIX B

                                                                     May 1, 2001

Special Committee of the Board of Directors
Il Fornaio (America) Corporation
712 Montgomery Street
San Francisco, CA 94111

Members of the Special Committee of the Board of Directors:

     You have informed us that Il Fornaio (America) Corporation ("Il Fornaio" or the "Company") intends to enter into an Agreement and Plan of Merger dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001 (the "Merger Agreement") with an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS" or the "Investor"), pursuant to which, among other things, an affiliate of the Investor will be merged with and into the Company (the "Merger") and each outstanding share of Common Stock, par value $0.001 per share, of the Company (other than the shares rolled over by selected shareholders as prescribed in the Contribution Agreement to be entered into between such shareholders and the Investor) (the shares not being rolled over are referred to as the "Shares") will be converted into the right to receive $12.00 per share payable in cash (the "Merger Consideration"). Selected Il Fornaio shareholders will also enter into a Voting Agreement contemporaneous with the execution of the Merger Agreement. The Merger Agreement, the Voting Agreement and the Contribution Agreement are collectively referred to herein as the "Agreements" and the transactions contemplated thereby are referred to herein as the "Transaction".

     You have asked us whether, in our opinion, the Merger Consideration to be paid pursuant to the Merger is fair, from a financial point of view as of the date hereof, to the holders of the Shares (the "Recipient Shareholders").

     In connection with rendering our opinion, we have, among other things:

          (i) Analyzed certain publicly available financial statements and other information relating to Il Fornaio;

          (ii) Analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

          (iii) Analyzed certain financial projections concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

          (iv) Discussed the past and current operations and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

          (v) Reviewed the reported prices and trading activity of the Common Stock of Il Fornaio;

          (vi) Compared the financial performance of Il Fornaio and the prices and trading activity of the Common Stock of Il Fornaio with that of certain other comparable publicly-traded companies and their securities;

          (vii) Reviewed the financial terms to the extent available of certain comparable transactions;

          (viii) Participated in discussions and negotiations among representatives of Il Fornaio, BRS, and their advisers;

          (ix) Reviewed the Agreements, and the related exhibits and schedules in substantially final form and have assumed that the final form of such Agreements, exhibits and schedules will not vary in any respect material to our analysis; and

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
May 1, 2001
Page  2

          (x) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

     For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of Il Fornaio which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Il Fornaio, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Il Fornaio. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Il Fornaio, including real estate assets, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and Agreements made available to us as of the date hereof. Our opinion does not address Il Fornaio's underlying business decision to effect the Transaction nor constitute a recommendation to any Il Fornaio shareholder as to how such holder should vote with respect to the matters to be submitted to such shareholders in connection with the Transaction.

     In connection with the Transaction, we have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger.

     We have acted as financial advisor to the Special Committee of the Board of Directors of Il Fornaio in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. In the past, Evercore Group Inc. and its affiliates have provided financial advisory services to Il Fornaio.

     This opinion is not intended to confer any rights or remedies upon any employee, creditor or shareholder of Il Fornaio or any other party.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger is fair, from a financial point of view, to the Recipient Shareholders.

                                          Very truly yours,

                                          Evercore Group Inc.

                                          By: /s/  DAVID G. OFFENSEND
                                            ------------------------------------
                                                     David G. Offensend
                                                       Vice Chairman

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SEC. 262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

     INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF IL FORNAIO (AMERICA) CORPORATION

     The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Il Fornaio (America) Corporation are set forth below. Other than George B. James and Lawrence F. Levy, each director and executive officer in the table below is one of the continuing directors and officers. The business address of each director and executive officer of Il Fornaio (America) Corporation is c/o Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925. The business telephone number of each director and executive officer of Il Fornaio (America) Corporation is (415) 945-0500.

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

Laurence B. Mindel....... Mr. Mindel joined Il Fornaio as Chairman of the Board,
                          President and Chief Executive Officer in January 1987. Mr. Mindel currently serves as Chairman of the Board, having resigned as President in 1995 and as Chief Executive Officer in 1998. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods and, from that time until he joined Il Fornaio, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. Mr. Mindel is a director of Peet's Coffee and Tea, Inc. Michael Mindel, the son of Laurence B. Mindel, is Vice President of Marketing of Il Fornaio.

Michael J. Hislop........ Mr. Hislop joined Il Fornaio as President and Chief
                          Operating Officer in July 1995 and was promoted to Chief Executive Officer and President in 1998. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and, for the last three years, as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, Inc. as a Regional Manager.

Michael J. Beatrice...... Mr. Beatrice joined Il Fornaio as Vice President,
                          Operations, in April 1996 and was promoted to Chief Operating Officer in 1998. From 1994 to 1996, Mr. Beatrice was Vice President, Operations,

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



                          for an area developer of Boston Chicken, a restaurant company. From 1991 to 1994, he owned and operated an upscale, full-service Italian restaurant north of Boston. From 1983 to 1991, he served in a variety of positions with El Torito Mexican Restaurant, Inc., most recently as Regional Vice President.

Paul J. Kelley........... Mr. Kelley rejoined Il Fornaio as Executive Vice
                          President, Chief Financial Officer and Secretary in April 2001. From December 1999 to February 2001, he was Senior Vice President and Chief Financial Officer of Friendly Ice Cream Corporation, a restaurant company and producer of ice cream. Prior to joining Friendly, he served as Vice President, Chief Financial Officer and Secretary of Il Fornaio from April 1991 to December 1999. From 1988 to 1991, he served as Vice President of Finance of Bon Appetit Management, a contract food service operator. From 1977 to 1988, he served in a variety of positions for Saga Corporation, most recently as Vice President and Controller of Velvet Turtle and Spoons.

Dean A. Cortopassi....... Mr. Cortopassi has been a director of Il Fornaio since
                          April 1996. Mr. Cortopassi founded and has served as Chief Executive Officer of San Tomo Group, a holding company which owns and operates a number of food processing and marketing companies, including Stanislaus Food Products, Gilroy Canning Company, Sierra Quality Canners and MGI Holdings, Inc.

W. Scott Hedrick......... Mr. Hedrick has been a director of Il Fornaio since
                          1987. Mr. Hedrick co-founded InterWest Partners, a venture capital management firm, in 1979 and has been a general partner of that firm since that time. From 1974 to 1979, Mr. Hedrick was a partner of American-Euro Interfund, a venture capital corporation. From 1970 to 1974, he was an Assistant Vice President with Small Business Enterprise Company, a venture capital subsidiary of Bank of America NT & SA. Mr. Hedrick is also a director of Office Depot, Inc. and Golden State Vintners.

F. Warren Hellman........ Mr. Hellman has been a director of Il Fornaio since
                          1983. From 1984 to 1997, Mr. Hellman was a general partner of Hellman & Friedman, an investment firm, and, since January 1998, he has been Chairman of Hellman & Friedman LLC, an investment firm. He has also been a partner of Matrix Partners, a venture capital firm, since 1982 and a general partner of FWH Associates, a limited partnership, since 1985. From 1962 to 1977, Mr. Hellman was a partner of Lehman Brothers in New York, where he served at various times as head of Lehman's Investment Banking Division, President and Director of Lehman Brothers, Inc., Chairman of Lehman Brothers, Inc. and Chairman of Lehman Corporation, a closed-end investment company. From October 1981 to March 1984, Mr. Hellman also served as a Managing Director of Lehman Brothers Kuhn Loeb. Mr. Hellman is also a director of Levi Strauss & Co. and WPP Group, plc.

George B. James.......... Mr. James has been a director of Il Fornaio since
                          October 2000. Mr. James was Senior Vice President and Chief Financial Officer

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



                          of Levi Strauss & Co., an apparel company, from 1985 until his retirement in 1998. Prior to his employment at Levi Strauss, Mr. James was employed at Crown Zellerbach, where he was Executive Vice President and Group President from 1984 to 1985 and Executive Vice President and Chief Financial Officer from 1982 to 1983. Mr. James was Senior Vice President and Chief Financial Officer from 1972 to 1982 of Arcata Corporation. Mr. James is a Chairman of the board of directors of Crown Vantage, Inc. and Sharper Image, Inc.

Lawrence F. Levy......... Mr. Levy, 56, has been a director of Il Fornaio since
                          December 1998. Since 1978, Mr. Levy has served as the Chairman and Chief Executive Officer of Levy Restaurants, a food service company, which he founded in 1978. The Chicago-based company currently operates 50 food service locations throughout 18 North American markets. Prior to founding Levy Restaurants, Mr. Levy served as President of Hawthorn Realty Group, a commercial real estate group. Mr. Levy is also a director of Chicago Title Corporation and Burrell Communications.

                                                                        APPENDIX
E
INFORMATION RELATING TO BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P., BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C., BRSE, L.L.C. AND THEIR RESPECTIVE PRINCIPALS, AND THE DIRECTORS AND EXECUTIVE OFFICERS OF MANHATTAN ACQUISITION CORP.

     I. The name, business address, present principal occupation or employment and five-year employment history of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company and BRSE, L.L.C., a Delaware limited liability company are set forth below. Bruckmann, Rosser, Sherrill & Co., L.L.C. is the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P. BRSE, L.L.C. is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. Bruckmann, Rosser, Sherrill & Co. II, L.P. is an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C. The business address of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. is 126 East 56th Street, 29th Floor, New York, New York 10022. The business telephone number of each member of Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. is (212) 521-3700.

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

Bruce C. Bruckmann....... Mr. Bruckmann is a managing director of both
                          Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Bruckmann was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital Ltd., Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. He received his A.B. from Harvard College and his J.D. from Harvard Law School. Mr. Bruckmann is a director of Mohawk Industries, Inc., AmeriSource Distribution Corporation, Chromcraft Revington Corporation, Jitney-Jungle Stores of America, Inc., Town Sports International, Inc., Anvil Knitwear, Inc., California Pizza Kitchen, Inc., Mediq Incorporated, Acapulco Restaurants, Inc., HealthPlus Corporation, Penhall International, Inc., ICM Equipment Company and Head & Engquist.

Harold O. Rosser, II..... Mr. Rosser is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Rosser was an officer of Citicorp Venture Capital Ltd. from 1987 through 1994. Previously, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser earned his B.S. from Clarkson University and attended Management Development Programs at Carnegie-Mellon University and the Stanford University Business School. He is a director of Jitney-Jungle Stores of America, Inc., B&G Foods, Inc., California Pizza Kitchen, Inc., American Paper Group, Inc., Acapulco Restaurants, Inc. Penhall International, Inc., Au Bon Pain, ICM Equipment Company, Head & Engquist and O'Sullivan Industries.

Stephen C. Sherrill...... Mr. Sherrill is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Sherrill was an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. He earned his B.A. at Yale University and his J.D. at Columbia Law School. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Doane

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY



                          Pet Care Enterprises, B&G Foods, Inc., HealthPlus Corporation, Alliance Laundry Systems L.L.C and Mediq Incorporated.

Stephen F. Edwards....... Mr. Edwards is a managing director of both Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Edwards was an officer of Citicorp Venture Capital Ltd. from 1993 through 1994. From 1988 through 1991, he was an associate at Citicorp Venture Capital Ltd. Prior to joining Citicorp Venture Capital Ltd., Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Edwards is a director of Town Sports International, Inc., Anvil Knitwear, Inc., American Paper Group, Inc., Au Bon Pain and O'Sullivan Industries.

Thomas J. Baldwin........ Mr. Baldwin is a managing director of Bruckmann,
                          Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Baldwin was a Vice President and then Managing Director of The INVUS Group, Ltd. a private equity fund, from 1988 through 1995. Previously, he was a consultant with the Boston Consulting Group, a strategy consulting firm. Mr. Baldwin received a B.B.A. from Siena College and an M.B.A. from Harvard Business School. He is a director of B&G Foods, Inc.

Paul D. Kaminski......... Mr. Kaminski is the Chief Financial Officer of both
                          Bruckmann, Rosser, Sherrill & Co., L.L.C. and BRSE, L.L.C. Mr. Kaminski joined Bruckmann, Rosser, Sherrill & Co. II, L.P. at its inception in 1995. From 1984 to 1995, Mr. Kaminski worked in Coopers & Lybrand's Acquisition Advisory Services practice in the Detroit, London and New York offices. At Coopers & Lybrand, he was responsible for providing due diligence and acquisition structuring services to a variety of merchant banks and corporations. Mr. Kaminski received his degree from the University of Michigan and is a Certified Public Accountant.

     II. The name and position of each director and executive officer of Manhattan Acquisition Corp. are set forth below. The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years are set forth in Part I above for Mr. Rosser and are set forth below for Mr. Edmonds. The business address of each executive officer and director of Manhattan Acquisition Corp. is 126 East 56th Street, 29th Floor, New York, New York 10022. The business telephone number of each executive officer and director of Manhattan Acquisition Corp. is (212) 521-3700.

NAME                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                          FIVE-YEAR EMPLOYMENT HISTORY

Harold O. Rosser, II..... President, Director

J. Rice Edmonds.......... Mr. Edmonds is the Secretary of Manhattan Acquisition
                          Corp. Mr. Edmonds is a Vice President of Bruckmann, Rosser, Sherrill & Co., L.L.C. Prior to 1996, Mr. Edmonds was an associate in Bankers Trust's high yield finance group. Mr. Edmonds received his B.S. from the University of Virginia McIntire School of Commerce and his M.B.A from the Wharton School of the University of Pennsylvania. He is a director of ICM Equipment Company, Head & Engquist and Acapulco Restaurants, Inc.

                                                                        APPENDIX
F
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-K/A
                               (AMENDMENT NO. 1)

(MARK ONE)


     [X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE


           SECURITIES EXCHANGE ACT OF 1934


                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000


                                       OR



     [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE


          SECURITIES EXCHANGE ACT OF 1934


                        COMMISSION FILE NUMBER: 0-29410

                        IL FORNAIO (AMERICA) CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  DELAWARE                                      94-2766571
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)


                         770 TAMALPAIS DRIVE, SUITE 400
                         CORTE MADERA, CALIFORNIA 94925
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (415) 945-0500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      NONE


          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing price of the Registrant's Common Stock on March 1, 2001, was $46,338,017.*

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

     As of March 1, 2001 there were 5,832,101 shares outstanding of the Registrant's Common Stock.
---------------
* Excludes 2,415,473 shares outstanding at March 1, 2001, of the Registrant's Common Stock held by directors, executive officers and holders of more than 10% of the Company's Common Stock. Exclusion of shares held by any person should not be construed to indicate that such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the Registrant, or that such person is controlled by or under common control with the Registrant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1. BUSINESS

RECENT DEVELOPMENTS

     The Company has entered an Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, with Manhattan Acquisition Corp. ("Newco"), a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS"), a Delaware limited partnership engaged principally in the business of investing in companies. Under the merger agreement, Newco will be merged into Il Fornaio, with Il Fornaio as the surviving corporation (the "Merger"). At the effective time of the Merger, each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that certain shares and options held by certain Il Fornaio directors, executive officers, employees and stockholders will continue as, or be converted into, equity interests of the surviving corporation. Following the Merger, Il Fornaio will continue its operations as a privately held company with BRS as the controlling stockholder. The Merger is contingent upon satisfaction of a number of conditions, including approval of Il Fornaio's stockholders, regulatory and other approvals and consents, the absence of any pending or threatened actions that would reasonably be expected to have a material adverse effect on the Company and receipt of financing for the transaction. There can be no assurance that these or other conditions to the Merger will be satisfied or that the Merger will be completed. If the Merger is not completed for any reason, it is expected that the current management of Il Fornaio, under the direction of the Board of Directors, will continue to manage Il Fornaio as an ongoing business.


     This Annual Report on Form 10-K/A is amended to update information related to the Merger and does not purport to update any other information contained in the Annual Report on Form 10-K as originally filed with the Commission.


CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


     Certain statements set forth in or incorporated by reference in this Form 10-K/A constitute "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements include, without limitation, whether and when the Merger will be consummated, the timing of and plans for anticipated restaurant openings, expansion strategy, the projected investment costs and sizes of future restaurants, the adequacy of anticipated sources of cash, planned capital expenditures, the effect of interest rate increases, and trends or expectations regarding the Company's operations. In addition, words such as "believes," "anticipates," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Readers are cautioned that the forward-looking statements reflect management's analysis only as of the date hereof, and the Company assumes no obligation to update these statements. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under "Risk Factors" and elsewhere in this Form 10-K/A. With respect to any forward-looking statements regarding the Merger, these factors include, but are not limited to, the risks that stockholder approval, financing and regulatory and other clearances and consents may not be obtained in a timely manner or at all and that other conditions to the Merger may not be satisfied. See "Business -- Risk Factors."


GENERAL

     Il Fornaio owns and operates 25 full-service, white tablecloth Italian restaurants serving creatively prepared, premium quality Italian cuisine based on authentic regional recipes. The Company's restaurants offer an extensive menu, featuring house-made pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. Il Fornaio's menu is distinguished by fresh, hand-made breads, pastries and other baked goods that are produced in the Company's restaurants and three wholesale bakeries. Il Fornaio's wholesale bakeries also sell baked goods to quality grocery stores, specialty retailers, hotels and other fine restaurants.

In addition, the Company operates a retail market in most of its restaurants, which sells baked goods, prepared foods and a variety of Il Fornaio-brand products, allowing guests to recreate the Il Fornaio experience at home.

     The Company's objectives are to offer guests the most authentic Italian dining experience available outside of Italy and to establish a brand identity that provides a competitive advantage in every market in which the Company operates. The Company's strategy to achieve these objectives includes the following key elements: (i) serve premium quality, authentic regional Italian cuisine created by native-born Italian chefs and complemented by hand-made Il Fornaio baked goods; (ii) build brand awareness through its bakeries and retail markets, which reinforce the Company's image as a provider of premium quality, authentic Italian food and enable guests to recreate the Il Fornaio dining experience at home; (iii) create a distinctive authentic Italian atmosphere with restaurant designs unique to each location; (iv) consistently execute Il Fornaio's high standards of food quality, service and cleanliness through its employee-designed Five Star Service Program; and (v) foster a strong corporate culture which attracts and retains highly qualified management, chefs and hourly employees.

     Il Fornaio intends to develop restaurants in both existing and new geographic markets and to locate restaurants at sites in affluent urban and suburban areas. The flexibility of the Il Fornaio concept enables the Company to develop successful restaurants in a variety of locations, including residential neighborhoods, shopping centers, office buildings and hotels. Since its initial public offering in September 1997, the Company has opened twelve restaurants, located in California, Colorado, Washington, Nevada, Georgia and Arizona. The Company currently intends to open one new restaurant and one new wholesale bakery in 2001.

     The Company was incorporated in California in June 1980 and was reincorporated in Delaware in September 1997 prior to its initial public offering. The Company's executive office is located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925. The Company's telephone number is
(415) 945-0500.

     Il Fornaio and the Il Fornaio logo are registered marks of the Company, and Festa Regionale and Passaporto are marks used and owned by the Company.

RISK FACTORS

     In addition to the other information in this Annual Report on Form 10-K, stockholders or prospective investors should carefully consider the following risk factors:


UNCERTAINTIES ASSOCIATED WITH FUTURE GROWTH


     The Company has experienced growth in recent years, expanding from 11 restaurants at the end of 1995 to 25 restaurants at the end of 2000. In 2000, the Company opened four new restaurants and currently expects to open one new restaurant and one new wholesale bakery in 2001. The Company's ability to expand successfully will depend on a number of factors, including the identification and availability of suitable locations, the negotiation of favorable lease arrangements, timely development and construction of any new shopping center, hotel or other site in which the restaurant or bakery may be located, management of the costs of construction and development of new restaurants and bakeries, securing required governmental approvals and permits, recruitment of qualified operating personnel (particularly managers and chefs), general economic conditions and other factors, some of which are beyond the control of the Company. Moreover, the opening of additional restaurants and bakeries in the future will depend, in part, upon the Company's ability to generate sufficient funds from existing operations or to obtain sufficient equity or debt financing on favorable terms to support such expansion. There can be no assurance that the Company will be successful in addressing these risks in each case, that the Company will be able to open all of its planned new operations on a timely basis, if at all, or, if opened, that those operations will be operated profitably. Delays in opening, or failure to open, planned new restaurants could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's growth strategy may place a strain on the Company's management, financial and other resources. To manage its growth effectively, the Company must maintain its high level of quality and service at its existing and future restaurants, continue to enhance its operational, financial and management systems, and locate, hire, train and retain experienced and dedicated operating personnel, particularly managers and chefs. There can be no assurance that the Company will be able to effectively manage this expansion in any one or more of these areas, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH SMALL OPERATIONS BASE

     Because of the relatively small number of restaurants operated by the Company, adverse results experienced by any one location could have a material adverse effect on the Company's business, financial condition and results of operations. The results achieved to date by the Company's relatively small number of restaurants may not be indicative of those restaurants' long-term performance or the potential market acceptance of restaurants in other geographic locations.

GEOGRAPHIC CONCENTRATION

     Sixteen of the Company's 25 restaurants and all three of the Company's wholesale bakeries are located in California. Because of this geographic concentration, the Company is susceptible to local and regional risks, such as energy shortages and related increased costs, increased government regulation, adverse economic conditions, adverse weather conditions, earthquakes and other natural disasters, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in light of the Company's current geographic concentration, adverse publicity relating to the Company's restaurants could have a more pronounced adverse effect on the Company's overall sales than might be the case if the Company's restaurants were more broadly dispersed.

     The Company has opened nine restaurants located outside of California. Over the next several years, the Company expects that some of its expansion will involve opening restaurants in additional states. Expansion into new geographic regions involves a number of risks, in addition to those identified above, including uncertainties related to local customs, demographics, legal requirements, wages, costs and other economic conditions, the need to develop relationships with local distributors and suppliers for fresh produce and other ingredients, and potential difficulties related to management of operations located in a number of broadly dispersed locations. There can be no assurance that the Company will be successful in addressing these risks in each case, that the Company will be able to open all of its planned new operations on a timely basis, if at all, or, if opened, that those operations will be operated profitably. Delays in opening, or failure to open, planned new restaurants could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

     The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, including general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, weather conditions, the timing of new restaurant openings and related expenses, net sales contributed by new restaurants, increases or decreases in comparable restaurant revenues and fluctuations in inventory and general and administrative expenses. For example, weather conditions have generally had the most significant adverse impact in the first quarter of each year. In addition, the Company is required to expense as incurred all start-up and preopening costs that may not otherwise be capitalized as long-lived assets. In the past, this has resulted in, and may in the future lead to, increased variability in operating results, depending on the number and timing of restaurant openings. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the foregoing factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and, from time to time in the future, the Company's results of operations may be below the expectations of public market analysts and investors.

     A variety of factors also affect the Company's comparable restaurant sales results, including general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, weather conditions and the Company's ability to execute its business strategy. No assurance can be given that comparable restaurant sales for any particular future period will not decrease.

CHANGES IN FOOD, ENERGY AND LABOR COSTS

     The Company's profitability is dependent in part on its ability to anticipate and react to changes in food, energy and labor costs. Various factors beyond the Company's control, including adverse weather conditions and governmental regulation, may affect the Company's food costs. There can be no assurance that the Company will be able to anticipate and react to changing food costs through its purchasing practices and menu price adjustments in the future, and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     As a result of the recent energy crisis in California, the Company has experienced a substantial increase in energy costs for its restaurants and wholesale bakeries located within the state. There can be no assurance that the Company will be able to react to further increases in energy costs through menu price adjustments in the future, and inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if energy shortages become more acute, it is possible that energy blackouts may interrupt operations at one or more of the Company's locations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     A substantial number of the Company's employees are subject to various minimum wage requirements. Many of the Company's employees work in restaurants located in California and receive salaries equal to the California minimum wage. In January 1999, the minimum wage in Oregon increased to $6.50 an hour from $6.00 an hour. On January 1, 2000, the minimum wage in Washington increased to $6.50 an hour from $5.70 an hour. Effective January 1, 2000, California law requires that overtime be paid to California hourly personnel who work longer than eight hours per day. Prior to this change, the labor law in effect mandated overtime pay to hourly personnel only to the extent they worked longer than an average of 40 hours per calendar week. On January 1, 2001, the minimum wage in California was increased to $6.25 an hour from $5.75 an hour. Beginning January 1, 2002, the minimum wage will increase to $6.75 an hour in California.

     There can be no assurance that similar increases will not be adopted in other jurisdictions in which the Company operates or seeks to operate. Additional federal minimum wage increases have recently been proposed. The Company implemented a moderate menu price increase in 1999 and in January 2001 due, in part, to increases in labor costs and cost of goods. There can be no assurance that the Company will be able to pass additional increases in labor costs through to its guests in the form of menu price adjustments in the future and, accordingly, such minimum wage increases could have a material adverse effect on the Company's business, financial condition and results of operations. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company's business will continue to be highly dependent on its key operating officers and employees, including Laurence B. Mindel, the Company's Chairman of the Board, and Michael J. Hislop, the Company's President and Chief Executive Officer. The Company currently maintains a $5.0 million term life insurance policy covering Mr. Mindel and a $3.0 million term life insurance policy covering Mr. Hislop. The Company's success in the future will be dependent on its ability to attract, retain and motivate qualified management and operating personnel, including restaurant managers and chefs. Failure by the Company to attract and retain such key employees in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND INDUSTRY CONDITIONS

     The restaurant and bakery industries are each intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, and many restaurants and bakeries compete with the Company at each of its locations. There are many well-established competitors with substantially greater financial, marketing, personnel and other resources than the Company. In addition, many of the Company's competitors are well established in the markets where the Company's operations are, or in which they may be, located. While the Company believes that its restaurants and wholesale bakeries are distinctive in design and operating concept, other companies may develop restaurants and wholesale bakeries that operate with similar concepts.

     The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, weather conditions, tourist travel, traffic patterns, and the type, number and location of competing restaurants. Changes in these factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

LONG-TERM, NON-CANCELABLE LEASES; TERMINATION PROVISIONS

     The Company's current leases have annual base rents ranging from $35,000 to $411,000, are non-cancelable and typically have terms of 10 to 20 years. Leases entered into by the Company in the future will likely also be long-term and non-cancelable. If a decision is made to close any restaurant or bakery, the Company may be committed to perform its obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. In 1993 and 1995, the Company recorded provisions of $2.3 million and $932,000, respectively, for liabilities associated with the closure of facilities subject to non-cancelable, long-term leases. As of December 31, 2000, the reserve for store closures was $257,000. The Company may incur liabilities of this nature in the future if a decision is made to close one or more restaurants or bakeries, and such liabilities, if incurred, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the lease for one of the Company's Las Vegas restaurants contains provisions that allow the hotel landlord to terminate the Company's lease without compensation if, during any six-month period in which the hotel has achieved a specified occupancy rate, the restaurant's monthly gross sales average less than a specified minimum amount. There can be no assurance that restaurant sales will continue to exceed the specified minimum. In addition, the lease contains provisions allowing the landlord to relocate the Company's restaurant to another site within the hotel possessing retail characteristics similar to the site currently occupied by the Company. The landlord may not use the site vacated for restaurant operations. Should the Company elect not to relocate the restaurant, the lease may be terminated by the Company and, in that event, the landlord is obligated to reimburse the Company for the unamortized cost of its improvements to the site and any of the Company's furniture, fixtures and equipment not removed by the Company. Such termination or relocation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Item 2. Properties."

GOVERNMENTAL REGULATION

     The Company's operations are subject to regulation by federal agencies and to licensing and regulation by state and local health, environmental, land use, labor relations, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and retail establishments. The Company's activities are also subject to the federal Americans With Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. The Company is also subject to state "dram-shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. Changes in any or all of these laws or regulations, such as government-imposed increases in minimum wages, paid leaves of absence or mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is required to comply with the alcohol licensing requirements of the states and municipalities where its restaurants are or may be located. Delays or failures in obtaining or maintaining the required construction and operating licenses, permits or approvals could delay or prevent the opening of new restaurants or could materially and adversely affect the operation of existing restaurants. In addition, there can be no assurance that the Company will be able to obtain necessary licenses, permits or other approvals on a cost-effective and timely basis in order to construct and develop restaurants and bakeries in the future. See "Business -- Governmental Regulation."

UNINSURED LOSSES

     The Company has comprehensive insurance, including general liability, fire, extended coverage and employee practices liability coverage. However, there are certain types of losses that may be uninsurable or that the Company believes are not economically insurable, such as earthquakes and other natural disasters. In view of the location of many of the Company's existing and planned restaurants in California, the Company's operations are particularly susceptible to damage and disruption caused by earthquakes. In addition, the Company also has a restaurant located in Seattle, Washington, an area which experienced a significant earthquake in February 2001. The Company did not experience significant damage. In the event of an earthquake or other natural disaster affecting the Company's geographic area of operations, the Company could suffer a loss of the capital invested in, as well as anticipated earnings from, the damaged or destroyed properties. In addition, the Company does not currently maintain any insurance coverage for the effects of adverse publicity, and such litigation or adverse publicity could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

     At March 1, 2001, the Company's directors, officers and their affiliates beneficially owned approximately 25.5% of the outstanding Common Stock (assuming exercise of vested stock options). As a result of such Common Stock ownership, the Company's directors, officers and their affiliates, if they voted together, would be able to exercise significant influence over the election of members of the Company's Board of Directors and other corporate actions requiring stockholder approval. See "Item 12. Security Ownership of Certain Beneficial Owners and Management."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock may be subject to significant fluctuations in response to the Company's operating results and other factors, including general economic and market conditions. In addition, the stock market in recent years has experienced and continues to experience extreme price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts' expectations, changes in analysts' recommendations or projections or general economic and market conditions, may adversely affect the market price of the Common Stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price for a company's securities. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue up to five million shares of Preferred Stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Restated Certificate and By-laws, among other things, provide for a classified Board of Directors, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. These and other provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer, in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management.
                            ------------------------

IL FORNAIO CONCEPT AND STRATEGY


     Offer Premium Quality, Authentic Regional Italian Cuisine. Il Fornaio seeks to differentiate its restaurants from other restaurants in the Italian food segment by offering creatively prepared, premium quality Italian cuisine based on authentic regional recipes. The core menu served at both lunch and dinner features a variety of dishes, including house-made pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. Native-born Italian chefs develop all of the core menu items, which vary depending on the seasonal availability of raw ingredients. The Company's chefs also develop special menus each month based on the local cuisine and culinary style of one of Italy's 20 geographic regions as part of the Company's Festa Regionale marketing program. Hand-made, preservative-free baked goods, based on centuries- old regional Italian recipes, are provided by Il Fornaio's wholesale bakeries for use in a variety of menu items. Fresh breads and rolls are served with each meal, providing an authentic and high quality complement to the menus. Il Fornaio's restaurants have received numerous awards and commendations.


     Build Brand Awareness. The Company believes that its restaurants, wholesale bakeries and retail markets work together to reinforce its image as a provider of premium quality, authentic Italian food, enhance Il Fornaio's brand image and reputation and attract guests over a wide variety of occasions for dining out or dining in. The Company's wholesale bakeries supply the same fresh, award-winning breads and other baked goods served at the Company's restaurants to quality grocery stores, specialty retailers, hotels and other fine restaurants as well as to retail markets within Il Fornaio restaurants. The restaurants' retail markets offer prepared foods and Il Fornaio brand items, including fresh baked goods, oakwood-roasted coffee, pasta, risotto, extra virgin olive oil and balsamic vinegar imported from Modena, Italy, enabling guests to recreate the Il Fornaio dining experience at home. The retail markets also offer an Il Fornaio-brand Chianti Classico from a Tuscan vineyard that was originally planted in the 11th century and is designated for Il Fornaio's exclusive use. The Company has implemented a number of marketing initiatives designed to build brand awareness, including monthly mailings of its Festa Regionale menus, food and wine tastings, baking classes, Italian culture seminars and the Passaporto program, which rewards frequent guests with complimentary menu items and commemorative plates.

     Create a Distinctive Authentic Italian Atmosphere. The Company seeks to create a distinctive authentic Italian atmosphere with restaurant designs that are unique to each location. The restaurants' sophisticated, yet informal and friendly atmosphere is intended to be suitable for a variety of meal occasions. Exhibition kitchens with wood-fired rotisseries, charcoal grills and wood-burning pizza ovens are in full display of the guests and create appealing cooking aromas to reinforce the guests' perceptions of quality, freshness and authenticity. Retail markets located at the entrance to each restaurant are designed to provide an inviting initial impression as well as to enhance the perception of an authentic Italian dining experience through the prominent display of Il Fornaio's Italian food. Design elements, which may include terracotta or European slate floors, marble bars, mahogany trim, outdoor piazzas, hand-painted ceilings and fine art, are selected to evoke the charm and elegance of a memorable dining experience in Italy. Il Fornaio's Sacramento restaurant received the grand prize for best new restaurant design worldwide, one of five grand prizes in hospitality design awarded in 1994 by a national hospitality design magazine.

     Focus on Five Star Service. The Company believes that its emphasis on service through the implementation of its Five Star Service Program has been an important factor in its success. The Company's Five Star Service Program, designed by the Company's employees, defines Il Fornaio's high standards for food quality, service and cleanliness. The Company has invested significant resources in the training of its service personnel and staffs each restaurant with an experienced management team to ensure attentive guest service and consistent food quality. Through employee and guest questionnaires, the Company receives valuable feedback and implements measures designed to reinforce its commitment to outstanding service and guest satisfaction. Results of the Five Star Service Program are considered in the evaluation and advancement of restaurant management.

     Foster a Strong Corporate Culture. The Company believes that qualified employees are critical to its success. The Company believes that, by providing extensive training, attractive compensation and significant opportunities for employee feedback and advancement, it fosters a strong corporate culture that helps attract and retain highly qualified employees. The Company has a Partnership Program, which provides equity participation to chefs and restaurant general managers. The Company also provides medical, dental and other benefits to hourly employees and believes that the availability of these benefits contributes to an employee turnover rate that is below the industry average.

     Provide an Attractive Price-Value Relationship. The Company believes that its restaurants provide guests with excellent value by offering high quality authentic Italian food, a distinctive atmosphere and superior service, all for an average check per guest in 2000 of $22.46 (including alcohol). As a result, the Company's restaurants attract a broad variety of guests who desire a more authentic Italian experience than may be available from other restaurants in the Italian food segment, without a substantially higher cost.

UNIT ECONOMICS


     For 2000, the Company's 18 restaurants that were open for at least 18 months through fiscal year end 2000 had average revenues of approximately $5.5 million, average operating income of approximately $808,000, or 14.7% of average restaurant sales, and average operating income before depreciation and amortization of approximately $1.0 million, or 19.0% of restaurant sales. The Company's restaurants range in size from 5,000 square feet to 14,000 square feet. Since 1991, the Company's average total investment per restaurant, net of landlord contributions, has averaged approximately $2.2 million, with additional average pre-opening costs per restaurant of approximately $250,000. The Company expects that its planned future restaurants will generally range in size from 7,000 to 10,000 square feet and that its total investment and pre-opening costs per restaurant will be approximately $2.2 million and $250,000, respectively, dependent upon inflation and the geographic locations of future restaurants.


LOCATIONS

     Il Fornaio owns and operates 25 full-service, white tablecloth Italian restaurants and three wholesale bakeries. The wholesale bakeries provide fresh breads, pastries and other baked goods to the restaurants, as well as to a variety of quality grocery stores, specialty retailers, hotels and other fine restaurants. All Il Fornaio restaurants and wholesale accounts in the San Francisco Bay Area are supplied by the Company's 12,000-square foot bakery located in Burlingame, California. The restaurants and wholesale accounts in Southern California are supplied by the Company's 15,000-square foot bakery located in Gardena, California. In addition, the Il Fornaio restaurant and wholesale accounts located in the Sacramento area of California are supplied by the Company's bakery located adjacent to the Company's Sacramento restaurant. Restaurants that cannot be supplied by one of the Company's wholesale bakeries are designed with an in-house bakery. Most of the restaurants feature a retail market, which sells baked goods, prepared foods and a variety of Il Fornaio-brand products, allowing guests to recreate the Il Fornaio experience at home.

     The following table provides information about the Company's current and planned operations.

CURRENT OPERATIONS

                                                          YEAR       SIZE       NUMBER OF
                       LOCATION                          OPENED    (SQ. FT.)    SEATS(1)
                       --------                          ------    ---------    ---------
Restaurants
  Corte Madera, CA.....................................   1987       5,600         104
  San Francisco, CA....................................   1988       7,800         148
  Del Mar, CA..........................................   1989       5,700         110
  Palo Alto, CA........................................   1989       7,300         136
  Irvine, CA...........................................   1991       9,600         220
  Beverly Hills, CA....................................   1992       5,000          76
  San Jose, CA.........................................   1992       8,000         171
  Pasadena, CA.........................................   1993       8,000         152
  Sacramento, CA.......................................   1993       7,900         158
  Burlingame, CA.......................................   1995       9,200         185
  Carmel, CA...........................................   1995       7,500         120
  Portland, OR.........................................   1996       7,300         170
  Las Vegas, NV........................................   1997      10,900         218
  Santa Monica, CA.....................................   1997       7,500         150
  Denver, CO...........................................   1997       9,200         175
  Seattle, WA..........................................   1998      13,200         269
  Walnut Creek, CA.....................................   1998       8,700         210
  Las Vegas, NV (The Venetian).........................   1999      14,000         282
  Atlanta, GA..........................................   1999       8,500         175
  Coronado Island, CA..................................   1999       9,100         180
  Manhattan Beach, CA..................................   1999       8,000         180
  Scottsdale, AZ.......................................   2000       9,000         175
  Roseville, CA........................................   2000       7,500         202
  Denver, CO...........................................   2000       9,000         228
  Broomfield, CO.......................................   2000       7,500         204
Wholesale Bakeries
  Sacramento, CA.......................................   1993       2,500          --
  Burlingame, CA.......................................   1997      12,000          --
  Gardena, CA..........................................   1999      15,000          --


PLANNED RESTAURANTS AND WHOLESALE BAKERIES(2)


                                                                   SCHEDULED      SIZE
                  OPERATION                        LOCATION         OPENING     (SQ. FT.)
                  ---------                        --------        ---------    ---------
Restaurant...................................  Green Valley, NV      2001         8,000
Wholesale Bakery.............................  Denver, CO            2001        13,600

---------------
(1) Excludes patio seating.

(2) Leases have been signed for each of the above planned restaurant and wholesale bakery locations.

EXPANSION STRATEGY AND SITE SELECTION

     The Company intends to continue to expand its operations by addressing both existing and new geographic markets. The Company currently plans to open one new restaurant and one new wholesale bakery in 2001.

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     The Company believes that the location of each restaurant is critical to its long-term success and devotes significant effort to finding appropriate sites. The Company's site selection strategy is to locate restaurants in affluent urban and suburban areas, often located near or on main traffic routes. The Company takes into account a variety of local factors, including demand and consumer preferences, competition, availability of suitable locations and personnel, local demographics and household income levels, as well as specific site characteristics, such as visibility, accessibility and traffic volume. Senior management selects each restaurant site. The flexibility of the Il Fornaio concept enables the Company to develop successful restaurants in a variety of locations, including residential neighborhoods, shopping centers, office buildings and hotels.


     The Company's success in implementing its expansion plans will depend, in each case, on the Company's ability to effectively address a number of risks. There can be no assurance that the Company will be able to open all of its new operations on a timely basis, if at all, or, if opened, that those operations will be operated profitably. See "Business -- Risk Factors."

MENU


     The Company's restaurants feature creatively prepared, premium quality Italian food based on authentic regional recipes. All recipes are created by native-born Italian chefs. As guests are seated, Il Fornaio breads and rolls are placed on the table and served with Il Fornaio olive oil. Guests may then select from a menu featuring a variety of dishes, including house-made pasta, poultry and game roasted over a wood-fired rotisserie, meat and fresh fish from a charcoal grill, pizza from a wood-burning oven, soups, salads and desserts. The core menu includes several flavorful low-salt and low-fat selections oriented toward health- or diet-conscious guests. The restaurants also offer Italian appetizers, creative desserts prepared on site, full liquor service and an award-winning, extensive wine list emphasizing Italian and California varietals. The wine list includes an Il Fornaio-brand Chianti Classico from a Tuscan vineyard that was originally planted in the 11th century and is designated for Il Fornaio's exclusive use. The core menu is virtually identical at most of Il Fornaio's restaurants. A daily insert, which varies by restaurant, lists specials developed by chefs at each restaurant, featuring creative dishes inspired by seasonal availability of fresh local produce, fish, meats and game. Il Fornaio's restaurants have received numerous awards and commendations.



     In addition, for two weeks of every month, the restaurants feature the Festa Regionale, innovative menus developed, on a rotating basis, by one of Il Fornaio's Chef-Partners, based on authentic recipes of one of Italy's 20 geographic regions. Each menu is intended to capture both the unique flavors and culinary style that characterize that region's local cuisine and includes menu items based on produce, cheese, meat, poultry and seafood indigenous to the region. Selected wines of the region are also offered to complement menu items. The most popular menu items developed as part of Festa Regionale are frequently added to the core menu.


     Il Fornaio's wholesale bakeries supply the restaurants with over 30 varieties of breads and rolls, based on centuries-old, regional Italian recipes. Breads include ciabatta (a long, flat loaf with a porous interior and crunchy crust), panmarino (a dome-shaped loaf infused with rosemary and sprinkled with coarse sea salt), filone (a classic Italian white bread with a light crust and soft interior), pagnotta (a round, rustic loaf with a soft interior), pane all'uva (a rich, moist bread filled with golden raisins), pane alle olive (a soft-textured bread studded with green olives) and foccacia (a flat bread brushed with olive oil and finished with a variety of fresh toppings). Pastries include cornetti (croissants) and cannelle (cinnamon twists). The Company's authentic Italian artisan breads have received numerous awards and commendations.

     The Company's average check per guest in 2000 at its restaurants, including alcoholic beverages, was $22.46. Nine of the restaurants also offer breakfast service which, during 2000, accounted for approximately 2% of restaurant revenues. During the same period, wine sales represented approximately 18% of restaurant revenues, while other alcoholic beverages accounted for approximately 7% of restaurant revenues.

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     Take-out prepared food and retail brand items accounted for approximately
9% of restaurant revenues in 2000. The restaurants' retail markets enable guests to recreate the Il Fornaio dining experience at home by offering prepared foods, including assorted cold pasta and risotto salads, Il Fornaio breads, green salads, whole roasted chickens, stuffed artichokes, individual pizzette and assorted Italian sandwiches, as well as Il Fornaio-brand retail items, including oakwood-roasted coffee, pasta, risotto, extra virgin olive oil, balsamic vinegar imported from Modena, Italy, and Chianti Classico.

     In November of 1998, the Company opened Il Fornaio Risotteria, a full service restaurant in Pacific Place, an entertainment and shopping center in downtown Seattle. Risotteria features authentic Italian foods simply presented at lower price points than a typical Il Fornaio restaurant. The casual setting is designed for quicker, more informal service, with all menu items priced below $10. While the Company has no current plans to expand the Risotteria concept to other markets, it is possible that the Company may build other Risotterias in the future in appropriate locations.

     In June 1999, the Company opened Canaletto, a full service restaurant located in the Venetian Resort Hotel and Casino in Las Vegas, Nevada. Canaletto's menu focuses on the authentic foods of Venice and its surrounding regions of Trentino-Alto Adige and Friuli-Venezia Giulia. The menu price points at Canaletto are generally comparable to those at the Company's Il Fornaio restaurants.

DECOR AND ATMOSPHERE

     The Company seeks to create a distinctive, authentic Italian atmosphere with restaurant designs that are unique to each location. The restaurants' sophisticated, yet informal and friendly atmosphere is intended to be suitable for a variety of meal occasions. Exhibition kitchens with wood-fired rotisseries, charcoal grills and wood-burning pizza ovens in full display of the guests create appealing cooking aromas that reinforce the guests' perceptions of quality, freshness and authenticity. Retail markets located at the entrance to each restaurant are designed to provide an inviting initial impression as well as to enhance the perception of an authentic Italian dining experience through the prominent display of Il Fornaio's Italian food. Design elements, which may include terracotta or European slate floors, marble bars, mahogany trim, hand-painted ceilings and fine art, are selected to evoke the charm and elegance of a memorable dining experience in Italy. The tables are a mix of booths and free-standing tables with chairs. White tablecloths and Italian flatware dress the tables. Service is intended to be professional and friendly but not intrusive. In addition to table service, food is available at an indoor or outdoor liquor/coffee bar, as well as at counter seats overlooking the large pizza oven and open kitchen. The restaurants range in size from approximately 5,000 to 14,000 square feet with indoor seating ranging from 76 to 282 guests. Outdoor piazzas provide additional seating during warmer weather. Il Fornaio's Sacramento restaurant received the grand prize for best new restaurant design worldwide, one of five grand prizes in hospitality design awarded in 1994 by a national hospitality design magazine.

OPERATIONS

     The Company seeks to create a fine dining experience through the careful selection, training and supervision of personnel. The staff of a typical restaurant consists of a Managing Partner, two or three managers, a Chef-Partner, two or three sous chefs and approximately 65 to 125 hourly employees, many of whom work part-time. The Managing Partner of each restaurant is responsible for the day-to-day operation of that restaurant, including hiring, training and development of personnel, as well as operating results. The Chef-Partner is responsible for product quality, food costs and kitchen labor costs. The Company requires its Managing Partners and Chef-Partners to have significant experience in the full-service restaurant industry.

     Comprehensive management manuals exist to ensure consistency in all facets of restaurant operations, including food, service, safety and accounting. Working in concert with Managing Partners and Chef-Partners, the Company's senior management defines operations and performance objectives for each restaurant and monitors implementation. The Company maintains quality and consistency in its restaurants through its Five Star Service Program, which establishes standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel. A restaurant survey firm regularly visits
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the Company's restaurants and reports to senior management on the effectiveness of the Five Star Service Program. In addition to the Five Star Service Program, the Company's senior management regularly visit each restaurant and bakery to ensure adherence to the Company's concept, strategy and standards of quality in all aspects of restaurant operations. Senior management also meets once a quarter with Managing Partners and Chef-Partners to discuss operational, marketing and financial issues and to review the Five Star Service Program.

     The Company has implemented a comprehensive compensation and benefits package in order to attract and retain highly qualified personnel. The Company has a Partnership Program, which provides equity participation for Managing Partners and Chef-Partners in the form of stock options, to encourage commitment to the long-term success of the restaurants and the Company. The Company believes that this equity participation differentiates its compensation package from that of many of its competitors. The Company's bonus program is designed to reward the restaurant management team for achievement of superior operating results, and all members of management at the restaurant level are eligible to participate. The bonus may provide a large percentage of management's total compensation.

     The Company has a comprehensive four-to-six week training program, which all operating management personnel are required to complete. The program emphasizes the Company's operating strategy, philosophy, procedures and standards. The training encompasses all aspects of both restaurant and kitchen management. As part of the training program, a series of written tests is administered to evaluate the trainee's progress. The trainee must achieve a certain score to progress to the next section of the program. This training program is administered by the Company's Director of Training in conjunction with the Vice President of Operations and Executive Chef. The Managing Partners and Chef-Partners are responsible for selecting and training employees for each restaurant. The training period for new hourly employees lasts approximately one to two weeks and utilizes training manuals and seminars developed by the Company's training department. To foster a strong corporate culture and encourage employee commitment and enthusiasm, management regularly solicits employee suggestions concerning Company operations through extensive employee feedback surveys.

WHOLESALE BAKERIES

     The Company currently has three wholesale bakeries, which range in size from 2,500 to 15,000 square feet. One of these bakeries is located adjacent to one of the Company's restaurants. The Company's original heritage was based on bakeries and bakery products, which remain an integral part of the Il Fornaio restaurant concept. In addition to the Company's own restaurants, bakery products are sold to quality grocery stores, specialty retailers, hotels and other fine restaurants. The Company's wholesale bakeries accounted for approximately 9% of gross revenues during 2000. For segment information, see
Part II, Item 8. Financial Statements and Supplementary Data -- Note 10 of Notes to Financial Statements, which is incorporated herein by reference.

     The Company operates a free-standing 12,000-square foot wholesale bakery, located in Burlingame, California, to provide freshly baked goods to all Il Fornaio restaurants and wholesale customers throughout the San Francisco Bay Area and a 15,000-square foot wholesale bakery and training facility in Gardena, California to serve its Southern California restaurants and wholesale customers. The Company plans to open a new 13,600-square foot wholesale bakery, located in Denver, Colorado in April, 2001 to serve its Colorado restaurants and wholesale customers. These wholesale bakeries are designed to provide efficiencies in production (both labor and ingredients) and distribution. These facilities permit the Company to employ improved processes, which enhance quality and consistency, while maintaining the Il Fornaio commitment to preservative-free, hand-made authentic Italian breads.

     The Company's wholesale bakeries produce over 50 varieties of breads and rolls based on regional Italian recipes, as well as a wide assortment of Italian cookies, cakes and pastries. Recipes are standardized to ensure consistency. The Company's bread doughs, based on centuries-old recipes, are mixed and then fermented for up to 20 hours to increase flavor. Each loaf is hand-formed, proofed and baked in European deck ovens that eject steam around the bread at timed intervals. The Company

                                       F-13
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believes that these processes contribute to a characteristically irregular-shaped and crusty bread. Bakers create a wide variety of breads by varying proportions of ingredients, length and number of risings, temperature of the oven and size and shape of the loaves. Some recipes include fresh aromatic herbs and spices, such as rosemary or fennel, or other ingredients, such as parmesan cheese, raisins, nuts and sesame seeds. To maintain the high quality of its bakery products, the Company maintains strict criteria for ingredients.

     The management staff of a typical bakery consists of a production manager, an assistant production manager and a business manager. A bakery employs 10 to 45 hourly employees, depending on the bakery's size. The production manager carries responsibility for day-to-day results of the bakery. Each production manager is required to have significant bread baking experience in addition to other general baking and management skills. Both the production manager and the assistant production manager are also trained in the Company's systems, recipes and procedures. The business manager is responsible for all accounting, including the preparation of sales reports, which are electronically transmitted to the corporate office on a daily basis. The business manager is also responsible for customer service and distribution.

     The Company maintains a fleet of vehicles for distribution of its products to wholesale customers and Company locations. A majority of the products are packed and delivered in the early morning to ensure timely delivery, and a second delivery is normally scheduled for Company locations to provide fresh-baked products for late afternoon and evening sale and consumption.

MARKETING

     The Company believes that providing an authentic Italian dining experience by offering quality food and bakery products, distinctive decor, Five Star Service and an attractive price-value relationship is the most effective approach to attracting new and repeat guests. Accordingly, Il Fornaio has relied primarily on reputation, local reviews and awards and word-of-mouth to promote its restaurants and bakeries in each community in which it operates. The Company has also implemented a program of marketing and public relations activities designed to create awareness of the Il Fornaio name, to encourage guests to associate that name with authentic, premium quality Italian food and to increase the frequency of return visits to Il Fornaio.

     To encourage repeat patronage, the Company has developed the Festa Regionale program. As part of this program, innovative menus are developed monthly by Chef-Partners, on a rotating basis, based on authentic recipes from one of Italy's 20 geographic regions. Menu items are accompanied by selected wines from the region and a regional bread is provided by the Company's bakeries. Mailers describing each month's Festa Regionale offerings are sent monthly to over 300,000 households identified by the Company through customer mailing lists or geographic proximity to an Il Fornaio restaurant. The Passaporto program also encourages frequent dining at the Company's restaurants by rewarding those who participate in each month of the six-month program with a commemorative plate. In addition, guests receive a complimentary item such as an appetizer or a dessert from the regional menu.

     The Company has developed a program that focuses marketing efforts on each restaurant's immediate neighborhood. Under this program, each restaurant is responsible for the execution of an annual Neighborhood Marketing Plan, which includes initiatives to build awareness, sales and frequency from the immediate trade area, typically defined as a one-mile radius around that location. These initiatives include both on-site and off-site activities, such as large party, special event and meeting planning, bread and baked goods classes, Italian culture seminars, food and wine tastings, anniversary parties, community group fund-raisers as well as programs designed to encourage concierges from local hotels and office buildings to recommend Il Fornaio to their clients. Restaurant management, in conjunction with the Director of Neighborhood Marketing, develops a calendar of events based on quarterly and annual sales objectives. Each location is provided with a comprehensive Neighborhood Marketing Resource Guide and Neighborhood Marketing Calendar designed to assist management and staff with event planning, sales building strategies and guest communication guidance. These programs and initiatives are specifically tailored to the food service needs of the current and potential guests that are employed or reside in the

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

immediate trade areas. Other public relations activities include special events, such as chef demonstrations at local stores, charitable donations and participation in community activities, such as fundraisers for schools, hospitals and other non-profit organizations.

MANAGEMENT INFORMATION SYSTEMS

     The Company has developed an integrated management information system that is utilized in all of its restaurants and wholesale bakeries. This system currently includes a computerized point-of-sale system in its restaurant operations and a proprietary accounts receivable system in its wholesale bakeries. The restaurant point-of-sale system facilitates the movement of guest food and beverage orders between the guest areas and kitchen and bar, controls cash, handles credit card authorizations and provides management with revenue data. The integrated system electronically transmits sales and guest counts to Company headquarters on a daily basis. The Company has a computerized time management system at each of its locations. The system calculates the time worked by each employee, allows management to gather data and schedule labor hours and produces payroll reports. Additionally, the Company has developed a proprietary back-office system for processing daily and weekly paperwork (sales, accounts payable, labor and inventory). This system generates a weekly operating statement, which compares both weekly and month-to-date results versus budget.

     The Company's accounting system includes a scalable, relational database. The Company's automated restaurant and bakery point-of-sale, time management and unit accounting system provides data for posting directly to the Company's centralized system. The centralized database provides flexibility in generating various management reports against predetermined operating budgets. Such reporting includes (i) weekly reports of revenues, cost of revenues and selected controllable operating budgets, (ii) detailed monthly performance of revenues and expenses and (iii) monthly reports of administrative expense performance. The system allows management to review the mix of menu items in order to better match guest preferences and improve profitability. Detailed monthly profit and loss statements are compiled at the corporate office and reviewed with unit management every month by senior management.

PURCHASING

     The Company seeks to obtain ingredients of high quality at competitive prices from reliable sources. To ensure freshness and quality, maintain low inventory levels and facilitate the unique preparation of menu items, the Company purchases most of its ingredients in an unprocessed state. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products, the management team of each restaurant and wholesale bakery determines the daily quantities of food items needed and orders accordingly. The Company's purchasing department seeks to obtain the lowest possible prices available to the Company by negotiating bulk purchasing contracts for a number of the ingredients utilized by the restaurants and wholesale bakeries. Ingredients and supplies are shipped directly to the restaurant or wholesale bakery, as the Company does not maintain a central food product warehouse or commissary.

COMPETITION

     The restaurant and wholesale bakery business is intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, and many existing restaurants and bakeries compete with the Company at each of its locations. There are many well-established competitors with substantially greater financial, marketing, personnel and other resources than the Company. In addition, many of the Company's competitors are well established in the markets where the Company's operations are, or in which they may be, located. While the Company believes that its restaurants and wholesale bakeries are distinctive in design and operating concept, other companies may develop restaurants and bakeries that operate with similar concepts.

     The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, weather conditions, tourist travel, traffic patterns, and the type, number and location of competing restaurants. Changes in these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     At January 28, 2001, the Company employed approximately 3,039 persons, 44 of whom were executive office personnel, 194 of whom were unit management personnel and the remainder of whom were hourly restaurant or wholesale bakery personnel. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its employee relations to be good.

TRADEMARKS

     The Company has registered and applied for registration with the United States Patent and Trademark Office for a number of trademarks and service marks used in connection with its business. The Italian corporation that owned the rights to the Il Fornaio marks in the United States has assigned to the Company all of its United States rights and related goodwill. The Company regards its trademarks and related rights as having substantial value and as being an important factor in the marketing of its Il Fornaio restaurants and brand items.

GOVERNMENTAL REGULATION

     The Company's restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and retail establishments. These regulations include matters relating to environmental, building construction, zoning requirements and the preparation and sale of food and alcoholic beverages. The Company's facilities are licensed and subject to regulation under state and local fire, health and safety codes, and the operation of its trucks is subject to Department of Transportation regulations. Delays or failures in obtaining or maintaining the required construction and operating licenses, permits and approvals could delay or prevent the opening of new restaurants or could materially and adversely affect the operation of existing restaurants.

     The development and construction of additional restaurants and wholesale bakeries will be subject to compliance with applicable zoning, land use, environmental and licensing regulations. There can be no assurance that the Company will be able to obtain necessary licenses or other approvals on a cost-effective and timely basis in order to construct and develop restaurants and wholesale bakeries in the future. Various federal and state labor laws govern the Company's operations and its relationship with its employees, including minimum wage, overtime, working conditions, fringe benefit and citizenship requirements.

     During 2000, approximately 25% of restaurant revenues was attributable to the sale of alcoholic beverages, primarily wine. The Company is required to comply with the alcohol licensing requirements of the federal government, states and municipalities where its restaurants are located. For each new location, alcoholic beverage control regulations require applications to state authorities and, in certain locations, county and municipal authorities for a license and permit to sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure to comply with federal, state or local regulations could cause the Company's licenses to be revoked or force it to terminate the sale of alcoholic beverages at one or more of its restaurants.

     The Company is subject to state "dram-shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. While the Company carries liquor liability coverage as part of its existing comprehensive general liability insurance, there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all.

     The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company is required to comply with the Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

            EXECUTIVE OFFICERS OF THE REGISTRANT (AT MARCH 19, 2001)

     Laurence B. Mindel, age 63, joined the Company as Chairman of the Board, President and Chief Executive Officer in January 1987. Mr. Mindel currently serves as Chairman of the Board, having resigned as President in 1995 and as Chief Executive Officer in 1998. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods, and from that time until he joined the Company, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. In 1998, Mr. Mindel became one of a select group of restaurant industry leaders to receive the International Foodservice Manufacturers Association's Foodservice Operator of the Year and Gold Plate Award. Mr. Mindel is also a director of Peet's Coffee & Tea, Inc.

     Michael J. Hislop, age 46, joined the Company as President and Chief Operating Officer in July 1995 and was promoted to Chief Executive Officer and President in 1998. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and for the last three years as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, Inc. as a Regional Manager.

     Peter P. Hausback, age 41, was appointed Chief Financial Officer and Secretary on December 1, 1999. Mr. Hausback is also Vice President of Finance and has held that position since May 1999. From April 1998 to May 1999, Mr. Hausback was the Vice President of Planning and Analysis and from February 1992 to April 1998 he was Controller. Prior to joining the Company, Mr. Hausback was employed at Price Waterhouse.

     Michael J. Beatrice, age 47, joined the Company as Vice President, Operations, in April 1996 and was promoted to Chief Operating Officer in 1998. From 1994 to 1996, Mr. Beatrice was Vice President, Operations, for an area developer of Boston Chicken, a restaurant company. From 1991 to 1994, he owned and operated an upscale, full-service Italian restaurant north of Boston. From 1983 to 1991, he served a variety of positions with El Torito Mexican Restaurant, Inc., most recently as Regional Vice President.

ITEM 2. PROPERTIES

     All of the Company's operations are located in leased facilities. Current restaurant and wholesale bakery leases have expiration dates ranging from 2002 to 2017, with the majority of the leases providing for five-year options to renew for at least one additional term. All of the Company's leases provide for a minimum annual rent, and most leases require additional percentage rent based on sales volume in excess of minimum levels at the particular location. Some of the leases require the Company to pay the costs of insurance, taxes and a portion of the lessor's operating costs. See Note 10 to Financial Statements for information regarding aggregate minimum and percentage rentals paid by the Company for recent periods and information regarding the Company's obligation to pay minimum rentals in future periods. The Company's lease for one

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of its Las Vegas restaurants contains certain termination and relocation provisions. See "Item 1. Business -- Risk Factors -- Long-Term, Non-Cancelable Leases; Termination Provisions."

     The Company does not anticipate any difficulties renewing existing leases as they expire. However, there can be no assurance that the Company will be able to renew any leases on favorable terms, if at all. Inability of the Company to renew a particular lease or closure of a facility subject to a long-term, non-cancelable lease could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's executive offices are located in approximately 8,110 square feet of leased space in Corte Madera, California.

ITEM 3. LEGAL PROCEEDINGS

     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of the Company. Named as defendants in each of the complaints are the Company, members of the Company's board of directors and Bruckmann, Rosser, Sherrill & Co., L.L.C. (see Note 3 to Financial Statements). The actions have since been consolidated into a single action. The complaint alleges, among other things, that the proposed Merger is unfair and that the Company's directors breached their fiduciary duties by failing to disclose material non-public information related to the value of the Company and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The defendants filed a motion to dismiss the complaint on March 9, 2001.

     On June 6, 2001, counsel for the plaintiffs and counsel for the defendants reached an agreement in principle to settle all of the actions. The agreement in principle, which has been memorialized in a memorandum of understanding signed on behalf of all of the parties to the action, provides for (1) an amendment of the merger agreement to require that the Merger be approved by the affirmative vote of the holders of a majority of the votes cast on the Merger, excluding votes attributable to shares owned or controlled by continuing stockholders (which amendment was effected on June 13, 2001), and (2) the inclusion of additional disclosure in the proxy statement with respect to the background and fairness of the Merger and the financial results for Il Fornaio for the quarter ended April 1, 2001. The memorandum of understanding states that the plaintiffs' counsel intend to apply to the court for an award of attorneys' fees and expenses in an amount not to exceed $240,000 in the aggregate, to be paid by the Company or its successor in interest, which application the defendants have agreed not to oppose. Final settlement would result in the release of all claims of class members against the continuing stockholders, the defendants, past and present officers and directors of the Company and others associated with the Merger. The settlement is subject to, among other things (1) completion of an appropriate stipulation of settlement, (2) court approval of the stipulation of settlement, (3) completion of the Merger and (4) discovery that is reasonably requested by plaintiffs' counsel to confirm that the settlement is fair and adequate under the circumstances. The stipulation of settlement will expressly provide that none of the defendants has made any admissions of liability, and that they are entering into the settlement to eliminate the burden and expense of further litigation and to permit the Merger to proceed without risk of injunctive or other relief. It is expected that, as permitted by the memorandum of understanding, the Merger will be completed prior to court approval of the stipulation of settlement, assuming that all conditions to the Merger have been satisfied or waived. No assurance, however, can be given as to the ultimate outcome of this matter.

     The Company is a party to various other legal proceedings arising in the ordinary course of its business. Although no assurance can be given, the Company does not expect any of these other proceedings to have a material adverse effect on the Company's business, financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

     (a) The Company's Common Stock (Nasdaq symbol "ILFO") is traded on the Nasdaq National Market. The following table presents quarterly information on the price range of the Company's Common Stock, indicating the high and low sale prices reported by the Nasdaq National Market. These prices do not include retail markups, markdowns or commissions.

                   FISCAL QUARTER ENDED:                       HIGH      LOW
                   ---------------------                      ------    -----
1999
March 28, 1999..............................................  $11.25    $6.38
June 27, 1999...............................................  $15.00    $8.63
September 26, 1999..........................................  $15.13    $9.38
December 26, 1999...........................................  $10.00    $5.50

2000
March 26, 2000..............................................  $10.13    $6.88
June 25, 2000...............................................  $ 9.38    $6.75
September 24, 2000..........................................  $ 9.94    $6.25
December 31, 2000...........................................  $13.38    $8.25

     At March 1, 2001, there were 479 holders of record of the Company's Common Stock. The Company has never paid any cash dividends on its Common Stock. The Board of Directors intends to retain earnings to support operations and to finance expansion and does not intend to pay cash dividends on the Common Stock for the foreseeable future.

RECENT SALES OF UNREGISTERED SECURITIES

     From December 26, 1999 to December 31, 2000, the Registrant has sold and issued the following unregistered securities:

          1. During the period, the Company granted incentive and non-qualified stock options to key employees, officers and directors under its 1997 Equity Incentive Plan (the "Plan") covering an aggregate of 245,450 shares of the Company's Common Stock, at exercise prices ranging from $7.75 to $9.75 per share. These options vest over a period of time following their respective dates of grant. The Company claimed exemption from registration under the Securities Act of 1933 for these grants in that the Company believes such grants were not "sales" within the meaning of the Securities Act.

ITEM 6. SELECTED FINANCIAL DATA

     The following selected financial data have been derived from the financial statements of the Company. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto.


                                                                    FISCAL YEAR
                                                 -------------------------------------------------
                                                   2000     1999(1)    1998(1)   1997(1)   1996(1)
                                                 --------   --------   -------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
  Restaurants..................................  $113,872   $ 92,266   $75,523   $65,525   $50,599
  Wholesale bakeries...........................    10,524      8,167     7,615     6,284     6,016
  Retail bakeries..............................        --         --        --       311     4,137
                                                 --------   --------   -------   -------   -------
          Total revenues.......................   124,396    100,433    83,138    72,120    60,752
                                                 --------   --------   -------   -------   -------
Costs and expenses:
  Costs of sales...............................    29,777     23,806    19,594    16,993    14,792
  Operating expenses...........................    72,441     58,011    47,589    41,800    35,152
  Depreciation and amortization................     6,117      4,946     3,948     3,298     3,284
                                                 --------   --------   -------   -------   -------
          Total restaurant and bakery costs....   108,335     86,763    71,131    62,091    53,228
                                                 --------   --------   -------   -------   -------
Income from restaurant and bakery operations...    16,061     13,670    12,007    10,029     7,524
  Preopening expenses(2).......................       969      1,077       534       432       426
  General and administrative expenses..........     9,264      8,053     6,609     6,231     4,874
  Provision for store closures.................        --         --        --      (470)       --
                                                 --------   --------   -------   -------   -------
Operating income...............................     5,828      4,540     4,864     3,836     2,224
Interest income, net...........................       213        433       811       398       127
                                                 --------   --------   -------   -------   -------
Income before income taxes and change in
  accounting principle.........................     6,041      4,973     5,675     4,234     2,351
Provision for income taxes.....................     2,267      1,914     2,224     1,651       898
                                                 --------   --------   -------   -------   -------
Income before change in accounting principle...     3,774      3,059     3,451     2,583     1,453
Cumulative effect of change in accounting
  principle (net of taxes)(2)..................        --         --       326        --        --
                                                 --------   --------   -------   -------   -------
Net income.....................................  $  3,774   $  3,059   $ 3,125   $ 2,583   $ 1,453
                                                 ========   ========   =======   =======   =======
Basic earnings per share before change in
  accounting principle.........................  $   0.66   $   0.54   $  0.59   $  0.53   $  0.32
Cumulative effect of change in accounting
  principle....................................        --         --      0.06        --        --
                                                 --------   --------   -------   -------   -------
Basic earnings per share.......................  $   0.66   $   0.54   $  0.53   $  0.53   $  0.32
                                                 ========   ========   =======   =======   =======
Basic weighted average shares outstanding......     5,758      5,713     5,846     4,908     4,485
                                                 ========   ========   =======   =======   =======
Diluted earnings per share before change in
  accounting principle.........................  $   0.62   $   0.50   $  0.55   $  0.48   $  0.32
Cumulative effect of change in accounting
  principle....................................        --         --      0.05        --        --
                                                 --------   --------   -------   -------   -------
Diluted earnings per share.....................  $   0.62   $   0.50   $  0.50   $  0.48   $  0.32
                                                 ========   ========   =======   =======   =======
Diluted weighted average shares outstanding....     6,090      6,097     6,298     5,433     4,570
                                                 ========   ========   =======   =======   =======
BALANCE SHEET DATA (AT YEAR END):
Working capital (deficit)......................  $ (2,507)  $ (3,391)  $ 6,748   $11,094   $   158
Total assets...................................    78,208     65,158    57,354    52,091    34,855
Stockholders' equity...........................    47,259     42,578    39,509    37,126    22,936


---------------
(1) Certain fiscal 1999, 1998, 1997 and 1996 amounts have been reclassified to conform with fiscal 2000 presentations.

(2) Reflects adoption of SOP 98-5, "Reporting on the Costs of Start-up Activities," in 1998. See Note 2 to Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's revenues consist of restaurant sales and wholesale bakery sales. Comparable restaurant sales are calculated to include a new restaurant only after its first full month following the eighteenth month of its operation. Comparable restaurant sales may fluctuate significantly as a result of a variety of factors. See "Factors Affecting Operating Results" below.

     Cost of sales is composed primarily of the cost of food and beverages. Operating expenses include payroll and fringe benefit costs, occupancy costs, marketing costs and other store-level costs. The majority of these costs are variable and are expected to increase with sales volume. Occupancy costs include both a fixed and percentage portion of rent.

     Preopening costs consist of direct costs related to hiring and training the initial workforce, promotion and certain other direct costs related to opening new restaurants. Preopening costs in 2000, 1999 and 1998 were expensed as incurred. The expense-as-incurred standard has in the past resulted in, and may in the future lead to, increased variability in the amount of preopening costs recognized, depending on the number and timing of restaurant openings. As a result, the Company's operating results may fluctuate to a greater extent than under the previously applied principle.

     General and administrative expenses are composed of expenses associated with all corporate and administrative functions that support existing operations and provide an infrastructure to support future growth, including management and staff salaries, employee benefits, travel, information systems and training and market research. Certain expenses of recruiting and training unit management personnel are also included as general and administrative expenses.

     The Company has entered an Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001 with Manhattan Acquisition Corp. ("Newco"), a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS"), a Delaware limited partnership engaged principally in the business of investing in companies. Under the merger agreement, Newco will be merged into Il Fornaio, with Il Fornaio as the surviving corporation (the "Merger"). At the effective time of the Merger, each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that a specified number of shares and options held by certain Il Fornaio directors, executive officers, employees and stockholders will continue as, or be converted into, equity interests of the surviving corporation. Following the Merger, Il Fornaio will continue its operations as a privately held company with BRS as the controlling stockholder. The Merger is contingent upon satisfaction of a number of conditions, including approval of Il Fornaio's stockholders, regulatory and other approvals and consents, the absence of any pending or threatened actions that would reasonably be expected to have a material adverse effect on the Company and receipt of financing for the transaction. There can be no assurance that these or other conditions to the Merger will be satisfied or that the Merger will be completed. If the Merger is not completed for any reason, it is expected that the current management of Il Fornaio, under the direction of the Board of Directors, will continue to manage Il Fornaio as an ongoing business.

     The Company and BRS estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $77.7 million. Of this amount, $38.0 million will be funded from an equity investment in the Company by Newco, the continuing stockholders and outside equity financing. An additional $39.7 million will be funded through new credit facilities from a syndicate of banks and private offerings of debt securities. Approximately $5.2 million of existing cash balances, as well as additional borrowings under the senior secured credit facility, will be used to pay fees and expenses necessary to complete the merger and related transactions. BRS has received commitments, subject to various conditions, from financial institutions and some of their affiliates in an aggregate amount sufficient, taking into account the amounts to be contributed as equity financing, to fund these requirements. Receipt of third-party financing is a condition to completion of the Merger. Following completion of the Merger, the Company and BRS expect to repay the third-party financing through cash flow generated from operations in the ordinary course of business and/or through refinancing.

     As a result, certain transaction costs incurred in anticipation of the consummation of the Merger have been capitalized as deferred transaction costs. Such costs will be accounted for as deferred financing costs as to a portion of the costs and as a reduction in equity proceeds for the remainder upon completion of the Merger, or expensed in the event the Merger is not completed. At April 1, 2001, these costs amounted to $1.7 million, and these costs are expected to increase.

RESULTS OF OPERATIONS FOR FISCAL YEARS 2000, 1999 AND 1998

     The following table sets forth operating results as a percentage of total revenues and the percentage change in amounts for the periods indicated.


                                               PERCENTAGE OF TOTAL REVENUES         PERCENTAGE INCREASE
                                                       FISCAL YEAR                      (DECREASE)
                                              ------------------------------   -----------------------------
                                               2000     1999(1)     1998(1)    2000 VS. 1999   1999 VS. 1998
                                              ------    --------    --------   -------------   -------------
INCOME STATEMENT DATA:
Revenues:
  Restaurants...............................   91.5%      91.9%       90.8%         23.4%           22.2%
  Wholesale bakeries........................    8.5%       8.1%        9.2%         28.9%            7.2%
                                              -----      -----       -----         -----          ------
          Total revenues....................  100.0%     100.0%      100.0%         23.9%           20.8%
                                              -----      -----       -----         -----          ------
Costs and expenses:
  Costs of revenues.........................   24.0%      23.7%       23.6%         25.1%           21.5%
  Operating expenses........................   58.2%      57.8%       57.3%         24.9%           21.9%
  Depreciation and amortization.............    4.9%       4.9%        4.7%         23.7%           25.3%
                                              -----      -----       -----         -----          ------
          Total restaurant and bakery
            costs...........................   87.1%      86.4%       85.6%         24.9%           22.0%
                                              -----      -----       -----         -----          ------
Income from restaurant and bakery
  operations................................   12.9%      13.6%       14.4%         17.5%           13.9%
  Preopening expenses(2)....................    0.8%       1.1%        0.6%        (10.0)%         101.7%
  General and administrative expenses.......    7.4%       8.0%        7.9%         15.0%           21.8%
                                              -----      -----       -----         -----          ------
Operating income............................    4.7%       4.5%        5.9%         28.4%           (6.7)%
Interest income, net........................    0.2%       0.4%        1.0%        (50.8)%         (46.6)%
                                              -----      -----       -----         -----          ------
Income before income taxes and change
  In accounting principle...................    4.9%       4.9%        6.9%         21.5%          (12.4)%
Provision for income taxes..................    1.9%       1.9%        2.7%         18.4%          (13.9)%
                                              -----      -----       -----         -----          ------
Income before change in accounting
  principle.................................    3.0%       3.0%        4.2%         23.4%          (11.4)%
Cumulative effect of change in accounting
  Principle (net of taxes)(2)...............    0.0%       0.0%        0.4%          0.0%         (100.0)%
                                              -----      -----       -----         -----          ------
Net income..................................    3.0%       3.0%        3.8%         23.4%           (2.1)%
                                              =====      =====       =====         =====          ======


---------------
(1) Certain fiscal 1999 and 1998 amounts have been reclassified to conform with fiscal 2000 presentations.

(2) Reflects adoption of SOP 98-5, "Reporting on the Costs of Start-up Activities," in 1998. See Note 2 to Financial Statements.

FISCAL 2000 COMPARED TO FISCAL 1999

REVENUES

     Total restaurant revenues increased by $21.6 million, or 23.4%, to $113.9 million in 2000 from $92.3 million in 1999. The increase was primarily attributable to (i) the opening of four new restaurants in 2000 as well as three new restaurants opened during the second half of 1999 and (ii) a 4.4% increase in comparable restaurant sales. Comparable restaurant sales are calculated to include a new restaurant only after the first full month following the eighteenth month of its operation. The increase in restaurant revenues also reflects the benefit of an additional week of operations for the 53 weeks ended December 31,

2000 compared to the 52 weeks ended December 26, 1999. Total wholesale bakery revenues increased by $2.4 million, or 28.9%, to $10.5 million in 2000 from $8.2 million in 1999. The increase was attributable primarily to the continued addition of new wholesale accounts as well as increased sales to existing accounts.

COST OF REVENUES

     Cost of revenues increased slightly as a percentage of revenues to 24.0% for 2000 compared to 23.7% for 1999. The increase was primarily the result of higher initial cost of revenues for the four new restaurants opened in 2000 along with a general shift in menu mix.

OPERATING EXPENSES

     Operating expenses include all restaurant and wholesale bakery operating and occupancy costs, the major components of which are labor, rent, operating supplies, repairs and maintenance, marketing and utilities. Operating expenses as a percentage of revenues increased to 58.2% in 2000 from 57.8% in 1999. This increase was primarily attributable to an increase in the minimum wage in Washington and the corresponding indirect pressure on other wages, as well as increased payment of overtime in California due to the labor law change that took effect January 1, 2000. Additionally, there were general increases in employee-related insurance programs and store operating supplies.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses remained unchanged as a percentage of revenues at 4.9% for 2000 and 1999. Depreciation and amortization expenses increased to $6.1 million in 2000 from $4.9 million in 1999, primarily reflecting increased depreciation related to new unit construction costs.

PREOPENING EXPENSES

     Prior to 1998, pre-opening expenses for each of the Company's new units were capitalized and amortized over the 12-month period following the opening of the unit. With the adoption of SOP 98-5, "Reporting On the Cost of Start-Up Activities", pre-opening costs in 1998 were expensed as incurred. This change is discussed in more detail in Note 2 to the Financial Statements. Total pre-opening costs for 2000 were $969,000, or 0.8% as a percentage of revenue, compared to $1.1 million, or 1.1% as a percentage of revenue, for 1999. Pre-opening costs in 2000 were primarily incurred in connection with the opening of the Scottsdale, Arizona restaurant on February 7, 2000, the Roseville, California restaurant on August 25, 2000, the Broomfield, Colorado restaurant on November 20, 2000 and the Denver, Colorado restaurant on December 11, 2000. The pre-opening costs for 1999 were incurred primarily in connection with the opening of the Company's Canaletto restaurant in Las Vegas, Nevada on June 28, 1999, the Coronado, California restaurant on September 3, 1999, the Manhattan Beach, California restaurant on November 13, 1999 and the Atlanta, Georgia restaurant on December 6, 1999.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses as a percentage of revenues decreased to 7.4% in 2000 compared to 8.0% in 1999. This decrease primarily reflects non-recurring charges of approximately $400,000 incurred in the third quarter of 1999 that were associated with the Company's review of financial and strategic alternatives to enhance stockholder value and included preliminary costs of $84,000 with respect to the evaluation and negotiation of leases for two potential sites, which the Company subsequently decided not to pursue. These increases were offset, in part, by stable administrative staffing expense levels.

INTEREST INCOME, NET

     Interest income decreased to $324,000 in 2000 from $464,000 in 1999, reflecting interest earned on lower average cash balances as a result of the use of cash to expand the Company's operations. Interest expense increased to $111,000 in 2000 from $31,000 in 1999 as a result of the increased utilization of the Company's line of credit in connection with the expansion of operations.

INCOME TAX PROVISION

     The Company's effective tax rate decreased for fiscal 2000 to 37.5% from 38.5% for fiscal 1999, due to the planned use of various deductible tax assets and other tax credits available to the Company.

FISCAL 1999 COMPARED TO FISCAL 1998

REVENUES

     Total restaurant revenues increased by $16.7 million, or 22.2%, to $92.3 million in 1999 from $75.5 million in 1998. The increase was primarily attributable to (i) the opening of four new restaurants in 1999 as well as two new restaurants opened late in 1998 and (ii) a 3.1% increase in comparable restaurant sales. Comparable restaurant sales are calculated to include a new restaurant only after the first full month following the eighteenth month of its operation. The increase in restaurant revenues also reflects the benefit of a moderate menu price increase implemented in the second quarter of 1999. Total wholesale bakery revenues increased by $552,000, or 7.2%, to $8.2 million in 1999 from $7.6 million in 1998. The increase was attributable to the continued addition of new wholesale accounts as well as increased sales to existing accounts.

COST OF REVENUES

     Cost of revenues as a percentage of revenues was 23.7% for 1999 and 23.6% for 1998. The slight increase was due to higher initial cost of revenues for the four new restaurants opened in 1999.

OPERATING EXPENSES

     Operating expenses include all restaurant and wholesale bakery operating and occupancy costs, the major components of which are labor, rent, operating supplies, repairs and maintenance, marketing and utilities. Operating expenses as a percentage of revenues increased to 57.8% from 57.3% in 1998. This increase was primarily attributable to increases in minimum wage rates applicable at certain restaurants (Portland and Seattle) and the corresponding indirect pressure on other wages, as well as non-recurring charges related to the disposition of equipment from two wholesale bakeries as a result of the consolidation of certain bakery operations during 1999.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expenses as a percentage of revenues increased slightly to 4.9% in 1999 from 4.7% in 1998. Depreciation and amortization expenses increased to $4.9 million in 1999 from $3.9 million in 1998, primarily reflecting increased depreciation related to new unit construction costs.

PREOPENING EXPENSES

     Prior to 1998, pre-opening expenses for each of the Company's new units were capitalized and amortized over the 12-month period following the opening of the unit. With the adoption of SOP 98-5, pre-opening costs in 1998 were expensed as incurred. This change is discussed in more detail in the "Overview" above. Pre-opening expenses as a percentage of revenues were 1.1% for 1999 and 0.6% for 1998. This increase in pre-opening costs was due to the opening of four new restaurants in 1999 versus two new restaurants in 1998.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses as a percentage of revenues increased to 8.0% in 1999 from 7.9% in 1998. This increase primarily reflects non-recurring charges of approximately $400,000 incurred in the third quarter of 1999 that were associated with the Company's review of financial and strategic alternatives to enhance stockholder value and included preliminary costs of $84,000 were with respect to the evaluation and negotiation of leases for two potential sites, which the Company subsequently decided not to pursue. These increases were offset by stable administrative staffing expense levels.

INTEREST INCOME, NET

     Interest income decreased to $464,000 from $844,000 in 1998, reflecting interest on lower average cash balances as a result of the use of cash to fund the construction of new restaurants. Interest expense remained relatively unchanged at $31,000 in 1999 and $33,000 in 1998.

INCOME TAX PROVISION

     The Company's effective tax rate decreased for fiscal 1999 to 38.5% from 39.2% for fiscal 1998, reflecting the planned use of various deductible tax assets and FICA credits.

FACTORS AFFECTING OPERATING RESULTS AND QUARTERLY RESULTS

     Certain statements set forth in this Management's Discussion and Analysis constitute "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements include, without limitation, the timing of and plans for anticipated restaurant and wholesale bakery openings, expansion strategy, the projected investment costs, pre-opening expenses and sizes of future restaurants, the adequacy of anticipated sources of cash, planned capital expenditures, the Company's ability to complete the proposed Merger and the outcome of the related litigation, the effect of interest rate increases, and trends or expectations regarding the Company's operations. In addition, words such as "believes," "anticipates," "expects," "intends," "will," "estimates" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Readers are cautioned that the forward-looking statements reflect management's analysis only as of the date hereof, and the Company assumes no obligation to update these statements. Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth under "Risk Factors" and elsewhere in this Form 10-K/A. See "Business -- Risk Factors."

     The Company's business is subject to a number of challenges and risks including, among other things, the risks associated with the Company's growth strategy, risks related to the Company's relatively small operations base and the geographic concentration of the Company's restaurants, uncertainties associated with possible changes in food, energy and labor costs, potentially adverse weather conditions, and the impact of potential governmental regulation, risks related to the Company's dependence on its key personnel, uncertainties related to the intensely competitive nature of the restaurant business, as well as potential liabilities associated with long-term leases. The Company's plans for new restaurant locations and timing of openings depend upon, among other things, timely project development and restaurant construction, obtaining appropriate regulatory approvals, management of costs and recruitment of qualified operating personnel.

     As a result of the recent energy crisis in California, the Company has experienced a substantial increase in energy costs for its restaurants and wholesale bakeries located within the state. There can be no assurance that the Company will be able to react to further increases in energy costs through menu price adjustments in the future, and inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if energy shortages become more acute, it is possible that energy blackouts may interrupt operations at one or more of the Company's locations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, including general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, weather conditions, the timing of new restaurant openings and related expenses, net sales contributed by new restaurants, the Company's ability to execute its business strategy, fluctuations in inventory and general and administrative expenses, and increases or decreases in comparable restaurant revenues. Due to the foregoing factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and, from time to time in the future, the Company's results of operations may be below the expectations of public market analysts and investors. Comparable restaurant sales may also vary from period to period as a result of similar factors.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2000, the Company had $6.1 million in cash and cash equivalents.

     For the periods presented, the Company has funded its capital expansion primarily from the proceeds of the Company's initial public offering in September 1997, as well as with cash flow generated from new and existing restaurant operations. Cash flow from operations increased to $12.9 million for fiscal 2000 from $10.9 million in fiscal 1999. At December 31, 2000, the Company had a working capital deficit of $2.5 million compared to working capital deficit of $3.4 million at December 26, 1999. The Company's working capital deficit is primarily attributable to the timing of the payment of the Company's current payables along with a decrease in cash as a result of funding its capital expansion.

     Net cash provided by financing activities was $907,000 for 2000 as compared to $10,000 in 1999. The Company received $583,000 in cash from the issuance of common stock under the Company's employee stock purchase plan in 2000 compared to $712,000 in 1999 and $220,000 from the issuance of common stock upon exercise of stock options in 2000 compared to $281,000 in 1999. The Company did not repurchase any common stock in 2000 compared to $983,000 in 1999.

     In October 1998, the Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock. Repurchases were made in the open market at prevailing prices or in negotiated off-market transactions. On December 9, 1999, the Board of Directors authorized the repurchase of an additional 250,000 shares of the Company's common stock. Through December 31, 2000, the Company had repurchased 499,400 shares of common stock in the open market for an aggregate of approximately $3.0 million.

     The Company has a credit agreement, which provides for a $5.0 million revolving line of credit and bears interest at the bank's reference rate. At December 31, 2000, there were no amounts outstanding under the credit line. The existing credit line is scheduled to expire May 31, 2001. In the event the Merger is not completed, the Company intends to seek to renew the line of credit.

     Capital expenditures, net of construction allowances received, were $12.8 million for 2000 as compared to $18.1 million for 1999. These expenditures reflected construction costs primarily for the Company's four new restaurants opened in 2000 and 1999. The Company also anticipates incurring additional expenditures to enhance some of its existing restaurants. To date, these expenditures have been funded primarily by the proceeds from the Company's initial public offering and cash flow generated from restaurant and bakery operations. The Company expects that its planned future restaurants will require, on average, a total investment by the Company per restaurant, net of anticipated landlord contributions, of approximately $2.2 million, with additional average pre-opening costs per restaurant of approximately $250,000. The Company intends to finance these capital expenditures through a combination of cash and cash equivalents on hand, cash provided by operations and landlord construction contributions (when available).

     The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including the pace of expansion, the size of restaurants developed and the nature of the arrangements negotiated with landlords. Although no assurance can be given, the Company believes that anticipated cash flow from operations, existing cash balances and borrowings under the credit agreement will be sufficient to fund its capital requirements, including planned expansion and ongoing maintenance and renovation of existing restaurants, at least through 2001. In the event that additional capital is required, the Company may seek to raise that capital through public or private equity or debt financings. There can be no assurance that such capital will be available on favorable terms, if at all.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 has been amended by SFAS Nos. 137 and 138, and is interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues." SFAS No. 133, as amended, defines derivatives, requires that derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. The Company adopted the provisions of SFAS No. 133 effective January 1, 2001. The adoption of this statement did not have a significant impact on the financial statements.


INFLATION

     The primary inflationary factors affecting the Company's operations are food, energy and labor costs. The Company from time to time has experienced significant volatility in the cost of certain food-related commodities, such as butter and manufacturing cream. As a result of the recent energy crisis in California, the Company has experienced a substantial increase in energy costs for its restaurants and wholesale bakeries located within the state. Many of the Company's restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect the Company's labor costs. In addition, increases in the minimum wage have resulted in indirect pressure on other wage levels. Through December 31, 2000, inflation (except for the impact of minimum wage increases) had not had a material impact on the Company's operations. In January 1999, the minimum wage in Oregon increased to $6.50 an hour from $6.00 an hour. On January 1, 2000, the minimum wage in Washington increased to $6.50 an hour from $5.70 an hour. Effective January 1, 2000, California law requires that overtime be paid to California hourly personnel who work longer than eight hours per day. Prior to this change, the labor law in effect mandated overtime pay to hourly personnel only to the extent they worked longer than an average of 40 hours per calendar week. On January 1, 2001, the minimum wage in California was increased to $6.25 an hour from $5.75 an hour. Beginning January 1, 2002, the minimum wage will increase to $6.75 an hour in California. Additional increases in the federal minimum wage have also been proposed. There can be no assurance that the Company will be able to pass the additional increases related to wages and energy costs through to its guests in the form of menu price adjustments in the future and, accordingly, such minimum wage and energy cost increases could have a material adverse effect on the Company's business, financial condition and results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's cash and cash equivalents are subject to interest rate risk. The Company invests primarily on a short-term basis. The financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities. All other factors were held constant. If interest rates increased by 10%, the expected effect on net income related to the Company's financial instruments would be immaterial.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                        IL FORNAIO (AMERICA) CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-29
Balance Sheets as of December 31, 2000 and December 26,
  1999......................................................  F-30
Statements of Income for the years ended December 31, 2000,
  December 26, 1999, and December 27, 1998..................  F-31
Statements of Stockholders' Equity for the years ended
  December 31, 2000, December 26, 1999, and December 27,
  1998......................................................  F-32
Statements of Cash Flows for the years ended December 31,
  2000, December 26, 1999, and December 27, 1998............  F-33
Notes to Financial Statements...............................  F-34

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Il Fornaio (America) Corporation:

     We have audited the accompanying balance sheets of Il Fornaio (America) Corporation (the "Company") as of December 31, 2000 and December 26, 1999, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Il Fornaio (America) Corporation as of December 31, 2000 and December 26, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Francisco, California
February 13, 2001 (June 13, 2001 as to
Note 3)

                        IL FORNAIO (AMERICA) CORPORATION

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                     ASSETS


                                                              DECEMBER 31,    DECEMBER 26,
                                                                  2000            1999
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................    $ 6,091         $ 5,118
  Restricted cash...........................................        235             314
  Accounts receivable, net..................................      1,942           1,785
  Other receivables.........................................      1,429              --
  Inventories...............................................      2,978           2,559
  Prepaid expenses and other assets.........................      1,056           1,184
  Deferred transaction costs................................      1,112              --
  Deferred tax assets, net..................................        361             218
                                                                -------         -------
          Total current assets..............................     15,204          11,178
                                                                -------         -------
Property and equipment, net.................................     62,070          52,433
Deferred tax assets, net....................................         --           1,000
Other assets................................................        934             547
                                                                -------         -------
          Total assets......................................    $78,208         $65,158
                                                                =======         =======

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 7,332         $ 6,982
  Accrued expenses..........................................     10,379           7,587
                                                                -------         -------
          Total current liabilities.........................     17,711          14,569
Reserve for restaurant closures.............................        177             159
Deferred lease incentives...................................     11,922           7,852
Deferred tax liabilities, net...............................      1,139              --
Commitments and contingencies (Notes 3 and 9)
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized; no shares issued...........................         --              --
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 6,326,971 shares issued and 5,827,571
     shares outstanding at December 31, 2000, and 6,193,119
     shares issued and 5,693,719 shares outstanding at
     December 26, 1999......................................          6               6
  Additional paid-in-capital................................     39,658          38,751
  Retained earnings.........................................     10,612           6,838
                                                                -------         -------
                                                                 50,276          45,595
  Treasury stock, 499,400 shares at cost....................     (3,017)         (3,017)
                                                                -------         -------
          Total stockholders' equity........................     47,259          42,578
                                                                -------         -------
          Total liabilities and stockholders' equity........    $78,208         $65,158
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                              STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                         YEAR ENDED
                                                        --------------------------------------------
                                                        DECEMBER 31,    DECEMBER 26,    DECEMBER 27,
                                                            2000            1999            1998
                                                        ------------    ------------    ------------
Revenues:
  Restaurants.........................................    $113,872        $ 92,266        $75,523
  Wholesale bakeries..................................      10,524           8,167          7,615
                                                          --------        --------        -------
          Total revenues..............................     124,396         100,433         83,138
                                                          --------        --------        -------
Costs and expenses:
  Cost of revenues....................................      29,777          23,806         19,594
  Operating expenses..................................      72,441          58,011         47,589
  Depreciation and amortization.......................       6,117           4,946          3,948
                                                          --------        --------        -------
          Total restaurant and bakery costs...........     108,335          86,763         71,131
                                                          --------        --------        -------
Income from restaurant and bakery operations..........      16,061          13,670         12,007
  Pre-opening expenses................................         969           1,077            534
  General and administrative expenses.................       9,264           8,053          6,609
                                                          --------        --------        -------
Operating income......................................       5,828           4,540          4,864
Other income (expenses):
  Interest income.....................................         324             464            844
  Interest expense....................................        (111)            (31)           (33)
                                                          --------        --------        -------
          Total other income (expenses), net..........         213             433            811
                                                          --------        --------        -------
Income before income taxes and change in accounting
  principle...........................................       6,041           4,973          5,675
Provision for income taxes............................       2,267           1,914          2,224
                                                          --------        --------        -------
Income before change in accounting principle..........       3,774           3,059          3,451
Cumulative effect of change in accounting principle
  (net of taxes)......................................          --              --            326
                                                          --------        --------        -------
Net income............................................    $  3,774        $  3,059        $ 3,125
                                                          ========        ========        =======
BASIC EARNINGS PER SHARE
Basic earnings per share before change in accounting
  principle...........................................    $   0.66        $   0.54        $  0.59
Cumulative effect of change in accounting principle...          --              --           0.06
                                                          --------        --------        -------
Basic earnings per share..............................    $   0.66        $   0.54        $  0.53
                                                          ========        ========        =======
Basic weighted average shares outstanding.............       5,758           5,713          5,846
                                                          ========        ========        =======
DILUTED EARNINGS PER SHARE
Diluted earnings per share before change in accounting
  principle...........................................    $   0.62        $   0.50        $  0.55
Cumulative effect of change in accounting principle...          --              --           0.05
                                                          --------        --------        -------
Diluted earnings per share............................    $   0.62        $   0.50        $  0.50
                                                          ========        ========        =======
Diluted weighted average shares outstanding...........       6,090           6,097          6,298
                                                          ========        ========        =======


   The accompanying notes are an integral part of these financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                            COMMON STOCK                ADDITIONAL
                                         ------------------   PAID-IN    RETAINED    TREASURY
                                          SHARES     AMOUNT   CAPITAL    EARNINGS     STOCK      TOTAL
                                         ---------   ------   -------   ----------   --------   -------
BALANCE, DECEMBER 29, 1997.............  5,818,513     $6     $36,466    $   654     $    --    $37,126
Issuance of common stock under the 1997
  Purchase Plan........................    119,836     --         959                               959
Exercise of common stock options.......     82,612     --         333                               333
Repurchase of treasury stock...........   (362,400)                                   (2,034)    (2,034)
Net income.............................                                    3,125                  3,125
                                         ---------     --     -------    -------     -------    -------
BALANCE, DECEMBER 27, 1998.............  5,658,561      6      37,758      3,779      (2,034)    39,509
Issuance of common stock under the 1997
  Purchase Plan........................    104,576     --         712                               712
Exercise of common stock options.......     67,582     --         281                               281
Repurchase of treasury stock...........   (137,000)                                     (983)      (983)
Net income.............................                                    3,059                  3,059
                                         ---------     --     -------    -------     -------    -------
BALANCE, DECEMBER 26, 1999.............  5,693,719      6      38,751      6,838      (3,017)    42,578
Issuance of common stock under the 1997
  Purchase Plan........................     85,492     --         583                               583
Exercise of common stock options.......     48,360     --         220                               220
Other..................................                           104                               104
Net income.............................                                    3,774                  3,774
                                         ---------     --     -------    -------     -------    -------
BALANCE, DECEMBER 31, 2000.............  5,827,571     $6     $39,658    $10,612     $(3,017)   $47,259
                                         =========     ==     =======    =======     =======    =======


   The accompanying notes are an integral part of these financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         DECEMBER 31,    DECEMBER 26,    DECEMBER 27,
                                                             2000            1999            1998
                                                         ------------    ------------    ------------
Cash flows from operating activities:
  Net income...........................................    $  3,774        $  3,059        $  3,125
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................       6,438           5,271           4,258
     Amortization of deferred lease incentives.........        (589)           (439)           (447)
     Cumulative effect of change in accounting
       principle.......................................          --              --             326
     Provision for restaurant closures.................          18             (85)           (130)
     Loss on retirement of fixed assets................           1             206              --
     Deferred income taxes.............................       1,996              50             736
  Changes in:
     Restricted cash...................................          79              64             140
     Accounts receivable...............................        (157)           (290)           (204)
     Other receivables.................................         (44)             --              --
     Inventories.......................................        (419)           (688)           (151)
     Prepaid expenses and other current assets.........         128            (264)            174
     Other assets......................................        (387)            (60)              4
     Accounts payable..................................         350           3,072             825
     Accrued expenses..................................       1,680           1,021             279
                                                           --------        --------        --------
          Net cash provided by operating activities....      12,868          10,917           8,935
                                                           --------        --------        --------
Cash flows from investing activities:
  Construction allowances received.....................       3,274           1,166           2,353
  Capital expenditures.................................     (16,076)        (19,290)        (13,623)
  Collection of note receivable........................          --              19             102
                                                           --------        --------        --------
          Net cash used in investing activities........     (12,802)        (18,105)        (11,168)
                                                           --------        --------        --------
Cash flows from financing activities:
  Net proceeds from the issuance of common stock.......         583             712             959
  Exercise of stock options............................         220             281             333
  Other................................................         104              --              --
  Repurchase of common stock...........................          --            (983)         (2,034)
                                                           --------        --------        --------
          Net cash provided by (used in) financing
            activities.................................         907              10            (742)
                                                           --------        --------        --------
Increase (decrease) in cash and equivalents............         973          (7,178)         (2,975)
Cash and equivalents, beginning of year................       5,118          12,296          15,271
                                                           --------        --------        --------
Cash and equivalents, end of year......................    $  6,091        $  5,118        $ 12,296
                                                           ========        ========        ========
Interest paid..........................................    $    111        $     38        $     28
                                                           ========        ========        ========
Income taxes paid......................................    $    354        $  1,747        $    685
                                                           ========        ========        ========
Noncash investing and financing activities:
          Construction allowance receivables...........    $  1,385        $     --        $     --
          Accrual of deferred transaction costs........    $  1,112        $     --        $     --

   The accompanying notes are an integral part of these financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization and nature of operations -- Il Fornaio (America) Corporation (the "Company") is engaged in restaurant operations and the production and sale of Italian bakery products for the wholesale and retail market. At December 31, 2000, the Company owned and operated 25 Italian white tablecloth restaurants and three wholesale bakeries in California; Portland, Oregon; Las Vegas, Nevada; Denver and Broomfield, Colorado; Seattle, Washington; Atlanta, Georgia and Scottsdale, Arizona. The Company manages on the basis of two business segments consisting of the restaurants and the wholesale bakeries. See Note 10.

     Fiscal year -- The Company operates on a 52/53-week fiscal year ending on the last Sunday in December. The fiscal year ended December 31, 2000 contained 53 weeks of operations. The fiscal years ended December 26, 1999 and December 27, 1998 each contained 52 weeks of operations.

     Cash and cash equivalents -- Cash equivalents consist primarily of investments with maturities of three months or less. Cash equivalents are carried at cost which approximates market value.

     Restricted cash represents cash restricted for the Company's voluntary disability insurance plan and contributions to the employee stock purchase plan.

     Fair value of financial instruments -- The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of the fair values of these financial instruments.

     Accounts receivable consist primarily of amounts due from wholesale customers, which are net of allowances for doubtful accounts of $97,000 and $85,000 as of December 31, 2000 and December 26, 1999, respectively.

     Other receivables consist primarily of lease incentives due from the landlords of the Company's most recently opened restaurants in Denver and Broomfield, Colorado.

     Inventories, consisting primarily of wine, liquor, grocery products and operating supplies, are stated at the lower of first-in, first-out method (FIFO) cost or market.

     Property and equipment are stated at cost and include interest on funds borrowed to finance construction. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives: leasehold improvements -- lesser of lease term or life of improvements; furniture, fixtures and equipment -- 3 to 10 years. Leasehold improvements reimbursed by the landlord through construction allowances are capitalized as leasehold improvements with the construction allowances recorded as deferred lease incentives. Such leasehold improvements and related deferred lease incentives are amortized on a straight-line basis over the lease term.

     Impairments of long-lived assets -- Long-lived assets are reviewed for possible impairment when events or circumstances indicate that the carrying value may not be recoverable. In such evaluation, the estimated future undiscounted cash flows generated by the asset are compared with the amount recorded for the asset to determine if a write-down may be required. If this review determines that the recorded value will not be recovered, the amount recorded for the asset is reduced to estimated fair value.

     Deferred rent -- Certain leases contain fixed escalations of the minimum annual lease payment during the original term of the lease. For these leases, the Company recognizes rental expense on a straight-line basis and records the difference between rent expense and the amount currently payable under the lease as deferred rent. Deferred rent is included with deferred lease incentives.

     Preopening expenses are expensed as incurred. See further discussion in
Note 2.

                        IL FORNAIO (AMERICA) CORPORATION

  Advertising costs are expensed as incurred.


     Accounting estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

     Income taxes are accounted for using the liability method, under which deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

     Reserve for restaurant closures includes management's best estimates of the net costs to be incurred on the sale or disposal of a closed restaurant. The accrual consists of future payments on leases and other estimated costs directly associated with the decision to close the restaurant, net of estimated sublease income, if any.

     Stock-based compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     Revenue recognition -- Revenue from restaurant sales is recognized when food and beverage products are sold. Revenue from bakery sales is recognized when the bakery products are shipped.

     Earnings per share -- Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

     Derivatives and hedging activities -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 has been amended by SFAS Nos. 137 and 138 and is interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues." SFAS No. 133, as amended, defines derivatives, requires that derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. The Company adopted the provisions of SFAS No. 133 effective January 1, 2001. The adoption of this statement did not have a significant impact on the financial statements.

     Reclassifications -- Certain fiscal 1999 and 1998 amounts have been reclassified to conform with fiscal 2000 presentations.


 2. PRE-OPENING EXPENSES


     Pre-opening costs consist of location setup, employee training and promotion associated with the opening of new locations. Preopening costs in 2000, 1999 and 1998 were expensed as incurred. The expense-as-incurred standard has resulted in the past, and may in the future lead to, increased variability in the amount of preopening costs recognized, depending on the number and timing of restaurant openings.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5 entitled "Reporting on the Costs of Start-Up Activities." The SOP requires entities to expense as incurred all start-up and preopening costs that may not otherwise be capitalized as long-lived assets. The Company elected early adoption of SOP 98-5 in the fourth quarter of 1998, which resulted in a one-time, after-tax charge for fiscal 1998 in the form of a cumulative effect of a change in accounting principle of $326,000 (net of income taxes of $209,000) for the unamortized balance of preopening costs as of December 28, 1997.

                        IL FORNAIO (AMERICA) CORPORATION

 3. MERGER


     The Company has entered an Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, with Manhattan Acquisition Corp. ("Newco"), a wholly owned subsidiary of Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS"), a Delaware limited partnership engaged principally in the business of investing in companies. Under the merger agreement, Newco will be merged into Il Fornaio, with Il Fornaio as the surviving corporation (the "Merger"). At the effective time of the Merger, each issued and outstanding share of Il Fornaio common stock will be converted into the right to receive $12.00 in cash, without interest, except that certain shares and options held by certain Il Fornaio directors, executive officers, employees and stockholders will continue as, or be converted into, equity interests of the surviving corporation. Following the Merger, Il Fornaio will continue its operations as a privately held company with BRS as the controlling stockholder. The Merger is contingent upon satisfaction of a number of conditions, including approval of Il Fornaio's stockholders, regulatory and other approvals and consents, the absence of any pending or threatened actions that would reasonably be expected to have a material adverse effect on the Company and receipt of financing for the transaction. There can be no assurance that these or other conditions to the Merger will be satisfied or that the Merger will be completed. If the Merger is not completed for any reason, it is expected that the current management of Il Fornaio, under the direction of the Board of Directors, will continue to manage Il Fornaio as an ongoing business.


     As a result, certain transaction costs incurred in anticipation of the consummation of the Merger have been capitalized as deferred transaction costs. Such costs will be accounted for as deferred financing costs as to a portion of the costs and as a reduction in equity proceeds for the remainder upon completion of the Merger, or expensed in the event the Merger is not completed. At December 31, 2000, these costs amounted to $1.1 million.

     In November 2000, the Company entered into a settlement agreement with an investment firm that had previously provided services to the Company. The settlement agreement provides for the payment to that firm of approximately $611,627 in consideration of a release and discharge of claims against the Company, its Chairman of the Board, Chief Executive Officer and President, BRS and Newco. The settlement agreement requires the Company to make payment to the investment firm only if there is a closing of the Merger, or a change in control within twelve months of the settlement. In the event the Merger is completed, the amount to be paid will be charged to expense.


     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of the Company. Named as defendants in each of the complaints are the Company, members of the Company's board of directors and Bruckmann, Rosser, Sherrill & Co., L.L.C. The actions have since been consolidated into a single action. The complaint alleges, among other things, that the proposed merger is unfair and that the Company's directors breached their fiduciary duties by failing to disclose material non-public information related to the value of the Company and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The defendants filed a motion to dismiss the complaint on March 9, 2001.



     On June 6, 2001, counsel for the plaintiffs and counsel for the defendants reached an agreement in principle to settle all of the actions. The agreement in principle, which has been memorialized in a memorandum of understanding signed on behalf of all of the parties to the action, provides for (1) an amendment of the merger agreement to require that the Merger be approved by the affirmative vote of the holders of a majority of the votes cast on the Merger, excluding votes attributable to shares owned or controlled by continuing stockholders (which amendment was effected on June 13, 2001), and (2) the inclusion of additional disclosure in the proxy statement with respect to the background and fairness of the Merger and the financial results for Il Fornaio for the quarter ended April 1, 2001. The memorandum of

                        IL FORNAIO (AMERICA) CORPORATION
understanding states that the plaintiffs' counsel intend to apply to the court for an award of attorneys' fees and expenses in an amount not to exceed $240,000 in the aggregate, to be paid by the Company or its successor in interest, which application the defendants have agreed not to oppose. Final settlement would result in the release of all claims of class members against the continuing stockholders, the defendants, past and present officers and directors of the Company and others associated with the Merger. The settlement is subject to, among other things (1) completion of an appropriate stipulation of settlement,
(2) court approval of the stipulation of settlement, (3) completion of the Merger and (4) discovery that is reasonably requested by plaintiffs' counsel to confirm that the settlement is fair and adequate under the circumstances. The stipulation of settlement will expressly provide that none of the defendants has made any admissions of liability, and that they are entering into the settlement to eliminate the burden and expense of further litigation and to permit the Merger to proceed without risk of injunctive or other relief. It is expected that, as permitted by the memorandum of understanding, the Merger will be completed prior to court approval of the stipulation of settlement, assuming that all conditions to the Merger have been satisfied or waived. No assurance, however, can be given as to the ultimate outcome of this matter.



 4. PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following (in thousands):

                                                     DECEMBER 31,    DECEMBER 26,
                                                         2000            1999
                                                     ------------    ------------
Leasehold improvements.............................    $ 59,674        $ 45,128
Machinery and equipment............................      20,992          17,911
Furniture and fixtures.............................      10,842           8,340
Construction in progress...........................         681           5,003
                                                       --------        --------
          Total....................................      92,189          76,382
Less -- accumulated depreciation and
  amortization.....................................     (30,119)        (23,949)
                                                       --------        --------
Property and equipment -- net......................    $ 62,070        $ 52,433
                                                       ========        ========


 5. ACCRUED EXPENSES


     Accrued expenses consisted of the following (in thousands):

                                                     DECEMBER 31,    DECEMBER 26,
                 ACCRUED EXPENSES:                       2000            1999
                 -----------------                   ------------    ------------
Accrued payroll and related benefits...............    $ 3,999          $2,024
Gift certificates..................................      1,318           1,041
Accrued rent.......................................        840             831
Accrued income taxes...............................        833           1,009
Accrued sales taxes................................      1,311             979
Accrued construction costs.........................        367             793
Accrued transaction costs..........................      1,112              --
Other..............................................        599             910
                                                       -------          ------
          Total accrued expenses...................    $10,379          $7,587
                                                       =======          ======


 6. LINE OF CREDIT


     The Company has a credit agreement, which provides for a $5.0 million revolving line of credit and bears interest at the bank's reference rate. At December 31, 2000, there were no amounts outstanding

                        IL FORNAIO (AMERICA) CORPORATION
under the credit line. The existing credit line is scheduled to expire May 31, 2001. In the event the Merger is not completed, the Company intends to seek to renew the line of credit.


 7. STOCKHOLDERS' EQUITY


  Common Stock

     In October 1998, the Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock. Repurchases were authorized to be made in the open market at prevailing prices or in negotiated off-market transactions. On December 9, 1999, the Board of Directors authorized the repurchase of up to 250,000 additional shares of the Company's common stock. Through December 31, 2000, the Company had repurchased 499,400 shares of common stock in the open market for an aggregate of approximately $3.0 million.

  Stock Plans

     The Company maintains several stock option plans under which the Company may grant incentive stock options and nonqualified stock options to employees and non-employee directors. Stock options have been granted at prices at or above the fair market value on the date of the grant. Options vest and expire according to terms established at the grant date.

     In March 1997, the Board of Directors adopted and, in April 1997, the stockholders approved, an Equity Incentive Plan (the "1997 Incentive Plan") authorizing the issuance of 1,300,000 shares of common stock, a Non-Employee Directors' Stock Option Plan (the "1997 Directors Plan") authorizing the issuance of 100,000 shares of common stock and an Employee Stock Purchase Plan (the "1997 Purchase Plan," and collectively, the "1997 Plans") authorizing the issuance of 300,000 shares of common stock. The 1997 Incentive Plan amends and restates the 1992 Stock Option Plan and 1995 Stock Option Plan. In each of May 2000 and May 1999, the stockholders approved amendments to the 1997 Incentive Plan to increase the number of shares authorized under the plan by 500,000 shares. As of December 31, 2000, there were 2,300,000 shares of common stock authorized for issuance under the 1997 Incentive Plan. In May 2000, the stockholders approved an amendment to the 1997 Purchase Plan to increase the number of shares authorized for issuance thereunder by 200,000 shares.

  Employee Stock Purchase Plan

     During fiscal 1997, the Company implemented the 1997 Purchase Plan. The Company's 1997 Purchase Plan provides that eligible employees may contribute up to 15% of their base earnings toward semi-annual purchase of the Company's common stock with a value up to $25,000 per employee, per year. The employee's purchase price is 85% of the lesser of the fair market value of the stock on the date of commencement of the offering or the date of purchase. No compensation expense is recorded in connection with the plan. On April 30, 1998, the first purchase date under the plan, an aggregate of 60,199 shares were issued under the plan at $9.35 per share, and on October 30, 1998, an aggregate of 59,267 shares were issued under the plan at $6.70 per share. On April 30, 1999, an aggregate of 52,308 shares were issued under the plan at $6.80 per share, and on October 29, 1999, an aggregate of 52,268 shares were issued under the plan at $6.81 per share. On May 1, 2000, an aggregate of 46,243 shares were issued under the plan at $6.80 per share, and on October 31, 2000, an aggregate of 39,249 shares were issued under the plan at $6.96 per share. As of December 31, 2000, no additional offerings had commenced under the Purchase Plan.

                        IL FORNAIO (AMERICA) CORPORATION

  Stock Option Plans

     The following table reflects the activity under the Company's stock option plans:

                                                      NUMBER OF      WEIGHTED
                                                       OPTIONS     AVERAGE PRICE
                                                      ---------    -------------
Balance, December 28, 1997..........................    979,785       $ 4.79
Granted.............................................    256,738        13.33
Exercised...........................................    (82,612)        4.19
Cancelled...........................................    (11,750)        7.80
                                                      ---------
Balance, December 27, 1998..........................  1,142,161         6.72
Granted.............................................    461,924         8.70
Exercised...........................................    (67,582)        4.17
Cancelled...........................................    (48,172)        7.86
                                                      ---------
Balance, December 26, 1999..........................  1,488,331         7.38
Granted.............................................    245,450         7.94
Exercised...........................................    (48,360)        4.54
Cancelled...........................................   (117,033)        9.90
                                                      ---------
Balance, December 31, 2000..........................  1,568,388         7.39
                                                      =========

     The weighted average fair values per share of options granted during 2000, 1999 and 1998 were $5.22, $5.56 and $7.76, respectively.

     Additional information regarding options outstanding as of December 31, 2000 was as follows:




                              OPTIONS OUTSTANDING
                  --------------------------------------------
                                WEIGHTED AVG.                        OPTIONS EXERCISABLE
                                  REMAINING                      ----------------------------
   RANGE OF         NUMBER       CONTRACTUAL    WEIGHTED AVG.      NUMBER      WEIGHTED AVG.
EXERCISE PRICES   OUTSTANDING    LIFE (YRS)     EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------   -----------   -------------   --------------   -----------   --------------
$ 4.00 -  4.00         1,985         3.3            $ 4.00           1,985         $ 4.00
  4.50 -  4.50       465,784         3.5              4.50         465,784           4.50
  4.95 -  6.00       244,464         5.7              5.45         183,743           5.39
  6.60 -  7.00        85,677         7.7              6.89          43,146           6.89
  7.38 -  7.38       160,000         9.0              7.38          40,000           7.38
 7.75 -  7.75..       13,500         9.3              7.75              --             --
 7.88 -  7.88..      183,955         9.3              7.88              --             --
 8.67 -  9.75..       25,524         9.4              8.78              --             --
10.13 - 10.13..      174,711         8.4             10.13          44,112          10.13
11.00 - 14.58..      212,788         7.5             13.32         102,383          13.33
                   ---------                                       -------
4.00 - 14.58..     1,568,388         6.6              7.39         881,153           6.24
                   =========                                       =======


     At December 26, 1999 and December 27, 1998, options to purchase 716,717 and 557,770 shares of common stock, respectively, were exercisable under the plans.

                        IL FORNAIO (AMERICA) CORPORATION

     At December 31, 2000, the numbers of shares available for future grants under the various plans were as follows:




                                                              SHARES
                                                             AVAILABLE
                                                             FOR GRANT
                                                             ---------
1997 Directors Plan........................................    61,000
1997 Incentive Plan........................................   681,863
1997 Purchase Plan.........................................        --


  Additional Stock Plan Information

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. In accordance with SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 3 years for 2000, 3 years for 1999 and 4 years for 1998, stock volatility, .73%, .71% and .62% in 2000, 1999 and 1998, risk-free interest rates, 5.06% in 2000, 6.27% in 1999 and 4.57% in 1998;
and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Under SFAS 123, the 1997 Purchase Plan would be compensatory due to the look-back feature, and $207,000, $589,000 and $289,000 of compensation would have been recognized in 2000, 1999 and 1998, respectively. If the computed fair values of the 2000, 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been as follows:

                                                            2000      1999      1998
                                                           ------    ------    ------
Net income (in thousands):
  As reported............................................  $3,774    $3,059    $3,125
  Pro forma..............................................   1,928     1,010     2,190
Basic earnings per share:
  As reported............................................  $ 0.66    $ 0.54    $ 0.53
  Pro forma..............................................    0.34      0.18      0.37
Diluted earnings per share:
  As reported............................................  $ 0.62    $ 0.50    $ 0.50
  Pro forma..............................................    0.32      0.17      0.35

     However, the impact of outstanding unvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1996 and subsequent pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

                        IL FORNAIO (AMERICA) CORPORATION

     The following is a summary of the calculation of the number of shares used in calculating basic and diluted EPS:



                                                      2000         1999         1998
                                                    ---------    ---------    ---------
Shares used to compute basic EPS..................  5,757,678    5,712,818    5,846,215
Add: effect of dilutive securities................    331,885      384,551      451,295
                                                    ---------    ---------    ---------
Shares used to compute diluted EPS................  6,089,563    6,097,369    6,297,510
                                                    =========    =========    =========

 8. INCOME TAXES

     The Company provides a deferred tax expense or benefit equal to the change in the deferred tax liability during the year. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) tax credit carryforwards. Significant components of the Company's net deferred tax balances as of December 31, 2000 and December 26, 1999 were as follows (in thousands):

                                                             2000       1999
                                                            -------    ------
Deferred tax assets:
  Compensation related....................................  $   102    $   72
  Fixed assets............................................       --         6
  Reserves for store closures.............................      107       100
  Deferred rent liability.................................      226       184
  Tax credit carryforwards................................      628       701
  Other...................................................      266       155
                                                            -------    ------
          Total deferred tax assets.......................    1,329     1,218
                                                            -------    ------
Deferred tax liabilities:
  Fixed assets............................................   (2,107)       --
                                                            -------    ------
          Total deferred tax liabilities..................   (2,107)       --
                                                            -------    ------
Net deferred tax assets (liabilities).....................  $  (778)   $1,218
                                                            =======    ======

     The Company provided no valuation allowance against deferred tax assets recorded as of December 31, 2000 and December 26, 1999, as the Company believes it is "more-likely-than-not" that all deferred assets will be fully realized in future periods.

     As of December 31, 2000, the Company has unused alternative minimum tax credits of approximately $628,000. The minimum tax credits have an indefinite carryforward period.

     The provision for income taxes consists of the following (in thousands):



                                                            2000      1999      1998
                                                           ------    ------    ------
Current provision:
  Federal................................................  $  236    $1,470    $1,147
  State..................................................      35       394       340
                                                           ------    ------    ------
          Total current..................................     271     1,864     1,487
Deferred taxes, net......................................   1,996        50       737
                                                           ------    ------    ------
Income tax expense.......................................  $2,267    $1,914    $2,224
                                                           ======    ======    ======

                        IL FORNAIO (AMERICA) CORPORATION

     The reconciliation between the Company's effective tax rate on earnings before income taxes and the statutory federal income tax rate of 34% was as follows (in thousands):



                                                            2000      1999      1998
                                                           ------    ------    ------
Federal income tax at 34% statutory rate.................  $2,054    $1,691    $1,930
State income tax.........................................     304       283       298
FICA tip credit and other business credits...............    (433)     (325)     (119)
Other accrual............................................     144       229        82
Permanent items and other................................     198        36        33
                                                           ------    ------    ------
          Total..........................................  $2,267    $1,914    $2,224
                                                           ======    ======    ======

 9. COMMITMENTS AND CONTINGENCIES

     The Company leases all restaurant, wholesale bakery and office space under operating leases, which terminate at various dates between 2002 and 2017. Certain leases require increased rental payments, generally related to changes in the Consumer Price Index and increases in property taxes and certain leases also provide for additional rent based on a percentage of sales. Total rent expense for all operating leases was as follows (in thousands):

                                                            2000      1999      1998
                                                           ------    ------    ------
Minimum rentals..........................................  $4,570    $3,649    $2,914
Contingent rentals.......................................   1,967     1,396     1,178
                                                           ------    ------    ------
Total rental expense.....................................  $6,537    $5,045    $4,092
                                                           ======    ======    ======

     At December 31, 2000, future minimum lease payments under long-term operating leases were as follows (in thousands):




                   YEAR ENDING DECEMBER
                   --------------------
2001.......................................................  $ 5,648
2002.......................................................    5,485
2003.......................................................    5,295
2004.......................................................    5,109
2005.......................................................    4,728
Thereafter.................................................   24,437
                                                             -------
          Total............................................  $50,702
                                                             =======


     At December 31, 2000, 16 of the Company's 25 restaurants and all three of the Company's wholesale bakeries were located in California. Because of this geographic concentration, the Company is susceptible to local and regional risks, such as increased government regulation, adverse economic conditions, energy shortages and related increased costs, adverse weather conditions, earthquakes and other natural disasters, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in light of the Company's current geographic concentration, adverse publicity relating to the Company's restaurants could have a more pronounced effect on the Company's overall sales than might be the case if the Company's restaurants were more broadly dispersed.

     In addition to the legal proceedings described in Note 3, the Company is a party to various other legal proceedings arising in the ordinary course of its business. Although no assurance can be given, the Company does not expect any of these other proceedings to have a material adverse effect on the Company's business, financial condition or results of operations.

                        IL FORNAIO (AMERICA) CORPORATION

10. SEGMENT INFORMATION

     The Company classifies its business interests into two reportable segments: restaurants and wholesale bakeries. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 1). The Company evaluates performance and allocates resources based on revenues and operating contribution (income before income taxes), which excludes unallocated corporate general and administrative costs and income tax expense or benefit. Unallocated assets include corporate cash and equivalents, the net book value of corporate facilities and related information systems, deferred tax amounts and other corporate long-lived assets.

     Financial information for the Company's business segments is as follows:

                                                                 YEAR ENDED
                                                --------------------------------------------
                                                DECEMBER 31,    DECEMBER 26,    DECEMBER 27,
                                                    2000            1999            1998
                                                ------------    ------------    ------------
Revenues:
Restaurants...................................    $113,872        $ 92,266        $75,523
Wholesale bakeries............................      12,799          10,598          9,750
Intersegment revenues.........................      (2,275)         (2,431)        (2,135)
                                                  --------        --------        -------
          Total revenues......................    $124,396        $100,433        $83,138
                                                  ========        ========        =======
Operating contribution:
Restaurants...................................    $ 14,231        $ 12,763        $11,275
Wholesale bakeries............................       1,830             909            731
Unallocated...................................     (10,020)         (8,699)        (6,331)
                                                  --------        --------        -------
          Total operating contribution........    $  6,041        $  4,973        $ 5,675
                                                  ========        ========        =======
Depreciation and amortization:
Restaurants...................................    $  5,569        $  4,443        $ 3,457
Wholesale bakeries............................         548             503            491
Corporate.....................................         321             325            310
                                                  --------        --------        -------
          Total depreciation & amortization...    $  6,438        $  5,271        $ 4,258
                                                  ========        ========        =======
Capital expenditures:
Restaurants...................................    $ 15,236        $ 17,563        $13,225
Wholesale bakeries............................         657           1,460            156
Corporate.....................................         183             267            242
                                                  --------        --------        -------
          Total capital expenditures..........    $ 16,076        $ 19,290        $13,623
                                                  ========        ========        =======
Property and equipment, net:
Restaurants...................................    $ 58,078        $ 48,409        $35,104
Wholesale bakeries............................       3,434           3,326          2,720
Corporate.....................................         558             698            796
                                                  --------        --------        -------
          Total property and equipment, net...    $ 62,070        $ 52,433        $38,620
                                                  ========        ========        =======

                        IL FORNAIO (AMERICA) CORPORATION

11. QUARTERLY FINANCIAL DATA (UNAUDITED):

     Summarized unaudited quarterly financial data (in thousands, except per share data) for fiscal years 2000 and 1999 are as follows:

                                                       FIRST     SECOND      THIRD     FOURTH
                                                      -------    -------    -------    -------
2000 quarter:
  Total revenues....................................  $29,649    $30,138    $29,813    $34,796
  Income from operations............................    1,343      1,722      1,156      1,607
  Net income........................................      872      1,121        747      1,034
  Basic net income per share(1).....................  $  0.15    $  0.19    $  0.13    $  0.18
  Diluted net income per share(1)...................  $  0.15    $  0.19    $  0.12    $  0.17
1999 quarter:
  Total revenues....................................  $23,533    $23,705    $25,419    $27,776
  Income from operations............................    1,380      1,469        579      1,112
  Net income........................................      942        980        414        723
  Basic net income per share(1).....................  $  0.17    $  0.17    $  0.07    $  0.13
  Diluted net income per share(1)...................  $  0.16    $  0.16    $  0.07    $  0.12

---------------
(1) Due to rounding, net income per share for the year may not equal the sum of the quarterly net income per share.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

IDENTIFICATION OF DIRECTORS

     LAURENCE B. MINDEL, 63, joined Il Fornaio as Chairman of the Board, President and Chief Executive Officer in January 1987. Mr. Mindel currently serves as Chairman of the Board, having resigned as President in 1995 and as Chief Executive Officer in 1998. From 1964 to 1970, Mr. Mindel was President and Chief Executive Officer of Caswell Coffee Company in San Francisco. In 1970, Mr. Mindel co-founded Spectrum Foods, where he served as Chairman of the Board, President and Chief Executive Officer. Under Mr. Mindel's direction, Spectrum created 14 restaurants in Northern and Southern California, including Chianti, MacArthur Park, Harry's Bar and American Grill, Prego and Guaymas. In 1984, Saga Corporation acquired Spectrum Foods and, from that time until he joined Il Fornaio, Mr. Mindel served as President of the Saga Restaurant Group, which included Stuart Anderson's Black Angus, Velvet Turtle, Spoons, Hotel Food Services and the newly acquired Spectrum Foods restaurants. In 1985, Mr. Mindel became the first person of non-Italian descent and the first American to be awarded the Caterina di Medici medal. Awarded by the Italian government, the medal recognizes persons who have excelled in preserving the Italian heritage outside of Italy. Mr. Mindel is also a director of Peet's Coffee & Tea, Inc. Michael Mindel, the son of Laurence B. Mindel, is Vice President of Marketing of Il Fornaio.

     MICHAEL J. HISLOP, 46, joined Il Fornaio as President and Chief Operating Officer in July 1995 and was promoted to Chief Executive Officer and President in 1998. From April 1991 to May 1995, Mr. Hislop served as Chairman and Chief Executive Officer of Chevy's Mexican Restaurants which, under his direction, grew from 17 locations to 63 locations nationwide. From 1982 to 1991, Mr. Hislop was employed by El Torito Mexican Restaurants, Inc., serving first as Regional Operator, then as Executive Vice President of Operations and, for the last three years, as Chief Operating Officer. From 1979 to 1982, Mr. Hislop was employed by T.G.I. Fridays Restaurants, Inc. as a Regional Manager.

     DEAN A. CORTOPASSI, 63, has been a director of Il Fornaio since April 1996. Mr. Cortopassi founded and serves as Chief Executive Officer of San Tomo Group, a holding company which owns and operates a number of food processing and marketing companies, including Stanislaus Food Products, Gilroy Canning Company, Sierra Quality Canners and MGI Holdings, Inc.

     W. SCOTT HEDRICK, 55, has been a director of Il Fornaio since 1987. Mr. Hedrick co-founded InterWest Partners, a venture capital management firm, in 1979 and has been a general partner of that firm since that time. From 1974 to 1979, Mr. Hedrick was a partner of American-Euro Interfund, a venture capital corporation. From 1970 to 1974, he was an Assistant Vice President with Small Business Enterprise Company, a venture capital subsidiary of Bank of America NT & SA. Mr. Hedrick is also a director of Office Depot, Inc. and Golden State Vintners.

     F. WARREN HELLMAN, 66, has been a director of Il Fornaio since 1983. From 1984 to 1997, Mr. Hellman was a general partner of Hellman & Friedman, an investment firm, and, since January 1998, he has been Chairman of Hellman & Friedman LLC, an investment firm. He has also been a partner of Matrix Partners, a venture capital firm, since 1982 and a general partner of FWH Associates, a limited partnership, since 1985. From 1962 to 1977, Mr. Hellman was a partner of Lehman Brothers in New York, where he served at various times as head of Lehman's Investment Banking Division, President and Director of Lehman Brothers, Inc., Chairman of Lehman Brothers, Inc. and Chairman of Lehman Corporation, a closed-end investment company. From October 1981 to March 1984, Mr. Hellman also served as a Managing Director of Lehman Brothers Kuhn Loeb. Mr. Hellman is also a director of Levi Strauss & Co. and WPP Group, plc.

     GEORGE B. JAMES, 63, has been a director of Il Fornaio since October 2000. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co., an apparel company, from 1985 until his retirement in 1998. Prior to his employment at Levi Strauss, Mr. James was employed at Crown Zellerbach, where he was Executive Vice President and Group President from 1984 to 1985 and Executive Vice President and Chief Financial Officer from 1982 to 1983. Mr. James was Senior Vice President and Chief Financial Officer of Arcata Corporation from 1972 to 1982. Mr. James is Chairman of the Board of Directors of Crown Vantage, Inc. and Sharper Image, Inc.

     LAWRENCE F. LEVY, 56, has been a director of Il Fornaio since December 1998. Since 1978, Mr. Levy has served as the Chairman and Chief Executive Officer of Levy Restaurants, a food service company, which he founded in 1978. The Chicago-based company currently operates 50 food service locations throughout 18 North American markets. Prior to founding Levy Restaurants, Mr. Levy served as President of Hawthorn Realty Group, a commercial real estate group. Mr. Levy is also a director of Chicago Title Corporation and Burrell Communications.

IDENTIFICATION OF EXECUTIVE OFFICERS

     The information required by this Item concerning the Company's executive officers is set forth in Part I of this Report.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000. Mr. Mindel filed an amended Form 3, which corrected an omission of certain shares on his initial Form 3; Mr Beatrice filed a late Form 4 regarding one transaction, an amended Form 4 to reflect an increase in the number of shares sold in a reported transaction and an amended Form 5 to reduce the number of shares previously reported as subject to an option grant, and Eastbourne Capital Management, L.L.C. filed a Form 5 reflecting four late filings for four aggregated transactions.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives stock option grants for his services as directors under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). There are currently 100,000 shares of Common Stock authorized for issuance under the Directors' Plan and 61,000 shares available for future grants. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

     Option grants under the Directors' Plan are non-discretionary. Each person who was serving as a non-employee director on April 23, 1997, the date the Directors' Plan was approved by the stockholders of the Company, was automatically granted an option to purchase 4,500 shares of Common Stock of the Company. Additionally, each person who is first elected or appointed to the Board after April 23, 1997, will automatically be granted an option to purchase 4,500 shares of Common Stock of the Company, unless the Board determines otherwise. Every 36 months after the initial grant of 4,500 shares, each non-employee director will be granted an option to purchase an additional 4,500 shares of the Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the

Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in three equal annual installments commencing on the date one year after the date of grant of the option, provided that the optionee has, during the entire year prior to each such vesting date, provided continuous service to the Company as a non-employee director or as an employee of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction unless any surviving corporation assumes such options or substitutes similar options for such options. For information regarding treatment of options in the Merger, see "Item 13. Certain Relationships and Related Transactions".

     During fiscal 2000, the Company granted options to three non-employee directors of the Company under the Directors' Plan to purchase 4,500 shares each at an exercise price of $7.75 per share. During fiscal 2000, options to purchase 16,000 shares of Common Stock were exercised under the Directors' Plan at a weighted average exercise price of $4.15 per share.

     Mr. James and Mr. Levy serve on the Special Committee of the Board that, in connection with the BRS offer, was established to evaluate, negotiate and recommend a merger transaction. Each member of the Special Committee will receive $75,000 for his services, even if the Merger is not completed.

                       COMPENSATION OF EXECUTIVE OFFICERS



                            SUMMARY OF COMPENSATION


     The following table shows, for the fiscal years ended December 31, 2000, December 26, 1999 and December 27, 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other executive officers at December 31, 2000 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE



                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION(1)     ----------------------
                                                  ------------------------     NUMBER OF SECURITIES
      NAME AND PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)(2)    UNDERLYING OPTIONS (#)
      ---------------------------         ----    ---------    -----------    ----------------------
Laurence B. Mindel(3)...................  2000    $408,099      $176,100              25,241
  Chairman of the Board                   1999    $408,099      $ 12,900              18,078
                                          1998    $408,293      $ 12,900              15,218
Michael J. Hislop(3)....................  2000    $405,000      $179,000                  --
  President and Chief Executive Officer   1999    $393,846      $  9,000             177,060
                                          1998    $365,642      $  9,000              14,296
Peter P. Hausback(4)....................  2000    $132,692      $ 37,000              15,101
  Vice President, Finance, Chief
     Financial                            1999    $ 98,827      $ 15,800              12,643
  Officer and Secretary                   1998    $ 84,835      $      0              10,288
Michael J. Beatrice(5)..................  2000    $179,115      $ 53,250              18,877
  Chief Operating Officer                 1999    $169,192      $ 27,875              29,939
                                          1998    $153,201      $  6,000              25,144


---------------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes bonuses paid in 2000 and 2001 for services rendered in 1999 and 2000, respectively. No bonus amounts were paid for services rendered in 1998. Includes car allowance.

(3) Mr. Mindel resigned as Chief Executive Officer in May 1998, and Mr. Hislop was elected Chief Executive Officer in May 1998.

(4) In December 1999, Mr. Hausback was elected Vice President, Finance, Chief Financial Officer and Secretary.

(5) Mr. Beatrice was elected Chief Operating Officer in May 1998.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1997 Equity Incentive Plan. The following tables shows, for fiscal 2000, certain information regarding options granted to the Named Executive Officers during fiscal 2000 and options held by the Named Executive Officers at fiscal year end.


                     STOCK OPTION GRANTS DURING FISCAL 2000



                                                  INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                              ----------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF       % OF TOTAL                                 ANNUAL RATES OF STOCK
                               SECURITIES        OPTIONS         EXERCISE                  PRICE APPRECIATION FOR
                               UNDERLYING       GRANTED TO        PRICE                        OPTION TERM(4)
                                 OPTIONS       EMPLOYEES IN     PER SHARE     EXPIRATION   ----------------------
            NAME              GRANTED(#)(1)   FISCAL YEAR(2)   ($/SHARE)(3)      DATE        5%($)       10%($)
            ----              -------------   --------------   ------------   ----------   ---------   ----------
Laurence B. Mindel..........     23,024             9%            $8.67         5/2/10      $55,151     $121,869
                                  2,217             1%            $7.88         5/2/10      $10,987     $ 27,843
Michael J. Hislop...........         --            --                --             --           --           --
Peter P. Hausback...........     15,101             6%            $7.88         5/2/10      $74,836     $189,649
Michael J. Beatrice.........     18,877             8%            $7.88         5/2/10      $93,548     $237,070


---------------
(1) Options generally become exercisable on an annual basis at a rate of 25% per year over four years. Options generally expire 10 years from the date of grant or earlier upon termination of employment. Upon certain changes in control of the Company, if an outstanding option is not assumed or substituted by the surviving entity, the unvested portion of the option accelerates and the option terminates if not exercised prior to such change in control. For information regarding the treatment of options in the Merger, see "Item 13. Certain Relationships and Related Transactions".

(2) Options to purchase 245,450 shares of Common Stock were granted to employees in fiscal 2000.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors except that, with respect to the incentive stock option granted to Mr. Mindel, the exercise price was equal to 110% of such fair market value.

(4) The potential realizable value is calculated based on the term of the option at its date of grant (five years for Mr. Mindel's incentive stock option and 10 years for the nonstatutory stock option held by Mr. Mindel and for the options held by other officers). It is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock price.

 AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL DECEMBER 31, 2000 OPTION
                                     VALUES


                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                      OPTIONS AT DECEMBER 31,           IN-THE-MONEY OPTIONS AT
                                          VALUE               2000(#)                    DECEMBER 31, 2000($)
                       SHARES ACQUIRED   REALIZED   ----------------------------    -------------------------------
        NAME           ON EXERCISE(#)     ($)(1)    EXERCISABLE/UNEXERCISABLE(2)    EXERCISABLE/UNEXERCISABLE(2)(3)
        ----           ---------------   --------   ----------------------------    -------------------------------
Laurence B. Mindel...         --             --            54,350/58,146                    $323,638/$225,608
Michael J. Hislop....         --             --           534,073/149,983                 $4,317,820/$784,441
Peter P. Hausback....         --             --            13,579/29,981                     $51,371/$120,167
Michael J.
  Beatrice...........         --             --            67,190/63,420                    $398,107/$270,365


---------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2) Reflects shares vested and unvested at December 31, 2000.

(3) Fair market value of the Company's Common Stock based on the closing sales price of the Company's Common Stock reported by the Nasdaq National Market for December 29, 2000 ($13.00) minus the exercise price of the options.

                             EMPLOYMENT AGREEMENTS

     In April 1995, the Company entered into an at-will employment agreement with Michael. J. Hislop as President and Chief Operating Officer. The agreement provided for a base salary, option grant, annual bonus and a monthly car allowance, subject to annual review. The agreement provides that in the event Mr. Hislop's employment is involuntarily terminated by the Company for any reason other than death, disability or cause (as defined in the agreement) or in the event Mr. Hislop voluntarily terminates his employment within 30 days of a change of control (as defined in the agreement), Mr. Hislop will receive, in lieu of any severance benefits to which he may otherwise be entitled under any Company severance plan or program, a cash severance payment in an aggregate amount equal to 100% of Mr. Hislop's annual base salary at the time of such termination. The Merger would constitute a change of control as defined under the employment agreement.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION


     Mr. Hedrick and Mr. Levy are members of the Compensation Committee of the Board. For information regarding their interests in the Merger, see "Item 13. Certain Relationships and Related Transactions."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     The following table sets forth certain information regarding the beneficial ownership of Il Fornaio common stock as of March 1, 2001 by (1) all those known by Il Fornaio to be beneficial owners of more than 5% of its Common Stock, (2) each director, (3) each executive officer and (4) all executive officers and directors of Il Fornaio as a group. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Il Fornaio (America) Corporation, 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925.



                                                              BENEFICIAL      OWNERSHIP
                                                              NUMBER OF       PERCENT OF
                      BENEFICIAL OWNER                          SHARES       TOTAL(1)(2)
                      ----------------                        ----------    --------------
Bruckmann, Rosser, Sherrill & Co. II, L.P.(3)...............  1,715,514          26.3%
  c/o Bruckmann, Rosser, Sherrill & Co., L.L.C.
  126 East 56th Street, 29th Floor
  New York, N.Y. 10022
Eastbourne Capital Management, L.L.C.(4)....................  1,463,100          25.1
  1101 Fifth Avenue, Suite 1600
  San Rafael, CA 94901
Laurence B. Mindel(5).......................................    741,525          12.6
Michael J. Hislop(6)........................................    540,613           8.5
Peter P. Hausback(6)........................................     14,599             *
Michael J. Beatrice(6)......................................     78,520           1.3
Dean A. Cortopassi(7).......................................    126,794           2.2
W. Scott Hedrick(6).........................................     19,379             *
F. Warren Hellman(8)........................................    145,354           2.5
George B. James.............................................          0             0
Lawrence F. Levy(6).........................................      5,310             *
All executive officers and directors as a group (9
  persons)(9)...............................................  1,672,094          25.5%


---------------
 *  Less than one percent.


(1) This table is based on information supplied by officers, directors and principal stockholders of Il Fornaio and on any Schedules 13D or 13G filed with the Commission. On that basis, Il Fornaio believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned except (a) for shares indicated as beneficially owned by any of the continuing stockholders, which are subject to a voting agreement with Newco pursuant to which Newco has been granted an irrevocable proxy to vote the shares in favor of the Merger and adoption of the merger agreement and (b) as otherwise indicated in the footnotes to this table and subject to community property laws where applicable.


(2) Applicable percentages are based on 5,832,101 shares outstanding on March 1, 2001, adjusted as required by rules promulgated by the Commission.


(3) Pursuant to a voting agreement dated as of November 15, 2000, as amended as of January 9, 2001 among Newco and certain directors, officers and stockholders of the Company, BRS, BRS & Co., and BRSE LLC, and each of their respective members, and Newco may be deemed to beneficially own 1,715,514 shares of Il Fornaio Common Stock, which includes options to purchase 685,692 shares exercisable within 60 days of March 1, 2001, representing approximately 26.3% of the outstanding Il Fornaio Common Stock, pursuant to the voting agreement. The business address of BRS, BRS & Co., and BRSE LLC and each of their respective members, and Newco is c/o Bruckmann, Rosser, Sherrill & Co., L.L.C., 126 East 56th Street, 29th Floor, New York, New York 10022.


(4) Based on a Schedule 13D/A filed with the Commission on March 5, 2001. Includes 609,548 shares held by Black Bear Fund I, L.P. and 616,800 shares held by Black Bear Offshore Fund Limited, both of which are advised by Eastbourne Capital Management, L.L.C. Richard Jon Barry is the Managing Member of Eastbourne Capital Management, L.L.C.


(5) Includes 7,195 shares held by the Mindel Family Trust, 9,157 shares held by a Trust created for the benefit of Laurence B. Mindel and his family, and 663,184 shares held by The Mindel Living Trust, of which Mr. Mindel is a trustee. Also includes 61,989 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2001. Excludes an aggregate of 195,944 shares held in trusts for five children of Mr. Mindel, as to which Mr. Mindel is not a trustee and disclaims beneficial ownership.



(6) Includes shares subject to options exercisable within 60 days of March 1, 2001 as follows: 540,613 for Mr. Hislop, 14,599 for Mr. Hausback, 78,520 for Mr. Beatrice, 4,500 for Mr. Hedrick and 3,000 for Mr. Levy.



(7) Includes 57,794 shares held of record by Stanislaus Food Products Company, a California corporation. Mr. Cortopassi is Chief Executive Officer and a principal stockholder of Stanislaus Food Products Company. Includes 60,000 shares held of record by Capecchio Foundation. Mr. Cortopassi is President and a member of the board of directors of Capecchio Foundation. Also includes 9,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2001.



(8) Includes 125,802 shares held of record by FWH Associates, a California limited partnership. Mr. Hellman is a general partner of FWH Associates. Also includes 2,052 shares held of record by Marco H. Hellman Trust "B." Mr. Hellman is a trustee of the Marco H. Hellman Trust "B." Also includes 7,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2001.



(9) Includes information contained in the notes above, as applicable.



ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company has entered into indemnity agreements with each of the Company's directors and executive officers which provide that, subject to certain limitations, the Company will indemnify, to the fullest extent permitted by the Company's By-laws and Delaware law, against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer. In addition, the Company's By-laws provide that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

     The Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Company director shall be eliminated or limited to the fullest extent permitted by the Delaware law, as so amended. The provision in the Restated Certificate does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.


     In November 2000, the Company entered into a settlement agreement with an investment firm providing for the payment to that firm of approximately $611,627 in consideration of a release and discharge of claims against Il Fornaio, Messrs. Mindel and Hislop, BRS and Newco. At the same time, the Board approved resolutions providing for the indemnification of Messrs. Mindel and Hislop for all amounts they may become obligated to pay under the settlement agreement. The settlement agreement requires the Company to make payment to the investment firm only if there is a closing of the Merger, or a change in control within twelve months of the settlement. In the event the Merger is completed, the amount to be paid will be charged to expense.

     Laurence B. Mindel's son, Michael M. Mindel, is Vice President of Marketing of the Company, and, as such, for 2000, received aggregate cash compensation of $157,050 and options to acquire 15,995 shares of Common Stock at a weighted average exercise price of $7.88. See also "Item 1. Business -- Recent Developments."


     In connection with the proposed Merger, certain officers, directors, employees and stockholders (the "participants") have entered, or are expected to enter, into a Securities Purchase and Contribution Agreement, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, with BRS and Newco under which the participants are to retain post-merger equity interests in Il Fornaio as the surviving corporation. Among these participants are expected to be the following executive officers and directors of the Company: Messrs. Beatrice, Cortopassi, Hedrick, Hellman, Hislop, Mindel and Paul J. Kelley, elected Executive Vice President and Chief Financial Officer as of April 1, 2001 (the "continuing directors and officers"). Mr. Hausback resigned from the Company in March 2001 and elected not to participate as a director and officer. The opportunity to retain an equity interest in Il Fornaio as the surviving corporation provides the continuing directors and officers with interests in connection with the Merger that are different from, or in addition to, the interests of Il Fornaio stockholders generally. The approximate dollar amounts of the investment in Il Fornaio equity by these continuing directors and officers are expected to be as follows:


                        NAME                          INVESTMENT AMOUNT
                        ----                          -----------------
Michael Beatrice....................................     $  281,503
Dean A. Cortopassi..................................      1,480,653
W. Scott Hedrick....................................        215,673
F. Warren Hellman...................................      1,710,873
Michael J. Hislop...................................      2,216,251
Paul J. Kelley......................................        385,396
Laurence B. Mindel..................................      1,200,000

     These continuing directors and officers will retain equity interests in the surviving corporation primarily by exchanging Il Fornaio capital stock (or options to acquire Il Fornaio Common Stock) for securities of the surviving corporation. Shares of Il Fornaio capital stock contributed by the continuing directors and officers will be valued at $12.00 per share, and options to purchase shares of Il Fornaio Common Stock will be valued at the difference between their exercise prices per share and $12.00, multiplied by the number of shares subject to the option. Upon completion of the Merger, the continuing directors and officers are expected to own approximately 24% of Il Fornaio's common stock and 23% of Il Fornaio's preferred stock on a fully diluted basis (including options, warrants and shares issued as employee incentives). As a result of the structure of the transaction, the continuing directors and officers are not expected to recognize gain or loss for U.S. federal income tax purposes on their retention of equity interests in the merger.

     Shares not contributed by the continuing directors and officers will be converted into the right to receive the merger consideration of $12.00 per share to be paid to all of the Company's other stockholders. As consideration for shares of Il Fornaio Common Stock they are not contributing, Mr. Kelley and Mr. Mindel are expected to receive (before taxes) approximately $530,388 and $7.3 million, respectively, in the Merger. In addition, Mr. Levy, a director who is not a continuing director or officer, is expected to receive (before taxes) $27,720 upon conversion of his shares in the merger. In addition, Mr. Hausback, formerly an executive officer of Il Fornaio, will receive upon completion of the merger approximately $5,136 in respect of the 428 shares of Il Fornaio Common Stock he holds.

     In the Merger, some of the options held by Messrs. Beatrice and Hislop, and all of the options held by Mr. Levy will be canceled, with each option holder receiving a cash payment equal to the difference between $12.00 and the exercise price of the applicable option, multiplied by the number of shares subject to the option. Mr. Hausback, formerly an executive officer of Il Fornaio, will receive approximately $135,056 for his outstanding stock options, before taxes and other withholding. All of the options to acquire Il Fornaio Common Stock held by Messrs. Cortopassi, Hedrick, Hellman and Mindel will be canceled in exchange for substitute options to acquire preferred stock of the surviving corporation. The following table sets forth the cash amounts, before taxes and any withholding, that the other executive officers and directors are expected to receive in respect of these stock options upon completion of the Merger:

                                                          PAYMENT UPON
                                                          CANCELLATION
                                                           OF OPTIONS
                         NAME                            IN THE MERGER
                         ----                            -------------
Michael Beatrice.......................................    $  296,938
Michael J. Hislop......................................     2,325,606
Lawrence F. Levy.......................................        22,500

     In addition, following completion of the merger, a pool of approximately 46,296 shares of Il Fornaio Common Stock will be reserved pursuant to an employee incentive program that provides for the issuance to employees of the surviving corporation of employee stock options and/or restricted stock. The exercise or purchase price for the initial grants is expected to be $12.00 per share and shares subject to options granted or restricted shares are expected to vest in accordance with prescribed time or performance criteria. Of the shares reserved, approximately 19,534 shares are expected to be reserved for issuance to Mr. Hislop for aggregate consideration of $234,408, approximately 6,837 shares are expected to be reserved for issuance to Mr. Beatrice for aggregate consideration of $82,044 and approximately 5,860 shares are expected to be reserved for issuance to Mr. Kelley for aggregate consideration of $70,320. In addition, in connection with the Merger, BRS will pay to Mr. Mindel a consulting fee of approximately $127,000 upon completion of the Merger.

     There are a number of conditions to the Merger, and there can be no assurance that these conditions will be satisfied or that the Merger will be completed. Subject to certain exceptions, either party may terminate the merger agreement without cause if the Merger is not completed on or before July 31, 2001.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K


     (a) 1.

     - Index to Financial Statements

     - Independent Auditors' Report

     - Balance Sheets at December 31, 2000 and December 26, 1999

     - Statements of Income for the years ended December 31, 2000, December 26, 1999 and December 27, 1998

     - Statements of Stockholders' Equity for the years ended December 31, 2000, December 26, 1999 and December 27, 1998

     - Statements of Cash Flows for the years ended December 31, 2000, December 26, 1999 and December 27, 1998

     - Notes to Financial Statements

         2. All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

         3. Exhibits


    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------

      2.1 Agreement and Plan of Merger between the Company and Manhattan Acquisition Corp., dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001.(7)

      3.1     Amended and Restated Certificate of Incorporation.(1)

      3.2     By-laws, as amended.(6)

      3.3     Reference is made to Exhibits 3.1 and 3.2.

      4.2     Specimen stock certificate.(4)

     10.1* Form of Indemnity Agreement between the Company and each executive officer and director.(3)

     10.2*    Summary of Bonus Plan for 2000.(8)

     10.3* 1997 Equity Incentive Plan, as amended, and forms of related agreements.(5)

     10.4* 1997 Employee Stock Purchase Plan, as amended, and form of offering related thereto.(5)

     10.5* 1997 Non-Employee Directors' Plan and form of agreement related thereto.(8)

     10.6     Form of Series F Preferred Stock Purchase Agreement with
              Schedule of additional Preferred Stock Purchase Agreements attached.(3)

     10.7     Form of Warrant to purchase shares of Series F Preferred
              Stock of the Registrant.(3)

     10.8     Revised License Agreement, dated December 11, 1986 and Stock
              Purchase Agreement dated March 6, 1987, between the Company and Veggetti S.r.1.(3)

     10.9 Assignment of Trademark Registrations Nunc Pro Tunc executed by Veggetti S.r.1.(3)

     10.10+ Lease Agreement, dated December 22, 1988, and Amendment, dated October 4, 1989, between the Company and Cowper Square
              Partners, for the Palo Alto restaurant.(3)

     10.11+   Lease Agreement, dated November 21, 1991, between the
              Company and Hotel Sainte Claire Partners, L.P., for Hotel
              Sainte Claire, San Jose.(3)

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------

     10.12+ Lease Agreement dated April 15, 1996, between the Company and New York-New York Hotel, LLC, for the Las Vegas
              Restaurant.(3)

     10.13 Food Service Operations Agreement dated November 21, 1991, between the Company and Mobedshahi Hotel Group, Inc.(3)

     10.15* Employment Agreement dated April 1995, between the Company and Michael J. Hislop.(3)

     10.16* 1991 Incentive Stock Option Plan and form of related agreement.(1)

     10.17* 1992 Non-Employee Directors' Stock Option Plan and form of related agreement.(1)

     10.18*   1988 Stock Option Plan and form of related agreement.(1)

     10.19    Underwriting Agreement dated September 18, 1997 between the
              Company and the Representatives of the Underwriters.(2)

     10.20    Revolving Line of Credit Note and Loan Agreement between the
              Company and Wells Fargo Bank, N.A., dated October 12,
              2000.(8)

     23.1     Consent of Deloitte & Touche LLP.

     24.1 Power of Attorney, Reference is made to the signature page to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as initially filed on March
              19, 2001.


---------------
(1) Filed as an exhibit to the Company's Form S-8 (File No. 333-46421), and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 (0-29410), and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-23605), on March 19, 1997, and incorporated herein by reference.

(4) Filed as an exhibit to Amendment No. 1 to the Form S-1 Registration Statement (File No. 333-23605), on July 1, 1997, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1999, and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, and incorporated herein by reference.

(7) Filed as Appendix A to the Company's Preliminary Proxy Statement on Schedule 14A filed with the Commission on June 14, 2001, and incorporated herein by reference.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as initially filed by the Company on March 19, 2001, and incorporated herein by reference.

 * Indicates management contracts or compensatory plans or arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.


 + Certain confidential information has been deleted from this exhibit pursuant to a confidential treatment request order that was granted.


     (b) Reports on Form 8-K

     There were two Reports on Form 8-K filed for the quarter ended December 31, 2000.

          1. Report on Form 8-K filed with the Commission on November 16, 2000, reporting that the Company had entered into a merger agreement with Newco.


          2. Report on Form 8-K filed with the Commission on December 4, 2000, reporting the issuance of a press release regarding the litigation described under "Item 3. Legal Proceedings."

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 14, 2001                       Il Fornaio (America) Corporation


                                          By:    /s/ LAURENCE B. MINDEL

                                            ------------------------------------

                                                     Laurence B. Mindel


                                                   Chairman of the Board



                                          By:     /s/ MICHAEL J. HISLOP

                                            ------------------------------------

                                                     Michael J. Hislop


                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
              /s/ LAURENCE B. MINDEL                        Chairman of the Board         June 14, 2001
---------------------------------------------------
                Laurence B. Mindel

               /s/ MICHAEL J. HISLOP                    President and Chief Executive     June 14, 2001
---------------------------------------------------     Officer (Principal Executive
                 Michael J. Hislop                                Officer)

                /s/ PAUL J. KELLEY                   Executive Vice President and Chief   June 14, 2001
---------------------------------------------------     Financial Officer (Principal
                  Paul J. Kelley                      Financial and Accounting Officer)

                       /s/ *                                      Director                June 14, 2001
---------------------------------------------------
                Dean A. Cortopassi

                       /s/ *                                      Director                June 14, 2001
---------------------------------------------------
                 W. Scott Hedrick

                       /s/ *                                      Director                June 14, 2001
---------------------------------------------------
                 F. Warren Hellman

                       /s/ *                                      Director                June 14, 2001
---------------------------------------------------
                 Lawrence F. Levy

                       /s/ *                                      Director                June 14, 2001
---------------------------------------------------
                  George B. James

              */s/ LAURENCE B. MINDEL                                                     June 14, 2001
---------------------------------------------------
                Laurence B. Mindel
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------

  2.1 Agreement and Plan of Merger between the Company and Manhattan Acquisition Corporation, dated as of November 15,
          2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001.(7)

  3.1     Amended and Restated Certificate of Incorporation.(1)

  3.2     By-laws, as amended.(6)

  3.3     Reference is made to Exhibits 3.1 and 3.2.

  4.2     Specimen stock certificate.(4)

 10.1* Form of Indemnity Agreement between the Company and each executive officer and director.(3)

 10.2*    Summary of Bonus Plan for 2000.(8)

 10.3* 1997 Equity Incentive Plan, as amended, and forms of related agreements.(5)

 10.4* 1997 Employee Stock Purchase Plan, as amended, and form of offering related thereto.(5)

 10.5* 1997 Non-Employee Directors' Plan and form of agreement related thereto.(8)

 10.6     Form of Series F Preferred Stock Purchase Agreement with
          Schedule of additional Preferred Stock Purchase Agreements attached.(3)

 10.7     Form of Warrant to purchase shares of Series F Preferred
          Stock of the Registrant.(3)

 10.8     Revised License Agreement, dated December 11, 1986 and Stock
          Purchase Agreement dated March 6, 1987, between the Company and Veggetti S.r.1.(3)

 10.9 Assignment of Trademark Registrations Nunc Pro Tunc executed by Veggetti S.r.1.(3)

 10.10+ Lease Agreement, dated December 22, 1988, and Amendment, dated October 4, 1989, between the Company and Cowper Square
          Partners, for the Palo Alto restaurant.(3)

 10.11+   Lease Agreement, dated November 21, 1991, between the
          Company and Hotel Sainte Claire Partners, L.P., for Hotel
          Sainte Claire, San Jose.(3)

 10.12+ Lease Agreement dated April 15, 1996, between the Company and New York-New York Hotel, LLC, for the Las Vegas
          Restaurant.(3)

 10.13 Food Service Operations Agreement dated November 21, 1991, between the Company and Mobedshahi Hotel Group, Inc.(3)

 10.15* Employment Agreement dated April 1995, between the Company and Michael J. Hislop.(3)

 10.16* 1991 Incentive Stock Option Plan and form of related agreement.(1)

 10.17* 1992 Non-Employee Directors' Stock Option Plan and form of related agreement.(1)

 10.18*   1988 Stock Option Plan and form of related agreement.(1)

 10.19    Underwriting Agreement dated September 18, 1997 between the
          Company and the Representatives of the Underwriters.(2)

 10.20    Revolving Line of Credit Note and Loan Agreement between the
          Company and Wells Fargo Bank, N.A., dated October 12,
          2000.(8)

 23.1     Consent of Deloitte & Touche LLP.

 24.1 Power of Attorney, Reference is made to the signature page to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as initially filed on March
          19, 2001.


---------------
(1) Filed as an exhibit to the Company's Form S-8 (File No. 333-46421), and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 (0-29410), and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-23605), on March 19, 1997, and incorporated herein by reference.

(4) Filed as an exhibit to Amendment No. 1 to the Form S-1 Registration Statement (File No. 333-23605), on July 1, 1997, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Annual report on Form 10-K for the fiscal year ended December 26, 1999, and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, and incorporated herein by reference.

(7) Filed as Appendix A to the Company's Preliminary Proxy Statement on Schedule 14A filed with the Commission on June 14, 2001 and incorporated herein by reference.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as initially filed by the Company on March 19, 2001, and incorporated herein by reference.

 * Indicates management contracts or compensatory plans or arrangements filed pursuant to Item 601(b)(10) of Regulation S-K.


 + Certain confidential information has been deleted from this exhibit pursuant to a confidential treatment request order that was granted.

                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statements No. 333-47604 and No. 333-46421 of Il Fornaio (America) Corporation on Form S-8 of our report dated February 13, 2001 (June 13, 2001, as to Note 3), appearing in this Annual Report on Form 10-K/A of Il Fornaio (America) Corporation for the year ended December 31, 2000.


/s/ DELOITTE & TOUCHE LLP


San Francisco, California
June 13, 2001

                                                                      APPENDIX G

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

(MARK ONE)



     [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE


           SECURITIES EXCHANGE ACT OF 1934



                  FOR THE QUARTERLY PERIOD ENDED APRIL 1, 2001


                                       OR


     [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

          SECURITIES EXCHANGE ACT OF 1934


                        COMMISSION FILE NUMBER: 0-29410


                        IL FORNAIO (AMERICA) CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   DELAWARE                                      94-2766571
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)



                         770 TAMALPAIS DRIVE, SUITE 400

                         CORTE MADERA, CALIFORNIA 94925
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (415) 945-0500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes [ ] No

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

     As of May 8, 2001 there were 5,832,101 shares outstanding of the Registrant's Common Stock
($.001 par value).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        IL FORNAIO (AMERICA) CORPORATION

                         QUARTERLY REPORT ON FORM 10-Q


                                     INDEX



                                                                          PAGE
                                                                         NUMBER
                                                                         ------
                         PART I. FINANCIAL INFORMATION
Item 1.  Financial Statements (Unaudited)
         Condensed Balance Sheets -- April 1, 2001 and December 31,
           2000......................................................      G-3
         Condensed Statements of Income -- Three months ended April
         1, 2001 and March 26, 2000..................................      G-4
         Condensed Statements of Cash Flow -- Three months ended
         April 1, 2001 and March 26, 2000............................      G-5
         Notes to Condensed Financial Statements.....................      G-6
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................      G-9
Item 3.  Quantitative and Qualitative Disclosures about Market
         Risk........................................................     G-13

                          PART II. OTHER INFORMATION
Item 1.  Legal Proceedings...........................................     G-14
Item 6.  Exhibits and Reports on Form 8-K............................     G-14

                         PART I. FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS

                        IL FORNAIO (AMERICA) CORPORATION

                            CONDENSED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)



                                     ASSETS


                                                              APRIL 1,    DECEMBER 31,
                                                                2001          2000
                                                              --------    ------------
Current assets:
  Cash and cash equivalents.................................  $ 5,473       $ 6,091
  Restricted cash...........................................      251           235
  Accounts receivable, net..................................    1,587         1,942
  Other receivables.........................................    1,029         1,429
  Inventories...............................................    2,746         2,978
  Prepaid expenses and other assets.........................      958         1,056
  Deferred transaction costs................................    1,650         1,112
  Deferred tax assets, net..................................      361           361
                                                              -------       -------
          Total current assets..............................   14,055        15,204
Property and equipment, net.................................   61,640        62,070
Other assets................................................      937           934
                                                              -------       -------
          Total assets......................................  $76,632       $78,208
                                                              =======       =======

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 9,076       $ 7,332
  Accrued expenses..........................................    6,383        10,379
                                                              -------       -------
          Total current liabilities.........................   15,459        17,711
Reserve for store closures..................................      169           177
Deferred lease incentives...................................   11,707        11,922
Deferred tax liabilities, net...............................    1,139         1,139
                                                              -------       -------
          Total liabilities.................................   28,474        30,949
                                                              -------       -------
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized; no shares issued...........................       --            --
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 6,331,501 shares issued and 5,832,101
     shares outstanding at April 1, 2001 and 6,326,971
     shares issued and 5,827,571 shares outstanding at
     December 31, 2000......................................        6             6
  Additional paid-in-capital................................   39,686        39,658
  Retained earnings.........................................   11,483        10,612
                                                              -------       -------
                                                               51,175        50,276
  Treasury stock, 499,400 shares, at cost...................   (3,017)       (3,017)
                                                              -------       -------
          Total stockholders' equity........................   48,158        47,259
                                                              -------       -------
          Total liabilities and stockholders' equity........  $76,632       $78,208
                                                              =======       =======

                  See notes to condensed financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                         CONDENSED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              APRIL 1,    MARCH 26,
                                                                2001        2000
                                                              --------    ---------
Revenues:
  Restaurants...............................................  $28,343      $27,477
  Bakeries..................................................    2,748        2,172
                                                              -------      -------
          Total revenues....................................   31,091       29,649
                                                              -------      -------
Costs and expenses:
  Cost of sales.............................................    7,301        7,107
  Operating expenses........................................   18,558       17,174
  Depreciation and amortization.............................    1,752        1,476
                                                              -------      -------
          Total restaurant and bakery costs.................   27,611       25,757
                                                              -------      -------
Income from restaurant and bakery operations................    3,480        3,892
  Pre-opening expenses......................................       60          238
  General and administrative expenses.......................    2,092        2,311
                                                              -------      -------
Operating income............................................    1,328        1,343
Other income (expenses):
  Interest income...........................................       71           81
  Interest expense..........................................       (6)         (23)
                                                              -------      -------
          Total other income (expenses), net................       65           58
                                                              -------      -------
Income before income taxes..................................    1,393        1,401
Provision for income taxes..................................      522          529
                                                              -------      -------
Net income..................................................  $   871      $   872
                                                              =======      =======
BASIC EARNINGS PER SHARE
Basic earnings per share....................................  $  0.15      $  0.15
                                                              =======      =======
Basic weighted average shares outstanding...................    5,829        5,702
                                                              =======      =======
DILUTED EARNINGS PER SHARE
Diluted earnings per share..................................  $  0.14      $  0.15
                                                              =======      =======
Diluted weighted average shares outstanding.................    6,439        5,995
                                                              =======      =======


                  See notes to condensed financial statements

                        IL FORNAIO (AMERICA) CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              APRIL 1,    MARCH 26,
                                                                2001        2000
                                                              --------    ---------
Cash flows from operating activities:
  Net income................................................  $   871      $   872
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,831        1,558
     Amortization of deferred lease incentives..............     (215)        (148)
     Provision for store closures...........................       (4)          (4)
     Retirement of fixed assets.............................        4           --
  Changes in:
     Restricted cash........................................      (16)        (196)
     Accounts receivable....................................      355          (47)
     Inventories............................................      232         (115)
     Prepaid expenses.......................................       98          418
     Other assets...........................................       (3)         (37)
     Accounts payable.......................................    1,744       (1,965)
     Accrued expenses.......................................   (3,261)         827
                                                              -------      -------
          Net cash provided by operating activities.........    1,636        1,163
                                                              -------      -------
Cash flows from investing activities:
  Capital expenditures......................................   (1,409)      (2,580)
  Construction allowance received...........................    1,445
                                                                  400        1,445
                                                              -------      -------
          Net cash used in investing activities.............   (1,009)      (1,135)
                                                              -------      -------
Cash flows from financing activities:
  Exercise of stock options.................................       28          149
  Payment of deferred transaction costs.....................   (1,273)          --
                                                              -------      -------
          Net cash provided by (used in) financing
           activities.......................................   (1,245)         149
                                                              -------      -------
Increase (decrease) in cash and cash equivalents............     (618)         177
Cash and cash equivalents, beginning of period..............    6,091        5,118
                                                              -------      -------
Cash and cash equivalents, end of period....................  $ 5,473      $ 5,295
                                                              =======      =======
Noncash financing activity --
          Accrual of deferred transaction costs.............  $   538      $    --


                  See notes to condensed financial statements

                        IL FORNAIO (AMERICA) CORPORATION


                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

 1. ORGANIZATION AND BASIS OF PRESENTATION

     Il Fornaio (America) Corporation (the "Company") is engaged in restaurant operations and the production and sale of Italian bakery products for the wholesale and retail market. As of April 1, 2001, the Company owned and operated 25 Italian white tablecloth restaurants and three bakeries in California; Portland, Oregon; Las Vegas, Nevada; Denver, Colorado; Broomfield, Colorado; Seattle Washington, Atlanta, Georgia, and Scottsdale, Arizona.

     The accompanying condensed unaudited financial statements of the Company for the three months ended April 1, 2001 and March 26, 2000, respectively, have been prepared in accordance with accounting principles generally accepted in the United States of America and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations. It is suggested that these interim condensed financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission. The balance sheet data presented herein for December 31, 2000 was derived from the Company's audited financial statements for the fiscal year then ended. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been made. The interim financial information herein is not necessarily indicative of results for any future interim periods or for the full fiscal year ending December 30, 2001.

 2. EARNINGS PER SHARE

     Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

     The following is a summary of the calculation of the number of shares used in calculating basic and diluted EPS:

                                                          THREE MONTHS ENDED
                                                        ----------------------
                                                        APRIL 1,     MARCH 26,
                                                          2001         2000
                                                        ---------    ---------
Shares used to compute basic EPS....................    5,829,371    5,701,535
Add: effect of dilutive securities..................      609,586      293,437
                                                        ---------    ---------
Shares used to compute diluted EPS..................    6,438,957    5,994,972
                                                        =========    =========

 3. SEGMENT INFORMATION

     The Company classifies its business interests into two reportable segments: restaurants and wholesale bakeries. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in
Note 1 of the Company's audited financial statements included within the Company's Form 10-K for the fiscal year ended December 31, 2000. The Company evaluates performance and allocates resources based on revenues and operating contribution (income before income taxes), which excludes unallocated corporate general and administrative costs and income tax expense or benefit. Unallocated assets include corporate cash and equivalents, the net book value of corporate facilities and related information systems, deferred tax amounts and other corporate long-lived assets.

                        IL FORNAIO (AMERICA) CORPORATION

     Financial information for the Company's business segments is as follows:



                                                           THREE MONTHS ENDED
                                                          ---------------------
                                                          APRIL 1,    MARCH 26,
                                                            2001        2000
                                                          --------    ---------
Revenues:
  Restaurants...........................................  $28,344      $27,477
  Wholesale bakeries....................................    3,270        2,729
  Intersegment revenues.................................     (523)        (557)
                                                          -------      -------
          Total revenues................................  $31,091      $29,649
                                                          =======      =======
Operating contribution:
  Restaurants...........................................  $ 3,049      $ 3,510
  Wholesale bakeries....................................      431          381
  Unallocated...........................................   (2,087)      (2,490)
                                                          -------      -------
          Total operating contribution..................  $ 1,393      $ 1,401
                                                          =======      =======
Depreciation and amortization:
  Restaurants...........................................  $ 1,614      $ 1,343
  Wholesale bakeries....................................      138          133
  Corporate.............................................       79           82
                                                          -------      -------
          Total depreciation & amortization.............  $ 1,831      $ 1,558
                                                          =======      =======
Capital expenditures:
  Restaurants...........................................  $   826      $ 2,375
  Wholesale bakeries....................................      541          188
  Corporate.............................................       42           17
                                                          -------      -------
          Total capital expenditures....................  $ 1,409      $ 2,580
                                                          =======      =======
Property and equipment, net:
  Restaurants...........................................  $57,281      $49,441
  Wholesale bakeries....................................    3,838        3,381
  Corporate.............................................      521          633
                                                          -------      -------
          Total property and equipment, net.............  $61,640      $53,455
                                                          =======      =======


 4. LINE OF CREDIT


     The Company has a credit agreement, which provides for a $5.0 million revolving line of credit and bears interest at the bank's reference rate. At April 1, 2001, there were no amounts outstanding under the credit line. The existing credit line is scheduled to expire May 31, 2001. The Company is currently in the process of obtaining an extension to the existing credit line to August 31, 2001. In the event the Merger (as described in Note 6) is not completed, the Company intends to seek to renew the line of credit.


 5. DERIVATIVES AND HEDGING ACTIVITIES


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 has been amended by SFAS Nos. 137 and 138 and is interpreted by the FASB and the Derivatives Implementation Group through "Statement 133 Implementation Issues." SFAS No. 133, as amended, defines derivatives, requires that derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. The Company adopted the provisions of SFAS No. 133 effective

                        IL FORNAIO (AMERICA) CORPORATION

January 1, 2001. The adoption of this statement did not have a significant impact on the financial statements.


 6. SUBSEQUENT EVENT


     On May 2, 2001, the Company announced that its Board of Directors, following the recommendation of a Special Committee of the Board composed of independent directors, approved an amended merger agreement with Manhattan Acquisition Corp. ("Newco"), an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C. ("BRS"). Under the terms of the amended merger agreement, the merger consideration payable to the stockholders of the Company is $12.00 per share in cash. Under the terms of the original merger agreement that was signed in November, 2000, the consideration per share consisted of $14.00 in cash. The merger that is the subject of the amended merger agreement (the "Merger") remains subject to the condition that Newco obtain the financing required to complete the Merger. In addition to the financing condition, completion of the transaction remains subject to a number of other conditions, including stockholder and regulatory approvals.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements may be deemed to include information that is not historical, including without limitation, whether, when and the price at which the proposed Merger will be consummated, the timing of and plans for anticipated restaurant openings, the projected investment and costs required for future restaurants and the adequacy of anticipated sources of cash to fund the Company's future capital requirements through 2001. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are cautioned that the forward-looking statements reflect management's analysis only as of the date hereof, and the Company assumes no obligation to update these statements. Actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those risks and uncertainties discussed below under "Factors Affecting Operating Results" and elsewhere in this Quarterly Report on Form 10-Q, as well as other risks set forth under the caption "Risk Factors" on Form 10-K for the fiscal year ended December 31, 2000. With respect to any forward-looking statements regarding the Merger, these factors include, but are not limited to, the risks that stockholder approval, financing and regulatory and other clearances and consents may not be obtained in a timely manner or at all and that other conditions to the Merger may not be satisfied. The following discussion should be read in conjunction with the Financial Statements and the Notes thereto included in Item 1 of this Quarterly Report on Form 10-Q and in the Company's Form 10-K for the fiscal year ended December 31, 2000.

OVERVIEW

     The Company's revenues consist of restaurant sales and bakery sales. Comparable restaurant sales are calculated to include a new restaurant only after its first full month following the eighteenth month of its operation. Comparable restaurant revenues may fluctuate significantly as a result of a variety of factors. See "Factors Affecting Operating Results" below.

     Cost of sales is composed primarily of the cost of food and beverages. Operating expenses include payroll and fringe benefit costs, occupancy costs, marketing costs and other store-level costs. The majority of these costs are variable and are expected to increase with sales. Occupancy costs include both a fixed and percentage portion of rent.

     Pre-opening costs consist of direct costs related to hiring and training the initial workforce and certain other direct costs related to opening new restaurants. Pre-opening costs in 2001 and 2000 reflect costs that were expensed as incurred. This expense-as-incurred standard may continue to result in increased variability in the amount of pre-opening costs recognized, depending on the number and timing of restaurant openings. As a result, the Company's operating results may fluctuate from quarter to quarter.

     General and administrative expenses are composed of expenses associated with all corporate and administrative functions that support existing operations and provide an infrastructure to support future growth, including management and staff salaries, employee benefits, travel, information systems and training and market research. Certain expenses of recruiting and training unit management personnel are also included as general and administrative expenses.

     On May 2, 2001, the Company announced that its Board of Directors, following the recommendation of a Special Committee of the Board composed of independent directors, approved an amended merger agreement with Manhattan Acquisition Corp. ("Newco"), an affiliate of Bruckmann, Rosser, Sherrill & Co., L.L.C. ("BRS"). Under the terms of the amended merger agreement, the merger consideration payable to the stockholders of the Company is $12.00 per share in cash. Under the terms of the original merger agreement that was signed in November, 2000, the consideration per share consisted of $14.00 in cash. The merger that is the subject of the amended merger agreement (the "Merger") remains subject to the condition that Newco obtain the financing required to complete the Merger. In addition to the financing condition, completion of the transaction remains subject to a number of other conditions, including stockholder and regulatory approvals.

RESULTS OF OPERATIONS

     The following table sets forth unaudited operating results for the three-month periods ended April 1, 2001 and March 26, 2000, respectively, as a percentage of sales in each of these periods. This data has been derived from the unaudited financial statements.


                                                            THREE MONTHS ENDED
                                                           ---------------------
                                                           APRIL 1,    MARCH 26,
                                                             2001        2000
                                                           --------    ---------
INCOME STATEMENT DATA:
Revenues:
  Restaurants............................................    91.2%        92.7%
  Bakeries...............................................     8.8%         7.3%
                                                            -----        -----
          Total revenues.................................   100.0%       100.0%
                                                            -----        -----
Costs and expenses:
  Costs of sales.........................................    23.5%        24.0%
  Operating expenses.....................................    59.7%        57.9%
  Depreciation and amortization..........................     5.6%         5.0%
                                                            -----        -----
          Total restaurant and bakery costs..............    88.8%        86.9%
                                                            -----        -----
Income from restaurant and bakery operations.............    11.2%        13.1%
  Pre-opening expenses...................................     0.2%         0.8%
  General and administrative expenses....................     6.7%         7.8%
                                                            -----        -----
Income from operations...................................     4.3%         4.5%
Interest income (expense), net...........................     0.2%         0.2%
                                                            -----        -----
Income before income taxes...............................     4.5%         4.7%
Provision for income taxes...............................     1.7%         1.8%
                                                            -----        -----
Net income...............................................     2.8%         2.9%
                                                            =====        =====


     Total restaurant revenues increased by $866,000, or 3.2%, to $28.3 million for the first quarter of 2001 from $27.5 million for the first quarter of 2000. The increase was primarily attributable to the opening of four new restaurants in 2000 as well as the benefit of a moderate menu price increase implemented in the first quarter of 2001, offset in part by a 4.0% decrease in comparable restaurant sales during the first quarter of 2000. The decrease in comparable restaurant sales reflects a variety of factors, including the recent economic slowdown and the impact of the California energy crisis, including rolling blackouts affecting a number of the Company's locations. In addition, sales at certain of the Company's new restaurants located outside of California were slower than anticipated. These factors may continue to affect the Company's results for at least the near-term. Total wholesale bakery revenues increased by $576,000, or 26.5%, to $2.7 million for the first quarter of 2001 from $2.2 million in 2000. The increase was attributable to the continued addition of new wholesale accounts as well as increased sales to existing accounts.

     Cost of sales decreased as a percentage of revenues to 23.5% for the first quarter of 2001 compared to 24.0% for the first quarter of 2000. This decrease was primarily the result of a general shift in menu mix.

     Operating expenses increased as a percentage of revenues to 59.7% for the first quarter of 2001 compared to 57.9% for the first quarter of 2000. This increase was partially due to an increase in minimum wage in California and the corresponding indirect pressure on other wages. Additionally, energy costs for restaurants and wholesale bakeries located within the state of California have increased substantially as a result of the ongoing energy crisis within the state. The Company anticipates that higher energy costs will continue to adversely affect operating expenses. Depreciation and amortization increased as a percentage of revenues to 5.6% for the first quarter of 2001 compared to 5.0% for the same period in 2000. This increase was primarily due to increased depreciation related to new unit construction costs.

     Pre-opening costs in 2000 and 2001 were expensed as incurred. Pre-opening costs expensed in the first quarter of 2001 were $60,000 and were primarily incurred in connection with the construction of the Denver wholesale bakery that opened on April 15, 2001. By comparison, pre-opening costs in 2000 expensed in the first quarter of 2000 were $238,000 and were primarily incurred in connection with the opening of the Scottsdale, Arizona restaurant.

     General and administrative expenses decreased by 9.5% to $2.1 million for the first quarter of 2001 from $2.3 million for the same period in 2000 and decreased as a percentage of revenues to 6.7% for the first quarter of 2001 compared to 7.8% for the same period in 2000. This decrease was due primarily to continuing stable administrative staffing expense levels.

     Interest income decreased to $71,000 in the first quarter of 2001 from $81,000 in the corresponding period in 2000, reflecting interest on lower average cash balances. Interest expense decreased to $6,000 in the first quarter of 2001 from $23,000 in the corresponding period in 2000, as a result of the decreased utilization of the Company's line of credit.

     The provision for income taxes for the quarter ended April 1, 2001 reflected expected income taxes due at federal statutory rates and state income tax rates, net of tax benefits. The effective income tax rate was 37.5% and 37.8% for the first quarters of 2001 and 2000, respectively.

     Net income for the first quarter of 2001 remained stable at $871,000 or 2.8% of revenues compared to $872,000 or 2.9% of revenues for the same period in 2000. Net income per share (diluted) for the first quarter of 2000 was $0.14 versus $0.15 reported for the first quarter of 2000.

FACTORS AFFECTING OPERATING RESULTS

     The Company's business is subject to a number of challenges and risks including, among other things, the risks associated with the Company's pursuit of its planned growth strategy, risks related to the Company's relatively small operations base and the geographic concentration of the Company's restaurants, uncertainties associated with possible increases in food, energy and labor costs, potentially adverse weather conditions, the impact of potential governmental regulation, risks related to the Company's dependence on its key personnel, uncertainties related to the intensely competitive nature of the restaurant business, as well as potential liabilities associated with long-term leases. The Company's plans for new restaurant locations and timing of openings depend upon, among other things, successful completion of lease negotiations, timely project development and restaurant construction, obtaining appropriate regulatory approvals, management of costs and recruitment of qualified operating personnel.

     As a result of the recent energy crisis in California, the Company has experienced a substantial increase in energy costs for its restaurants and wholesale bakeries located within the state, and further energy price increases are anticipated. There can be no assurance that the Company will be able to react to further increases in energy costs through menu price adjustments in the future, and inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, energy shortages have very recently resulted in rolling blackouts that have led to brief interruptions of operations at several of the Company's locations. Frequent or widespread blackouts could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, including general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, weather conditions, the timing of new restaurant openings and related expenses, net sales contributed by new restaurants, the Company's ability to execute its business strategy, fluctuations in inventory and general and administrative expenses, and increases or decreases in comparable restaurant revenues. Due to the foregoing factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and, from time to time in the future, the

Company's results of operations may be below the expectations of public market analysts and investors. Comparable restaurant sales results may also vary from period to period as a result of similar factors. These and other risk factors are discussed in more detail in the Company's Form 10-K for the fiscal year ended December 31, 2000 under the caption "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     At April 1, 2001, the Company had $5.5 million in cash and cash equivalents compared to $6.1 million at December 31, 2000.

     Cash flow from operations increased by $473,000 to $1.6 million for the first quarter of 2001 from $1.2 million during the same period in 2000, primarily due to the net effect of timing differences in the collection and disbursement of working capital components.

     Net cash used in financing activities was $1.2 million for the first quarter of 2001 as compared to cash provided by financing activities of $149,000 for the same period in 2000. This decrease was primarily due to the payment of certain transaction costs incurred in connection with the Company's proposed Merger. To date, transaction costs incurred in anticipation of the consummation of the Merger have been capitalized as deferred transaction costs. Such costs will be accounted for as deferred financing costs as to a portion of the costs and as a reduction in equity proceeds for the remainder upon completion of the Merger, or expensed in the event the Merger is not completed. At April 1, 2001, these costs amounted to $1.7 million.

     The Company has a credit agreement, which provides for a $5.0 million revolving line of credit and bears interest at the bank's reference rate. At April 1, 2001, there were no amounts outstanding under the credit line. The existing credit line is scheduled to expire May 31, 2001. The Company is currently in the process of obtaining an extension to the existing credit line to August 31, 2001. In the event the Merger is not completed, the Company intends to seek to renew the line of credit.

     Capital expenditures were $1.4 million for the first quarter of 2001 as compared to $2.6 million for the first quarter of 2000. Construction allowances received during the first quarter of 2001 were $400,000 as compared to $1.4 million for the same period in 2000. Capital expenditures incurred in the first quarter of 2001 pertained primarily to the construction of the Company's Denver, Colorado wholesale bakery and the planned opening of the Green Valley, Nevada restaurant in November 2001. The Company also anticipates incurring additional expenditures to enhance some of its existing restaurants. The Company expects that its planned future restaurants will require, on average, a total investment by the Company per restaurant, net of anticipated landlord contributions, of approximately $2.2 million, with additional average pre-opening costs per restaurant of approximately $250,000. The Company intends to finance these capital expenditures through a combination of cash and cash equivalents on hand, cash provided by operations, and landlord construction contributions (when available).

     The Company's future capital requirements and the adequacy of its available funds will depend on many factors, including the pace of expansion, the size of restaurants developed and the nature of the arrangements negotiated with landlords. Although no assurance can be given, the Company believes that anticipated cash flow from operations, existing cash balances and borrowings under the credit agreement will be sufficient to fund its capital requirements, including planned expansion and ongoing maintenance and renovation of existing restaurants, at least through 2001. In the event that additional capital is required, the Company may seek to raise that capital through public or private equity or debt financing. There can be no assurance that such capital will be available on favorable terms, if at all.

INFLATION

     The primary inflationary factors affecting the Company's operations are food, energy and labor costs. The Company from time to time has experienced significant volatility in the cost of certain food-related commodities, such as butter and manufacturing cream. As a result of the recent energy crisis in California, the Company has experienced a substantial increase in energy costs for its restaurants and wholesale bakeries located within the state, and those rates are expected to increase. Many of the Company's restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect the Company's labor costs. In addition, increases in the minimum wage have resulted in indirect pressure on other wage levels. To date, inflation (except for the impact of minimum wage and energy increases) has not had a material impact on the Company's operations. In January 1999, the minimum wage in Oregon increased to $6.50 an hour from $6.00 an hour. On January 1, 2000, the minimum wage in Washington increased to $6.50 an hour from $5.70 an hour. Effective January 1, 2000, California law requires that overtime be paid to California hourly personnel who work longer than eight hours per day. Prior to this change, the labor law in effect mandated overtime pay to hourly personnel only to the extent they worked longer than an average of 40 hours per calendar week. On January 1, 2001, the minimum wage in California was increased to $6.25 an hour from $5.75 an hour. Beginning January 1, 2002, the minimum wage will increase to $6.75 an hour in California. Additional increases in the federal minimum wage have also been proposed. There can be no assurance that the Company will be able to pass the additional increases related to wages and energy costs through to its guests in the form of menu price adjustments in the future and, accordingly, such minimum wage and energy cost increases could have a material adverse effect on the Company's business, financial condition and results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's cash and cash equivalents are subject to interest rate risk. The Company invests primarily on a short-term basis. The financial instrument holdings at quarter-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values. In our sensitivity analysis, the same change in interest rate was used for all maturities. All other factors were held constant. If interest rates increased by 10%, the expected effect on net income related to the Company's financial instruments would be immaterial.

                           PART II. OTHER INFORMATION


ITEM 1. LEGAL PROCEEDINGS

     On or about November 16, 2000, four substantially identical civil actions were commenced in the Court of Chancery of the State of Delaware in New Castle County. The plaintiff in each action seeks to represent a putative class consisting of the public stockholders of Il Fornaio. Named as defendants in each of the complaints are Il Fornaio, members of the Il Fornaio board of directors and BRS. The actions have since been consolidated into a single action. The plaintiffs allege, among other things, that the proposed Merger is unfair and that the Il Fornaio directors breached their fiduciary duties by failing to disclose material non-public information related to the value of Il Fornaio and by engaging in self-dealing. The complaint seeks an injunction, damages and other relief. The action is a preliminary stage. The defendants filed a motion to dismiss the complaint on March 9, 2001. No trial date has been set. Although no assurance can be given as to the outcome of this action, the defendants believe that the claims alleged in this action are without merit and intend to contest them vigorously.


ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K


     (a) Exhibits

    2.1 Agreement and plan of merger between the Company and Manhattan Acquisition Corp., dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001 (filed as Appendix A to the Company's
         Preliminary Proxy Statement on Schedule 14A, filed with the
         Commission on May 10, 2001 and incorporated herein by reference).

     (b) Reports on Form 8-K.

     None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Il Fornaio (America) Corporation


Date: May 15, 2001                        By:     /s/ MICHAEL J. HISLOP

                                            ------------------------------------
                                                     Michael J. Hislop
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)


Date: May 15, 2001                        By:      /s/ PAUL J. KELLEY

                                            ------------------------------------
                                                       Paul J. Kelley
                                             Executive Vice President and Chief
                                                Financial Officer (Principal
                                                          Financial
                                                  and Accounting Officer)

                        IL FORNAIO (AMERICA) CORPORATION

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON MONDAY, JULY 16, 2001

       The undersigned hereby appoints Laurence B. Mindel and Michael J. Hislop and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Il Fornaio (America) Corporation that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Il Fornaio (America) Corporation to be held on Monday, July 16, 2001, at 9:00 a.m., local time, at the executive offices of Il Fornaio (America) Corporation located at 770 Tamalpais Drive, Suite 400, Corte Madera, California 94925, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

       UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X]     Please mark votes as in this example.

                 MANAGEMENT RECOMMENDS A VOTE FOR EACH PROPOSAL

1. To approve and adopt the Agreement and Plan of Merger, dated as of November 15, 2000, as amended as of January 9, 2001, as further amended as of May 1, 2001, as further amended as of June 13, 2001, between Il Fornaio (America) Corporation and Manhattan Acquisition Corp., and the merger contemplated thereby, pursuant to which Manhattan Acquisition Corp. will be merged with and into Il Fornaio, with Il Fornaio as the surviving corporation.

                   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

2. To grant discretionary authority to vote in favor of any postponements or adjournments of the meeting, if necessary.

                   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

THIS PROXY WILL BE CONSIDERED A VOTE FOR EACH OF THE PROPOSALS ABOVE, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature:___________________________________  Date:________________________

Signature:___________________________________  Date:________________________